As filed with the Securities and Exchange Commission on September 26, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Knife River Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1400	92-1008893
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1150 West Century Avenue
P.O. Box 5568
Bismarck, North Dakota 58506-5568
(701) 530-1400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________________
Karl L. Liepitz
Vice President, Chief Legal Officer and Secretary
Knife River Corporation
1150 West Century Avenue
P.O. Box 5568
Bismarck, North Dakota 58506-5568
(701) 530-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Andrew R. Brownstein
John L. Robinson
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated September 26, 2023
Up to 5,656,621 Shares
KNIFE RIVER CORPORATION
Common Stock

This prospectus relates to the offer and sale of up to 5,656,621 shares of common stock, $.01 par value (the “common stock”), of Knife River Corporation (“Knife River,” “we,” “us,” our” or the “Company”). All of these shares of our common stock are currently held by MDU Resources Group, Inc. (“MDU Resources”), which, solely for U.S. federal securities law purposes, may be deemed to be a selling stockholder in any offering of shares of our common stock pursuant to the registration statement of which this prospectus forms a part. We are registering such shares under the terms of a stockholder and registration rights agreement between us and MDU Resources. MDU Resources does not own any other common stock or equity interests in Knife River. References to the “selling stockholder” shall also be deemed to apply to the debt-for-equity exchange party (as defined below) in the event of a debt-for-equity exchange, as described herein.
In connection with any sales of shares of our common stock pursuant to the registration statement of which this prospectus forms a part, MDU Resources expects to dispose of up to 5,656,621 shares of our common stock through one or more exchanges for debt in accordance with the terms of the IRS private letter ruling received by MDU Resources in connection with the Spin-Off (as defined below). If MDU Resources disposes of shares of our common stock through a debt-for-equity exchange, MDU Resources and a third party that holds certain indebtedness of MDU Resources, which we refer to, in such role, as the “debt-for-equity exchange party,” will enter into an exchange agreement with respect to such shares. The debt-for-equity exchange party, and not MDU Resources or us, will receive the proceeds from the sale of the shares in any such offering. However, as a result of exchanging the shares of our common stock with the debt-for-equity exchange party prior to any offering, MDU Resources may be deemed to be a selling stockholder in such offering solely for U.S. federal securities law purposes. References to the “debt-for-equity exchange party” herein may also include such party’s affiliates.
The shares of our common stock registered hereby may be offered and sold by selling stockholder through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the applicable selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.
We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the disposition of shares of our common stock by a selling stockholder.
Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “KNF.” On September 22, 2023, the closing price of our common stock as reported on NYSE was $48.10  per share.
Investing in the common stock involves risks. See the section titled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying shares of our common stock.
At the time a selling stockholder offers shares registered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
A selling stockholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. A selling stockholder may dispose of shares through agents it selects or through underwriters and dealers it selects. A selling stockholder also may dispose of shares directly to investors. If a selling stockholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, MDU Resources may, from time to time, offer and sell, in one or more offerings, shares of our common stock.
At the time MDU Resources offers shares of our common stock registered by this prospectus, if required, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read this prospectus and any applicable prospectus supplement as well as any post-effective amendments to the registration statement of which this prospectus forms a part before you make any investment decision. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”
We are responsible for the information contained in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor MDU Resources have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you. MDU Resources is offering to dispose, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.
ii

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
We hold various service marks, trademarks and trade names, such as Knife River. Solely for convenience, the service marks, trademarks and trade names referred to in this prospectus are presented without the SM, ®, and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these, service marks, trademarks and trade names. Each trademark, trade name or service mark of any other company included in this prospectus is, to our knowledge, owned by such other company.
INDUSTRY AND MARKET DATA
This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings, other third-party sources and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our ranking, market position and market estimates are based on independent industry publications, third-party forecasts, our internal research and management’s estimates and assumptions about our markets which we believe to be reasonable. However, such information involves various estimates, assumptions, risks and uncertainties, which are subject to change based on various factors, including those discussed under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
BASIS OF PRESENTATION
Unless the context otherwise requires, references in this prospectus to “Knife River,” “we,” “us,” “our” or the “Company” refer to Knife River Corporation, a Delaware corporation (formerly known as Knife River Holding Company), and its consolidated subsidiaries. References in this prospectus to “MDU Resources” refer to MDU Resources Group, Inc., a Delaware corporation, and its consolidated subsidiaries unless the context otherwise requires. References in this prospectus to “Centennial” refer to Centennial Energy Holdings, Inc., a direct wholly owned subsidiary of MDU Resources. References to our historical business and operations prior to the separation refer to the business and operation of KRC Materials, Inc. (formerly known as Knife River Corporation) as historically managed by MDU Resources (“KRC Materials”). References in this prospectus to the “separation” refer to the separation of KRC Materials from MDU Resources’ other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Knife River Corporation, to hold KRC Materials and the assets and liabilities associated with it and its business after the distribution. References in this prospectus to the “distribution” refer to the distribution of approximately 90 percent of the outstanding shares of Knife River common stock to MDU Resources stockholders on a pro rata basis.
The shares of our common stock being offered by this prospectus were retained by MDU Resources at the time of the Spin-Off. References in this prospectus to “Spin-Off” refer to MDU Resources’ spin off of the ownership and operations of KRC Materials into Knife River Corporation, which was completed on May 31, 2023.
iii

PROSPECTUS SUMMARY
This summary highlights certain information about us and this offering contained elsewhere in this prospectus, but it is not complete and does not contain all of the information you should consider before investing in our common stock. In addition to this summary, you should read this entire prospectus carefully, including the risks of investing in our common stock and the other information discussed in the section titled “Risk Factors” and the financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Knife River Corporation
Overview
Knife River is a leading aggregates-based construction materials and contracting services provider in the U.S. The Company’s 1.1 billion tons of aggregate reserves provide the foundation for a vertically integrated business strategy with approximately 40 percent of its aggregates for the year ended December 31, 2022, being used internally to support value-added downstream products (ready-mix concrete and asphalt) and contracting services (heavy-civil construction, asphalt paving, concrete construction, site development and grading services, and in some segments the manufacturing of prestressed concrete products). The Company provides construction materials and contracting services for both public and private customers. For the year ended December 31, 2022, approximately 62 percent of revenue was derived from construction materials and 38 percent from contracting services. Knife River is strategically focused on being the provider of choice in mid-size, high-growth markets. The Company is committed to continued growth and to delivering for its stakeholders—customers, communities, employees and stockholders—by executing on its four core values: People, Safety, Quality and the Environment.
Through its network of 188 active aggregate sites, 101 ready-mix plants and 56 asphalt plants, Knife River supplies construction materials and contracting services to customers in 14 states. The Company has broad access to high-quality aggregates in most of its markets, which forms the foundation of its vertically integrated business model. Knife River shares resources, including plants, equipment and people, across its various locations to maximize efficiency, and it transports its products by truck, rail and barge to complete the vertical value chain, depending on the particular market. Knife River’s strategically located aggregate sites, ready-mix plants and asphalt plants, along with its fleet of ready-mix and dump trucks, enables the Company to better serve its customers. Knife River believes its integrated business model is a strong competitive advantage that provides scale, efficiency and operational excellence for the benefit of customers, stockholders and the broader communities that it serves.
Business Segments
Knife River operates through six operating regions: Pacific, Northwest, Mountain, North Central, South and Energy Services. These regions are used to determine the Company’s reportable segments, which are determined based on how the Company organizes and manages the business and are aligned by key geographic regions due to the production of construction materials and related contracting services following the seasonal nature of the construction industry. The Company’s reportable segments are: Pacific, Northwest, Mountain and North Central, with South and Energy Services included in All Other with its corporate services.
End Markets
The Company’s public-sector customers include federal, state, and municipal governments for various projects, such as highways, bridges, airports, schools, public buildings, and other public-infrastructure projects. Knife River believes public-sector funding is subject to fewer fluctuations in spending, as government funding tends to be less correlated with economic cycles and more reliant on approvals of government appropriation bills toward infrastructure initiatives. Some of these initiatives include the American Rescue Plan Act and the Infrastructure Investment and Jobs Act. Based on this recent wave of government funding and the current state of America’s infrastructure, which received a “C-” assessment from the American Society of Civil Engineers in 2021, Knife River believes there are strong public-market factors favorably affecting the outlook in this end market.
Alternatively, Knife River’s private-sector customers include both residential and nonresidential construction applications. Unlike public-sector customers, spending by private-sector customers is more dependent on both local and national economic cycles. Knife River leverages its diverse geographic footprint to partially offset volatility originating from single local economies, and has the flexibility to reallocate resources from markets experiencing a downturn to markets that may be experiencing an economic upswing.
Strengths
Knife River’s strengths include the following:
(A)Leading vertically integrated, aggregates-based construction materials and contracting provider.
Knife River is one of the largest aggregates-based construction materials and contracting services providers in the U.S. The Company is recognized as a Top 10 aggregate producer and the fifth-largest sand and gravel producer in the country, per the United States Geological Survey. With its size and scale, Knife River operates a vertically integrated business model and serves its customers across the value chain, from raw materials to finished goods to contracting services.
(B)Attractive geographic footprint across the western U.S. with exposure to areas demonstrating above-average growth.
In each of the segments where Knife River operates, its markets are supported by long-term economic drivers, which allow the Company to benefit from the population growth and economic build-out those drivers create. In particular, in recent years, Knife River has expanded its presence in both the Northwest and North Central segments, specifically in Oregon and South Dakota, each of which includes rapidly growing markets with strong construction demand. Knife River’s geographic diversity helps insulate it from temporary downturns in any one region’s economy and provides flexibility to shift resources to the areas where it is getting the best returns. Knife River continually looks for growth opportunities in each segment, with a strategic focus on aggregates.
(C)Diverse public and private customer base.
On the public side, Knife River has extensive experience with federal, state and municipal government agencies, as well as other government customers. In the year ended December 31, 2022, 8 of Knife River’s top 15 contracting services customers were state-level departments of transportation. On the private side, Knife River provides its products and expertise to a broad spectrum of customers across industrial, commercial and residential developers and other private parties. Typically, this includes projects and customers such as large data centers, warehouses and general contractors specializing in commercial buildings and residential developments.
(D)Large exposure to public-sector customers, providing recession resiliency amidst soft macro environment.
Public projects tend to remain steady over time, largely unaffected by economic cycles, and instead depend on government funding, which bolsters Knife River’s resiliency during recessionary periods. Knife River’s contracting services revenue as of June 30, 2023, was 72 percent public and 28 percent private. In addition to their pre-existing funding mechanisms, 12 of the 14 states where Knife River operates have recently implemented new, enhanced or incremental funding sources for public projects. Knife River believes it is well-positioned to benefit from its greater involvement in public-sector versus private-sector infrastructure contracting services projects.
(E)Strong backlog and robust pipeline of projects across public and private infrastructure end markets.
As of June 30, 2023, Knife River had a backlog of $1.04 billion, all of which related to outstanding obligations for contracting services. The backlog at June 30, 2023, was comprised of 84 percent public and 16 percent private work. A majority of Knife River’s contracting services projects have a contract value of less than $5.0 million and a contract duration of less than 12 months. Based on its track record, Knife River expects future revenues from infrastructure-related contracting services to be robust.
(F)Resilient financial profile with robust free cash flows.
Knife River continues to generate strong revenues, earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) and free cash flows that it has historically used for targeted organic growth opportunities, strategic acquisitions, capital expenditures, debt repayment and dividend payments to MDU Resources. Knife River has enhanced flexibility to deploy capital toward its specific growth opportunities, capital expenditures, debt repayment and potential dividends. For a discussion and reconciliation of EBITDA, see the section entitled “Non-GAAP Financial Measures.”
(G)Proven track record of growth through acquisition and highly effective integration playbook, driving both organic and inorganic growth.
Knife River’s acquisition strategy and completion of over 80 acquisitions has led to the refinement of a highly effective integration playbook, driving both organic and inorganic growth. EBITDA has been driven by strong organic growth and margin expansion, supported by contributions from acquisitions. As Knife River continues to grow through acquisitions, it is able to continue achieving greater scale and synergies. Its centralized and scalable technology platform allows for integration of new companies into its efficient, vertically integrated internal processing network for fleet management, scaling, batching, financial, and operational reporting programs and other software. Knife River is actively pursuing additional acquisition opportunities, with a focus on adding high-quality materials to reserves, improving vertical integration advantage and extending geographic reach.
(H)Best-in-class management team with a long history of operating success and integration.
Knife River’s senior management team has extensive experience, with an average of 26 years in the industry spanning several business cycles. The management team’s strategic decision to acquire and develop into a vertically integrated construction materials and contracting services business and the team’s decision to enter select geographies has proven to be important to the sustained growth of the business over several decades. Core to its operating success, management takes a conservative approach with respect to the balance sheet, focusing on maintaining prudent levels of leverage and liquidity through the business cycle.
Business Strategy
Knife River’s business strategy of maximizing its vertical integration, leveraging its core values to be the supplier of choice in all its markets and continued growth is underpinned by several key initiatives, including:
People. Knife River is committed to its employees, customers and communities by operating with integrity and always striving for excellence. To achieve this, Knife River continues to implement its “Life at Knife” philosophy, which is expressed in four core values: People, Safety, Quality and the Environment.
Safety. Knife River prioritizes safety for the wellbeing of its employees and for the bottom-line benefits of being a safe company. The Company focuses on the three Ts of Safety: Tools, Training and Time. Knife River provides employees the tools and training to safely and successfully perform their jobs, and asks that employees take the time to do their jobs safely.
Recruitment, development and retention of talented employees. Knife River has taken significant steps to showcase construction as a career of choice. Knife River recently finished building a world-class training facility to enhance the skills of current employees corporate-wide as well as to recruit and teach skills to new employees through both classroom education and hands-on experience.
Sustainability. Sustainable practices, whether focused on environmental goals, business innovations, recruiting and retaining personnel, or other key factors, provide an opportunity for Knife River to focus on its long-term success and the success of the communities where it operates.

Environment. Every year, Knife River assesses its capital investment needs to further mitigate environmental impacts, particularly in regard to meeting or exceeding permit requirements and environmental regulations. Starting in 2022, Knife River began tracking its Scope 1 and Scope 2 carbon emissions as a first step in establishing its corporate-wide baseline of emissions in support of developing future carbon intensity reduction goals. Knife River will continue to actively pursue various opportunities in the clean energy infrastructure build-out in both construction materials and contracting services.
Long-term, strategic aggregate reserve position. Knife River supplies its customers with a large and growing volume of aggregates. In 2022, Knife River sold approximately 32.2 million tons from its aggregate reserves, which was a 4 percent increase from 2021 levels, leading to normal and scheduled depletion of its aggregate assets. To offset the normal asset base declines, Knife River continuously explores new opportunities to replenish its assets in existing and new geographies.
Enhanced value through vertical integration and strategic acquisitions. Vertical integration provides Knife River direct control over the production process, inventory planning, optimization of supply chain and delivery to end customers, thereby providing efficiencies that result in higher value and other benefits for customers, including greater reliability of supply. Furthermore, Knife River’s exposure to both public and private-sector customers across its vertical value chain provides better end market diversification and makes Knife River more resilient to economic downturns.
When exploring new acquisition opportunities, Knife River focuses on the additive margin potential to the overall business, as well as potential operating synergies following integration.
Supply chain. Knife River’s access to internal aggregate sources, processing plants and fleet delivery network, some with rail-to-road transloading capabilities, allows it to provide reliable, timely and efficient service to its end customers, further enhancing the value Knife River brings during complex construction projects.
Products and Services
Knife River’s product lines include: aggregates, ready-mix concrete, asphalt, and other. The Company also performs related contracting services. The following provides more information on the Company’s products and services.
Aggregates
Aggregates consist of crushed stone and sand and gravel and are a major component in the production of ready-mix concrete and asphalt. Knife River supplies high-quality aggregates through its 1.1 billion tons of permitted aggregate reserves, which are sourced from its aggregate sites across 11 states. The Company focuses primarily on supplying markets with strong local demand, and in most cases, serves customers close to its strategically located aggregate sites.
Ready-mix concrete
Ready-mix concrete is comprised of cement, aggregates, sand and water. It is the most widely used material in the construction sector today. Knife River produces ready-mix concrete through its 101 ready-mix plants situated across 13 states. Knife River’s vertically integrated portfolio of assets allows the Company to provide most of the aggregates it uses in the production of ready-mix concrete. Due to the time-sensitive nature of delivering ready-mix concrete, the Company focuses on supplying customers near its facilities.
Asphalt
Asphalt is a combination of approximately 95 percent aggregates bound together by approximately 5 percent of asphalt binder. It is the most common material used for roadways today. Knife River produces and delivers asphalt from 56 plants across 10 states, most often utilizing the Company’s own aggregates in the production process. Of the 56 plants, 22 are portable plants that support asphalt paving projects on roadways. Similar to ready-mix concrete, asphalt sets rapidly, limiting delivery to within close proximity to the production facility.

Other
Although not common to all locations, Knife River provides various other products and services, depending on customer needs. These include retail sales of cement in Alaska and Hawaii, production and distribution of modified liquid asphalt by its Energy Services business and other construction materials and related contracting services.
Contracting services
Knife River’s contracting services include responsibilities as general contractor and subcontractor, aggregate laydown, asphalt paving, concrete construction, site development and bridges, and in some segments the manufacturing of prestressed concrete products. In 2022, most of Knife River’s contracting services were related to “horizontal” construction, such as streets and highways, airports and bridges for customers in the public sector. In the private sector, Knife River’s contracting services projects were within the residential, commercial and industrial markets.
Customers
Knife River’s customers can be segmented into public and private-sector customers, with public-sector customers contributing about 80 percent of the Company’s revenues from contracting services. The public side includes federal, state and municipal governmental agencies with construction projects related to highways, streets and other public infrastructure. The private side includes a broad spectrum of customers across industrial, commercial and residential developers and other private parties. Note that the mix of sales by customer class varies year to year depending on the variability in type of work.
Summary of Risk Factors
Investing in our common stock involves a number of risks. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section captioned “Risk Factors” beginning on page 11 for a more thorough description of these and other risks.
Risks Related to Knife River’s Business
•Knife River’s business is seasonal and subject to weather conditions that could adversely affect its operations, revenues and the timing of cash flows.
•Knife River operates in a highly competitive industry.
•Significant changes in prices for commodities, labor, or other production and delivery inputs could negatively affect Knife River’s businesses.
•Knife River’s operations may be negatively affected if it is unable to obtain, develop and retain key personnel and skilled labor forces.
•Economic volatility affects Knife River’s operations, as well as the demand for its products and services.
•Knife River’s backlog may not accurately represent future revenue.
•Supply chain disruptions may adversely affect Knife River’s operations.
•Knife River’s aggregate resource and reserve calculations are estimates and subject to uncertainty.
•Knife River depends on securing, permitting and economically mining strategically located aggregate reserves.
•Knife River operates in a capital-intensive industry and is subject to capital market and interest rate risks.
•A lowering or withdrawal of the ratings, outlook or watch assigned to Knife River or its debt by rating agencies may increase its future borrowing costs and reduce its access to capital.

•Knife River may be negatively impacted by pending and/or future litigation, claims or investigations.
•Financial market changes could impact Knife River’s defined benefit pension plans and obligations.
•Increasing costs associated with health care plans may adversely affect Knife River’s results of operations.
•Changes in tax law may negatively affect Knife River’s business.
•Knife River’s operations could be negatively impacted by import tariffs and/or other government mandates.
•Knife River’s operations could be adversely impacted by climate change.
•Knife River’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose Knife River to environmental liabilities.
•Costs related to obligations under Multiemployer Pension Plans (“MEPPs”) could have a material negative effect on Knife River’s results of operations and cash flows.
•Technology disruptions or cyberattacks could adversely impact Knife River’s operations.
•Pandemics, including COVID-19, may have a negative impact on Knife River’s business operations, revenues, results of operations, liquidity and cash flows.
Risks Related to the Spin-Off and Our Relationship with MDU Resources
•Knife River has minimal history of operating as an independent, public company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
•Knife River may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may materially and adversely affect its financial position, results of operations and cash flows.
•Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect Knife River.
•In connection with the Spin-Off from MDU Resources, Knife River incurred debt obligations that could adversely affect its business, profitability and its ability to meet obligations.
•As an independent, publicly traded company, Knife River may not enjoy the same benefits that it did as a segment of MDU Resources.
•Knife River could experience temporary interruptions in business operations and incur additional costs as it further develops information technology infrastructure and transitions its data to its stand-alone systems.
The Spin-Off
On May 31, 2023, MDU Resources completed the previously announced spin-off of KRC Materials into Knife River (the “Spin-Off”). The Spin-Off was completed through a distribution of approximately 90 percent of the Company’s outstanding common stock to holders of record of MDU Resources’ common stock as of the close of business on May 22, 2023 (the “Distribution”). Prior to the Spin-Off, all of the shares of the Company’s common stock were held by MDU Resources. As a result of the Spin-Off, the Company became an independent public company.
Knife River’s Post-Spin-Off Relationship with MDU Resources
Prior to the completion of the Spin-Off, we were a wholly-owned subsidiary of MDU Resources, and all of our outstanding shares of common stock were owned by MDU Resources. Following the Spin-Off, we and MDU Resources operate separately, each as a public company, while MDU Resources continues to hold the 5,656,621 shares of common stock that we are registering pursuant to this registration statement, which account for approximately 10 percent of our common stock.
On May 30, 2023, Knife River entered into a separation and distribution agreement with MDU Resources, which is referred to in this prospectus as the “separation agreement” or the “separation and distribution agreement.” In connection with the Spin-Off, Knife River also entered into various other agreements to effect the Spin-Off and provide a framework for its relationship with MDU Resources after the Spin-Off, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement with respect to MDU Resources’ continuing ownership of Knife River common stock. These agreements provide for the allocation between Knife River and MDU Resources of MDU Resources’ assets, employees, liabilities and obligations (including its investments, property, employee benefits assets and liabilities and tax liabilities) attributable to periods prior to, at and after the Spin-Off, and govern certain relationships between Knife River and MDU Resources after the Spin-Off.
For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled “Risk Factors—Risks Related to the Spin-Off and Our Relationship with MDU Resources” and “Certain Relationships and Related Person Transactions.”
Corporate Information
Knife River was incorporated in Delaware on November 9, 2022, for the purpose of holding KRC Materials in connection with the Spin-Off described herein. Prior to the contribution of this business to Knife River, which was completed prior to the Spin-Off, Knife River had no operations. The address of Knife River’s principal executive offices is 1150 West Century Avenue, Bismarck, ND 58503. Knife River’s telephone number is (701) 530-1400. Knife River maintains an Internet site at www.kniferiver.com. Knife River’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

The Offering

Issuer	Knife River Corporation

Common stock offered by the selling stockholder	Up to 5,656,621 of our common stock

Selling stockholder	MDU Resources or a debt-for-equity exchange party, as indicated herein or in any prospectus supplement. See “Selling Stockholder.”

Use of Proceeds
All shares of our common stock sold pursuant to this prospectus will be offered and disposed of by MDU Resources or a different selling stockholder named in any prospectus supplement, as applicable. We will not receive any proceeds from such sale. See “Use of Proceeds.” The selling stockholder will be MDU Resources or a debt-for-equity exchange party, as indicated herein or in any prospectus supplement.

Plan of Distribution (Conflicts of Interest)
A selling stockholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. Such selling stockholder may dispose of shares through agents it selects or through underwriters and dealers it selects. Such selling stockholder also may dispose of shares directly to investors. If such selling stockholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution (Conflicts of Interest).”

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” herein and any risk factors described in any accompanying prospectus supplement.

Stock Exchange Symbol	Our common stock is listed on NYSE under the symbol “KNF.”

Conflicts of Interest	In the event that a debt-for-equity exchange party is offering for sale shares of our common stock acquired pursuant to a debt-for-equity exchange, such debt-for-equity exchange party named in an applicable prospectus supplement, which would act as an underwriter in the contemplated offering, would receive 5 percent or more of the net proceeds of such offering as the selling stockholder, and such debt-for-equity exchange party named in such prospectus supplement would be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, the contemplated offering would be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” would not be required in connection with such an offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, a debt-for-equity exchange party named in such prospectus supplement would not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.
Unless we indicate otherwise, all information in this prospectus is based on 56,566,214 shares of our common stock outstanding as of September 22, 2023, and excludes (i) 2,500,000 shares of common stock reserved for issuance under the Knife River Long-Term Performance Incentive Plan and (ii) 4,000,000 shares of common stock available for purchase under the Knife River Corporation 401(K) Plan.

Summary Historical and Pro Forma Consolidated Financial Data
The following tables summarize the historical financial data and the unaudited pro forma consolidated financial data of Knife River. The summary historical consolidated statement of operations data for the years ended December 31, 2022, 2021 and 2020 is derived from Knife River Corporation’s (now known as KRC Materials, Inc.) audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated statement of operations data for the six months ended June 30, 2023 is derived from Knife River’s unaudited consolidated financial statements included elsewhere in this prospectus.
The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2022 and for the six months ended June 30, 2023 is derived from Knife River’s unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data is presented assuming the completion of all of the transactions described in this prospectus, including the Spin-Off. It is assumed that as of the dates disclosed in this section, KRC Materials was a subsidiary of Knife River and Knife River had no other assets, liabilities or operations.
The historical and pro forma results set forth below may not be indicative of Knife River’s performance as a stand-alone company following the Spin-Off. The selected consolidated financial data in this section is not intended to replace the Company’s consolidated financial statements and the related notes and should be read in conjunction with the information in “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Statements” and the historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. For factors that could cause actual results to differ materially from those presented in the summary historical and unaudited pro forma consolidated financial data, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

	Pro Forma		Historical
	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2023	2022	2022	2021	2020
	(In thousands)
Total revenue	$1,093,089	$2,534,729	$1,093,089	$1,021,778	$2,534,729	$2,228,930	$2,178,002
Total cost of revenue	938,765	2,187,455	936,011	917,323	2,173,835	1,881,981	1,807,424
Gross profit	154,324	347,274	157,078	104,455	360,894	346,949	370,578
Selling, general and administrative expenses	111,069	182,725	108,108	88,652	166,599	155,872	156,080
Operating income	43,255	164,549	48,970	15,803	194,295	191,077	214,498
Interest expense	33,032	61,061	28,651	12,690	30,121	19,218	20,577
Other (expense) income	3,304	(4,069)	3,304	(4,778)	(5,353)	1,355	835
Income (loss) before income taxes	13,527	99,419	23,623	(1,665)	158,821	173,214	194,756
Income taxes	5,401	26,503	8,107	(217)	42,601	43,459	47,431
Net income (loss)	$8,126	$72,916	$15,516	$(1,448)	$116,220	$129,755	$147,325
Earnings per share - basic	$.14	$1.29	$.27	$(.03)	$2.05	$2.29	$2.60
Earnings per share - diluted	$.14	$1.29	$.27	$(.03)	$2.05	$2.29	$2.60
Weighted average common shares outstanding - basic(1)	56,566	56,566	56,566	56,566	56,566	56,566	56,566
Weighted average common shares outstanding - diluted(1)	56,583	56,566	56,583	56,566	56,566	56,566	56,566
_________________
(1)Shares issued as part of the distribution are included in the calculation of basic and diluted weighted average shares outstanding for the six months ended June 30, 2022 and for the years ended December 31, 2022, 2021 and 2020.

RISK FACTORS
Investing in our common stock involves a number of risks and uncertainties. The factors and other matters discussed herein are important factors that could cause actual results or outcomes for Knife River to differ materially from those discussed in the forward-looking statements included elsewhere in this prospectus. If any of the risks described below actually occur, Knife River’s business, prospects, financial condition or financial results could be materially impacted. In the event the impact is materially adverse, the trading price of our common stock could decline, and you could lose all or part of your investment. The following are the most material risk factors applicable to Knife River and are not necessarily listed in order of importance or probability of occurrence. You should carefully consider the following risks and other information in this prospectus before deciding whether to invest in our common stock.
Risks Related to Our Business
Knife River’s business is seasonal and subject to weather conditions that could adversely affect its operations, revenues and the timing of cash flows.
A majority of Knife River’s business is seasonal, with results of operations affected by weather conditions. Construction materials production and related contracting services typically follow the activity in the construction industry, with heavier contracting services workloads in the spring, summer and fall. Extreme or unusually adverse weather conditions, which have occurred and may reoccur, such as extreme temperatures, heavy or sustained rainfall or snowfall, wildfires and storms may affect the demand for products and the ability to perform services on construction work. Knife River could also be impacted by drought conditions, which may restrict the availability of water supplies and inhibit the ability to conduct operations. As a result, extreme or unusually adverse weather conditions could negatively affect Knife River’s results of operations, financial position and cash flows.
Knife River operates in a highly competitive industry.
Knife River is subject to competition. The markets Knife River serves are highly fragmented and Knife River competes with a number of regional, national and international companies. These companies may have greater financial and other resources than Knife River. Some others are smaller and more specialized, and concentrate their resources in particular areas of expertise. Knife River’s results are also affected by the number of competitors in a market, the production capacity that a particular market can accommodate, the pricing practices of other competitors and the entry of new competitors in a market.
In addition, construction materials, products and related services are marketed under highly competitive conditions and are subject to competitive forces such as price, quality, service, delivery time and proximity to the customer. Significant competition could lead to lower prices, higher wages, lower sales volumes and higher costs. Furthermore, new acquisition opportunities are subject to competitive bidding environments, which may increase the prices Knife River must pay to successfully acquire new properties and acquisition opportunities to grow its business. Knife River’s customers make competitive determinations based upon qualifications, experience, performance, reputation, technology, customer relationships, price, quality and ability to provide the relevant services in a timely, safe and cost-efficient manner. Increased competition may result in Knife River’s inability to win bids for future projects and Knife River’s failure to effectively compete could negatively affect its results of operations, financial position and cash flows.
Significant changes in prices for commodities, labor, or other production and delivery inputs could negatively affect Knife River’s businesses.
Knife River’s operations are exposed to fluctuations in prices for labor, oil, cement, raw materials and utilities, among other things. Prices are generally subject to change in response to fluctuations in supply and demand and other general economic and market conditions beyond Knife River’s control. In 2022 and 2021, Knife River experienced elevated commodity and supply chain costs including the costs of labor, raw materials, energy-related products and other inputs used in the production and distribution of its products and services. Recent inflationary pressures have significantly increased the cost of raw materials greater than average historical increases. Knife River seeks to mitigate some or all cost increases through increases in selling prices of its materials, maintaining positive relationships with numerous raw material suppliers, escalation clauses in construction services contracts and fuel surcharges.
High energy prices, specifically for diesel fuel, natural gas and liquid asphalt, have impacted and could further affect the margins realized, as well as demand for construction materials and related contracting services. Increased labor costs, due to labor shortages, competition from other industries, or other factors, could negatively affect Knife River’s results of operations. Due to their size and weight, aggregates are costly and difficult to transport efficiently. Knife River’s products and services are generally localized around its aggregate sites and served by truck or in certain markets by rail or barge. Knife River could be negatively impacted by freight costs due to rising fuel costs; rate increases for third-party freight; truck, railcar or barge shortages, including shortages of truck drivers and rail crews; rail service interruptions; and minimum tonnage requirements, among other things. To the extent price increases or other mitigating factors are not sufficient to offset these increased costs adequately or timely, and/or if the price increases result in a significant decrease in sales volumes, Knife River’s results of operations, financial position and cash flows could be negatively impacted.
Knife River’s operations may be negatively affected if it is unable to obtain, develop and retain key personnel and skilled labor forces.
Knife River must attract, develop and retain executive officers and other professional, technical and labor forces with the skills and experience necessary to successfully manage, operate and grow. Competition for these employees is high, due in part to changing workforce demographics, a lack of younger employees who are qualified to replace employees as they retire, and remote work opportunities, among other things. In some cases, competition for these employees is on a regional or national basis. At times of low unemployment, it can be difficult for Knife River to attract and retain qualified and affordable personnel. A shortage in the supply of skilled personnel creates competitive hiring markets, increased labor expenses, decreased productivity and potentially lost business opportunities to support Knife River’s operating and growth strategies. Additionally, if Knife River is unable to hire employees with the requisite skills, it may be forced to incur significant training expenses. As a result, Knife River’s ability to maintain productivity, relationships with customers, competitive costs, and quality services is limited by the ability to employ, retain and train the necessary skilled personnel and could negatively affect its results of operations, financial position and cash flows.
Economic volatility affects Knife River’s operations, as well as the demand for its products and services.
Unfavorable economic conditions can negatively affect the level of public and private expenditures on projects and the timing of these projects which, in turn, can negatively affect demand for Knife River’s products and services. The level of demand for construction materials and contracting services could be adversely impacted by the economic conditions in the industries and market areas Knife River serves, as well as in the general economy. Local, state and federal budget limitations affect the funding available for infrastructure spending, which could have an adverse impact on Knife River’s earnings and results of operations.
The debt capital market environment could impact Knife River’s ability to borrow money in the future. Additional financing or refinancing might not be available and, if available, may not be at economically favorable terms. Further, an increase in Knife River’s leverage could lead to deterioration in its credit ratings. A downgrade in Knife River’s credit ratings, regardless of the cause, could also limit the ability to obtain additional financing and/or increase the cost of obtaining financing. There is no guarantee Knife River will be able to access the capital markets at financially economical interest rates, which could negatively affect Knife River’s business.
Knife River may be required to obtain financing in order to fund certain strategic acquisitions, if they arise, or to refinance outstanding debt. It is possible a large strategic acquisition would require Knife River to issue new equity and other debt and could result in a ratings downgrade notwithstanding Knife River’s issuance of equity securities to fund the transaction. Knife River is also exposed to risks from tightening credit markets, through the interest payable on any variable-rate debt, including the interest cost on future borrowings under Knife River’s credit facilities. While Knife River believes it will continue to have adequate credit available to meet its needs, there can be no assurance of that.

Knife River’s backlog may not accurately represent future revenue.
Backlog consists of the uncompleted portion of services to be performed under job-specific contracts. Contracts are subject to delay, default or cancellation, and contracts in Knife River’s backlog are subject to changes in the scope of services to be provided, as well as adjustments to the costs relating to the applicable contracts. Backlog may also be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Knife River’s control, among other things. Accordingly, there is no assurance that backlog will be realized. The timing of contract awards and duration of large new contracts can significantly affect backlog. Backlog at any given point in time may not accurately represent the revenue or net income that is realized in any period. Also, the backlog as of the end of the year may not be indicative of the revenue and net income expected to be earned in the following year and should not be relied upon as a stand-alone indicator of future revenues or net income of Knife River.
Supply chain disruptions may adversely affect Knife River’s operations.
At times or in certain markets, Knife River relies on third-party vendors and manufacturers to supply or transport many of the materials necessary for its operations. Disruptions, shortages or delays in the transportation of materials; price increases from suppliers or manufacturers; or inability to source needed materials have occurred and may continue to occur, which could adversely affect Knife River’s results of operations, financial condition, cash flows and harm customer relationships. National and regional demand for cement and liquid asphalt may at times outpace the supply in the market. This imbalance creates a temporary shortage which may cause prices to increase faster than downstream products. Any material disruption at Knife River’s facilities or those of its customers or suppliers or otherwise within its supply chain, whether as a result of downtime, pandemic-related shutdowns, work stoppages or facility damage could prevent Knife River from meeting customer demands or expected timelines, require it to incur unplanned capital expenditures, or cause other material disruptions to its operations, any of which could have a material adverse effect on Knife River’s operations, financial position and cash flows. Further, supply chain disruptions can occur from events out of the Knife River’s control such as fires, floods, severe weather, natural disasters, environmental incidents or other catastrophes.
Knife River’s aggregate resource and reserve calculations are estimates and subject to uncertainty.
Knife River estimates aggregate reserves and resources based on available data. The estimates depend upon the interpretation of surface and subsurface investigations, major assumptions and other supporting data, which can be unpredictable. The quantity must be considered only an estimate until reserves are actually extracted and processed. This uncertainty in aggregate resource and reserve calculation may adversely impact Knife River’s results of operations.
Knife River depends on securing, permitting and economically mining strategically located aggregate reserves.
Knife River must obtain governmental, environmental, mining, and/or other permits at many of its facilities. New quarry sites can take years to develop and in a number of states in which Knife River operates, it can be difficult to permit new aggregate sites or expand existing aggregate sites due to community resistance and regulatory requirements, among other things. In addition, construction aggregates are difficult to transport efficiently and freight costs can make certain deposits uneconomical to mine if located in areas of little growth or without the ability to supply growing markets served by rail, barge or ship. Failure to secure, permit and mine such reserves could negatively impact Knife River’s business, financial condition and results of operations.
Knife River operates in a capital-intensive industry and is subject to capital market and interest rate risks.
Knife River’s operations require significant capital investment to purchase and maintain the property and equipment required to mine and produce its products. In addition, Knife River’s operations include a significant level of fixed and semi-fixed costs. Consequently, Knife River relies on capital markets, particularly in the first half of the year due to the seasonal nature of the industry, as sources of liquidity for capital requirements not satisfied by cash flows from operations. If Knife River is not able to access capital at competitive rates, the ability to implement business plans, make capital expenditures or pursue acquisitions it would otherwise rely on for future growth may be adversely affected. Market disruptions may increase the cost of borrowing or adversely affect Knife River’s ability to access one or more financial markets. Such market disruptions could include:
•A significant economic downturn.
•The financial distress of unrelated industry leaders in the same line of business.
•Deterioration in capital market conditions.
•Turmoil in the financial services industry.
•Volatility in commodity prices.
•Pandemics, including COVID-19.
•Terrorist attacks.
•War.
•Cyberattacks.
The issuance of a substantial amount of Knife River’s common stock, whether issued in connection with an acquisition or otherwise, or the perception that such an issuance could occur, could have a dilutive effect on stockholders and/or may adversely affect the market price of Knife River’s common stock. Higher interest rates on borrowings have impacted and could further impact Knife River’s results of operations.
A lowering or withdrawal of the ratings, outlook or watch assigned to Knife River or its debt by rating agencies may increase its future borrowing costs and reduce its access to capital.
The rating, outlook or watch assigned to Knife River or its debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, current or future circumstances relating to the basis of the rating, outlook, or watch such as adverse changes to Knife River’s business, so warrant. Knife River’s credit ratings may also change as a result of the differing methodologies or changes in the methodologies used by the rating agencies. Any future lowering of Knife River’s or its debt’s ratings, outlook or watch likely would make it more difficult or more expensive for Knife River to obtain additional debt financing.
It is also possible that such ratings may be lowered in connection with this offering or in connection with future events, such as future acquisitions. Holders of our common stock will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of our common stock.
Knife River may be negatively impacted by pending and/or future litigation, claims or investigations.
Knife River is, and may become party to, among other things, personal injury, environmental, commercial, contract, warranty, antitrust, tax, property entitlements and land use, product liability, health and safety, and employment claims. The outcome of pending or future lawsuits, claims, investigations or proceedings is often difficult to predict and could be adverse and material in amount. In addition to the monetary cost, litigation can divert management’s attention from its core business opportunities. Development of new information in these matters can often lead to changes in management’s estimated liabilities associated with these proceedings including the judge’s rulings or judgements, jury verdicts, settlements or changes in applicable law. The outcome of such matters is often difficult to predict, and unfavorable outcomes could have a material impact to Knife River’s results of operations, financial position and cash flows.
Financial market changes could impact Knife River’s defined benefit pension plans and obligations.
Knife River has defined benefit pension plans for some of its current and former employees. Assumptions regarding future costs, returns on investments, interest rates and other actuarial assumptions have a significant impact on the funding requirements and expense recorded relating to these plans.

Adverse changes in economic indicators, such as consumer spending, inflation data, interest rate changes, political developments and threats of terrorism, among other things, can create volatility in the financial markets. These changes could impact the assumptions and negatively affect the value of assets held in Knife River’s pension plans and may increase the amount and accelerate the timing of required funding contributions for those plans.
Increasing costs associated with health care plans may adversely affect Knife River’s results of operations.
Knife River is primarily self-insured for the health care benefits for eligible employees. Increasing quantities of large individual health care claims and an overall increase in total health care claims as health care costs continue to increase could have an adverse impact on operating results, financial position and liquidity, particularly if Knife River cannot continue to carry stop loss insurance. Legislation related to health care could also change Knife River’s benefit program and costs.
Knife River is exposed to risk of loss resulting from the nonpayment and/or nonperformance by its customers and counterparties.
Knife River’s customers include public and private entities that have been, and may continue to be, negatively impacted by the changing landscape in the global economy. A recessionary construction economy can increase the likelihood that Knife River will not be able to collect on all accounts receivable or may experience a delay in payment from some customers. If Knife River’s customers or counterparties experience financial difficulties, which has occurred and may reoccur, Knife River could experience difficulty in collecting receivables. While no one client accounted for over 10 percent of Knife River’s revenue in 2022, 2021 or 2020, Knife River faces collection risk as a normal part of business where Knife River performs services and subsequently bills clients for such services. In the event that Knife River has concentrated credit risk from clients in a specific geographic area or industry, continuing negative trends or a worsening in financial conditions in that specific geographic area or industry could make Knife River susceptible to disproportionately high levels of default. Nonpayment and/or nonperformance by Knife River’s customers and counterparties could have a negative impact on Knife River’s results of operations and cash flows.
Changes in tax law may negatively affect Knife River’s business.
Changes to federal, state and local tax laws have the ability to benefit or adversely affect Knife River’s earnings and customer costs. Significant changes to corporate tax rates could result in the impairment of deferred tax assets that are established based on existing law at the time of deferral. A number of factors may increase Knife River’s future effective income tax rate, including:
•Governmental authorities increasing taxes or eliminating deductions, particularly the depletion deduction.
•The mix of earnings from depletable versus non-depletable businesses.
•The jurisdictions in which earnings are taxed.
•The resolution of issues arising from tax audits with various tax authorities.
•Changes in the valuation of our deferred tax assets and liabilities.
•Adjustments to estimated taxes upon finalization of various tax returns.
•Changes in available tax credits.
•Changes in stock-based compensation.
•Other changes in tax laws.
•The interpretation of tax laws and/or administrative practices.

Knife River’s operations could be negatively impacted by import tariffs and/or other government mandates.
Knife River operates in or provides services to capital-intensive industries in which federal trade policies could significantly impact the availability and cost of materials. Imposed and proposed tariffs could significantly increase the prices and delivery lead times on raw materials and finished products that are critical to Knife River and its customers, such as cement and steel, among other things. Knife River faces competition from manufacturers both in the U.S. and around the world, some of which may engage in competition and trade practices involving the importation of competing products in the U.S. or other foreign laws, regulations or practices. Prolonged lead times on the delivery of raw materials and further tariff increases on raw materials and finished products could adversely affect Knife River’s business, financial condition and results of operations.
Knife River’s business is based in part on government-funded infrastructure projects and building activities, and any reductions or reallocation of spending or related subsidies in these areas could have an adverse effect on us.
Certain of Knife River’s businesses depend on government spending for infrastructure and other similar building activities. As a result, demand for some of Knife River’s products is influenced by local, state and federal government fiscal policies, tax incentives and other subsidies, and other general macroeconomic and political factors. Projects in which Knife River participates may be funded directly by governments or privately funded, but are otherwise tied to or impacted by government policies and spending measures.
Government spending is often approved only on a short-term basis and some of the projects in which Knife River’s products are used require longer-term funding commitments. If government funding is not approved or funding is lowered as a result of poor economic conditions, lower than expected revenues, competing spending priorities, or other factors, it could limit infrastructure projects available, increase competition for projects, result in excess inventory, and decrease sales, all of which could adversely affect the profitability of Knife River’s business.
Additionally, certain regions or states may require or possess the means to finance only a limited number of large infrastructure projects and periods of high demand may be followed by years of little to no activity. There can be no assurances that governments will sustain or increase current infrastructure spending and tax incentive and other subsidy levels, and any reductions thereto or delays therein could affect Knife River’s business, liquidity and financial condition, and results of operations.
Knife River’s operations could be adversely impacted by climate change.
Severe weather events, such as tornadoes, hurricanes, rain, drought, ice and snowstorms, and high- and low- temperature extremes, occur in regions in which Knife River operates and maintains infrastructure. Climate change could change the frequency and severity of these weather events, which may create physical and financial risks to Knife River. Such risks could have an adverse effect on Knife River’s financial condition, results of operations and cash flows. Increases in severe weather conditions or extreme temperatures may cause infrastructure construction projects to be delayed or canceled and limit resources available for such projects resulting in decreased revenue or increased project costs. In addition, drought conditions could restrict the availability of water supplies or limit the ability to obtain water use permits, inhibiting the ability to conduct operations. To date, Knife River has not experienced any material impacts to its financial condition, results of operations or cash flows due to the physical effects of climate change.
Climate change may impact a region’s economic health, which could impact Knife River’s revenues. Knife River’s financial performance is tied to the health of the regional economies served. Knife River provides construction materials and services for some states and communities that are economically affected by the agriculture industry. Increases in severe weather events or significant changes in temperature and precipitation patterns could adversely affect the economies of the states and communities affected by that industry.
The insurance industry may be adversely affected by severe weather events, which may impact availability of insurance coverage, insurance premiums and insurance policy terms.
The price of energy also has an impact on the economic health of communities. The cost of additional regulatory requirements related to climate change, such as regulation of carbon dioxide emissions under the federal

Clean Air Act, requirements to replace fossil fuels with renewable energy or to obtain emissions credits, or other environmental regulation or taxes could impact the availability of goods and the prices charged by suppliers, which would normally be borne by consumers through higher prices for energy and purchased goods, and could adversely impact economic conditions of areas served by Knife River. To the extent financial markets view climate change and emissions of greenhouse gas (“GHG”) as a financial risk, this could negatively affect Knife River’s ability to access capital markets or result in less competitive terms and conditions.
Knife River’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose Knife River to environmental liabilities.
Knife River is subject to environmental laws and regulations affecting many aspects of its operations, including air and water quality, wastewater discharge, the generation, transportation and disposal of solid waste and hazardous substances, aggregate permitting and other environmental considerations. These laws and regulations can increase capital, operating and other costs; cause delays as a result of litigation and administrative proceedings; and create environmental compliance, remediation, containment, monitoring and reporting obligations for construction materials facilities. Environmental laws and regulations can also require Knife River to install pollution control equipment at its facilities, clean up spills and other contamination, and correct environmental hazards, including payment of all or part of the cost to remediate sites where Knife River’s past activities, or the activities of other parties, caused environmental contamination. These laws and regulations generally require Knife River to obtain and comply with a variety of environmental licenses, permits, inspections and other approvals. Although Knife River strives to comply with all applicable environmental laws and regulations, public and private entities and private individuals may interpret Knife River’s legal or regulatory requirements differently and seek injunctive relief or other remedies against Knife River. Knife River cannot predict the outcome, financial or operational, of any such litigation or administrative proceedings.
Existing environmental laws and regulations may be revised and new laws and regulations seeking to protect the environment may be adopted or become applicable to Knife River. These laws and regulations could require Knife River to limit the use or output of certain facilities; restrict the use of certain fuels; prohibit or restrict new or existing services; replace certain fuels with renewable fuels; retire and replace certain facilities; install pollution controls; remediate environmental impacts; remove or reduce environmental hazards; or forego or limit the development of resources. Revised or new laws and regulations that increase compliance and disclosure costs and/or restrict operations could adversely affect Knife River’s results of operations and cash flows.
Stakeholder actions and increased regulatory activity related to environmental, social and governance matters, particularly climate change and reducing GHG emissions, could adversely impact the Company’s operation, costs of or access to capital and impact or limit business plans.
Knife River could face stakeholder scrutiny related to environmental, social and governance matters (“ESG”). There has been an increased focus from stakeholders and regulators related to ESG matters across all industries in recent years, with investors, customers, employees and lenders, placing increasing importance on the impacts and social cost associated with climate change. Concern that GHG emissions contribute to global climate change has led to international, federal, state and local legislative and regulatory proposals to reduce or mitigate the effects of GHG emissions.
Knife River monitors, analyzes and reports GHG emissions from its operations as required by applicable laws and regulations. Knife River will continue to monitor GHG regulations and their potential impact on operations.
Due to the uncertain availability of technologies to control GHG emissions and the unknown obligations that potential GHG emission legislation or regulations may create, Knife River cannot determine the potential financial impact on its operations.
In addition, the increasing focus on climate change and stricter regulatory requirements may result in Knife River facing adverse reputational risks associated with certain of its operations producing GHG emissions. Although Knife River has not experienced difficulties in these areas, if Knife River is unable to satisfy the increasing climate-related expectations of certain stakeholders, Knife River may suffer reputational harm, which may cause its stock price to decrease or difficulty in accessing the capital or insurance markets. Such efforts, if successfully directed at

Knife River, could increase the costs of or access to capital or insurance and interfere with business operations and ability to make capital expenditures.
Costs related to obligations under MEPPs could have a material negative effect on Knife River’s results of operations and cash flows.
Knife River participates in MEPPs for employees represented by certain unions. Knife River is required to make contributions to these plans in amounts established under numerous collective bargaining agreements between the operating subsidiaries and those unions.
Knife River may be obligated to increase its contributions to underfunded plans that are classified as being in endangered, seriously endangered or critical status as defined by the Pension Protection Act of 2006. Plans classified as being in one of these statuses are required to adopt Rehabilitation Plans or Funding Improvement Plans to improve their funded status through increased contributions, reduced benefits or a combination of the two.
Knife River may also be required to increase its contributions to MEPPs if the other participating employers in such plans withdraw from the plans and are not able to contribute amounts sufficient to fund the unfunded liabilities associated with their participation in the plans. The amount and timing of any increase in Knife River’s required contributions to MEPPs may depend upon one or more factors, including the outcome of collective bargaining; actions taken by trustees who manage the plans; actions taken by the plans’ other participating employers; the industry for which contributions are made; future determinations that additional plans reach endangered, seriously endangered or critical status; newly enacted government laws or regulations and the actual return on assets held in the plans; among others. Knife River could experience increased operating expenses as a result of required contributions to MEPPs, which could have an adverse effect on its results of operations, financial position or cash flows.
In addition, pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Multiemployer Pension Plan Amendments Act, Knife River could incur a partial or complete withdrawal liability upon withdrawing from a plan, exiting a market in which it does business with a union workforce or upon termination of a plan. Knife River could also incur additional withdrawal liability if its withdrawal from a plan is determined by that plan to be part of a mass withdrawal.
Technology disruptions or cyberattacks could adversely impact Knife River’s operations.
Knife River uses technology in substantially all aspects of its business operations and requires uninterrupted operation of information technology and operation technology systems, including disaster recovery and backup systems and network infrastructure. While Knife River has policies, procedures and processes in place designed to strengthen and protect these systems, they may be vulnerable to physical and cybersecurity failures or unauthorized access, due to:
•Hacking.
•Human error.
•Theft.
•Sabotage.
•Malicious software.
•Ransomware.
•Third-party compromise.
•Acts of terrorism.
•Acts of war.

•Acts of nature.
•Or other causes.
Although there are manual processes in place, should a compromise or system failure occur, interdependencies to technology may disrupt Knife River’s ability to fulfill critical business functions. This may include interruption of facilities for delivery of construction materials or other products and services, any of which could adversely affect Knife River’s reputation, business, cash flows and results of operations or subject Knife River to legal costs.
Knife River’s accounting systems and its ability to collect information and invoice customers for products and services could be disrupted. If Knife River’s operations are disrupted, it could result in decreased revenues and remediation costs that could adversely affect Knife River’s results of operations and cash flows.
Knife River, through the ordinary course of business, requires access to sensitive customer, supplier, employee, financial and other data. While Knife River has implemented extensive security measures, including limiting the amount of sensitive information retained, a breach of its systems could compromise sensitive data and could go unnoticed for some time. Such an event could result in negative publicity and reputational harm, remediation costs, legal claims and fines that could have an adverse effect on Knife River’s financial results. Third-party service providers that perform critical business functions for Knife River or have access to sensitive information within Knife River also may be vulnerable to security breaches and information technology risks that could adversely affect Knife River.
Cyberattacks continue to increase in frequency and sophistication, which could cause Knife River’s information systems to be a target of ongoing and sophisticated cyberattacks by a variety of sources with the apparent aim to breach Knife River’s cyber-defenses. Knife River may face increased cyber risk due to the increased use of employee-owned devices, work from home arrangements, and the separation from MDU Resources. Such incidents could have a material adverse effect on its business, financial condition or results of operations. Knife River is continuously reevaluating the need to upgrade and/or replace systems and network infrastructure. These upgrades and/or replacements could adversely impact operations by imposing substantial capital expenditures, creating delays or outages, or creating difficulties transitioning to new systems. System disruptions, if not anticipated and appropriately mitigated, could adversely affect Knife River.
While Knife River’s insurance policies include liability coverage for certain of these matters, if it experiences a significant security incident, it could be subject to liability or other damages that exceed its insurance coverage and it cannot be certain that such insurance policies will continue to be available to it on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Knife River that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on its results of operations, financial condition and cash flows.
Knife River may be unable to protect its intellectual property, or may be alleged to have infringed upon the intellectual property rights of others, which could result in a loss of its competitive advantage and a diversion of resources and a material adverse effect on its business, results of operations and financial condition.
Knife River’s efforts to protect its intellectual property rights may not be sufficient or effective to prevent misappropriation or infringement of its intellectual property, which could result in a loss of its competitive advantage. In addition, any of its intellectual property rights may be challenged, which could result in their being declared invalid or unenforceable. Knife River may litigate to protect its intellectual property from misappropriation or infringement by others, which could be expensive and cause a diversion of resources and ultimately may not be successful.
Moreover, competitors or other third parties may allege that Knife River, or consultants or other third parties retained or indemnified by it, infringe on its intellectual property rights. The potential risks and uncertainties of intellectual property-related litigation and an assertion of an infringement claim against Knife River may cause it to spend significant amounts to defend the claim, and possibly pay significant money damages. In the event of a settlement or adverse judgment, Knife River’s results of operation may materially decline if it is prohibited from using the relevant intellectual property, especially if it is required to pay to the alleged owner of the relevant intellectual property licensing fees, royalties or damages. Even in instances where Knife River believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims may be time consuming and expensive and may result in the diversion of time and attention of its management and employees.
Pandemics, including COVID-19, may have a negative impact on Knife River’s business operations, revenues, results of operations, liquidity and cash flows.
Pandemics have disrupted national, state and local economies. To the extent a pandemic adversely impacts Knife River’s businesses, operations, revenues, liquidity or cash flows, it could also have a heightened effect on other risks described in this section. The degree to which a pandemic will impact Knife River depends on future developments, including the resurgence of COVID-19 and its variants, federal and state mandates, actions taken by governmental authorities, effectiveness of vaccines being administered, and the pace and extent to which the economy recovers and remains under relatively normal operating conditions.
Other factors associated with a pandemic that could impact Knife River’s businesses and future operating results, revenues and liquidity include impacts related to the health, safety, and availability of employees and contractors; extended rise in unemployment; public and private-sector budget changes and constraints; counterparty credit; costs and availability of supplies; capital construction and infrastructure operation and maintenance programs; financing plans; pension valuations; travel restrictions; and legal matters. The economic and market disruptions resulting from a pandemic could also lead to greater than normal uncertainty with respect to the realization of estimated amounts, including estimates for backlog, revenue recognition, intangible assets, other investments and provisions for credit losses.
General risk factors that could impact Knife River’s businesses.
The following are additional factors that should be considered for a better understanding of the risks to Knife River. These factors may negatively impact Knife River’s financial results in future periods:
•Acquisition, disposal and impairments of assets or facilities.
•The cyclical nature of large construction projects.
•Labor negotiations or disputes.
•Succession planning.
•Inability of contract counterparties to meet their contractual obligations.
•The inability to effectively integrate the operations and the internal controls of acquired companies.
Risks Related to the Spin-Off and Our Relationship with MDU Resources
Knife River has minimal history of operating as an independent, public company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
The historical information of Knife River in this prospectus refers to its business (i) as operated by and integrated with MDU Resources for periods prior to the Spin-Off and (ii) as a stand-alone company for the period after the Spin-Off. The historical and pro forma financial information of Knife River included in this prospectus is derived from the consolidated financial statements and accounting records of MDU Resources and Knife River. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations and cash flows that Knife River would have achieved as a separate, publicly traded company during the periods presented prior to the Spin-Off or those that Knife River will achieve in the future, primarily as a result of the factors described below:
•Prior to the Spin-Off, Knife River’s business was operated by MDU Resources as part of its broader corporate organization, rather than as an independent company, and MDU Resources or one of its affiliates performed certain corporate functions for Knife River. Knife River’s historical and pro forma financial results reflect allocations of corporate expenses from MDU Resources for such functions prior to the Spin-Off, which are likely to be less than the expenses Knife River would have incurred had it operated as a separate publicly traded company.
•Prior to the Spin-Off, Knife River, historically shared economies of scope and scale in costs, employees and vendor relationships. Although Knife River entered into a transition services agreement with MDU Resources following the Spin-Off, these arrangements may not retain or fully capture the benefits that Knife River had enjoyed as a result of being integrated with MDU Resources and may result in it paying higher charges than in the past for these services. This could have a material adverse effect on Knife River’s business, financial position, results of operations and cash flows as a standalone company.
•Generally, Knife River’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, had, prior to the Spin-Off, been satisfied as part of the corporate-wide cash management policies of Centennial. Following the Spin-Off, Knife River’s results of operations and cash flows are now likely to be more volatile, and Knife River may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.
•The cost of capital for Knife River’s business as a stand-alone company may be higher than MDU Resources’ cost of capital prior to the Spin-Off.
•As a public company, Knife River is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and is required to prepare its financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs and require Knife River to divert substantial resources, including management time, from other activities.
Other significant changes may occur in Knife River’s cost structure, management, financing and business operations as a result of operating as a company separate from MDU Resources. For additional information about the past financial performance of Knife River’s business and the basis of presentation of the historical consolidated financial statements and the unaudited pro forma consolidated financial statements, see “Selected Historical and Pro Forma Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this prospectus.
U.S. federal income tax consequences may restrict Knife River’s ability to engage in certain desirable strategic or capital-raising transactions after the separation.
Under current law, a separation can be rendered taxable to the parent corporation and its stockholders as a result of certain post-separation acquisitions of shares or assets of the spun-off corporation. For example, a separation may result in taxable gain to the parent corporation under Section 355(e) of the Code if the separation were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in the spun-off corporation.
To preserve the U.S. federal income tax treatment of the Spin-Off, and in addition to Knife River’s indemnity obligation described below, the tax matters agreement restricts Knife River, for the two-year period following the distribution, except in specific circumstances, from:
•Entering into any transaction pursuant to which all or a portion of Knife River common stock or assets would be acquired, whether by merger or otherwise.

•Issuing equity securities beyond certain thresholds.
•Repurchasing shares of its capital stock other than in certain open-market transactions.
•Ceasing to actively conduct certain aspects of its business.
•And/or taking or failing to take any other action that would jeopardize the expected U.S. federal income tax treatment of the distribution and certain related transactions.
These restrictions may limit Knife River’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business.
Knife River may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may materially and adversely affect its financial position, results of operations and cash flows.
Knife River may be unable to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all.
Knife River may not achieve these and other anticipated benefits for a variety of reasons, including, among others, that: (a) the Spin-Off required significant amounts of management’s time and effort, which may have diverted management’s attention from operating and growing Knife River’s business; (b) following the Spin-Off, Knife River may be more susceptible to market fluctuations and other adverse events than if it was still a part of MDU Resources; (c) following the Spin-Off, Knife River’s business is less diversified than MDU Resources’ business prior to the Spin-Off; and (d) the other actions required to separate MDU Resources’ and Knife River’s respective businesses could disrupt its operations. If Knife River fails to achieve some or all of the benefits expected to result from the Spin-Off, or if such benefits are delayed, it could have a material adverse effect on its financial position, results of operations and cash flows.
Knife River or MDU Resources may fail to perform under various transaction agreements executed as part of the Spin-Off or Knife River may fail to have necessary systems and services in place when certain of the transaction agreements expire.
Prior to the Spin-Off, Knife River and MDU Resources entered into a separation and distribution agreement and also entered into various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. The separation agreement, the tax matters agreement and the employee matters agreement determine the allocation of assets and liabilities between the companies following the Spin-Off for those respective areas and include any necessary indemnifications related to liabilities and obligations. The transition services agreement provides for the performance of certain services by MDU Resources for the benefit of Knife River, or in some cases certain services provided by Knife River for the benefit of MDU Resources, for a limited period of time after the Spin-Off. Knife River will rely on MDU Resources to satisfy its obligations under these agreements. If MDU Resources is unable to satisfy its obligations under these agreements, including its indemnification obligations, Knife River could incur operational difficulties or losses. If Knife River does not have agreements with other providers of these services once certain transaction agreements expire or terminate, Knife River may not be able to operate its business effectively, which may have a material adverse effect on its financial position, results of operations and cash flows.
After the Spin-Off, certain members of management, directors and stockholders hold stock in both Knife River and MDU Resources, and as a result may face actual or potential conflicts of interest.
After the Spin-Off, the management and directors of each of MDU Resources and Knife River may own both MDU Resources common stock and Knife River common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when Knife River’s management and directors and MDU Resources’ management and directors face decisions that could have different implications for Knife River and MDU Resources. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between MDU Resources and Knife River regarding the terms of the agreements governing the Spin-Off and the relationship with MDU Resources thereafter. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the stockholder and registration rights agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that Knife River or MDU Resources may enter into in the future.
Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect Knife River.
As a public company, Knife River is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and is required to prepare its financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that Knife River file annual, quarterly and current reports. Knife River’s failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject it to penalties under federal securities laws, expose it to lawsuits and restrict its ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, Knife River establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in Knife River’s business, or changes in applicable accounting rules. Knife River cannot assure you that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which it had previously believed that internal controls were effective. If Knife River is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of its internal control over financial reporting. While Knife River had adhered to these laws and regulations as a subsidiary of MDU Resources, it must manage its compliance with these corporate governance laws and regulations as an independent, public company.
Matters affecting Knife River’s internal controls may cause it to be unable to report its financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject Knife River to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in Knife River and the reliability of its financial statements. Confidence in the reliability of Knife River’s financial statements is also likely to suffer if it or its independent registered public accounting firm reports a material weakness in its internal control over financial reporting. This could have a material and adverse effect on Knife River by, for example, leading to a decline in the share price and impairing its ability to raise additional capital.
Knife River has substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect its business, profitability and its ability to meet obligations.
Knife River had $855 million in aggregate principal amount of indebtedness as of June 30, 2023. Such indebtedness consists of Knife River’s $425 million 7.750% notes due 2031, Knife River’s incurrence of $275 million in aggregate principal amount of term loans and Knife River’s entry into a $350 million revolving credit facility, under which Knife River had $155 million in aggregate principal amount of loans outstanding as of June 30, 2023.
This amount of debt could potentially have important consequences to Knife River and its debt and equity investors, including:
•Requiring a substantial portion of its cash flow from operations to make interest payments on this debt following the Spin-Off.
•Making it more difficult to satisfy debt service and other obligations.
•Increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing.
•Increasing its vulnerability to general adverse economic and industry conditions.

•Reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business.
•Limiting its flexibility in planning for, or reacting to, changes in its business and the industry.
•Placing it at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt.
•And limiting its ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.
To the extent that Knife River incurs additional indebtedness, the foregoing risks could increase. In addition, Knife River’s actual cash requirements in the future may be greater than expected. Knife River’s cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and it may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.
As an independent, publicly traded company, Knife River may not enjoy the same benefits that it did as a segment of MDU Resources.
Historically, Knife River’s business had been operated as one of MDU Resources’ business segments, and MDU Resources performed substantially all the corporate functions for Knife River’s operations, including managing financial and human resources systems, internal auditing, investor relations, treasury services, financial reporting, finance and tax administration, benefits administration, legal, and regulatory functions. Following the Spin-Off, MDU Resources provides support to Knife River with respect to certain of these functions on a transitional basis. Knife River needs to replicate certain facilities, systems, infrastructure and personnel to which it no longer has access to after the Spin-Off and has been incurring, and will likely continue to incur, capital and other costs associated with developing and implementing its own support functions in these areas. Such costs could be material.
As an independent, publicly traded company, Knife River may become more susceptible to market fluctuations and other adverse events than it would have been were it still a part of MDU Resources. As part of MDU Resources, Knife River was able to enjoy certain benefits from MDU Resources’ operating diversity and available capital for investments. As an independent, publicly traded company, Knife River does not have similar operating diversity and does not have similar access to capital markets, which could have a material adverse effect on its financial position, results of operations and cash flows.
Knife River could experience temporary interruptions in business operations and incur additional costs as it further develops information technology infrastructure and transitions its data to its stand-alone systems.
Knife River is in the process of preparing information technology infrastructure and systems to support its critical business functions, including accounting and reporting, in order to replace many of the systems and functions MDU Resources currently provides. Knife River may experience temporary interruptions in business operations if it cannot transition effectively to its own stand-alone systems and functions, which could disrupt its business operations and have a material adverse effect on profitability. In addition, Knife River’s costs for the operation of these systems may be higher than the amounts reflected in the consolidated financial statements.
In connection with the Spin-Off from MDU Resources, MDU Resources agreed to indemnify Knife River for certain liabilities and Knife River agreed to indemnify MDU Resources for certain liabilities. If Knife River is required to pay MDU Resources under these indemnities, Knife River’s financial results could be negatively impacted. The MDU Resources indemnity may not be sufficient to hold Knife River harmless from the full amount of liabilities for which MDU Resources will be allocated responsibility, and MDU Resources may not be able to satisfy its indemnification obligations in the future.
Pursuant to the separation agreement and certain other agreements with MDU Resources, MDU Resources agreed to indemnify Knife River for certain liabilities, and Knife River agreed to indemnify MDU Resources for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related

Person Transactions.” Indemnities that Knife River may be required to provide to MDU Resources are not subject to any cap, may be significant and could negatively impact Knife River’s business, particularly with respect to indemnities provided in the tax matters agreement (as described in more detail in "Certain Relationships and Related Person Transactions — Tax Matters Agreement").
Under the tax matters agreement, Knife River may be required to indemnify MDU Resources against any additional taxes and related amounts resulting from (a) an acquisition of all or a portion of its equity securities or assets, whether by merger or otherwise (and regardless of whether Knife River participated in or otherwise facilitated the acquisition, (b) other actions or failures to act by Knife River or (c) any inaccuracy or breach of Knife River’s representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors.
Third parties could also seek to hold Knife River responsible for any of the liabilities that MDU Resources has agreed to retain. Any amounts Knife River is required to pay pursuant to these indemnification obligations and other liabilities could require Knife River to divert cash that would otherwise have been used in furtherance of its operating business. Further, the indemnity from MDU Resources may not be sufficient to protect Knife River against the full amount of such liabilities, and MDU Resources may not be able to fully satisfy its indemnification obligations. Moreover, even if Knife River ultimately succeeds in recovering from MDU Resources any amounts for which it is held liable, it may be temporarily required to bear these losses itself. Each of these risks could have a material adverse effect on Knife River’s financial position, results of operations and cash flows.
Risks Related to Knife River Common Stock
The trading market for Knife River common stock has existed only a short period following the distribution, and the market price and trading volume of Knife River common stock may fluctuate significantly.
Prior to the Spin-Off there was no public market for Knife River common stock. An active trading market for Knife River common stock commenced only recently following the Spin-Off and may not be sustainable. The trading price of Knife River common stock has been and may continue to be volatile and the trading volume in Knife River common stock may fluctuate and cause significant price variations to occur. From the date of the separation until September 22, 2023, the closing price of Knife River common stock on NYSE has ranged from a high of $53.26 per share to a low of $36.48 per share. If the per share trading price of Knife River common stock declines significantly, you may be unable to resell your shares at or above the purchase price.
The market price of shares of Knife River common stock may fluctuate significantly due to a number of factors, some of which may be beyond Knife River’s control, including:
•Actual or anticipated fluctuations in Knife River’s operating results.
•Declining operating revenues derived from Knife River’s core business.
•The operating and stock price performance of comparable companies.
•Changes in Knife River’s stockholder base due to the Spin-Off.
•Changes in the regulatory and legal environment in which Knife River operates.
•Market conditions in the construction materials and contracting market, and the domestic and worldwide economy as a whole.
Future issuances of common stock by us, and the availability for resale of shares held by MDU Resources, may cause the market price of our common stock to decline.
Sales of substantial amounts of Knife River common stock in the public market, or the perception that these sales could occur, could cause the market price of Knife River common stock to decline. Substantially all of the outstanding shares of Knife River common stock were available for resale in the public market following the Spin-off. The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Following the Spin-Off, MDU Resources retained 5,656,621 (or approximately 10 percent) of the outstanding shares of Knife River common stock. Pursuant to a stockholder and registration rights agreement that Knife River entered into in connection with the Spin-Off, Knife River granted MDU Resources “demand” registration rights, pursuant to which the registration statement of which this prospectus forms a part is being filed. See “Certain Relationships and Related Person Transactions—Stockholder and Registration Rights Agreement.” Knife River understands that MDU Resources currently intends to dispose of all shares of Knife River common stock that it retained after the Spin-Off and that are registered under the registration statement of which this prospectus forms a part through one or more subsequent exchanges for debt by May 31, 2024 in accordance with the terms of the IRS private letter ruling. In addition, none of the shares outstanding upon consummation of the Spin-Off were “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and all of such shares are freely tradable subject to certain restrictions in the case of shares held by persons deemed to be Knife River affiliates. Any disposition by MDU Resources, or any significant stockholder, of shares of our common stock in the public market, or the perception that such disposition could occur, could adversely affect prevailing market prices for shares of our common stock.
In the future, Knife River may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of Knife River common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to Knife River’s existing stockholders and could cause the trading price of our common stock to decline.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about Knife River’s business, Knife River’s stock price and trading volume could decline.
The trading market for Knife River common stock depends in part on the research and reports that securities or industry analysts publish about Knife River or its business. If one or more of the analysts downgrades its stock or publishes misleading or unfavorable research about its business, Knife River’s stock price would likely decline. If one or more of the analysts ceases coverage of Knife River common stock or fails to publish reports on Knife River regularly, demand for Knife River common stock could decrease, which could cause Knife River common stock price or trading volume to decline.
Your percentage of ownership in Knife River may be diluted in the future.
In the future, Knife River stockholders’ percentage ownership in Knife River may be diluted because of equity awards that it will be granting to its directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Knife River’s employees also have stock-based awards relating to shares of Knife River common stock after the Spin-Off as a result of conversion of their MDU Resources stock-based awards (in whole or in part) to its stock-based awards. Further, Knife River anticipates that its Compensation Committee will grant additional stock-based awards to its directors, officers and employees in the future. Such awards will have a dilutive effect on Knife River’s earnings per share, which could adversely affect the market price of shares of Knife River common stock. From time to time, Knife River will issue additional stock-based awards to its employees under its employee benefits plans.
In addition, Knife River’s amended and restated certificate of incorporation authorizes it to issue, without the approval of its stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Knife River common stock respecting dividends and distributions, as its board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Knife River common stock. Similarly, the repurchase or redemption rights or liquidation preferences Knife River could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock.”

Knife River cannot guarantee the timing, declaration, amount or payment of dividends on its common stock.
The timing, declaration, amount and payment of any dividends are within the discretion of Knife River’s board of directors, and will depend upon many factors, including Knife River’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Knife River’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Knife River’s board of directors. Moreover, if Knife River determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. For more information, see the section entitled “Dividend Policy.”
Knife River’s amended and restated bylaws designates the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Knife River’s stockholders, which could discourage lawsuits against Knife River and its directors and officers.
Knife River’s amended and restated bylaws provides that, unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Knife River, any action asserting a claim of breach of a fiduciary duty owed by any director or officer to Knife River or its stockholders, creditors or other constituents, any action asserting a claim against Knife River or any director or officer arising pursuant to any provision of the Delaware General Corporation Law, as amended (the “DGCL”), or Knife River’s amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against Knife River or any director or officer governed by the internal affairs doctrine.
In addition, Knife River’s amended and restated bylaws further provides that, unless the board of directors otherwise determines, the federal district courts of the United States of America shall be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. The exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce Knife River’s federal forum provision described above. Knife River’s stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
This exclusive forum provision may limit the ability of Knife River’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Knife River or its directors or officers, which may discourage such lawsuits against Knife River and its directors and officers, and such provision may also make it more expensive for Knife River’s stockholders to bring such claims.
Although Knife River’s amended and restated bylaws includes the exclusive forum provision described above, it is possible that a court could rule that this provision is inapplicable or unenforceable. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Knife River may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.
Provisions in Knife River’s amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may prevent or delay an acquisition of Knife River, which could decrease the trading price of Knife River common stock.
Knife River’s amended and restated certificate of incorporation and amended and restated bylaws, and Delaware law, contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the acquiror and to encourage prospective acquirors to negotiate with Knife River’s board of directors rather than to attempt a hostile takeover. These provisions include rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings and the right of Knife River’s board of directors to issue preferred stock without stockholder approval. Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15 percent or more of Knife River’s outstanding common stock and Knife River. For more information, see “Description of Capital Stock—Anti Takeover Effects of Various Provisions of Delaware Law and Knife River’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”
Knife River believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with its board of directors and by providing its board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Knife River immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Knife River’s board of directors determines is not in the best interests of Knife River and its stockholders. Accordingly, in the event that Knife River’s board of directors determines that a potential business combination transaction is not in the best interests of Knife River and its stockholders but certain stockholders believe that such a transaction would be beneficial to Knife River and its stockholders, such stockholders may elect to sell their shares in Knife River and the trading price of Knife River common stock could decrease.
These and other provisions of Knife River’s amended and restated certificate of incorporation, amended and restated bylaws and the DGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on Knife River’s business, financial condition and results of operations.
In addition, applicable state insurance laws and regulations could delay or impede a change of control of Knife River.
Furthermore, an acquisition or further issuance of Knife River’s stock could trigger the application of Section 355(e) of the Code, causing the Spin-Off to be taxable to MDU Resources. Under the tax matters agreement, and as described in more detail above, Knife River would be required to indemnify MDU Resources for the resulting taxes and related amount, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts contained in this prospectus, including statements regarding our industry, position, goals, strategy, future operations, future financial position, business strategy and plans, future revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, plans and objectives of management, including those made in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “likely,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “forecast,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “objective,” “ongoing,” “seek” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, including current expectations and assumptions regarding, as of the date such statements are made, our future operating performance and financial condition, including our ability to achieve the expected benefits of the Spin-Off and our future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Our expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, and risks and uncertainties described in the section titled “Risk Factors” and elsewhere in this prospectus.
You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and Knife River does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS
All shares of our common stock sold pursuant to this prospectus will be offered and disposed of by MDU Resources or a different selling stockholder named in any prospectus supplement, as applicable. We will not receive any proceeds from such disposition.
In the event that a debt-for-equity exchange party is offering for sale shares of our common stock acquired pursuant to a debt-for-equity exchange, such debt-for-equity exchange party named in an applicable prospectus supplement, which would act as an underwriter in the contemplated offering, would receive 5 percent or more of the net proceeds of such offering as the selling stockholder, and such debt-for-equity exchange party named in such prospectus supplement would be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, the contemplated offering would be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” would not be required in connection with such an offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, a debt-for-equity exchange party named in such prospectus supplement would not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Plan of Distribution (Conflicts of Interest).”

MARKET PRICE OF OUR COMMON STOCK
Market Price of Our Common Stock
Our common stock is listed on NYSE under the symbol “KNF.”
On September 22, 2023, the closing price of our common stock was $48.10. As of September 22, 2023, there were 56,566,214 shares of our common stock outstanding, held of record by 8,594 holders.

DIVIDEND POLICY
The payment of any dividends in the future, and the timing and amount thereof, to our stockholders is within the sole discretion of our board of directors and depends on many factors, such as its financial condition, earnings, capital requirements, potential obligations in planned financings, industry practice, legal requirements, Delaware corporate surplus requirements, and other factors that our board of directors deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on its access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
The following table presents the selected historical consolidated financial data for Knife River, as of and for each of the years in the three-year period ended December 31, 2022, and as of and for the six-month periods ended June 30, 2023 and 2022, and the selected unaudited pro forma consolidated financial data for Knife River as of and for the year ended December 31, 2022 and the six months ended June 30, 2023. The selected pro forma consolidated data is presented assuming the completion of all of the transactions described in this prospectus, including the Spin-Off. It is assumed that as of the dates disclosed in this section, KRC Materials was a subsidiary of Knife River and Knife River had no other assets, liabilities or operations.
The selected historical consolidated statement of operations data for the years ended December 31, 2022, 2021 and 2020, and the selected historical consolidated balance sheet data as of December 31, 2022 and 2021, were derived from Knife River Corporation's (now known as KRC Materials, Inc.) audited consolidated financial statements. The selected historical consolidated statement of operations data for the six-month periods ended June 30, 2023 and 2022, and the selected historical consolidated balance sheet data as of June 30, 2023, were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected unaudited pro forma consolidated financial data for the year ended December 31, 2022 and the six months ended June 30, 2023, has been derived from Knife River’s unaudited pro forma consolidated financial statements included elsewhere in this prospectus.
The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Statements,” and the unaudited and audited consolidated financial statements and the notes thereto included in this prospectus. The selected historical consolidated financial data reflects KRC Materials’ results as historically operated as a part of MDU Resources, and these results may not be indicative of Knife River’s performance as a stand-alone company following the Spin-Off. Based on the timing of the share distribution and the six month period ended June 30, 2023, the period from June 1, 2023 through June 30, 2023 reflects Knife River Corporation’s statement of operations on a standalone basis.

	Pro Forma		Historical
	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2023	2022	2022	2021	2020
	(In thousands)
Operating Results:
Revenues	$1,093,089	$2,534,729	$1,093,089	$1,021,778	$2,534,729	$2,228,930	$2,178,002
Gross profit	$154,324	$347,274	$157,078	$104,455	$360,894	$346,949	$370,578
Gross margin	14.1%	13.7%	14.4%	10.2%	14.2%	15.6%	17.0%
Net income (loss)	$8,126	$72,916	$15,516	$(1,448)	$116,220	$129,755	$147,325
Net income margin	.7%	2.9%	1.4%	(.1)%	4.6%	5.8%	6.8%
Other Data:
EBITDA	$107,317	$278,278	$111,008	$69,126	$306,740	$293,406	$304,959
EBITDA margin	9.8%	11.0%	10.2%	6.8%	12.1%	13.2%	14.0%
Adjusted EBITDA	$108,856	$296,423	$112,547	$74,467	$313,413	$294,749	$304,290
Adjusted EBITDA margin	10.0%	11.7%	10.3%	7.3%	12.4%	13.2%	14.0%
Balance Sheet Data:
Working capital	$573,970	$527,687	$573,970	$291,572	$91,677	$185,429
Total assets	$2,642,897	$2,505,750	$2,642,897	$2,471,349	$2,294,319	$2,181,824
Total equity	$1,094,852	$1,027,460	$1,094,852	$923,988	$1,028,589	$952,844

Non-GAAP Financial Measures
The selected historical and pro forma consolidated financial data includes financial information prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), as well as EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin financial measures on a historical and pro forma basis. Knife River defines EBITDA as net income before interest expense, taxes and depreciation, depletion and amortization, and EBITDA margin as EBITDA as a percentage of revenues. Knife River defines Adjusted EBITDA as EBITDA adjusted to exclude unrealized gains and losses on benefit plan investments, stock-based compensation and one-time Spin-Off costs and Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenues.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are considered non-GAAP financial measures and are most directly comparable to the corresponding GAAP measures of net income, net income margin, gross profit and gross margin. Knife River believes these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to its peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Management believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of the Company’s core operations. The Company also excludes the one-time, non-recurring costs associated with the Spin-Off as those are not expected to continue. Rating agencies and investors will also use EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. Knife River’s management believes EBITDA and EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the Company. Knife River’s management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating its operating results internally and calculating employee incentive compensation and leverage as a multiple of EBITDA and Adjusted EBITDA to determine the appropriate method of funding operations of the Company.
EBITDA is calculated by adding back income taxes, interest expense and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time Spin-Off costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income or net income margin and are intended to be helpful supplemental financial measures for investors’ understanding of Knife River’s operating performance. Knife River’s non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin measures having the same or similar names.

The following information reconciles net income to EBITDA and EBITDA to Adjusted EBITDA and provides the calculation of EBITDA margin and Adjusted EBITDA margin.

	Pro Forma		Historical
	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2023	2022	2022	2021	2020
	(In thousands)
Net income (loss)	$8,126	$72,916	$15,516	$(1,448)	$116,220	$129,755	$147,325
Adjustments:
Income taxes	5,401	26,503	8,107	(217)	42,601	43,459	47,431
Depreciation, depletion and amortization	60,760	117,798	60,760	58,101	117,798	100,974	89,626
Interest	33,030	61,061	26,625	12,690	30,121	19,218	20,577
Consolidated EBITDA	107,317	278,278	111,008	69,126	306,740	293,406	304,959
Unrealized (gains) losses on benefit plan investments	(1,723)	4,029	(1,723)	3,996	4,029	(2,294)	(4,026)
Stock-based compensation expense	825	4,098	825	1,345	2,644	3,637	3,357
One-time separation costs	2,437	10,018	2,437	—	—	—	—
Adjusted EBITDA	$108,856	$296,423	$112,547	$74,467	$313,413	$294,749	$304,290
Revenues	$1,093,089	$2,534,729	$1,093,089	$1,021,778	$2,534,729	$2,228,930	$2,178,002
Net income margin	.7%	2.9%	1.4%	(.1%)	4.6%	5.8%	6.8%
EBITDA margin	9.8%	11.0%	10.2%	6.8%	12.1%	13.2%	14.0%
Adjusted EBITDA margin	10.0%	11.7%	10.3%	7.3%	12.4%	13.2%	14.0%

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated financial statements of Knife River Corporation consist of the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2023, and the year ended December 31, 2022 (collectively, the “Unaudited Pro Forma Consolidated Financial Statements”).
The Unaudited Pro Forma Consolidated Financial Statements reflect adjustments to Knife River Corporation’s historical unaudited consolidated statement of operations for the six months ended June 30, 2023, and the historical audited consolidated statement of operations for the year ended December 31, 2022. Knife River Corporation’s unaudited pro forma consolidated statements of operations give effect to adjustments as if the Spin-Off had occurred on January 1, 2022. On May 31, 2023, MDU Resources distributed shares representing approximately 90 percent of Knife River Corporation's outstanding common stock to holders of record of MDU Resources’ common stock, in a tax-free spin-off. Immediately following the distribution, MDU Resources owned approximately 10 percent of the outstanding shares of Knife River Corporation’s common stock. Based on the timing of the share distribution and the six month period ended June 30, 2023, the period from June 1, 2023 through June 30, 2023 reflects Knife River Corporation’s statement of operations on a standalone basis. As such, the pro forma adjustments for the six months ended June 30, 2023 have only been calculated for the five months from January 1, 2023 to May 31, 2023.
The Unaudited Pro Forma Consolidated Financial Statements are subject to assumptions and adjustments, including those described in the accompanying notes. Knife River Corporation’s management believes these assumptions and adjustments are reasonable under the circumstances given the information and estimates available at the time. The Unaudited Pro Forma Consolidated Financial Statements are presented for informational purposes only and do not purport to represent what Knife River Corporation’s results of operations actually would have been had the Spin-Off occurred on the date indicated, or to project Knife River Corporation’s financial performance for any future period following the Spin-Off.
The Unaudited Pro Forma Consolidated Financial Statements include adjustments (collectively, the “Pro Forma Transactions”) to reflect the following:
•The expenses associated with the incurrence of indebtedness by Knife River Corporation, in an aggregate principal capacity of up to $1.05 billion, consisting of Knife River Corporation’s $425 million 7.750% notes due 2031, the incurrence of $275 million in aggregate principal amount of term loans due 2028, and the entry into a $350 million 5-Year Revolving Credit Facility. Interest expense on the 5-Year Revolving Credit Facility is calculated based on projected seasonal borrowing needs, which fluctuate with the timing of the construction season and associated working capital requirements;
•The issuance of 56,997,350 shares of common stock, of which 56,566,214 shares are outstanding as of June 30, 2023, and approximately 90 percent was distributed to MDU Resources’ stockholders on a pro rata basis in connection with the Spin-Off. MDU Resources retained approximately 10 percent of the outstanding shares of Knife River Corporation’s common stock following the distribution;
•The one-time transaction expenses associated with the Spin-Off of Knife River Corporation;
•Incremental costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off;
•Management adjustments which consist of reasonably estimated transaction effects related to synergies and dis-synergies expected to occur; and
•The impact of, and transactions contemplated by, the Spin-Off and distribution agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the stockholder and registration rights agreement and other transaction agreements described under “Certain Relationships and Related Person Transactions”.
The Unaudited Pro Forma Consolidated Financial Statements were prepared in accordance with GAAP and in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed

Businesses” (the “Final Rule”). The Final Rule became effective on January 1, 2021, and the Unaudited Pro Forma Consolidated Financial Statements herein are presented in accordance therewith.
Knife River Corporation’s historical unaudited consolidated statement of operations for the six months ended June 30, 2023, and historical audited consolidated statement of operations for the year ended December 31, 2022, which were the basis for the Unaudited Pro Forma Consolidated Financial Statements, were prepared on a carve-out basis as Knife River Corporation did not operate as a stand-alone entity for the entirety of the periods presented. Accordingly, such financial information reflects expense allocations for certain corporate functions provided by MDU Resources and Centennial, including, but not limited to certain general corporate expenses related to finance, legal, information technology, human resources, communications, procurement, tax, treasury, payroll, internal auditing and risk management. These expenses have been allocated to Knife River Corporation on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of total capital invested or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. See Note 2, “Basis of presentation” and Note 18, “Related-party transactions” to the historical unaudited consolidated financial statements for the six months ended June 30, 2023, and Note 2, “Basis of presentation” and Note 19, “Related-party transactions” to the historical audited consolidated financial statements for the year ended December 31, 2022, each included elsewhere in this prospectus for further information on the allocation of corporate costs. MDU Resources has also incurred Spin-Off-related transaction costs which are not reflected in the historical unaudited consolidated financial statements for the six months ended June 30, 2023, or historical audited consolidated financial statements for the year ended December 31, 2022, as the costs have all been borne by MDU Resources.
The Unaudited Pro Forma Consolidated Financial Statements have been prepared to include transaction accounting, autonomous entity and management adjustments to reflect the results of operations as if Knife River Corporation were a stand-alone entity in the periods presented. Transaction accounting adjustments have been presented to show the impact and associated cost of the legal separation from MDU Resources, including the expenses associated with the incurrence of indebtedness and the transfer of additional employee benefit assets and liabilities. Autonomous entity adjustments have been presented to show the impact of items such as the transition services agreement and incremental costs expected to be incurred as an autonomous entity. In addition, management adjustments have been provided which management believes are necessary to enhance an understanding of the pro forma effects of the transaction. Actual post Spin-Off costs incurred may differ from those included in the transaction accounting, autonomous entity and management adjustment estimates.
The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical unaudited consolidated financial statements for the six months ended June 30, 2023 and notes thereto and the historical audited consolidated financial statements for the year ended December 31, 2022, and notes thereto. For factors that could cause actual results to differ materially from those presented in the Unaudited Pro Forma Consolidated Financial Statements, see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and included elsewhere in this prospectus.

Knife River Corporation
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2023

	Historical	Transaction Accounting Adjustments (Note 1)		Autonomous Entity Adjustments (Note 2)		Pro Forma
	(In thousands, except per share amounts)
Revenue:
Construction materials	$624,669	$—		$—		$624,669
Contracting services	468,420	—		—		468,420
Total revenue	1,093,089	—		—		1,093,089
Cost of revenue:
Construction materials	510,308	—		2,174	(G)	512,482
Contracting services	425,703	—		580	(G)	426,283
Total cost of revenue	936,011	—		2,754		938,765
Gross profit	157,078	—		(2,754)		154,324
Selling, general and administrative expenses	108,108	159	(B)	2,802	(G), (H)	111,069
Operating income (loss)	48,970	(159)		(5,556)		43,255
Interest expense	28,651	4,381	(A)	—		33,032
Other income	3,304	—		—		3,304
Income (loss) before income taxes	23,623	(4,540)		(5,556)		13,527
Income tax expense (benefit)	8,107	(1,217)	(C)	(1,489)	(I)	5,401
Net income (loss)	$15,516	$(3,323)		$(4,067)		$8,126

Earnings per share - basic	$.27				(D)	$.14
Earnings per share - diluted	$.27				(E)	$.14

Weighted-average common shares outstanding - basic	56,566				(D)	56,566
Weighted-average common shares outstanding - diluted	56,583				(E)	56,583
See accompanying notes to unaudited pro forma consolidated financial statements.

Knife River Corporation
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2022

	Historical	Transaction Accounting Adjustments (Note 1)		Autonomous Entity Adjustments (Note 2)		Pro Forma
	(In thousands, except per share amounts)
Revenue:
Construction materials	$1,347,008	$—		$—		$1,347,008
Contracting services	1,187,721	—		—		1,187,721
Total revenue	2,534,729	—		—		2,534,729
Cost of revenue:
Construction materials	1,086,193	—		10,750	(G)	1,096,943
Contracting services	1,087,642	—		2,870	(G)	1,090,512
Total cost of revenue	2,173,835	—		13,620		2,187,455
Gross profit	360,894	—		(13,620)		347,274
Selling, general and administrative expenses	166,599	747	(B)	15,379	(F), (G), (H)	182,725
Operating income (loss)	194,295	(747)		(28,999)		164,549
Interest expense	30,121	30,940	(A)	—		61,061
Other income (expense)	(5,353)	—		1,284	(F)	(4,069)
Income (loss) before income taxes	158,821	(31,687)		(27,715)		99,419
Income tax expense (benefit)	42,601	(8,587)	(C)	(7,511)	(I)	26,503
Net income (loss)	$116,220	$(23,100)		$(20,204)		$72,916

Earnings per share - basic	$2.05				(D)	$1.29
Earnings per share - diluted	$2.05				(E)	$1.29

Weighted-average common shares outstanding - basic	56,566				(D)	56,566
Weighted-average common shares outstanding - diluted	56,566				(E)	56,566
See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Note 1 – Transaction Accounting Adjustments:
The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2023, and year ended December 31, 2022, include the following transaction accounting adjustments:
A.Reflects the impacts of interest expense and deferred debt issuance cost amortization related to the debt issuances in connection with the Spin-Off and settlement of indebtedness with Centennial. As part of the Spin-Off, on April 25, 2023, Knife River issued $425 million in aggregate principal amount of its 7.750% notes due May 1, 2031. On May 31, 2023, Knife River Corporation incurred term loans in an aggregate principal amount of $275 million, which have a SOFR-based interest rate and a maturity date of May 31, 2028. The debt securities have a weighted-average interest rate of 7.6 percent. Total deferred debt issuance costs associated with such indebtedness are $11,222 thousand, which is amortized to Interest expense over the terms of the respective instruments.
On May 31, 2023, Knife River also entered into a 5-Year Revolving Credit Facility of $350 million, which has a SOFR-based interest rate and a maturity date of May 31, 2028. The associated debt issuance costs of $5,357 thousand are amortized to Interest expense over the term of the credit facility. Knife River also expects to incur $404 thousand and $1,005 thousand of fees for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively, based on the undrawn balance of the revolving credit facility recorded to interest expense.
Interest expense associated with the term loans and other debt was calculated assuming constant debt levels throughout the period. Interest expense associated with the revolving credit facility was calculated using management’s best estimate of seasonal utilization needs throughout the period. Interest expense associated with the settlement of indebtedness with Centennial was calculated based on historical interest expense incurred for the six months ended June 30, 2023, and the year ended December 31, 2022. A 0.125 percentage point change to the annual interest rate on the new indebtedness would change interest expense by approximately $191 thousand and $446 thousand for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively. Refer to the below table for further details on specific adjustments:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
	(In thousands)
Interest expense on new debt	$22,003	$57,068
Amortization of deferred debt issuance costs on new debt	1,089	2,790
Expense on undrawn revolving credit facility balance	404	1,005
Less interest expense on Centennial debt	17,257	29,440
Less amortization of deferred debt costs on Centennial debt	1,858	483
Total interest expense	$4,381	$30,940
B.Reflects expenses associated with the assets and liabilities transferred from MDU Resources to Knife River for the active employees who were transferred as part of the Spin-Off. These expenses primarily relate to vacation accruals, the Supplemental Income Security Plan (SISP), Deferred Compensation Plan, Nonqualified Defined Contribution Plan and Retiree Reimbursement Account. The adjustment also reflects expenses associated with new positions identified and filled post Spin-Off. The adjustment amounts are estimated to be $159 thousand and $747 thousand of expenses and are recorded within Selling, general and administrative expenses for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.
C.Reflects the income tax impact of the transaction pro forma adjustments for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively. For the six months ended June 30, 2023, this adjustment was calculated by applying the statutory federal income tax rate of 21.0 percent and state income tax rate of 5.8 percent to each of the pre-tax pro forma adjustments. For the year ended December 31, 2022, this adjustment was calculated by applying the statutory federal income tax rate of 21.0 percent and state income tax rate of 6.1 percent to each of the pre-tax pro forma adjustments. The applicable tax rates could be impacted (either higher or lower) depending on certain factors subsequent to the Spin-Off including the legal entity structure implemented and may be materially different from the pro forma results. The estimated pro forma tax benefit is $1,217 thousand and $8,587 thousand for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.
D.The weighted-average number of shares used to compute pro forma basic earnings per share for the six months ended June 30, 2023, and the year ended December 31, 2022, is 56,566,214, on the basis of one share of Knife River’s common stock for every four shares of MDU Resources’ common stock outstanding as of the close of business on May 22, 2023, and the approximately 10 percent interest in the outstanding shares of Knife River’s common stock that is owned by MDU Resources as described in this prospectus.
E.The weighted-average number of shares used to compute pro forma diluted earnings per share for the six months ended June 30, 2023, is 56,582,678 which represents the 56,566,214 shares outstanding in connection with the Spin-Off as described in tickmark (D) plus the dilutive impact of non-vested restricted stock converted from MDU Resources awards as part of the Spin-Off. The weighted-average number of shares used to compute pro forma diluted earnings per share for the year ended December 31, 2022, is 56,566,214, which represents the number of shares outstanding in connection with the Spin-Off as described in tickmark (D) above. For the year ended December 31, 2022, management could not estimate the dilutive effects.
Note 2 – Autonomous Entity Adjustments:
The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2023, and the year ended December 31, 2022, include the following autonomous entity adjustments:
F.Reflects the effect of transition services agreements and associated reverse transition services agreements Knife River entered into with MDU Resources, the majority of which are expected to be incurred within one year of the Spin-Off. Knife River will incur incremental expenses and income above the previous allocation of MDU Resources corporate costs related to financial reporting, tax, legal, risk management, human resources, information technology and other general and administrative functions. The adjustment related to services to be provided to Knife River by MDU Resources of $6,082 thousand is recorded in Selling, general and administrative expenses and income related to services provided to MDU Resources by Knife River of $1,284 thousand is recorded in Other income (expense) for the year ended December 31, 2022. Actual incremental costs that will be incurred will depend on the ability to execute on proposed Spin-Off plans and the continuing assessment of resource needs for Knife River to operate as a stand-alone company.
G.Reflects expense associated with the establishment of new insurance coverage through the creation of a new captive insurance entity as a stand-alone business that is a subsidiary of Knife River. Recurring expenses associated with the new insurance coverage, include but are not limited to workers’ compensation, auto liability, general liability, pollution liability, and directors’ and officers’ insurance. One-time expenses are related to purchasing tail coverage for auto and general liability claims that are made post Spin-Off but occur prior to the Spin-Off. Actual insurance coverage expenses may differ based on future insurance claims, potential changes in the insurance marketplace, and any unanticipated changes in coverage. Refer to the below table for further details on specific adjustments:

	For the six months ended June 30, 2023
	Recurring Expense	One-time Expense
	(In thousands)
Cost of revenue - construction materials	$2,174	$—
Cost of revenue - contracting services	580	—
Selling, general and administrative expenses	680	—
Total	$3,434	$—

	For the year ended December 31, 2022
	Recurring Expense	One-time Expense
	(In thousands)
Cost of revenue - construction materials	$6,952	$3,798
Cost of revenue - contracting services	1,856	1,014
Selling, general and administrative expenses	2,174	2,788
Total	$10,982	$7,600
H.Reflects $2,122 thousand and $4,335 thousand in Selling, general and administrative expenses for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively, related to the net impact of new compensation agreements for the establishment of the Knife River Corporation’s executive management team. This adjustment primarily relates to costs for increases in salaries, bonuses and stock-based compensation.
I.Reflects the income tax impact of the autonomous entity pro forma adjustments for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively. For the six months ended June 30, 2023, this adjustment was calculated by applying the statutory federal income tax rate of 21.0 percent and state income tax rate of 5.8 percent to each of the pre-tax pro forma adjustments. For the year ended December 31, 2022, this adjustment was calculated by applying the statutory federal income tax rate of 21.0 percent and state income tax rate of 6.1 percent to each of the pre-tax pro forma adjustments. The applicable tax rates could be impacted (either higher or lower) depending on certain factors subsequent to the Spin-Off including the legal entity structure implemented and may be materially different from the pro forma results. The estimated pro forma tax benefit is $1,489 thousand and $7,511 thousand for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.
Note 3 – Management’s Adjustments
Management has elected to present management adjustments to the pro forma financial information and has included all adjustments necessary for a fair statement of such information. As part of MDU Resources, Knife River benefited from certain functions performed by MDU Resources, such as financial reporting, tax, legal, human resources, information technology and other general and administrative functions. Following the Spin-Off, MDU Resources will not perform these functions for Knife River, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, as described in note (F). Due to the smaller scale as a stand-alone company, Knife River’s cost of performing such functions is estimated to be higher than the amounts reflected in its historical financial statements.
As a stand-alone public company, we expect to incur certain costs resulting from:
•one-time and non-recurring expenses associated with Spin-Off and stand-up functions required to operate as a stand-alone public entity. These non-recurring costs primarily relate to credit rating agency fees, third-

party consulting services for captive insurance structuring, new employee benefit plans, and new software; and
•recurring and ongoing costs required to operate new functions as a public company such as governance and listing costs, continuing stock and rating agency fees, fees associated with proxy and other public company disclosures and information technology costs.
Management expects to incur these recurring costs beginning at Spin-Off through a period of primarily six to eighteen months post Spin-Off. Additional recurring information technology costs are expected to be incurred after the eighteen-month period post Spin-Off and the term of the transition services agreement.
Management also identified anticipated synergies in the form of cost savings of $1,765 thousand and $4,236 thousand (all of which were recurring savings) for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively, related to certain expenses previously allocated from MDU Resources that will no longer be incurred as a stand-alone company. Following the Spin-Off, Knife River does not expect to incur costs related to the use of, and ongoing depreciation associated with, the corporate aircraft, the MDU Resources corporate headquarters building, and other information technology related assets.
Operating as a separate stand-alone company, management anticipates dis-synergies in the form of higher costs for the above noted one-time and recurring functions. Management estimated that Knife River would have dis-synergies of approximately $4,536 thousand and $11,314 thousand for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively. These dis-synergies include one-time costs of $2,259 thousand in the year ended December 31, 2022, as well as recurring costs of $4,536 thousand and $9,055 thousand, for the six months ended June 30, 2023 and year ended December 31, 2022, respectively. Management also anticipates recurring dis-synergies of $1,389 thousand associated with information technology costs beyond the six months ended June 30, 2023.
Management estimated these synergies and dis-synergies by using the MDU Resources 2023 corporate budget as a baseline and conducting an incremental assessment for each corporate functional area (financial reporting, tax, legal, risk management, human resources, information technology and other general and administrative functions) and an employee-level census to identify all incremental resources and associated costs, including systems and third- party contracts as noted above, required for Knife River to operate as a stand-alone public company. This assessment was performed consistently across all departments and consisted of department leads identifying the frequency, length and the sourcing model (insource, third-party, etc.) needed for the business on an ongoing basis. The employee-level census involved the analysis of employee compensation, benefits and other non-salary related costs based on the number of employees that would be needed to provide corporate services at Knife River after the Spin-Off. As a result of this assessment, management identified both incremental needs to those which are included in the historical financial statements and covered by the transition services agreement as well as new needs not previously incurred.
The additional synergies and dis-synergies have been estimated based on assumptions that management believes are reasonable. However, actual additional costs that will be incurred and cost savings could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third-party vendors, ability to execute on proposed Spin-Off plans, and strategic decisions made in areas such as human resources, insurance and information technology. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this prospectus may impact actual costs incurred. If Knife River Corporation decides to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of its future decisions and have not been included in the management adjustments below.

These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. The tax effect has been determined by applying the statutory federal and state income tax rate to the aforementioned adjustments.

	For the six months ended June 30, 2023
	Net income (loss)	Basic earnings per share	Diluted earnings per share
	(in thousands except share and per share amounts)
Unaudited pro forma consolidated net income (loss)*	$8,126	$.14	$.14
Management adjustments
Dis-synergies	(4,536)	$(.08)	$(.08)
Synergies	1,765	$.03	$.03
Tax effects	743	$.01	$.01
Unaudited pro forma consolidated net income (loss) after management adjustments	$6,098	$.10	$.10
Weighted-average common shares outstanding - basic	56,566,214
Weighted-average common shares outstanding - diluted	56,582,678
__________________
*As shown in the Unaudited Pro Forma Consolidated Statement of Operation for the six months ended June 30, 2023

	For the year ended December 31, 2022
	Net income (loss)	Basic earnings per share	Diluted earnings per share
	(in thousands except share and per share amounts)
Unaudited pro forma consolidated net income (loss)*	$72,916	$1.29	$1.29
Management adjustments
Dis-synergies	(11,314)	(.20)	(.20)
Synergies	4,236	.07	.07
Tax effects	1,918	.03	.03
Unaudited pro forma consolidated net income (loss) after management adjustments	$67,756	$1.19	$1.19
Weighted-average common shares outstanding - basic	56,566,214
Weighted-average common shares outstanding - diluted	56,566,214
__________________
*As shown in the Unaudited Pro Forma Consolidated Statement of Operation for the year ended December 31, 2022

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis together with our consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data included in the following discussion. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
Knife River is a people-first construction materials and contracting services company. The Company provides construction materials and contracting services to build safe roads, bridges and airport runways that connect people with where they want to go and with the supplies they need. Knife River also champions a positive workplace culture by focusing on safety, training, inclusion, compensation and work-life balance, and focuses on sustainable business practices for the benefit of its team, its stockholders and the public.
Knife River is one of the leading providers of crushed stone and sand and gravel in the United States and operates through six operating regions: Pacific, Northwest, Mountain, North Central, South and Energy Services, with operations across 14 states. These regions are used to determine the Company's reportable segments and are based on the Company's method of internal reporting and management of the business. The Company's reportable segments are: Pacific, Northwest, Mountain, and North Central, with South and Energy Services included in All Other with its corporate services. The segments primarily provide aggregates, asphalt and ready-mix concrete, as well as supporting contracting services such as heavy-civil construction, asphalt paving, concrete delivery and paving, site development and grading.
As a leading aggregates-based construction materials and contracting services provider in the United States, the Company's 1.1 billion tons of aggregate reserves provide the foundation for a vertically integrated business strategy with approximately 40 percent of its aggregates for the year ended December 31, 2022, being used internally to support value-added downstream products (ready-mix concrete and asphalt) and contracting services (heavy-civil construction, asphalt paving, concrete construction, site development and grading services, and in some segments the manufacturing of prestressed concrete products). Its aggregate sites and associated asphalt and ready-mix plants are primarily in strategic locations near mid-sized, high-growth markets, providing Knife River with a transportation advantage for its materials that supports competitive pricing and increased margins. Knife River provides its products and services to both public and private markets, with public markets tending to be more stable across economic cycles, which helps offset the cyclical nature of the private markets.
Each segment provides various products and services and operates various facility types, including aggregate quarries and mines, ready-mix concrete plants, asphalt plants and distribution facilities. Each segment operates in the following states:
•Pacific: Alaska, California and Hawaii
•Northwest: Oregon and Washington
•Mountain: Idaho, Montana and Wyoming
•North Central: Iowa, Minnesota, North Dakota and South Dakota
•All Other: Iowa, Nebraska, North Dakota, South Dakota, Texas and Wyoming

The following table presents a summary of products and services provided, as well as modes of transporting those products, by each segment:

	Products and Services							Modes of Transportation
	Aggregates	Asphalt	Ready- Mix Concrete	Construction Services	Precast/ Prestressed Concrete	Liquid Asphalt	Cement	Heavy Equipment	Trucking	Rail	Barge
Pacific	X	X	X	X	X	X	X	X	X	X	X
Northwest	X	X	X	X	X			X	X	X	X
Mountain	X	X	X	X				X	X
North Central	X	X	X	X	X			X	X	X
All Other	X	X	X	X		X		X	X	X	X
The Spin-Off
On May 31, 2023, MDU Resources completed the previously announced spin-off of KRC Materials into Knife River (the “Spin-Off”). The Spin-Off was completed through a distribution of approximately 90 percent of the Company’s outstanding common stock to holders of record of MDU Resources’ common stock as of the close of business on May 22, 2023. Prior to the Spin-Off, all of the shares of the Company’s common stock were held by MDU Resources. As a result of the Spin-Off, the Company became an independent public company.
Basis of Presentation
Knife River historically operated as a wholly owned subsidiary of Centennial and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company until the Spin-Off from MDU Resources was completed. The accompanying historical consolidated financial statements and footnotes, which were prepared on a “carve-out” basis in connection with the Spin-Off, were derived from the consolidated financial statements of MDU Resources as if the Company operated on a stand-alone basis during the historical periods presented, and were prepared utilizing the legal entity approach in conformity with GAAP. For additional information related to the basis of presentation, see Note 2, “Basis of Presentation” to the historical unaudited consolidated financial statements included elsewhere in this prospectus.
Prior to the Spin-Off, Knife River historically participated in Centennial’s centralized cash management program, including its overall financing arrangements. Knife River had related-party note agreements in place with Centennial for the financing of its capital needs, which are reflected as related-party notes payable on the Consolidated Balance Sheet at December 31, 2022. Interest expense in the Consolidated Statements of Operations reflects the allocation of interest on borrowing and funding associated with the related-party note agreements. Upon the completion of the Spin-Off, Knife River incurred indebtedness in an aggregate principal amount of $890 million pursuant to its own financing agreements with lenders. See “—Liquidity and Capital Resources.”
All intercompany balances and transactions between the businesses comprising Knife River have been eliminated in the accompanying consolidated financial statements.
Market Conditions and Outlook
Knife River’s markets remain resilient and construction activity remains generally strong despite general and economic challenges, such as transportation disruptions, supply chain constraints, and rising interest rates. With approximately 80 percent of the contracting revenue from public-sector projects. Knife River is able to balance the cyclical nature of its private-sector customers. While Knife River experienced inflationary pressures in the last twelve months, price increases have generally outpaced the increased costs. For more information on factors that may negatively impact Knife River’s business, see the section entitled “Risk Factors.”

Backlog. There continues to be high demand for Knife River’s contracting services as evidenced by its second quarter 2023 backlog as it began to enter its peak construction season.

	June 30, 2023	June 30, 2022	December 31, 2022	December 31, 2021	December 31, 2020
	(In millions)
Pacific	$78.3	$92.5	$99.5	$89.3	$137.3
Northwest	257.3	169.4	210.7	108.0	85.8
Mountain	377.3	348.9	313.5	208.5	200.7
North Central	255.4	294.9	147.3	154.5	89.1
All Other	72.6	71.7	164.4	147.4	160.2
Total	$1,040.9	$977.4	$935.4	$707.7	$673.1
Margins on backlog at June 30, 2023, are higher than the margins on backlog at June 30, 2022. Approximately 84 percent of the Company's backlog relates to publicly funded projects, including street and highway construction projects, which are driven primarily by public works projects for state departments of transportation. Period-over-period increases or decreases cannot be used as an indicator of future revenues, net income or EBITDA. While the Company believes the current backlog of work remains firm, prolonged delays in the receipts of critical supplies and materials or continued increases to pricing, among other things, could result in customers seeking to delay or terminate existing or pending agreements. See the section entitled “Risk Factors” elsewhere in this prospectus for a list of factors that can cause revenues to be realized in periods and at levels that are different from originally projected.
As of December 31, 2022, the Company reported record year-end backlog of $935.4 million as compared to $707.7 million in 2021. The year-over-year increase in backlog is primarily related to public works projects for state departments of transportation. See the section entitled “Risk Factors” for a list of factors that can cause revenues to be realized in periods and at levels that are different from originally projected.
Public Funding. Funding for public projects is dependent on federal and state funding, such as appropriations to the Federal Highway Administration. The American Rescue Plan Act enacted in the first quarter of 2021 provides $1.9 trillion in COVID-19 relief funding for states, schools and local governments. States are moving forward with allocating these funds based on federal criteria and state needs, and in some cases, funding of infrastructure projects could positively impact Knife River. Additionally, the Infrastructure Investment and Jobs Act was enacted in the fourth quarter of 2021 and is providing long-term opportunities by designating $119 billion for the repair and rebuilding of roads and bridges across Knife River’s footprint. In addition, the Inflation Reduction Act provides $369 billion in new funding for clean energy programs. These programs include new tax incentives for solar, battery storage and hydrogen development along with funding to expand the production of electric vehicles and build out the infrastructure to support electric vehicles. In addition to federal funding, 12 out of the 14 states in which Knife River operates have implemented new funding mechanisms for public projects, including projects related to highways, airports and other public infrastructure. Knife River continues to monitor the implementation and impact of these legislative items.
Profitability. Knife River’s management continually monitors its margins and has been proactive in applying strategies to address the inflationary impacts seen across the United States. The Company has implemented a strategy called “Competitive EDGE” to improve margins and to execute on other strategic initiatives aimed at generating long-term profitable growth. The EDGE acronym stands for EBITDA Margin Improvement, Discipline, Growth and Excellence. As part of this strategy, Knife River has increased its product pricing in each region over the past year and continues to implement cost savings initiatives to mitigate the effects of inflation on its gross margin. Due to existing contractual provisions, there can be a lag between announced price increases and the time when they are fully recognized. The Company continues to evaluate future price increases on a regular cadence to help maintain and increase margins to stay ahead of inflationary pressures and enhance stockholder value.
Knife River operates in geographically diverse and competitive markets yet strives to maximize efficiencies, including transportation costs and economies of scale, to maintain strong margins. Its margins can experience negative pressure from competition, as well as impacts from the volatility in the cost of raw materials, such as diesel fuel, gasoline, natural gas, liquid asphalt, cement and steel, with fuel and liquid asphalt costs having the most significant impact on results. Such volatility and inflationary pressures may have an impact on the Company’s margins, including fixed-price contracting services contracts that are particularly vulnerable to the volatility of energy and material prices. While the Company has experienced some supply-chain constraints, it continues to have good relationships with its suppliers and has not experienced any material adverse impacts of shortages or delays on materials.
Knife River's operations can also be significantly impacted by both favorable and unfavorable weather conditions. Unseasonably wet and/or cold weather in the states it operates in can delay the start to construction season or cause temporary delays on specific projects, while unseasonably dry or warm weather in the states it operates in can allow for an early start to construction season or allow for early completions on specific projects. Either of these conditions can impact both its construction materials sales and contracting services revenues. In early 2023, the western part of the United States had near record levels of precipitation, which negatively impacted results for various segments. Other variables that can impact Knife River’s margins include the timing of project starts or completions, and declines or delays in new and existing projects due to the cyclical nature of the construction industry. Accordingly, operating results in any particular period may not be indicative of the results that can be expected for any other period.
Workforce. As a people-first company, Knife River continually takes steps to address the challenge of recruitment and retention of employees. To help attract new workers to the construction industry and enhance the skills of its current employees, Knife River has constructed and operates a state-of-the-art training facility. The training facility offers hands-on training for construction-related careers, including heavy-equipment operators and truck drivers in addition to safety and leadership training. In October 2022, the training center was presented with the Liberty Mutual Risk Management Excellence Award for its commitment to safety. As an accredited school able to train people to get their commercial driver’s license, the new training facility is helping to address some of the recent labor shortages and trends.
Today’s labor market includes an aging workforce and labor shortages, including shortages of truck drivers, which has caused increased labor-related costs. Knife River continues to monitor the labor markets and assess additional opportunities to enhance and support its workforce. Despite these efforts, Knife River expects labor costs to continue to increase based on the increased demand for services.
Consolidated Overview
Revenue includes revenue from the sale of construction materials and contracting services. Revenue for construction materials is recognized at a point in time when delivery of the products has taken place. Contracting revenue is recognized over time using an input method based on the cost-to-cost measure of progress on a project.
Cost of revenue includes all material, labor and overhead costs incurred in the production process for Knife River’s products and services. These costs are impacted by various drivers, the most significant of which includes changes in raw material costs, energy costs and salary and benefits costs. Cost of revenue also includes depreciation, depletion and amortization attributable to the assets used in the production process.
Gross profit includes revenue less cost of revenue, as defined above, and is the difference between revenue and the cost of making a product or providing a service, before deducting selling, general and administrative expenses, income taxes and interest expense.
Selling, general and administrative expenses include the costs for estimating, bidding and business development, as well as costs related to corporate functions. Selling expenses can vary depending on the volume of projects in process and the number of employees assigned to estimating and bidding activities. Other general and administrative expenses include outside services; information technology; depreciation and amortization; training, travel and entertainment; office supplies; allowance for expected credit losses; gains or losses on the sale of assets; and other miscellaneous expenses.

Other income (expense) includes net periodic benefit costs for the Company’s benefit plan expenses, other than service costs; interest income; unrealized gains and losses on investments for the Company’s nonqualified benefit plans; earnings or losses on joint venture arrangements; and other miscellaneous income or expenses.
Income tax expense (benefit) consists of corporate income taxes related to the sale of the Company’s products and services. The effective tax rate can be affected by many factors, including changes in tax laws, regulations or rates, new interpretations of existing laws or regulations and changes to the Company’s overall levels of income before income tax.
Comparison of the Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022 and Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Revenue	$785.2	$711.8	$1,093.1	$1,021.8
Cost of revenue	632.2	608.5	936.0	917.3
Gross profit	153.0	103.3	157.1	104.5
Selling, general and administrative expenses	59.5	42.9	108.1	88.7
Operating income	93.5	60.4	49.0	15.8
Interest expense	19.1	7.4	28.7	12.7
Other income (expense)	2.5	(2.8)	3.3	(4.8)
Income (loss) before income taxes	76.9	50.2	23.6	(1.7)
Income tax expense (benefit)	20.1	11.6	8.1	(.2)
Net income (loss)	$56.8	$38.6	$15.5	$(1.5)

EBITDA*	$125.1	$87.3	$111.0	$69.1
Adjusted EBITDA*	$126.3	$90.4	$112.5	$74.5
__________________
*EBITDA and Adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the nearest GAAP measures, see the section entitled “—Non-GAAP Financial Measures.”

The following tables summarize operating results for the Company.

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
	(In millions)
Revenues by operating segment:
Pacific	$142.2		$128.4		$209.9		$213.8
Northwest	179.0		151.0		294.9		256.5
Mountain	175.8		170.4		236.4		228.9
North Central	187.6		167.2		208.6		190.1
All Other and internal sales	100.6		94.8		143.3		132.5
Total revenues	$785.2		$711.8		$1,093.1		$1,021.8

Gross profit by operating segment:
Pacific	$27.2	19.1%	$18.3	14.2%	$28.9	13.8%	$26.6	12.4%
Northwest	43.1	24.0%	24.2	16.1%	58.8	19.9%	38.3	14.9%
Mountain	34.4	19.6%	29.5	17.3%	28.6	12.1%	23.8	10.4%
North Central	28.4	15.2%	17.9	10.7%	8.2	4.0%	(3.1)	(1.6)%
All Other	19.9	19.8%	13.4	14.1%	32.6	22.7%	18.9	14.3%
Total gross profit	$153.0	19.5%	$103.3	14.5%	$157.1	14.4%	$104.5	10.2%

EBITDA*:
Pacific	$22.0	15.5%	$15.2	11.8%	$18.9	9.0%	$20.6	9.7%
Northwest	40.7	22.7%	23.2	15.4%	53.8	18.3%	36.0	14.0%
Mountain	32.6	18.5%	28.6	16.8%	26.0	11.0%	20.6	9.0%
North Central	24.4	13.0%	16.1	9.6%	.9	.4%	(8.2)	(4.3)%
All Other	5.4	5.3%	4.2	4.4%	11.4	7.9%	.1	.1%
Total EBITDA	$125.1	15.9%	$87.3	12.3%	$111.0	10.2%	$69.1	6.8%
__________________
*EBITDA, Segment EBITDA, and EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled “—Non-GAAP Financial Measures.”

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Sales (thousands):
Aggregates (tons)	9,181	9,521	14,049	14,491
Ready-mix concrete (cubic yards)	1,113	1,140	1,674	1,873
Asphalt (tons)	1,913	2,101	2,092	2,417

Average selling price:*
Aggregates (per ton)	$15.95	$14.33	$16.37	$14.77
Ready-mix concrete (per cubic yard)	$166.11	$147.53	$168.30	$147.67
Asphalt (per ton)	$65.32	$57.85	$66.24	$57.77
__________________
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
	(In millions)
Revenues by product line:
Aggregates	$146.4		$136.4		$229.9		$214.0
Ready-mix concrete	184.9		168.1		281.7		276.6
Asphalt	125.0		121.5		138.5		139.7
Other*	143.2		124.3		181.8		161.8
Contracting services	353.4		330.7		468.4		445.0
Internal sales	(167.7)		(169.2)		(207.2)		(215.3)
Total revenues	$785.2		$711.8		$1,093.1		$1,021.8

Gross profit by product line:
Aggregates	$36.4	24.9%	$29.7	21.8%	$38.8	16.9%	$30.0	14.0%
Ready-mix concrete	28.1	15.2%	23.4	13.9%	36.8	13.1%	32.7	11.8%
Asphalt	16.4	13.1%	11.4	9.4%	10.3	7.5%	6.3	4.5%
Other*	34.7	24.2%	13.1	10.5%	28.5	15.6%	1.5	.9%
Contracting services	37.4	10.6%	25.7	7.8%	42.7	9.1%	34.0	7.6%
Total gross profit	$153.0	19.5%	$103.3	14.5%	$157.1	14.4%	$104.5	10.2%
__________________
*Other includes cement, liquid asphalt, merchandise, fabric and spreading, and other products and services that individually are not considered to be a major line of business.
Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $73.4 million, due in large part to higher average selling prices across all product lines. The increase in pricing resulted in $66.5 million more in revenue, which was primarily the result of continued EDGE-related pricing initiatives and increases in commodity pricing. Contracting services revenues increased by $22.7 million due mostly to more available work and a few impact projects in the Northwest and North Central segments.

Partially offsetting these increases were decreased asphalt, aggregate and ready-mix concrete sales volumes of $22.1 million, primarily attributable to the absence of impact projects and project timing as the construction season was slow to start in some regions, as well as the partial sale of non-strategic assets in southeast Texas.
Gross profit and gross margin
Gross profit increased $49.7 million, and gross margin increased 500 basis points, primarily due to higher realized prices resulting from continued EDGE-related pricing initiatives across all product lines of $30.6 million and lower equipment operating costs of $8.1 million, primarily fuel costs. In addition, contracting services margins increased, contributing an additional $11.7 million, primarily attributable to more available work in most areas of operations, allowing for higher bid margins.
Selling, general and administrative expenses
Selling, general and administrative expenses increased $16.6 million as a result of higher payroll-related costs of $8.5 million related to both inflationary pressures driving up wages and increased staff after the Spin-Off, as well as higher incentive and health insurance accruals. In addition, the Company has incurred higher professional service fees of $2.0 million, higher taxes, dues and subscriptions of $1.3 million, and other miscellaneous costs, including equipment, insurance, office, and information technology expenses, partially as a result of standing itself up as a publicly traded company.
Interest expense
Interest expense increased $11.7 million due primarily to higher average interest rates, which resulted in additional interest expense in the period of $9.9 million. Interest rates were higher as a result of the Company settling historical related-party notes payable as part of the Spin-Off and entering into new debt arrangements. The Company also had higher average debt balances.
Other income (expense)
Other income increased $5.3 million due in part to improved performance on the Company’s nonqualified benefit plan investments of $2.8 million, as discussed in Note 11, as well as interest income of $2.0 million on the cash held in escrow for the $425.0 million of senior notes issued prior to the completion of the Spin-Off.
Income tax expense
Income tax expense increased $8.5 million, corresponding with higher income before income taxes.
Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022
Revenue
Revenue increased $71.3 million, as the Company benefited from higher average selling prices across all product lines of $96.4 million, largely the result of EDGE-related pricing initiatives. Contracting services revenues increased by $23.4 million, primarily due to more available work in the Northwest segment. Partially offsetting these increases were decreased asphalt, aggregate and ready-mix concrete sales volumes of $62.4 million, primarily attributable to the absence in 2023 of impact projects, project timing and unseasonably wet weather conditions in certain regions in the early part of the year causing a late start to the construction season, as well as the partial sale of non-strategic assets in southeast Texas in December 2022.
Gross profit and gross margin
Gross profit increased $52.6 million, and gross margin increased 420 basis points, primarily due to higher realized prices resulting from EDGE-related pricing initiatives across all product lines of $36.3 million, and lower equipment operating costs of $11.4 million, mainly fuel and timing of costs. In addition, contracting services margins benefited by $8.7 million as strong markets and more available work in most areas of operations during the second quarter more than offset the unfavorable weather impacts experienced during the first quarter.

Selling, general and administrative expenses
Selling, general and administrative expenses increased $19.4 million, resulting from higher payroll-related costs of $8.7 million related to both inflationary pressures driving up wages and increased staff after the Spin-Off, as well as higher incentive accruals. In addition, the Company has incurred higher professional service fees of $2.9 million; higher office expenses of $1.2 million; higher dues and subscriptions of $1.2 million; higher insurance expenses of $1.1 million; and other miscellaneous costs, including equipment and information technology expenses, partially as a result of standing itself up as a publicly traded company. Additionally, the Company increased expected credit losses by $1.4 million associated with an increase in receivable balances over 90 days and the absence of bad debt recoveries in 2022.
Interest expense
Interest expense increased $16.0 million due primarily to higher average interest rates, which resulted in additional interest expense in the period of $14.6 million. Interest rates were higher as a result of the Company settling historical related-party notes payable as part of the Spin-Off and entering into new debt arrangements. The Company also had higher average debt balances.
Other income (expense)
Other income increased $8.1 million due in part to improved performance on the Company’s nonqualified benefit plan investments of $5.7 million, as discussed in Note 11, as well as interest income of $2.0 million on the cash held in escrow for the $425.0 million of senior notes issued prior to the completion of the Spin-Off.
Income tax expense
Income tax expense increased $8.3 million corresponding with higher income before income taxes.
Business Segment Financial and Operating Data
A discussion of key financial data from Knife River’s business segments follows. This discussion is focused on the key financial measures the Company uses to evaluate the performance of its business from a segment level, which include revenue, gross profit, gross margin, EBITDA and EBITDA margin. Knife River focuses on gross margin, which is defined as gross profit as a percent of revenue, as a key metric when assessing the performance of the business as management believes that analyzing changes in costs in relation to changes in revenue provides more meaningful insight into the results of operations than examining costs in isolation. EBITDA and EBITDA margin are non-GAAP financial measures. For more information and reconciliations to the nearest GAAP measure, see the section entitled “—Non-GAAP Financial Measures.”
Results of Operations – Pacific

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(In millions)
Revenue	$142.2	$128.4	11%	$209.9	$213.8	(2)%
Gross profit	$27.2	$18.3	49%	$28.9	$26.6	9%
Gross margin	19.1%	14.3%		13.8%	12.4%
EBITDA	$22.0	$15.2	45%	$18.9	$20.6	(8)%
EBITDA margin	15.5%	11.8%		9.0%	9.6%

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Revenues:
Aggregates	$27.5	$24.3	$46.1	$43.4
Ready-mix concrete	40.5	33.1	66.7	63.1
Asphalt	6.3	11.5	7.6	16.0
Other*	61.0	53.3	87.0	80.2
Contracting services	33.4	36.3	40.3	57.3
Internal sales	(26.5)	(30.1)	(37.8)	(46.2)
	$142.2	$128.4	$209.9	$213.8
__________________
*Other includes cement, liquid asphalt, merchandise, fabric and spreading, and other products that individually are not considered to be a major line of business for the segment.
Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $13.8 million, as increased pricing across most product lines contributed an additional $11.7 million, largely resulting from EDGE-related pricing initiatives. Also contributing to the increase were strong volumes of ready-mix concrete products of $7.2 million from higher demand in Hawaii as the local economy continues to regain momentum through tourism and military spending, as well as higher demand in northern California based in part on an acquisition in December 2022. Partially offsetting the increased revenues were lower asphalt volumes and decreased contracting services revenues of $9.4 million, both resulting from the late start to the construction season and the absence of impact projects in California.
Gross profit and gross margin
Gross profit increased $8.9 million and gross margin increased 490 basis points, largely the result of strong product pricing adding $7.1 million, as previously discussed. In addition, lower equipment operating costs, mainly fuel, had a positive impact to gross margin.
EBITDA and EBITDA margin
EBITDA increased $6.8 million and EBITDA margin increased 370 basis points. These increases were the direct result of the previously discussed higher gross profit, partially offset by higher selling, general and administrative costs. The increase in selling, general and administrative costs includes higher payroll-related costs of $1.4 million, due in part to increased personnel from an acquisition in December 2022 and higher incentive accruals; increased rent and overhead expenses of $200,000 each; and higher professional service fees and other miscellaneous expenses.
Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022
Revenue
Revenue decreased $3.9 million as the segment experienced wet weather conditions in California during the first quarter of 2023. Certain areas in Northern California experienced precipitation rates that were four to five times higher during the first three months of 2023 compared to the drought conditions experienced during the same timeframe in 2022. These weather conditions prevented the Company from executing on contracting services projects of $9.2 million, including asphalt paving work, and affected demand for products, which contributed to the decrease in sales volumes of $11.0 million across most of its product lines. The absence in 2023 of an impact project further decreased contracting services revenues. Partially offsetting the decreased revenues were the positive effects of EDGE-related pricing initiatives across all product lines of $20.1 million, and higher volumes in Hawaii supported by the strong economic environment during the second quarter, as previously discussed.
Gross profit and gross margin
Gross profit increased $2.3 million and gross margin increased 140 basis points, driven primarily by the previously discussed strong product pricing that more than offset the decreased volumes and contracting services resulting from the wet weather conditions in California, as previously discussed, as well as cost overruns on a project in California. In addition, the segment experienced higher utility and labor-related costs, which increased year over year on a cost-per-unit basis.
EBITDA and EBITDA margin
EBITDA decreased $1.7 million and EBITDA margin decreased 70 basis points. These decreases were the result of higher selling, general and administrative costs. The increase in selling, general and administrative costs includes higher payroll-related costs of $2.3 million, due in part to increased personnel from an acquisition in December 2022 and higher incentive accruals; higher legal and other professional services of $500,000; increased rent expense of $400,000; higher overhead expenses and lower asset sale gains of $300,000 each; decreased recovery of bad debt of $200,000; and increased other miscellaneous expenses. Partially offsetting the decreases was higher gross profit, as previously discussed.
Results of Operations – Northwest

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(In millions)
Revenue	$179.0	$151.0	19%	$294.9	$256.5	15%
Gross profit	$43.1	$24.2	78%	$58.8	$38.3	54%
Gross margin	24.0%	16.1%		19.9%	14.9%
EBITDA	$40.7	$23.2	75%	$53.8	$36.0	49%
EBITDA margin	22.7%	15.4%		18.2%	14.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Revenues:
Aggregates	$47.9	$43.5	$90.5	$77.1
Ready-mix concrete	44.6	39.1	78.5	75.5
Asphalt	34.5	26.3	41.4	34.7
Other*	4.4	4.0	7.1	7.4
Contracting services	82.7	65.8	125.4	103.0
Internal sales	(35.1)	(27.7)	(48.0)	(41.2)
	$179.0	$151.0	$294.9	$256.5
___________________
*Other includes merchandise, transportation services and other products that individually are not considered to be a major line of business for the segment.

Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $28.0 million, largely the result of higher contracting services revenues of $16.9 million and higher average selling prices contributing an additional $14.8 million in revenue, supported by consistent market demand and EDGE-related pricing initiatives. Contracting services work benefited from more available work than the previous year, including Agency, data center, and parking garage work. Higher asphalt volumes of $4.9 million and higher ready-mix concrete volumes of $1.7 million also benefited from the increased contracting services work, highlighting the Company’s successful vertical integration. Partially offsetting the increases were decreased aggregate volumes of $3.2 million, due in part to project timing.
Gross profit and gross margin
Gross profit increased $18.9 million and gross margin increased 790 basis points, resulting from the higher realized prices contributing $9.7 million in gross profit, largely from aggregates and asphalt, and the higher available contracting services work adding an additional $5.3 million, as previously discussed. Lower overall equipment operating costs, including fuel costs, also had a positive benefit in the quarter of approximately $3.8 million.
EBITDA and EBITDA margin
EBITDA increased $17.5 million and EBITDA margin increased 730 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative expenses of $2.1 million, including higher labor-related costs of $1.1 million, lower asset sales gains and higher other miscellaneous expenses.
Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022
Revenue
Revenue increased $38.4 million, largely the result of higher average selling prices adding $27.3 million of revenue, primarily due to EDGE-related pricing initiatives on all product lines, and higher contracting services revenues of $22.4 million. Contracting services work benefited from more available work than the previous year, including data center, parking garage, railroad and Agency work. Partially offsetting the increases were lower ready-mix concrete and aggregate volumes of $5.2 million, due in part to the absence of impact projects in 2023, colder temperatures and decreased demand for residential work.
Gross profit and gross margin
Gross profit increased $20.5 million and gross margin increased 500 basis points, resulting from higher aggregates gross profit of $7.6 million and higher asphalt gross profit of $4.0 million, due to higher average realized prices and product mix. Contracting services margins improved by $4.8 million due to the strong backlog of work established and the reduction of job losses as compared to the prior year. In addition, lower per unit fuel costs had a positive impact on gross profit.
EBITDA and EBITDA margin
EBITDA increased $17.8 million and EBITDA margin increased 430 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative EBITDA increased $17.8 million and EBITDA margin increased 430 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative expenses of $4.2 million, including higher labor-related costs of $2.0 million related to higher incentive accruals and wages, lower asset sales gains of $1.0 million, higher dues and subscriptions, and higher other expenses.

Results of Operations – Mountain

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(In millions)
Revenue	$175.8	$170.4	3%	$236.4	$228.9	3%
Gross profit	$34.4	$29.5	17%	$28.6	$23.8	20%
Gross margin	19.6%	17.3%		12.1%	10.4%
EBITDA	$32.6	$28.6	14%	$26.0	$20.6	26%
EBITDA margin	18.5%	16.8%		11.0%	9.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Revenues:
Aggregates	$28.9	$26.9	$38.5	$36.1
Ready-mix concrete	34.5	31.5	48.9	47.6
Asphalt	29.5	31.1	30.3	31.5
Contracting services	117.7	118.4	159.4	155.3
Internal sales	(34.8)	(37.5)	(40.7)	(41.6)
	$175.8	$170.4	$236.4	$228.9
Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $5.4 million, primarily the result of higher average selling prices on all product lines of $8.2 million, supported by demand and EDGE-related pricing momentum. Partially offsetting the increase were lower asphalt volumes and contracting services revenues as a result of the absence in 2023 of an impact airport project substantially completed during the second quarter of 2022. Overall asphalt volumes decreased an additional $3.5 million affected by unfavorable weather conditions in some locations, as were ready-mix concrete volumes.
Gross profit and gross margin
Gross profit increased $4.9 million and gross margin increased 230 basis points, as a result of higher contracting services margins contributing profit of $2.7 million due to strong markets in most locations, along with higher realized prices for ready-mix concrete and aggregates of $1.9 million, as previously discussed. Lower overall equipment operating costs, largely related to fuel, also had a positive benefit in the quarter of approximately $2.3 million. Partially offsetting the increase was the absence in 2023 of an impact airport project substantially completed during the second quarter of 2022, which affected both asphalt and contracting services margins.
EBITDA and EBITDA margin
EBITDA increased $4.0 million and EBITDA margin increased 170 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative expenses, including higher payroll-related costs of $600,000 and higher credit loss provisions of $600,000.

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022
Revenue
Revenue increased $7.5 million, primarily the result of higher average selling prices on all product lines of $11.8 million, supported by demand, EDGE-related pricing and momentum in growing markets. Contracting services revenues increased by $4.1 million due to strong markets in all locations, offset partially by the absence in 2023 of an impact airport project substantially completed during the second quarter of 2022. Aggregate volumes also benefited by $1.1 million due to increased demand in Montana. Partially offsetting these increases were lower ready-mix concrete and asphalt volumes of $10.5 million, largely the result of unfavorable weather conditions in some locations. Asphalt volumes were also affected by the absence of the impact airport project previously discussed.
Gross profit and gross margin
Gross profit increased $4.8 million and gross margin increased 170 basis points, as a result of higher contracting services margins contributing profit of $3.4 million due to strong markets in most locations, as well as higher realized prices for ready-mix concrete of $2.7 million. Lower overall equipment operating costs, including fuel, also had a positive impact on the segment of approximately $1.7 million. Partially offsetting these increases was the absence in 2023 of an impact airport project substantially completed during the second quarter of 2022, which affected both asphalt and contracting services margins.
EBITDA and EBITDA margin
EBITDA increased $5.4 million and EBITDA margin increased 200 basis points, directly resulting from the increased gross profit previously discussed.
Results of Operations - North Central

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(In millions)
Revenue	$187.6	$167.2	12%	$208.6	$190.1	10%
Gross profit	$28.4	$17.9	59%	$8.2	$(3.1)	365%
Gross margin	15.1%	10.7%		3.9%	(1.6)%
EBITDA	$24.4	$16.1	52%	$.9	$(8.2)	111%
EBITDA margin	13.0%	9.6%		.4%	(4.3)%

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Revenues:
Aggregates	$30.3	$26.7	$34.4	$30.7
Ready-mix concrete	53.9	47.1	66.2	59.5
Asphalt	46.7	44.7	46.8	44.8
Other*	10.9	9.9	12.5	12.0
Contracting services	99.8	89.1	104.4	94.7
Internal sales	(54.0)	(50.3)	(55.7)	(51.6)
	$187.6	$167.2	$208.6	$190.1
__________________
*Other includes merchandise and other products that individually are not considered to be a major line of business for the segment.

Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $20.4 million, largely resulting from higher average selling prices due to EDGE-related pricing initiatives on all product lines contributing an additional $19.0 million in revenue, and higher contracting services revenue of $10.7 million benefiting from impact projects in certain locations and timing of some projects. Ready-mix concrete volumes also increased $2.2 million due to strong markets in certain locations resulting in more commercial and paving projects. Partially offsetting these increases were lower asphalt volumes of $5.6 million, largely related to seasonal heavy-load road restrictions in certain locations, and decreased aggregate volumes of $2.3 million from the absence of an impact project during 2022, as well as lower internal sales volumes due to a late start for paving projects.
Gross profit and gross margin
Gross profit increased $10.5 million and gross margin increased 450 basis points, largely due to higher realized prices on asphalt and aggregates of $4.1 million, and higher contracting services margins contributing profit of $4.1 million related to improved bid margins and impact projects. Lower overall equipment operating costs, largely related to fuel, also had a positive benefit in the quarter of approximately $3.2 million. Partially offsetting these increases were lower aggregates and asphalt margins related to the decreased volumes previously discussed.
EBITDA and EBITDA margin
EBITDA increased $8.3 million and EBITDA margin increased 340 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative expenses of $2.4 million, largely higher labor-related costs for higher incentive and profit sharing accruals.
Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022
Revenue
Revenue increased $18.5 million as a result of higher average selling prices across all product lines of $21.6 million due to EDGE-related pricing initiatives, and contracting services revenue of $9.7 million benefiting from impact projects in certain markets and timing of some projects. Certain areas in Minnesota, North Dakota and South Dakota experienced precipitation rates that were two to three times higher during the first three months of 2023 compared to the same timeframe in 2022. These weather conditions affected demand for products and resulted in a decrease in sales volumes of $9.3 million for asphalt and aggregates.
Gross profit and gross margin
Gross profit increased $11.3 million and gross margin increased 560 basis points, largely due to higher realized prices on aggregates and asphalt of $4.4 million. Contracting services margins contributed profit of $3.6 million from improved bid margins and impact projects. Lower overall equipment operating costs, largely fuel, also had a positive benefit in the quarter.
EBITDA and EBITDA margin
EBITDA increased $9.1 million and EBITDA margin increased 470 basis points, directly resulting from the increased gross profit previously discussed. Partially offsetting the increase was higher selling, general and administrative expenses of $2.6 million, primarily higher labor-related costs for higher incentive and profit sharing accruals.

Results of Operations - All Other and Intersegment Eliminations

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(In millions)
Revenue	$100.6	$94.8	6%	$143.3	$132.5	8%
Gross profit	$19.9	$13.4	49%	$32.6	$18.9	72%
Gross margin	19.8%	14.1%		22.7%	14.3%
EBITDA	$5.4	$4.2	29%	$11.4	$.1	n.m.
EBITDA margin	5.4%	4.4%		8.0%	.1%
Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022
Revenue
Revenue increased $5.8 million, driven by higher average selling prices for asphalt products and ready-mix concrete of $14.7 million, partially offset by decreased asphalt product volumes of $5.4 million due primarily to timing of sales, lower availability of asphalt paving work and competitive market pricing in the geographic areas in which the Company operates. Also offsetting the increases were decreased ready-mix concrete and aggregates sales of $8.1 million due to a partial sale of non-strategic assets in southeast Texas in December 2022.
Gross profit and gross margin
Gross profit increased $6.5 million and gross margin increased 570 basis points, resulting from higher realized prices for asphalt products and ready-mix concrete of $13.4 million. Partially offsetting these increases was a decrease in ready-mix concrete margins, which resulted in a reduction to gross profit of $1.1 million, largely as a result of the partial sale of non-strategic assets in southeast Texas in December 2022.
EBITDA and EBITDA margin
EBITDA increased $1.2 million and EBITDA margin increased 90 basis points. The increase in EBITDA was the direct result of increased gross profit previously discussed and improved performance on the Company’s nonqualified benefit plan investments of $2.9 million. Partially offsetting the increases were higher selling, general and administrative costs, including increased payroll-related costs of $2.8 million, higher professional service fees of $1.6 million, higher taxes and licensing fees of $500,000 and other miscellaneous costs, partially as a result of standing itself up as a publicly traded company.
Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022
Revenue
Revenue increased $10.8 million, driven by higher average selling prices for asphalt products and ready-mix concrete of $17.7 million, and contracting services revenues increased $4.2 million due to cost increases and improving margins on contracts. Partially offsetting these increases were decreased aggregate and ready-mix concrete sales of $14.9 million due to the partial sale of non-strategic assets in southeast Texas in December 2022. In addition, asphalt sales volumes decreased $3.5 million related to a combination of lower availability of asphalt paving work and competitive market pricing in the geographic areas in which the Company operates.
Gross profit and gross margin
Gross profit increased $13.7 million and gross margin increased 840 basis points due primarily to higher realized prices for asphalt products and ready-mix concrete of $14.9 million. Partially offsetting these increases were decreased ready-mix concrete margins as a result of the partial sale of non-strategic assets in southeast Texas in December 2022.

EBITDA and EBITDA margin
EBITDA increased $11.3 million and EBITDA margin increased 780 basis points. The increase in EBITDA was the direct result of increased gross profit previously discussed and improved performance on the Company’s nonqualified benefit plan investments of $5.7 million. Partially offsetting the increases were higher selling, general and administrative costs, including professional service fees of $2.1 million, insurance of $700,000, payroll-related costs of $400,000 and other miscellaneous costs, partially as a result of standing itself up as a publicly traded company.
Comparison for the Years Ended December 31, 2022, 2021 and 2020.

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$2,534.7	$2,228.9	$2,178.0	14%	2%
Cost of revenue	2,173.8	1,881.9	1,807.4	16%	4%
Gross profit	360.9	347.0	370.6	4%	(6)%
Selling, general and administrative expenses	166.6	155.9	156.1	7%	—%
Operating income	194.3	191.1	214.5	2%	(11)%
Interest expense	30.1	19.2	20.6	57%	(7)%
Other (expense) income	(5.4)	1.3	.8	(515)%	63%
Income before income taxes	158.8	173.2	194.7	(8)%	(11)%
Income taxes	42.6	43.4	47.4	(2)%	(8)%
Net income	$116.2	$129.8	$147.3	(10)%	(12)%
EBITDA	$306.7	$293.4	$305.0	5%	(4)%
Adjusted EBITDA	$313.4	$294.7	$304.3	6%	(3)%
The following tables summarize operating results for the Company.

	Revenues			Gross profit			EBITDA
	2022	2021	2020	2022	2021	2020	2022	2021	2020
	(In millions)
Pacific	$468.6	$427.3	$454.4	$67.8	$74.1	$90.0	$55.8	$67.1	$79.1
Northwest	600.2	478.0	416.2	106.4	87.5	79.8	103.9	80.6	74.4
Mountain	542.0	479.6	450.9	77.5	71.2	62.9	72.6	65.0	52.4
North Central	608.0	561.8	570.8	71.8	79.7	81.0	65.0	72.3	71.7
All Other	353.1	317.4	325.9	37.4	34.5	56.9	9.4	8.4	27.4
Intersegment eliminations	(37.2)	(35.2)	(40.2)	—	—	—	—	—	—
Total	$2,534.7	$2,228.9	$2,178.0	$360.9	$347.0	$370.6	$306.7	$293.4	$305.0

	Revenues			Gross margin
	2022	2021	2020	2022	2021	2020
	(In millions)
Aggregates	$496.6	$444.0	$406.6	14.0%	13.6%	15.4%
Ready-mix concrete	609.5	584.4	547.0	14.1%	13.9%	13.6%
Asphalt	427.5	339.8	349.9	9.8%	11.9%	13.0%
Other*	407.3	344.3	356.3	15.6%	18.6%	23.2%
Contracting services	1,187.7	1,017.5	1,069.7	8.4%	9.9%	9.9%
Internal sales	(593.9)	(501.1)	(551.5)	—%	—%	—%
Total	$2,534.7	$2,228.9	$2,178.0	14.2%	15.6%	17.0%
__________________
*Other includes cement, liquid asphalt, merchandise, fabric, spreading and other products and services that individually are not considered to be a major line of business for the segment.

	2022	2021	2020
Sales (thousands):
Aggregates (tons)	33,994	33,518	30,949
Ready-mix concrete (cubic yards)	4,015	4,267	4,087
Asphalt (tons)	7,254	7,101	7,202
Average selling price:
Aggregates (per ton)*	$14.61	$13.25	$13.14
Ready-mix concrete (per cubic yard)	$151.80	$136.94	$133.86
Asphalt (per ton)	$58.93	$47.86	$48.58
__________________
*The average selling price includes freight and delivery and other revenues.
2022 Compared to 2021
Revenue
Revenue increased $305.8 million, largely driven by increased revenues across all product lines as the business benefited from higher average selling prices of nearly $250 million, largely in response to inflationary pressures. Aggregate sales volumes provided an additional $10.2 million, due mainly to recent acquisitions contributing 2.2 million tons, offset in part by lower volumes in certain segments. Asphalt sales volumes increased $7.2 million from higher demand in the North Central, Mountain and Pacific segments, partially offset by lower volumes in All Other due to less available paving work in the South region. Contracting revenues increased $170.2 million across most segments as a result of more available agency and commercial work, recent acquisitions in the Northwest segment contributing $27.9 million, more available paving work in the Mountain and North Central segments and higher contract values in all segments as a result of inflationary pressures.
The business was impacted by lower ready-mix concrete sales volumes of $38.5 million across all segments, resulting from lower residential demand and fewer impact projects. The business also saw decreased volumes for other products, largely related to decreased demand for liquid asphalt.
Gross Profit and Gross Margin
Gross profit increased by $13.9 million, primarily as a result of increased average selling prices to offset higher costs, largely due to inflationary pressures, while gross margin decreased 1.4 percent. The decrease in gross margin was primarily attributable to decreases for asphalt, other products and contracting services due to higher costs discussed later, including higher liquid asphalt, labor and fuel costs. Partially offsetting these decreases were increased gross margins on aggregates and ready-mix concrete as a result of higher average selling prices, as previously discussed, driven by higher operating costs across the segments, mostly the result of inflationary pressures. All lines of business were impacted by the higher costs, which include higher asphalt oil costs of

$59.3 million; higher labor costs of $32.0 million; higher fuel costs of $42.6 million; and higher cement costs of $20.7 million. In addition, contributions from recent acquisitions of $12.9 million had a positive impact on gross margin for the aggregates and contracting services.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $10.7 million, largely resulting from higher payroll-related costs of $11.6 million, partially resulting from inflationary pressures; higher travel expenses of $2.3 million; higher office expenses of $1.7 million; higher professional fees of $1.7 million, partially due to increased legal and audit fees; decreased recovery of bad debt of $1.4 million; and increased safety and training costs. These increases were offset in part by higher net gains on asset sales of $7.5 million.
Interest Expense
Interest expense increased $10.9 million related to higher debt balances to fund recent acquisitions and higher working capital needs, along with higher average interest rates.
Other Income (Expense)
Other income (expense) decreased $6.7 million, primarily resulting from lower returns on the Company’s nonqualified benefit plan investments.
Income Tax Expense
Income tax expense decreased $800,000 as a result of lower income before income taxes.
2021 Compared to 2020
Revenue
Revenue increased $50.9 million, largely driven by increases across the business on aggregates across all of its reportable segments and ready-mix concrete in its Mountain, North Central and Northwest segments. The increases in both product lines was the result of strong demand and increased product pricing of $27.9 million. Also contributing were higher volumes from recent acquisitions in the Northwest and Mountain segments, which provided additional sales of 1.5 million tons of aggregates and 33,000 cubic yards of ready-mix concrete. Higher ready-mix concrete sales volumes of $19.6 million due to increased commercial and residential projects also contributed to the increase. In addition, decreased internal sales had an overall positive impact on revenues of $50.4 million. These increases were partially offset by decreased contracting services in the North Central, Pacific and Mountain segments of $59.0 million, largely the result of less available asphalt paving work in certain states and the absence of a few large jobs in 2020.
Gross Profit and Gross Margin
Gross profit decreased by $23.6 million and gross margin decreased 1.4 percent. This decrease was largely attributed to increased costs across the business, including higher liquid asphalt of $15.1 million, primarily reflected in All Other, and diesel fuel across all segments of $13.3 million, as well as higher production and maintenance costs. These costs were partially offset by higher average selling prices on Knife River’s construction materials, as previously discussed. Partially offsetting the decreases were higher ready-mix concrete margins due to additional sales volumes.
Selling, General and Administrative Expenses
Selling, general and administrative expenses decreased $200,000, largely resulting from the recovery of prior bad debt expense of $2.1 million and higher gains on asset sales of $1.4 million in 2021, primarily in the Mountain segment. Partially offsetting these decreases was increased payroll-related costs of $1.6 million, primarily for higher health care costs; higher acquisition costs of $700,000; and an increase in miscellaneous taxes, license and governmental fees.

Interest Expense
Interest expense decreased $1.4 million, primarily resulting from lower average interest rates creating a benefit of $2.8 million, offset in part by higher average related-party note payable balances.
Other Income
Other income increased $500,000, primarily resulting from an out-of-period adjustment in 2020 as a result of previously overstated benefit plan expenses.
Income Tax Expense
Income tax expense decreased $4.0 million as a result of lower income before income taxes.
Business Segment Financial and Operating Data
A discussion of key financial data from Knife River’s business segments follows. Knife River provides segment level information by revenue, gross profit, gross margin, EBITDA and EBITDA margin as these are measures of profitability used by management to assess operating results. EBITDA and EBITDA margin are non-GAAP financial measures. For more information and reconciliations to the nearest GAAP measure, see the section entitled “—Non-GAAP Financial Measures.”
Results of Operations – Pacific

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$468.6	$427.3	$454.4	10%	(6)%
Gross profit	$67.8	$74.1	$90.0	(9)%	(18)%
Gross margin	14.5%	17.3%	19.8%
EBITDA	$55.8	$67.1	$79.1	(17)%	(15)%
EBITDA margin	11.9%	15.7%	17.4%

	2022	2021	2020
	(In millions)
Revenues:
Aggregates	$92.3	$89.9	$88.0
Ready-mix concrete	127.6	123.9	134.7
Asphalt	35.7	26.4	25.6
Other*	183.2	147.5	160.1
Contracting services	129.5	127.6	145.1
Internal sales	(99.7)	(88.0)	(99.1)
	$468.6	$427.3	$454.4
__________________
*Other includes cement, liquid asphalt, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.
2022 Compared to 2021
Revenue
Revenue increased $41.3 million, largely from revenues related to liquid asphalt and cement with increased prices, largely in response to inflationary prices, contributing $13.2 million and $1.8 million, respectively, and additional sales volumes contributing $6.7 million and $4.5 million, respectively, resulting from increased paving activity in California and stronger demand in Alaska. Higher average selling prices for asphalt, aggregates and ready-mix concrete, largely in response to inflationary pressures, contributed approximately $18.7 million. Revenues were also positively impacted from increased asphalt volumes of 9.4 percent, primarily related to a large project in Northern California. Contracting services revenues were up 1.5 percent, which provided an additional $1.9 million during the period, largely in the northern California market from a large project and increases in contract pricing, due in part to inflationary pressures. Partially offsetting these increases were decreased aggregate sales volumes of $3.4 million related to decreased demand in central California and decreased ready-mix concrete sales volumes of $3.0 million related to decreased demand in Alaska and Hawaii.
Gross Profit and Gross Margin
Gross profit decreased $6.3 million and gross margin decreased 2.8 percent. Margins decreased across all product lines and contracting services as a result of a downturn in the Hawaiian economy, a lack of large rock projects and less residential work in California. In addition, the segment experienced higher costs of $47.6 million, largely the result of inflationary pressures, including fuel, labor, material and production costs.
EBITDA and EBITDA Margin
EBITDA decreased $11.3 million and EBITDA margin decreased 3.8 percent. These decreases were the direct result of the previously discussed lower gross margin, as well as higher selling, general and administrative costs including payroll-related costs of $2.7 million; decreased recovery of bad debt of $1.7 million; and legal expenses of $700,000.
2021 Compared to 2020
Revenue
Revenue decreased $27.1 million, resulting largely from decreased contracting services revenues of 12.1 percent due to fewer large projects in Southern and Northern California, largely related to the timing of projects and a more competitive construction market, respectively. Other revenue also negatively impacted the segment, resulting primarily from lower cement revenue of $6.1 million in Hawaii from lower demand and project delays, as well as decreased prestress and steel fabrication, liquid asphalt and soil remediation revenues. Lower ready-mix concrete volumes of $12.0 million, or 8.8 percent, primarily from lower demand and delayed projects in Hawaii were partially offset by higher average pricing of $1.2 million. The segment experienced higher aggregate and asphalt sales volumes of 7.7 percent and 5.9 percent, respectively, partially due to a large project in Northern California.
Gross Profit and Gross Margin
Gross profit decreased $15.9 million and gross margin decreased 2.5 percent. The decrease in margin was largely due to higher costs of $23.7 million, partially as a result of inflationary pressures on fuel, material and production costs. These higher costs were somewhat offset by the higher average ready-mix concrete selling prices of $1.2 million, as previously discussed.
EBITDA and EBITDA Margin
EBITDA decreased $12.0 million and EBITDA margin decreased 1.7 percent. These decreases were the direct result of the previously discussed lower gross margin. Partially offsetting was lower bad debt expense of $2.2 million, which includes the recovery of prior period bad debt.

Results of Operations – Northwest

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$600.2	$478.0	$416.2	26%	15%
Gross profit	$106.4	$87.5	$79.8	22%	10%
Gross margin	17.7%	18.3%	19.2%
EBITDA	$103.9	$80.6	$74.4	29%	8%
EBITDA margin	17.3%	16.9%	17.9%

	2022	2021	2020
		(In millions)
Revenues:
Aggregates	$171.6	$135.2	$113.0
Ready-mix concrete	158.0	152.1	144.3
Asphalt	97.3	78.9	60.5
Other*	14.8	12.8	14.0
Contracting services	262.7	187.1	158.4
Internal sales	(104.2)	(88.1)	(74.0)
	$600.2	$478.0	$416.2
__________________
*Other includes merchandise, transportation services and other products that individually are not considered to be a major line of business for the segment.
2022 Compared to 2021
Revenue
Revenue increased $122.2 million, largely related to higher contracting services revenues as a result of higher demand for airport, agency, commercial and data center projects and inflationary pressures driving up contract values, as well as the benefit from recent acquisitions of $29.0 million. Higher average selling prices on all product lines, largely in response to inflationary pressures, also contributed $48.0 million. Aggregate volumes increased 18 percent during the period, largely from recent acquisitions contributing 2.2 million tons. Partially offsetting the increases were decreased ready-mix concrete volumes of $15.0 million or 9 percent, largely related to decreased demand and the absence of a large project.
Gross Profit and Gross Margin
Gross profit increased $18.9 million, primarily as a result of increased average selling prices to offset higher costs, largely due to inflationary pressures including costs for energy-related products, raw materials, labor and equipment, while gross margin decreased 0.6 percent. The decrease in gross margin was primarily attributable to 36.6 percent lower realized margins on asphalt due to higher raw materials and energy-related costs from inflationary pressures and 10.3 percent lower contracting services margin due to higher equipment costs and lower margin carry-over work from recent acquisitions. Partially offsetting these decreases were increased gross margins for aggregates of 14.4 percent and ready-mix concrete of 11.9 percent as higher average selling prices offset the increased costs as a result of the previously mentioned inflationary pressures.
EBITDA and EBITDA Margin
EBITDA increased $23.3 million while EBITDA margin increased 0.4 percent. The increase in EBITDA was the direct result of increased gross profit previously discussed and the offset of higher depreciation expense of $11.2 million included in gross profit. Partially offsetting this increase was higher selling, general and administrative expenses of $6.7 million resulting from increased acquisition-related costs, higher bad debt expense and higher labor-related costs, partially the result of inflationary pressures.
2021 Compared to 2020
Revenue
Revenue increased $61.8 million, primarily the result of increased revenues across the segment from higher sales volumes of $38.3 million and higher average selling prices on its products of $10.1 million. Higher demand for work including asphalt paving, public-sector projects, commercial projects, health care facilities and residential fire rebuilding contributed to the increased volumes, including a 27 percent increase in asphalt sales volumes and a 16 percent increase in aggregate sales volumes over the previous year. Recent acquisitions also contributed 450,000 tons to aggregate sales volumes. Contracting services activity increased in southern and western Oregon due to more available public work and stronger commercial demand, as evidenced by the increase in internal product sales.
Gross Profit and Gross Margin
Gross profit increased $7.7 million during 2021 and gross margin decreased 0.9 percent. This decreased margin was due to increased costs of 5.7 percent, primarily as a result of inflationary pressures on fuel, raw materials, customer delivery and repair and maintenance costs. These increased costs were offset somewhat by higher average selling prices of $10.1 million across the segment, as previously discussed.
EBITDA and EBITDA Margin
EBITDA increased $6.2 million while EBITDA margin decreased 1.0 percent. The increase in EBITDA was the direct result of increased gross profit as the segment experienced higher sales volumes and contracting services work. This increase was partially offset by higher selling, general and administrative expense related to higher payroll-related and acquisition-related costs. EBITDA margin decreased due to higher costs of revenue and higher selling, general and administrative expense.
Results of Operations – Mountain

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$542.0	$479.6	$450.9	13%	6%
Gross profit	$77.5	$71.2	$62.9	9%	13%
Gross margin	14.3%	14.8%	13.9%
EBITDA	$72.6	$65.0	$52.4	12%	24%
EBITDA margin	13.4%	13.6%	11.6%

	2022	2021	2020
		(In millions)
Revenues:
Aggregates	$83.3	$72.6	$60.0
Ready-mix concrete	106.7	100.4	83.1
Asphalt	93.3	69.3	72.2
Other*	—	.1	—
Contracting services	368.7	323.7	327.2
Internal sales	(110.0)	(86.5)	(91.6)
	$542.0	$479.6	$450.9
__________________
*Other includes products that individually are not considered to be a major line of business for the segment.

2022 Compared to 2021
Revenue
Revenue increased $62.4 million, primarily the result of higher contracting services revenues and higher average selling prices across all product lines, largely in response to inflationary pressures, of $41.7 million. Contracting services benefited from higher demand across all markets throughout the region and higher contract pricing in response to inflationary pressures. Asphalt sales volumes increased $4.7 million or 5.4 percent mainly due to stronger demand for paving work in Montana and Wyoming, and aggregate sales volumes increased $2.0 million or 2.4 percent resulting from stronger demand in certain states. Partially offsetting these increases were decreased ready-mix concrete sales volumes of $7.4 million as a result of increased competition.
Gross Profit and Gross Margin
Gross profit increased $6.3 million, primarily as a result of increased average selling prices to offset higher costs, largely due to inflationary pressures including costs for energy-related products, raw materials, labor and equipment, while gross margin decreased 0.5 percent. The decrease in gross margin was largely attributable to a 14.7 percent decrease in gross margin for contracting services due to increased materials costs and other inflationary pressures, as previously discussed. All other lines of business for this segment saw an increase in gross margin ranging from 4.0 percent to 10.0 percent, which was primarily due to increased selling prices, as previously mentioned.
EBITDA and EBITDA Margin
EBITDA increased $7.6 million and EBITDA margin decreased 0.2 percent. The increase in EBITDA was directly related to the increase in gross profit, as previously mentioned. The decrease in EBITDA margin was largely the result of the decrease in gross margin previously discussed, as well as higher labor costs in selling, general and administrative expenses. The absence of a gain of $1.3 million on a property sale in Montana during 2021 also negatively impacted both EBITDA and EBITDA margin.
2021 Compared to 2020
Revenue
Revenue increased $28.7 million, primarily the result of increased revenues from higher sales volumes of $21.6 million and higher average selling prices of aggregates and ready-mix concrete of $10.6 million. Ready-mix sales volumes increased $12.8 million across the segment due to strong residential and commercial sales and aggregates experienced higher sales volumes of 9.8 percent due mainly to an acquisition in December 2020. While asphalt sales volumes increased $2.3 million, particularly in Idaho and Western Montana, the increase was more than offset by lower average selling prices of $5.2 million due to the product mix sold. The segment was also negatively impacted by lower contracting services revenue of $3.5 million as a result of less available paving work across its businesses and the absence of a few large jobs.
Gross Profit and Gross Margin
Gross profit increased $8.3 million and gross margin increased 0.9 percent. The increase in margin was largely due to higher average ready-mix concrete and aggregate selling prices of $10.6 million across the segment. These increases were impacted by increased costs of $2.0 million, largely the result of inflationary pressures on liquid asphalt, fuel, delivery, materials, and repair and maintenance costs.
EBITDA and EBITDA Margin
EBITDA increased $12.6 million and EBITDA margin increased 2.0 percent. These increases were the direct result of the previously discussed increased gross margin, as well as a gain of $1.3 million on a property sale in Montana during 2021.

Results of Operations – North Central

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$608.0	$561.8	$570.8	8%	(2)%
Gross profit	$71.8	$79.7	$81.0	(10)%	(2)%
Gross margin	11.8%	14.2%	14.2%
EBITDA	$65.0	$72.3	$71.7	(10)%	1%
EBITDA margin	10.7%	12.9%	12.6%

	2022	2021	2020
		(In millions)
Revenues:
Aggregates	$96.5	$97.5	$94.8
Ready-mix concrete	158.6	157.2	142.4
Asphalt	174.2	140.0	156.4
Other*	24.9	22.8	24.8
Contracting services	355.7	306.9	344.9
Internal sales	(201.9)	(162.6)	(192.5)
	$608.0	$561.8	$570.8
__________________
*Other includes merchandise and other products that individually are not considered to be a major line of business for the segment.
2022 Compared to 2021
Revenue
Revenue increased $46.2 million, primarily the result of higher average selling prices across all product lines, largely in response to inflationary pressures, of $52.7 million and higher contracting services revenues of $48.8 million driven largely by higher demand for asphalt paving work. Asphalt sales volumes also increased $5.9 million, directly related to increased contracting services. Partially offsetting these increases were decreased aggregate and ready-mix concrete sales volumes of $23.9 million as a result of the absence of a few large commercial projects in the South Dakota market during the year and lower demand for residential work in certain markets. In addition, increased internal sales reduced the total revenues.
Gross Profit and Gross Margin
Gross profit decreased $7.9 million, all lines of business saw higher costs, largely due to inflationary pressures including costs for energy-related products, raw materials, labor and equipment, which were mostly offset by increased average selling prices. Gross margin decreased 2.4 percent primarily due to increased costs, as previously discussed, which drove lower gross margins for ready-mix concrete of 15.3 percent; asphalt of 17.7 percent; and other product lines of 34.2 percent. Contracting services saw a decrease in gross margin of 29.9 percent, largely from increased materials costs and other inflationary pressures, as previously discussed. Partially offsetting these decreases were increased gross margins for aggregates of 1.9 percent as higher average selling prices more than offset the increased costs previously mentioned.
EBITDA and EBITDA Margin
EBITDA decreased $7.3 million and EBITDA margin decreased 2.2 percent. This decrease was directly related to the decreased gross margin previously discussed.

2021 Compared to 2020
Revenue
Revenue decreased $9.0 million, primarily the result of decreased contracting work largely in the Minnesota and North Dakota markets, which also impacted asphalt volumes. Also contributing to the decrease was lower average selling prices of $2.6 million on asphalt sales driven by the product mix. Partially offsetting these decreases were increased revenues for ready-mix concrete due to higher volumes of $8.1 million and higher average selling prices of $6.7 million, largely the result of large commercial projects in the South Dakota market. Aggregate volumes also benefited by $3.4 million, partially from these large commercial projects. In addition, decreased internal sales had an overall positive impact to revenues.
Gross Profit and Gross Margin
Gross profit decreased $1.3 million while gross margin remained consistent at 14.2 percent. Positively impacting the segment were higher average selling prices on ready-mix concrete of $6.8 million. Offsetting this increase was less contracting work, lower average selling prices on asphalt of $2.6 million and increased costs of $1.2 million, largely the result of inflationary pressures on liquid asphalt, fuel, and materials.
EBITDA and EBITDA Margin
EBITDA increased $600,000 and EBITDA margin increased slightly at 0.3 percent. These increases were the result of decreased selling, general and administrative expense related to lower payroll-related costs.
Results of Operations – All Other

Years ended December 31,	2022	2021	2020	2022 vs 2021 % change	2021 vs 2020 % change
	(In millions)
Revenue	$353.1	$317.4	$325.9	11%	(3)%
Gross profit	$37.4	$34.5	$56.9	8%	(39)%
Gross margin	10.6%	10.9%	17.5%
EBITDA	$9.4	$8.4	$27.4	12%	(70)%
EBITDA margin	2.7%	2.6%	8.4%
2022 Compared to 2021
Revenue
Revenue increased $35.7 million, primarily the result of higher liquid asphalt revenues of $21.6 million due to higher average selling prices from inflationary pressures. In addition, the South operating segment implemented higher average selling prices across all product lines of $25.5 million, primarily in response to inflationary pressures. Partially offsetting the increase in selling prices were decreased asphalt sales volumes of $7.6 million and aggregate sales volumes of $2.7 million related to lower demand for asphalt paving work in Texas, which also impacted contracting services work by $4.0 million.
Gross Profit and Gross Margin
Gross profit increased $2.9 million, primarily as a result of increased average selling prices to offset higher costs, largely due to inflationary pressures including costs for energy-related products, raw materials, labor and equipment, while gross margin decreased 0.3 percent. The decrease in gross margin was largely due to decreased asphalt margins of 21.5 percent resulting from increased costs related to inflationary pressures on fuel and materials in the South operating segment. Partially offsetting this decrease was higher margins directly resulting from the increase in selling prices on aggregates and ready-mix concrete in the South operating segment and higher margins for other products of 20.9 percent in the Energy Services operating segment.

EBITDA and EBITDA Margin
EBITDA increased $1.0 million and EBITDA margin remained consistent. The increase in EBITDA was the direct result of increased gross profit previously discussed and lower selling, general and administrative expense in the South operating segment, primarily related to higher net gains on asset sales of $7.5 million. Partially offsetting the increases were lower returns on the Company’s nonqualified benefit plan investments of $6.1 million.
2021 Compared to 2020
Revenue
Revenue decreased $8.5 million, primarily the result of decreased contracting work of $22.0 million in the South operating segment, directly resulting from less asphalt paving work in Texas, which also impacted asphalt volumes by $9.5 million. The average selling price of aggregates also decreased 3.3 percent due to a change in sales related to product mix. Partially offsetting these decreases were increased ready-mix concrete volumes of $7.4 million in the South operating segment due to the shift in demand from asphalt and 4.2 percent higher liquid asphalt volumes in certain markets in the Energy Services operating segment.
Gross Profit and Gross Margin
Gross profit decreased $22.4 million and gross margin decreased 6.6 percent. This decreased margin was largely due to $20.8 million higher costs, primarily higher inventory costs related to liquid asphalt in the Energy Services operating segment, as well as increased fuel, labor, delivery, and repair and maintenance costs partially as a result of inflationary pressures in both the South and Energy Services operating segments. The start-up activities of the Honey Creek quarry also contributed to higher costs by $2.2 million. These increased costs were somewhat offset by higher average selling prices on ready-mix concrete of $800,000 in the South operating segment.
EBITDA and EBITDA Margin
EBITDA decreased $19.0 million and EBITDA margin decreased 5.8 percent. These decreases were the direct result of the previously discussed decreased gross margin, offset slightly by lower selling, general and administrative expense in both the South and Energy Services operating segments as well as for corporate costs, primarily related to lower payroll-related costs.
Intersegment Transactions
Amounts presented in the preceding tables will not agree with the consolidated statements of operations due to Knife River’s elimination of intersegment transactions. The amounts related to these items were as follows:

Years ended December 31,	2022	2021	2020
		(In millions)
Intersegment transactions:
Revenues	$37.2	$35.2	$40.2
Cost of revenue	$(37.2)	$(35.2)	$(40.2)
Liquidity and Capital Resources
At June 30, 2023, Knife River had cash, cash equivalents and restricted cash of $68.5 million and working capital of $574.0 million. Working capital is calculated as current assets less current liabilities. Subsequent to the completion of the Spin-Off, Knife River’s cash management, capital structure and liquidity sources have changed significantly. Knife River implemented its own centralized cash management model and intends to use cash on hand and third-party credit facilities to fund day-to-day operations.
Given the seasonality of its business, the Company typically experiences significant fluctuations in working capital needs and balances throughout the year. Working capital requirements generally increase in the first half of the year as the Company builds up inventory and focuses on preparing equipment and facilities and other start-up costs for its construction season. Working capital levels then decrease as the construction season winds down and the Company collects on receivables.
Knife River’s ability to fund its cash needs will depend on the ongoing ability to generate cash from operations and obtain debt financing with competitive rates. Knife River relies on access to capital markets as sources of liquidity for capital requirements not satisfied by cash flows from operations, particularly in the first half of the year due to the seasonal nature of the industry. Knife River’s principal uses of cash in the future will be to fund its operations, working capital needs, capital expenditures, repayment of debt and strategic business development transactions.
On April 25, 2023, Knife River issued $425.0 million of 7.75 percent senior notes due May 1, 2031, pursuant to an indenture. On May 31, 2023, Knife River entered into a senior secured credit agreement consisting of a $275.0 million term loan and a $350.0 million revolving credit facility, of which $190.0 million was drawn down and $35.0 million was repaid during the period, each with a SOFR-based interest rate and a maturity date of May 31, 2028.
Management believes that Knife River and its third-party financing arrangements, future cash from operations and access to capital markets will provide adequate resources to fund future cash flow needs and, therefore, subsequent to the Spin-Off, would no longer rely on funding from Centennial.
Capital Expenditures
Capital expenditures for the six months ended June 30, 2023 and 2022, were $56.0 million and $70.7 million, respectively. Knife River currently estimates total 2023 capital expenditures to be $125.0 million, which will primarily be used for routine replacement and maintenance of vehicles and equipment, building improvements, aggregate reserves and storage facilities updates.
Knife River’s capital expenditures for the year ended December 31, 2022, were $182 million, including $6 million for the completed business combination described in Note 6 of the audited consolidated financial statements, compared to $418 million, including $235 million for the completed business combinations in Note 6, for the year ended December 31, 2021. The 2022 and 2021 capital expenditures were funded by internal sources and borrowings under credit facilities and related-party notes from Centennial.
The Company continues to evaluate the potential for future acquisitions and other growth opportunities that would be incremental to the outlined capital program; however, these opportunities are dependent upon the availability of economic opportunities. It is anticipated that all of the funds required for capital expenditures for 2023 will be funded by various sources, including internally generated funds; credit facilities; and issuance of debt and equity securities if necessary.
Cash Flows

	Six Months Ended June 30,		Years ended December 31,
Years ended December 31,	2023	2022	2022	2021	2020
	(In millions)
Net cash provided by (used in)
Operating activities	$(70.4)	$(147.8)	$207.5	$181.2	$232.4
Investing activities	(64.1)	(78.1)	(155.9)	(398.3)	(185.9)
Financing activities	192.9	224.8	(55.3)	223.8	(47.9)
Increase (decrease) in cash and cash equivalents	58.4	(1.1)	(3.7)	6.7	(1.4)
Cash and cash equivalents – beginning of year	10.1	13.8	13.8	7.1	8.5
Cash and cash equivalents – end of year	$68.5	$12.7	$10.1	$13.8	$7.1

Operating activities

	Six Months Ended June 30,		Years ended December 31,
	2023	2022	2022	2021	2020
	(In millions)
Net income (loss)	$15.5	$(1.5)	$116.2	$129.8	$147.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	55.1	58.6	112.4	128.6	87.3
Changes in current assets and current liabilities, net of acquisitions:
Receivables	(236.4)	(215.2)	(32.5)	15.3	7.9
Due from related-party	16.1	1.0	(8.0)	2.9	(7.0)
Inventories	(51.1)	(66.3)	(31.0)	(42.4)	(11.3)
Other current assets	(20.9)	(16.8)	—	(4.6)	1.3
Accounts payable	102.6	73.1	17.5	(13.9)	(10.7)
Due to related-party	(7.3)	9.8	3.6	(1.0)	(.8)
Other current liabilities	25.6	8.9	21.4	(21.0)	12.9
Pension and postretirement benefit plan contributions	(.3)	(.2)	(.4)	(.4)	(.3)
Other noncurrent changes	30.7	.8	8.3	(12.1)	5.8
Net cash provided by (used in) operating activities	$(70.4)	$(147.8)	$207.5	$181.2	$232.4
Cash used in operating activities totaled $70.4 million for the six months ended June 30, 2023, compared to $147.8 million for the six months ended June 30, 2022. The decreased cash used in operating activities was largely the result of lower working capital needs. Cash used by working capital components totaled $171.4 million for the six months ended June 30, 2023, compared to $205.5 million for the six months ended June 30, 2022. This decreased usage of cash was driven largely by the lower payments on operating expenses at the end of the period, lower payments on taxes payable, higher deferred interest payments on long-term debt, and decreased liquid asphalt inventory balances, partially offset by increased accounts receivable balances associated with higher revenues during the quarter. In addition, the timing of insurance costs associated with the captive insurer had a positive impact on cash used in operating activities.
Cash provided by operating activities totaled $207.5 million in 2022, compared to $181.2 million in 2021. The increased cash provided by operating activities was largely the result of lower working capital needs. Cash used by working capital components totaled $29.0 million in 2022, compared to $64.6 million in 2021. This decreased usage of cash was driven largely by the timing of certain income tax payments during 2021 and the result of higher bonus depreciation related to 2021 acquisitions. Also positively impacting working capital was higher liquid asphalt inventory balances due to higher material costs and higher deferred revenues. Partially offsetting these increases were higher receivables balances, directly resulting from the increased revenues during 2022.
Cash provided by operating activities totaled $181.2 million in 2021, compared to $232.4 million in 2020. The reduction in cash provided directly correlates to the reduction in earnings due to the previously discussed decrease in gross margin. Also impacting the amount of cash provided was higher working capital needs. Cash used by working capital components totaled $64.6 million in 2021, compared to $7.8 million in 2020. This additional usage of cash was largely driven by higher liquid asphalt inventory balances due to higher material costs; higher inventory balances as a result of production at the businesses acquired; decreased payments of previously deferred payroll taxes due to the COVID-19 Aid, Relief and Economic Security Act and higher payments to vendors. Positively contributing to working capital was increased collections of receivables partially offset by lower costs and estimated earnings in excess of billings on uncompleted construction contracts, as well as the timing of certain income tax payments offset in part by higher bonus depreciation related to recent acquisitions.

Investing activities

	Six Months Ended June 30,		Years ended December 31,
	2023	2022	2022	2021	2020
	(In millions)
Capital expenditures	$(66.6)	$(80.3)	$(178.2)	$(174.2)	$(135.9)
Acquisitions, net of cash acquired	—	(.5)	1.7	(235.2)	(56.7)
Net proceeds from sale or disposition of property and other	4.1	4.3	22.9	12.0	8.2
Investments	(1.6)	(1.6)	(2.3)	(.9)	(1.5)
Net cash used in investing activities	$(64.1)	$(78.1)	$(155.9)	$(398.3)	$(185.9)
The decrease in cash used in investing activities for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was primarily due to a reduction in capital expenditures for the prestress facility in Washington that is nearing completion.
The decrease in cash used in investing activities from 2022 to 2021 was primarily the result of decreased cash used in acquisition activity. Also contributing to the decrease was increased proceeds from asset sales.
The increase in cash used in investing activities from 2021 to 2020 was primarily the result of higher cash used in acquisition activity. Also contributing to the increase in cash used was higher capital expenditures, including expenditures of $13.4 million related to a prestress facility and $9.9 million related to a new training center in addition to the normal equipment replacements and upgrades.
Financing activities

	Six Months Ended June 30,		Years ended December 31,
	2023	2022	2022	2021	2020
	(In millions)
Issuance of current related-party notes, net	$—	$100.0	$208.0	$—	$—
Issuance (repayment) of long-term related-party notes, net	205.3	154.9	(207.0)	282.0	(2.3)
Issuance of long-term debt	855.0	—	—	—	—
Repayment of long-term debt	(.1)	(.1)	(.3)	(.2)	(.2)
Debt issuance costs	(16.7)	(.7)	(.8)	—	—
Net transfers to Centennial	(850.6)	(29.3)	(55.2)	(58.0)	(45.4)
Net cash provided by (used in) financing activities	$192.9	$224.8	$(55.3)	$223.8	$(47.9)
The decrease in cash flows provided by financing activities for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was largely related to decreased issuance of short-term related-party notes being offset somewhat by increased issuance of long-term related-party notes in 2023. The net transfer to Centennial for the payment of dividends at the time of the Spin-Off were mostly offset by the issuance of third-party debt at the time of the Spin-Off reduced by the associated debt issuance costs.
The increase in cash flows used in financing activities from 2022 to 2021 was largely the result of decreased issuance of related-party notes as a result of lower working capital needs, as previously discussed.
The increase in cash flows provided by financing activities from 2021 to 2020 was largely the result of an increase in related party notes for acquisitions and increased working capital needs.

Material Cash Requirements
Material short-term and long-term cash requirements of the Company include repayment of third-party long-term debt and related interest payments, related-party notes payable and related interest payments, payments on operating lease agreements, payments of obligations on purchase commitments and asset retirement obligations.
At June 30, 2023, the Company’s purchase commitments reflected an increase of approximately 95 percent from the balance at December 31, 2022. This increase is primarily due to the Company committing to a three-year cement contract, as well as, the Company still having locked-in commitments from first quarter for the construction season. The Company expects purchase commitments to decrease throughout 2023 as obligations are satisfied during the construction season.
At June 30, 2023, the Company’s long-term debt reflected an increase of approximately $378.4 million from the balance at December 31, 2022. This increase is primarily due to the Company paying off the short-term debt, and replacing it with long-term debt in preparation of the Spin-Off. Overall, borrowings have decreased as of June 30, 2023, and are expected to decrease as construction season continues.
At June 30, 2023, the Company’s total estimated interest payments over the life of its debt reflected an increase of approximately $277.4 million from the total estimated interest payments at December 31, 2022. This increase is due to the rising interest rate environment in 2023 and higher rate debt incurred by the Company in preparation of the Spin-Off. The Company’s average interest rate has increased from 3.62 percent on December 31, 2022 to 6.55 percent on June 30, 2023.
Estimated interest payments outstanding over the life of the loans was as follows:

	Remainder of 2023	1-3 years	3-5 years	More than 5 years	Total
	(In millions)
Estimated interest payments*	$33.0	$128.4	$125.0	$121.5	$407.9
__________________
*Represents the estimated interest payments associated with the Company’s long-term outstanding debt at June 30, 2023, assuming current interest rates and consistent amounts outstanding until their respective maturity dates over the periods indicated above.
At June 30, 2023, the Company expects to contribute approximately $1.2 million to its qualified noncontributory defined benefit pension plans in 2023 to maintain a desired funded status. At December 31, 2022, the Company did not expect to make contributions.
At December 31, 2022, Knife River’s material cash requirements under its contractual obligations were as follows:

	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In millions)
Related-party notes payable	$238.0	$76.4	$65.0	$305.0	$684.4
Interest on related-party notes*	20.8	36.1	31.9	48.7	137.5
Operating leases	15.1	18.8	7.5	11.9	53.3
Purchase commitments	80.8	6.2	3.9	9.8	100.7
	$354.7	$137.5	$108.3	$375.4	$975.9
__________________
*Represents the estimated interest payments associated with Knife River’s related-party notes payable outstanding as of December 31, 2022, assuming interest rates as of December 31, 2022, and consistent amounts outstanding until their respective maturity dates over the periods indicated in the table above.
Material short-term cash requirements of Knife River include payments on operating lease agreements, payment of obligations on purchase commitments and asset retirement obligations, as well as $208 million of short-term related-party notes payable. At December 31, 2022, the current portion of asset retirement obligations was $4.4 million and was included in other accrued liabilities on the consolidated balance sheets.
Material long-term cash requirements of Knife River include payments on operating lease agreements, payment of obligations on purchase commitments and asset retirement obligations. At December 31, 2022, Knife River had total liabilities of $33.0 million related to asset retirement obligations that are excluded from the table above. Due to the nature of these obligations, Knife River cannot determine precisely when the payments will be made to settle these obligations.
Defined Benefit Pension Plans
The Company has noncontributory qualified defined benefit pension plans for certain employees. Various assumptions are used in calculating the benefit expense (income) and liability (asset) related to these plans, as such costs of providing these benefits bear the risk of changes as they are dependent upon assumptions of future conditions.
The Company expects to contribute approximately $1.2 million in pension plan contributions in 2023, largely resulting from the decline in asset values in 2022 decreasing the funded status of the plans. For more information, see Note 17 of the Audited Annual Consolidated Financial Statements in the included elsewhere in this prospectus.
Critical Accounting Estimates
Knife River has prepared its financial statements in conformity with GAAP. The preparation of its financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors believed to be reasonable under the circumstances.
Critical accounting estimates are defined as estimates that require management to make assumptions about matters that are uncertain at the time the estimate was made, and changes in the estimates could have a material impact on Knife River’s financial position or results of operations. Knife River’s critical accounting estimates are subject to judgments and uncertainties that affect the application of its significant accounting policies. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, Knife River’s financial position or results of operations may be materially different when reported under different conditions or when using different assumptions in the application of the following critical accounting estimates. For more information, see the section entitled “Index to Financial Statements.”
Revenue Recognition
Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The recognition of revenue requires Knife River to make estimates and assumptions that affect the reported amounts of revenue. The accuracy of revenues reported on the consolidated financial statements depends on, among other things, management’s estimates of total costs to complete projects because Knife River uses the cost-to-cost measure of progress on contracting services contracts for revenue recognition.
To determine the proper revenue recognition method for contracts, Knife River evaluates whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. For most contracts, the customer contracts with Knife River to provide a significant service of integrating a complex set of tasks and components into a single project. Hence, Knife River’s contracts are generally accounted for as one performance obligation.
Knife River recognizes contracting services revenue over time using an input method based on the cost-to-cost measure of progress for contracts because it best depicts the transfer of assets to the customer which occurs as Knife River incurs costs on the contract. Under the cost-to-cost measure of progress, the costs incurred are compared with total estimated costs of a performance obligation. Revenues are recorded proportionately to the costs incurred. This method depends largely on the ability to make reasonably dependable estimates related to the extent of progress toward completion of the contract, contract revenues, and contract costs. Since contract prices are generally set before the work is performed, the estimates pertaining to every project could contain significant unknown risks such as volatile labor, material and fuel costs, weather delays, adverse project site conditions, unforeseen actions by regulatory agencies, performance by subcontractors, job management and relations with project owners. Changes in estimates could have a material effect on Knife River’s results of operations, financial position and cash flows. For the six months ended June 30, 2023 and the years ended December 31, 2022, 2021 and 2020, Knife River’s total contracting services revenue was $468.4 million, $1.2 billion, $1.0 billion and $1.1 billion, respectively.
Several factors are evaluated in determining the bid price for contract work. These include, but are not limited to, the complexities of the job, past history performing similar types of work, seasonal weather patterns, competition and market conditions, job site conditions, work force safety, reputation of the project owner, availability of labor, materials and fuel, project location and project completion dates. As a project commences, estimates are continually monitored and revised as information becomes available and actual costs and conditions surrounding the job become known. If a loss is anticipated on a contract, the loss is immediately recognized.
Contracts are often modified to account for changes in contract specifications and requirements. Knife River considers contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations. Generally, contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration of services provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis.
Knife River’s contracts for contracting services generally contain variable consideration including liquidated damages, performance bonuses or incentives, claims, unpriced change orders and penalties or index pricing. The variable amounts usually arise upon achievement of certain performance metrics or change in project scope. Knife River estimates the amount of revenue to be recognized on variable consideration using one of the two prescribed estimation methods, the expected value method or the most likely amount method, depending on which method best predicts the most likely amount of consideration Knife River expects to be entitled to or expects to incur. Assumptions as to the occurrence of future events and the likelihood and amount of variable consideration are made during the contract performance period. Estimates of variable consideration and assessment of anticipated performance and all information (historical, current and forecasted) that is reasonably available to management. Knife River only includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Changes in circumstances could impact management’s estimates made in determining the value of variable consideration recorded. When determining if the variable consideration is constrained, Knife River considers if factors exist that could increase the likelihood or the magnitude of a potential reversal of revenue. Knife River updates its estimate of the transaction price each reporting period and the effect of variable consideration on the transaction price is recognized as an adjustment to revenue on a cumulative catch-up basis.
Knife River believes its estimates surrounding the cost-to-cost method are reasonable based on the information that is known when the estimates are made. Knife River has contract administration, accounting and management control systems in place that allow its estimates to be updated and monitored on a regular basis. Because of the many factors that are evaluated in determining bid prices, it is inherent that Knife River’s estimates have changed in the past and will continually change in the future as new information becomes available for each job.
Business Combinations
Knife River accounts for acquisitions on the consolidated financial statements starting from the date of the acquisition, which is the date that control is obtained. The acquisition method of accounting requires acquired assets and liabilities assumed be recorded at their respective fair values as of the date of the acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The estimation of fair values of acquired assets and liabilities assumed by Knife River requires significant judgment and requires various assumptions. Although independent appraisals may be used to assist in the determination of the fair value of certain assets and liabilities, the appraised values may be based on significant estimates provided by management. The amounts and useful lives assigned to depreciable and amortizable assets compared to amounts assigned to goodwill, which is not amortized, can affect the results of operations in the period of and periods subsequent to a business combination.
In determining fair values of acquired assets and liabilities assumed, Knife River uses various observable inputs for similar assets or liabilities in active markets and various unobservable inputs, which includes the use of valuation models. Fair values are based on various factors including, but not limited to, age and condition of property, maintenance records, auction values for equipment with similar characteristics, recent sales and listings of comparable properties, data collected from drill holes and other subsurface investigations and geologic data. Knife River primarily uses the market and cost approaches in determining the fair value of land and property, plant and equipment. A combination of the market and income approaches are used for aggregate reserves and intangibles, primarily a discounted cash flow model. Knife River must develop reasonable and supportable assumptions to evaluate future cash flows. The process is highly subjective and requires a large degree of management judgement. Assumptions used may vary for each specific business combination due to unique circumstances of each transaction. Assumptions may include discount rate, time period, terminal value and growth rate. The values generated from the discounted cash flow model are sensitive to the assumptions used. Inaccurate assumptions can lead to deviations from the values generated.
There is a measurement period after the acquisition date during which Knife River may adjust the amounts recognized for a business combination. Any such adjustments are recorded in the period the adjustment is determined with the corresponding offset to goodwill. These adjustments are typically based on obtaining additional information that existed at the acquisition date regarding the assets acquired and the liabilities assumed. The measurement period ends once Knife River has obtained all necessary information that existed as of the acquisition date, but does not extend beyond one year from the date of the acquisition. Once the measurement period has ended, any adjustments to assets acquired or liabilities assumed are recorded in income from continuing operations.
Goodwill
Knife River performs its goodwill impairment testing annually in the fourth quarter. In addition, the test is performed on an interim basis whenever events or circumstances indicate that the carrying amount of goodwill may not be recoverable. Examples of such events or circumstances may include a significant adverse change in business climate, weakness in an industry in which Knife River’s reporting units operate or recent significant cash or operating losses with expectations that those losses will continue.
Knife River has determined that the reporting units for its goodwill impairment test are its operating segments as they constitute a business for which discrete financial information is available and for which segment management regularly reviews the operating results. Goodwill impairment, if any, is measured by comparing the fair value of each reporting unit to its carrying value. If the fair value of a reporting unit exceeds its carrying value, the goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, Knife River must record an impairment loss for the amount that the carrying value of the reporting unit, including goodwill, exceeds the fair value of the reporting unit. For the years ended December 31, 2022, 2021 and 2020, there were no impairment losses recorded. At October 31, 2022, the fair value of each of Knife River’s reporting units substantially exceeded the carrying value.
Determining the fair value of a reporting unit requires judgment and the use of significant estimates, which include assumptions about Knife River’s future revenue, profitability and cash flows, long-term growth rates, amount and timing of estimated capital expenditures, inflation rates, weighted average cost of capital, operational plans, and current and future economic conditions, among others. The fair value of each reporting unit is determined using a weighted combination of income and market approaches. Knife River believes that the estimates and assumptions used in its impairment assessments are reasonable and based on available market information.

Knife River uses a discounted cash flow methodology for its income approach. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specified period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate that reflects the best estimate of the weighted average cost of capital for the Company.
Under the market approach, Knife River estimates fair value using various multiples derived from enterprise value to EBITDA for comparative peer companies for each respective reporting unit. These multiples are applied to operating data for each reporting unit to arrive at an indication of fair value. In addition, Knife River adds a reasonable control premium when calculating the fair value utilizing the peer multiples, which is estimated as the premium that would be received in a sale in an orderly transaction between market participants.
Knife River uses significant judgment in estimating its five-year forecast. The assumptions underlying cash flow projections are in sync as applicable with Knife River’s strategy and assumptions. Future projections are heavily correlated with the current year results of operations. Future results of operations may vary due to economic and financial impacts. The long-term growth rates used in the five-year forecast are developed by management based on industry data, management’s knowledge of the industry and management’s strategic plans. The long-term growth rate was 3 percent in 2022, 2021 and 2020.
Long-Lived Assets Excluding Goodwill
Long-lived assets, which include aggregates and related assets, represent 57 percent of Knife River’s total assets as of December 31, 2022. Knife River reviews the carrying values of its long-lived assets when events or changes in circumstances indicate that such carrying values may not be recoverable.
Knife River tests long-lived assets for impairment at a level significantly lower than that of goodwill impairment testing. Long-lived assets or groups of assets are evaluated for impairment at the lowest level of largely independent identifiable cash flows at an individual operation or group of operations collectively serving a local market.
When indications of or triggers for impairment are noted, impairment testing is completed. The impairment testing requires the use of significant estimates, judgements and uncertainties by management, which may vary from actual results. Estimates and judgements may include, among other things, whether triggering events have occurred, estimates of future cash flows, the asset’s useful life, disposal activity obligations, growth and production.
The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value.
No impairment losses were recorded in the six months ended June 30, 2023 or the years ended December 31, 2022, 2021 or 2020. Unforeseen events and changes in circumstances could require the recognition of impairment losses at some future date.
Non-GAAP Financial Measures
The Business Segment Financial and Operating Data includes financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin financial measures. Knife River defines EBITDA as net income before interest expense, taxes and depreciation, depletion and amortization, and EBITDA margin as EBITDA as a percentage of revenues. Knife River defines Adjusted EBITDA as EBITDA adjusted to exclude unrealized gains and losses on benefit plan investments, stock-based compensation and one-time Spin-Off costs and Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenues.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA Margin, including those measures by segment, are considered non-GAAP financial measures and are most directly comparable to the corresponding GAAP measures of net income, net income margin, gross profit and gross margin. Knife River believes these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to its peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Management believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of the Company’s core operations. The Company also excludes the one-time, non-recurring costs associated with the Spin-Off as those are not expected to continue. Rating agencies and investors will also use EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. Knife River’s management believes EBITDA and EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the Company. Knife River’s management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating its operating results internally and calculating employee incentive compensation, and leverage as a multiple of EBITDA and Adjusted EBITDA to determine the appropriate method of funding operations of the Company.
EBITDA is calculated by adding back income taxes, interest expense and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time Spin-Off costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. These non-GAAP financial measures are calculated the same by segment and consolidated and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income or net income margin and are intended to be helpful supplemental financial measures for investors’ understanding of Knife River’s operating performance. Knife River’s non-GAAP financial measures, are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA Margin measures having the same or similar names.

The following information reconciles consolidated and segment net income (loss) to EBITDA and EBITDA to Adjusted EBITDA and provides the calculation of EBITDA margin and Adjusted EBITDA margin. Interest expense, net, is net of interest income that is included in other income on the Consolidated Statements of Operations.

	Three Months Ended June 30,		Six Months Ended June 30,		Years ended December 31,
	2023	2022	2023	2022	2022	2021	2020
	(In millions)
Net income (loss)	$56.8	$38.6	$15.5	$(1.5)	$116.2	$129.8	$147.3
Adjustments:
Income taxes	20.1	11.6	8.1	(.2)	42.6	43.4	47.4
Depreciation, depletion and amortization	31.1	29.7	60.7	58.1	117.8	101.0	89.7
Interest	17.1	7.4	26.7	12.7	30.1	19.2	20.6
Consolidated EBITDA	125.1	87.3	111.0	69.1	306.7	293.4	305.0
Unrealized (gains) losses on benefit plan investments	(.4)	2.4	(1.7)	4.0	4.0	(2.3)	(4.0)
Stock-based compensation expense	(.1)	.7	.8	1.4	2.7	3.6	3.3
One-time Spin-Off costs	1.7	—	2.4	—	—	—	—
Adjusted EBITDA	$126.3	$90.4	$112.5	$74.5	$313.4	$294.7	$304.3
Revenues	$785.2	$711.8	$1,093.1	$1,021.8	$2,534.7	$2,228.9	$2,178.0
Net income margin	7.2%	5.4%	1.4%	(.1)%	4.6%	5.8%	6.8%
EBITDA margin	15.9%	12.3%	10.2%	6.8%	12.1%	13.2%	14.0%
Adjusted EBITDA margin	16.1%	12.7%	10.3%	7.3%	12.4%	13.2%	14.0%
Quantitative and Qualitative Disclosures About Market Risk
Rising interest rates have resulted in, and will likely continue to result in, higher borrowing costs on new debt and existing variable interest rate debt. Knife River entered into a senior secured credit agreement with variable rate debt arrangements at the time of the Spin-Off, which could impact the interest expense recognized in future periods. For additional information on the debt agreements the Company has entered into, see the section entitled “Liquidity and Capital Resources”. At June 30, 2023, the Company had $275.0 million and $155.0 million, respectively, in term loan and revolving credit borrowings under the credit agreement. The rate in effect at this time was 7.36 percent and 7.53 percent, respectively, for the term loan and revolving credit facilities. A hypothetical increase of 1 percent on the interest rate of these facilities would increase interest expense by $4.3 million over the next 12 months.
At June 30, 2023, the Company had no outstanding interest rate hedges.

BUSINESS
Overview
Knife River is a leading aggregates-based construction materials and contracting services provider in the U.S. The Company’s 1.1 billion tons of aggregate reserves provide the foundation for a vertically integrated business strategy with approximately 40 percent of its aggregates being used internally to support value-added downstream products (ready-mix concrete and asphalt) and contracting services (heavy-civil construction, asphalt paving, concrete construction, site development and grading services). Knife River is strategically focused on being the provider of choice in mid-size, high-growth markets. The Company is committed to continued growth and to delivering for its stakeholders—customers, communities, employees and stockholders—by executing on its four core values: People, Safety, Quality and the Environment.
Knife River’s operations are conducted in six operating segments: Pacific, Northwest, Mountain, North Central, South and Energy Services. The Company’s reportable segments are: Pacific, Northwest, Mountain and North Central, with South and Energy Services included in All Other.

Northwest
Mountain
North Central
Pacific
All Other
HQ
Aggregate site (188 active sites)
Ready-Mix plant (101 total plants)
Asphalt plant (56 total plants)

Through its network of 188 active aggregate sites, 101 ready-mix plants and 56 asphalt plants, Knife River supplies construction materials and contracting services to customers in 14 states. Its construction materials are sold to public and private-sector customers, including federal, state and municipal governments, as well as industrial, commercial and residential developers and other private parties. Knife River’s contracting services are primarily provided to public-sector customers for the development and servicing of highways, local roads, bridges and other public-infrastructure projects.
Knife River has broad access to high-quality aggregates in most of its markets, which forms the foundation of its vertically integrated business model. The Company shares resources, including plants, equipment and people, across its various locations to maximize efficiency, and it transports its products by truck, rail and barge to complete the vertical value chain, depending on the particular market. Knife River’s strategically located aggregate sites, ready-mix plants and asphalt plants, along with its fleet of ready-mix and dump trucks, enable the Company to better serve its customers. Knife River believes its integrated and expansive business model is a strong competitive advantage that provides scale, efficiency and operational excellence for the benefit of customers, stockholders and the broader communities that it serves.
Business Segments
Knife River operates through six operating regions: Pacific, Northwest, Mountain, North Central, South and Energy Services. These regions are used to determine the Company’s reportable segments and are based on the Company’s method of internal reporting and management of the business. The regions are determined based on how Knife River organizes and manages the business and are aligned by key geographic regions due to the production of construction materials and related contracting services following the seasonal nature of the construction industry. The Company’s reportable segments are: Pacific, Northwest, Mountain and North Central, with South and Energy Services included in All Other with its corporate services. Each segment offers a vertically integrated suite of products and services, including aggregates, ready-mix concrete, asphalt, and contracting services. During the year ended December 31, 2022, revenue mix by segment was: 26 percent in North Central, 23 percent in Northwest, 21 percent in Mountain, 18 percent in Pacific and 12 percent in All Other.
Additional details about each of the segments and the All Other category as of December 31, 2022, is as follows:

	Pacific		Northwest		Mountain		North Central		All Other		Consolidated Knife River
States of Operation	Alaska, California and Hawaii		Oregon and Washington		Idaho, Montana and Wyoming		Iowa, Minnesota, North Dakota and South Dakota		Iowa, Nebraska, North Dakota, South Dakota, Texas and Wyoming
Aggregate Reserves (tons)	165.2	million	506.9	million	222.0	million	133.4	million	78.5	million	1.1	billion
Properties:
Aggregate Sites*	17		51		36		81		6		191
Ready-Mix Plants	18		24		17		36		6		101
Asphalt Plants	4		13		19		18		2		56
Revenue	$568.3	million	$704.4	million	$652.0	million	$809.9	million	$394.0	million	$3.1	billion
Revenue Composition:
Construction Materials	77%		63%		43%		56%		82%		62%
Contracting Services	23%		37%		57%		44%		18%		38%
Public-Sector Services	63%		66%		68%		96%		99%		77%
Private-Sector Services	37%		34%		32%		4%		1%		23%
3 Year Revenue Compound Annual Growth Rate**	0.79%		12.44%		7.14%		2.86%		0.52%		4.98%
__________________
*Includes 188 active sites and three that are classified as exploration stage properties.
**     Includes the effects of recent acquisitions.
End Markets
Public-Sector Customers. The Company’s public-sector customers include federal, state and municipal governments for various projects, such as highways, bridges, airports, schools, public buildings and other public-infrastructure projects. Knife River believes public-sector funding is subject to fewer fluctuations in spending, as government funding tends to be less correlated with economic cycles and more reliant on approvals of government appropriation bills toward infrastructure initiatives. Some of these initiatives include the American Rescue Plan Act, which provides $1.9 trillion in COVID-19 relief funding for states, schools and local governments, including, in some cases, the funding of infrastructure projects, and the Infrastructure Investment and Jobs Act, which provides approximately $650 billion of funding reauthorizations for the department of transportation’s surface transportation programs and $550 billion of new infrastructure spending dollars, approximately $350 billion of which is specific to roads and bridges. While the allocation of new infrastructure spending dollars was significant, the reauthorization of the federal Department of Transportation through the Infrastructure Investment and Jobs Act was equally meaningful, as it provided clarity for states that federal cost sharing would persist at least until 2026. Based on this recent wave of government funding and the current state of America’s infrastructure, which received a “C-” assessment from the American Society of Civil Engineers in 2021, Knife River believes there are strong public-market factors favorably affecting the outlook in this end market.
Private-Sector Customers. Knife River’s private-sector customers include both residential and nonresidential construction applications. Unlike public-sector customers, spending by private-sector customers is more dependent on both local and national economic cycles. Knife River leverages its diverse geographic footprint to partially offset volatility originating from single local economies, and has the flexibility to reallocate resources from markets experiencing a downturn to markets that may be experiencing an economic upswing.
Residential construction typically includes single-family homes and multi-family units, such as apartments and condominiums. Demand for residential construction is influenced primarily by population growth, employment prospects and mortgage interest rates. While growth rates vary across the U.S., overall residential construction demand has increased in recent years, accelerated by migration trends during the COVID-19 pandemic towards rural and suburban markets, notably in Idaho, Montana, Oregon and Texas.
Alternatively, nonresidential construction includes all privately financed construction other than residential structures, such as data centers, warehouses, office buildings, factories, shopping malls, restaurants and other commercial structures. Nonresidential construction tends to lag residential activity and is mostly driven by population and economic growth trends and activity levels. Residential and nonresidential private construction are not major sources of revenue for all of Knife River’s segments, but they are important markets for the materials side of the business. In addition to providing aggregates to these end markets, the majority of Knife River’s downstream ready-mix volumes go into private-sector projects.
Strengths
(1)     Leading vertically integrated, aggregates-based construction materials and contracting provider.
Knife River is one of the largest aggregates-based construction materials and contracting services providers in the U.S. The Company is recognized as a Top 10 aggregate producer and the fifth-largest sand and gravel producer in the country, per the United States Geological Survey. With its size and scale, Knife River operates a vertically integrated business model and serves its customers across the value chain, from raw materials to finished goods to contracting services. Knife River mines aggregates from its 1.1 billion tons of permitted aggregate reserves and processes them into various outputs, including ready-mix concrete and asphalt through its ready-mix and asphalt plants. Knife River then delivers products to its customers’ sites and offers contracting services downstream from the products it supplies.
Knife River believes its comprehensive and integrated platform provides several key benefits. First, its vertically integrated operating model provides efficiencies that lead to reduced costs and other benefits for customers. Second, Knife River has direct access to a supply of raw materials, such as aggregates, that are integrated into products that customers need, enabling Knife River to serve as a reliable source of such construction materials. Third, the Company has an internal fleet of approximately 2,200 haul trucks, as well as 12 barges and proximity to a network of trains in certain areas, to deliver its products to its customers in an efficient and timely manner. These varied transportation capabilities serve as a central part of Knife River’s value proposition.
(2)     Attractive geographic footprint across the western U.S. with exposure to areas demonstrating above-average growth.
Since Knife River’s move into construction materials and contracting in 1992, it has strategically expanded to 14 states, with a focus on being a leading construction materials provider in mid-sized, high-growth markets, including Idaho, Texas, North Dakota and Washington, which are four of the seven fastest-growing states according to the most recent data from the U.S. Census Bureau.

In each of the segments where Knife River operates, its markets are supported by long-term economic drivers, which allow the Company to benefit from the population growth and economic build-out those drivers create. Knife River’s geographic diversity helps insulate it from temporary downturns in any one region’s economy and provides flexibility to shift resources to the areas where it is getting the best returns. Knife River continually looks for growth opportunities in each segment, with a strategic focus on aggregates.
(3)     Diverse public and private customer base.
Knife River has a diverse customer base across both public and private sectors. On the public side, Knife River has extensive experience with federal, state and municipal government agencies, as well as other government customers. In the year ended December 31, 2022, 8 of Knife River’s top 15 contracting services customers were state-level departments of transportation. Knife River has a good reputation with the departments of transportation and permitting agencies, and the Company is a trusted partner in collaborating with engineers and other public employees on performing work safely, on time and on budget. On the private side, Knife River provides its products and expertise to a broad spectrum of customers across industrial, commercial and residential developers and other private parties. Typically, this includes projects and customers such as large data centers, warehouses and general contractors specializing in commercial buildings and residential developments.
Knife River also provides construction materials and contracting services to customers with specialized needs. For example, the Company operates a specialty prestress concrete construction business in its Northwest segment, which manufactures several products, including beams for bridges and wall panels for multi-family residential buildings. Knife River also has become a ready-mix concrete provider of choice for data centers because of its ability to meet certain exacting specifications. Also, the Company’s Energy Services business provides high-performance modified liquid asphalt, as well as cationic and anionic asphalt emulsions, for use in paving projects. Each of these products and services requires highly trained experts to complete tasks with detailed specifications in a safe and controlled environment for its customers.
(4)     Large exposure to public-sector customers, providing recession resiliency amidst soft macro environment.
Knife River provides public-infrastructure solutions, such as highways, streets, bridges and airport runway projects. These public projects tend to remain steady over time, largely unaffected by economic cycles, and instead depend on government funding, which bolsters Knife River’s resiliency during recessionary periods. Knife River’s contracting services revenue as of June 30, 2023, was 72 percent public and 28 percent private. In addition to their pre-existing funding mechanisms, 12 of the 14 states where Knife River operates have recently implemented new, enhanced or incremental funding sources for public projects, including the following:
•California. The Road Repair and Accountability Act (passed in 2017) invests $54 billion over 10 years in public infrastructure.
•Oregon. The Keep Oregon Moving transportation funding package (passed in 2017) raises $5.3 billion over 10 years.
•Texas. The Unified Transportation Program (passed in 2022) advances $85 billion in transportation funding over 10 years.
•Washington. Move Ahead Washington (passed in 2022) provides $3 billion for public transportation over the next 16 years.
•Idaho. The Leading Idaho funding bill (passed in 2022) directs $400 million to road and bridge maintenance.
Knife River believes it is well-positioned to benefit from its greater involvement in public sector versus private-sector infrastructure contracting services projects.

(5)     Strong backlog and robust pipeline of projects across public and private infrastructure end markets.
As of June 30, 2023, Knife River had backlog of $1.04 billion, all of which related to outstanding obligations for contracting services. The backlog at June 30, 2023, was comprised of 84 percent public and 16 percent private work. A majority of Knife River’s contracting services projects have a contract value of less than $5 million and a contract duration of less than 12 months. Based on its track record, Knife River expects future revenues from infrastructure-related contracting services to be robust. Select examples of Knife River’s various projects in the public and private construction space include:
•Hill County FM Road 308. Knife River removed and replaced three bridge structures and widened the roadway at each structure near Malone, Texas, for the Texas Department of Transportation.
•Heimann Cancer Center. Knife River provided ready-mix concrete for three-foot-thick walls and a three-foot- thick roof in Medford, Oregon, for ASANTE Rogue Regional Medical Center.
•Confidential Data Centers. Knife River is providing precast design, drafting, fabrication and installation of precast concrete wall panels at multiple data and fulfillment centers throughout the Northwest.
•Missoula International Airport. Knife River was the general contractor for a new airport terminal site, access road and apron expansion in Missoula, Montana.
•Sanford Sports Complex. Knife River performed the site preparation and grading for 18 synthetic-turf sports fields in Sioux Falls, South Dakota. It also prepared and paved accompanying parking lots at the facility.
•Butte County Skyway Rehabilitation. Knife River placed 100,000 tons of asphalt to rehabilitate roadway damaged during the Camp Fire near the town of Paradise, California.
These and many other projects have been meaningful in showcasing Knife River’s expert workmanship and quality, thereby solidifying Knife River as an established leader in contracting services.
(6)     Resilient financial profile with robust free cash flows.
Knife River continues to generate strong revenues, EBITDA, Adjusted EBITDA and free cash flows that it has historically used for targeted organic growth opportunities, strategic acquisitions, capital expenditures, debt repayment and dividend payments to MDU Resources. Knife River has flexibility to deploy capital toward its specific growth opportunities, capital expenditures, debt repayment and potential dividends, and in a downturn, Knife River has the flexibility to limit its capital spend to ensure responsible management of capital towards the existing business. For a discussion and reconciliation of EBITDA and Adjusted EBITDA, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(7)     Proven track record of growth through acquisition and highly effective integration playbook, driving both organic and inorganic growth.
Knife River’s current geographic and asset footprint is the result of a deliberate acquisition growth strategy, which began in 1992 following Knife River’s first aggregate company acquisition. Since then, Knife River has completed over 80 acquisitions, built a vertically integrated business model starting from aggregates through contracting services, broadened its scope primarily into asphalt and ready-mix concrete products, and refined its value proposition through the offering of value-adding products and services such as cement, liquid asphalt and prestress concrete.
Knife River’s acquisition strategy has led to the refinement of a highly effective integration playbook, driving both organic and inorganic growth. EBITDA and Adjusted EBITDA have been driven by strong organic growth and margin expansion, supported by contributions from acquisitions. As Knife River continues to grow through acquisitions, it is able to continue achieving greater scale and synergies. Its centralized and scalable technology platform allows for integration of new companies into its efficient, vertically integrated internal processing network for fleet management, scaling, batching, financial, and operational reporting programs and other software. Knife River is actively pursuing additional acquisition opportunities, with a focus on adding high-quality materials to reserves, improving vertical integration advantage and extending geographic reach.
Knife River is focused on increasing its market share and improving margins by acquiring businesses in high-margin markets that are centered on specialized products. For example, Knife River recently expanded its prestressed concrete product line by acquiring Spokane Valley operations in 2020. Due to the complexity and expertise required in prestress concrete production, this product line averages higher margins than those of aggregates and ready-mix concrete. Through this acquisition, Knife River effectively doubled the size of its prestress operations, improved its ability to meet tighter schedules, gained access to new territories and attained synergy opportunities to further boost margins.
In recent years, Knife River has expanded its presence in both the Northwest and North Central segments, specifically in Oregon and South Dakota, each of which includes rapidly growing markets with strong construction demand. In 2021, Knife River acquired three companies based in Oregon, including Baker Rock Resources, an aggregate and asphalt supplier, and Oregon Mainline Paving, a portable asphalt paving company. These acquisitions added approximately 80 million tons of aggregate reserves to Knife River’s Northwest segment, as well as two stationary asphalt plants, two portable asphalt plants and 212 employees. In 2018, Knife River acquired Sweetman Const. Co. in Sioux Falls, South Dakota, adding 55 million tons of aggregate reserves to the North Central segment, along with seven ready-mix plants, three asphalt plants and 260 employees.
(8)     Best-in-class management team with a long history of operating success and integration.
Knife River’s senior management team has extensive experience, with an average of 26 years in the industry spanning several business cycles. The management team’s strategic decision to acquire and develop into a vertically integrated construction materials and contracting services business has been valuable in winning new customers and maintaining longstanding customer relationships. Furthermore, the team’s decision to enter select geographies has proven to be important to the sustained growth of the business over several decades.
Core to its operating success, management takes a conservative approach with respect to the balance sheet, focusing on maintaining prudent levels of leverage and liquidity through the business cycle. When financing organic and inorganic growth opportunities, management considers the appropriate mix of debt and equity funding to protect the balance sheet from potential downturns in construction activity. The disciplined financial policy and conservative capital structure enables Knife River to continue to efficiently execute its growth strategy, even during challenging economic environments. Furthermore, management also shares responsibilities across key corporate functions with operations, thereby fostering close collaboration across teams and maintaining lower corporate overhead.
Business Strategy
Knife River’s business strategy of maximizing its vertical integration, leveraging its core values to be the supplier of choice in all its markets and continued growth is underpinned by several key initiatives, including:
People. Knife River is committed to its employees, customers and communities by operating with integrity and always striving for excellence. To achieve this, Knife River continues to implement its “Life at Knife” philosophy, which is expressed in four core values:
a.People. Knife River takes care of its team by providing them the tools, training and time to perform their work safely and successfully, by providing competitive wages and benefits, and by providing a safe and respectful work environment. The Company’s “One Team: Stronger Together” initiative provides training and awareness for employees that Knife River embraces the diverse backgrounds and viewpoints of its team members, in an effort to keep learning from one another so the Company can keep improving.
b.Safety. Safety is a core value to Knife River on every task, every time, every day. Knife River strives to achieve world-class safety standards because it genuinely cares about the wellbeing of its employees and recognizes the bottom-line benefits of being a safe company. The Company focuses on the three Ts of safety: Tools, Training and Time. Knife River provides employees with the tools and training to safely and successfully perform their jobs, and asks that employees take the time to do their jobs safely.
c.Quality. Knife River delivers consistent, high-quality products and services to its customers and is committed to quality in all it does. Knife River stands behind its work and embraces innovation.
d.Environment. Knife River continuously manages its impact on the environment to minimize its footprint and keep its states beautiful for future generations.
Recruitment, development and retention of talented employees. While labor shortages are a trend across the industry, Knife River has taken significant steps to showcase construction as a career of choice. For example, in each of its segments, the Company conducts employment outreach to many groups, including historically underrepresented populations, and provides training for employees to earn their commercial driver’s license.
Furthermore, to help attract new workers to the construction industry and enhance the skills of its current employees, Knife River recently finished building a world-class training facility on a 230-acre tract of property in the Pacific Northwest, featuring an 80,000 square-foot heated indoor arena for training on trucks and heavy equipment and an attached 16,000 square-foot classroom and conference room facility. The training center is used corporate-wide to enhance the skills of current employees as well as to recruit and teach skills to new employees through both classroom education and hands-on experience. It also is used by Knife River’s customers and industry peers, who send employees to the training center to take courses on heavy equipment, truck driving, leadership development, facilitator training and safety training. The facility plays a critical role in the Company’s workforce remaining sustainable and contributes to showcasing construction as a career of choice. Knife River’s outreach efforts to market the training center have included interfacing with historically underrepresented groups, and the Company has partnered with the National Association of Minority Contractors to provide scholarships for training to qualifying employees of minority-owned businesses. Knife River believes the talent nurtured through the training programs will surpass that of industry peers as it relates to safety, operating efficiency and new technology.
Sustainability. Knife River believes its focus on sustainability creates value for the communities it serves, for Knife River itself and for its stockholders. Sustainable practices, whether focused on environmental practices, business innovations, recruiting and retaining personnel, or other key factors, provide an opportunity for Knife River to focus on its long-term success and the success of the communities where it operates. Knife River’s sustainability efforts create opportunities to increase revenue and profitability, create a competitive advantage, and attract a skilled and diverse workforce. As a result, sustainable development of Knife River and its communities is at the core of Knife River’s decision-making process and corporate vision.
Environment. Every year, Knife River assesses its capital investment needs to further mitigate environmental impacts, particularly in regard to meeting or exceeding permit requirements and environmental regulations. Investments have ranged from equipment that captures emissions, to companies specializing in the production of carbon-dioxide sequestering synthetic aggregates used in ready-mix concrete, to more environmentally friendly, warm mix asphalt that provides a higher quality product while reducing emissions. In each of its segments, Knife River incorporates recycled asphalt, recycled concrete and recycled water into various mix designs. In Oregon, the Company has successfully piloted the use of renewable diesel fuel in its on-road and off-road fleet vehicles, reducing GHG emissions and improving fuel efficiency, and expects that greater than 90 percent of its 2023 diesel consumption in Oregon (and approximately 18 percent of its companywide diesel consumption) will be renewable diesel. Additionally, Knife River’s usage of rail and barges to haul aggregates in certain markets reduces over-the-road truck deliveries by several thousand trucks each year. Knife River remains committed to establishing goals in the future on the reduction of carbon emissions while maintaining safe, reliable and affordable service for its customers. Starting in 2022, Knife River began tracking its Scope 1 and Scope 2 carbon emissions as a first step in establishing its corporate-wide baseline of emissions in support of developing future carbon intensity reduction goals. Knife River will continue to actively pursue various opportunities in the clean energy infrastructure build-out in both construction materials and contracting services.
Long-term, strategic aggregate reserve position. Knife River supplies its customers with a large and growing volume of aggregates. In 2022, Knife River sold approximately 32.2 million tons from its aggregate reserves, which was a 4 percent increase from 2021 levels, leading to normal and scheduled depletion of its aggregate assets. To offset normal asset base declines, Knife River continuously explores new opportunities to replenish its assets in existing and new geographies. Due to the scarcity of aggregate reserves and difficulty associated with permitting new reserves, Knife River approaches this process methodically early on in its asset lifecycle, leveraging its expertise and technology to find replacement sources in desired locations. The selection process involves thorough vetting and examination to ensure high-potential sites are selected for mining.
Knife River prefers to own its crushed stone and sand and gravel sites, as demonstrated by its 121 owned aggregate-production sites, of which 118 are active sites, as of December 31, 2022. It also operates through another 70 leased sites, with some offering the option to renew at the end of the lease term. Knife River also acquires new mines in strategic locations to service new areas and regional hubs with growing construction activity. Going forward, Knife River will continue to explore new mine acquisition opportunities to strengthen its asset base.
Enhanced value through vertical integration and strategic acquisitions. Vertical integration provides Knife River direct control over the production process, inventory planning, optimization of supply chain and delivery to end customers, thereby providing efficiencies that result in higher value and other benefits for customers, including greater reliability of supply.
Furthermore, Knife River’s exposure to both public and private-sector customers across its vertical value chain provides better end market diversification and makes Knife River more resilient to economic downturns. When exploring new acquisition opportunities, one of the elements Knife River focuses on is the additive margin potential to the overall business. Knife River carefully evaluates potential operating synergies following integration into its existing businesses and is also strategic about acquiring specialized materials and services businesses to improve its margin profile.
Supply chain. Knife River’s access to internal aggregate sources, processing plants and fleet delivery network, some with rail-to-road transloading capabilities, allows it to provide reliable, timely and efficient service to its end customers, further enhancing the value Knife River brings during complex contracting services projects.
Knife River’s ready-mix concrete product line relies on cement as a key ingredient in its formulation. Typically, Knife River sources its cement from a diverse mix of suppliers and has focused on developing strong relationships with individual cement suppliers, which has led to better service and availability.
Industry
The U.S. construction materials industry is highly fragmented. Industry participants typically range from small, private companies focused on a single material, product or area to large, publicly traded corporations that provide a broad suite of materials and services. Companies compete on a variety of factors, including price, service, quality, delivery time and proximity to the customer. However, limitations on the distance that materials can be transported efficiently results in primarily local or regional operations. Accordingly, the number and size of competitors varies by geography and product lines.
The U.S. construction materials industry serves a diverse customer base that includes federal, state and municipal governmental agencies, commercial and residential developers and private parties. The mix of customers varies by region and economic conditions.
The main factors and trends in the U.S. construction materials and related contracting services industry include:
•Key economic factors. Many factors affect product demand, including public spending on roads and infrastructure projects, general economic conditions, including population growth and employment levels, and prevailing interest rates.
•Location and transportation. Construction materials are expensive to transport due to low value-to-weight ratios, so they are generally produced and delivered locally or regionally. Access to well-positioned reserves is critical.

•Vertical integration. Market participants that operate a vertically integrated business model can access certain efficiencies that lead to reduced product costs and other benefits for customers, including greater reliability of supply.
•Industry fragmentation. There are thousands of construction materials producers of varying scope and size. Market participants may enter new geographies or expand existing positions through the acquisition of existing facilities.
•Seasonality. Activity in certain areas are seasonal due to the effects of weather. Most of the production and sales of materials and related services in the northern U.S. occurs between May and October, in line with end market activity.
•Cyclicality. The demand for construction materials products and contracting services is significantly influenced by the cyclical nature of the economy.
•Regulations. Environmental and zoning approvals are often required for the development and expansion of facilities.
•Production inputs. Cost and availability of energy, labor and other inputs can vary over time based on macroeconomic factors and impact profitability of operations.
Knife River participates in the following primary markets: aggregates, ready-mix concrete, asphalt and contracting services.
Aggregates
Aggregates, consisting of crushed stone and sand and gravel, are a natural, granular material engineered to various sizes, grades and chemical compositions primarily for construction applications. Aggregates also are a major material component in the production of ready-mix concrete and asphalt. Aggregate sources can be found in relatively uniform sediments in certain regions of each state throughout the U.S. Generally extracted through open pits at the surface of a site, aggregates are typically produced by blasting hard rock from quarries and then crushing and screening it to various sizes according to customer needs.
The U.S. aggregates industry is highly fragmented, with many participants operating primarily in local and regional areas. The United States Geological Survey reported that throughout the U.S. in 2022, a total of 1,340 companies operating 3,290 quarries and 170 sales/distribution yards produced crushed stone and 3,300 companies operating 6,200 pits and 200 sales/distribution yards produced construction sand and gravel. This fragmentation is a result of high transportation costs that typically limit supply areas of producers.
Ready-Mix Concrete
Ready-mix concrete, a mixture principally comprised of cement, aggregates, sand and water, is measured in cubic yards and specifically batched or produced for customers’ projects and then transported and poured on site. It also can be poured at a manufacturing facility to produce prefabricated building solutions, such as wall panels, concrete roofing systems, parking garages and stadium components. According to the National Ready Mixed Concrete Association (the “NRMCA”), concrete is the most widely used material in the construction sector today.
Due to the relative speed at which ready-mix concrete sets, supply is generally localized and delivered within close proximity to the production site, with an estimated 7,000-plus ready-mix concrete batching plants in the U.S. according to the NRMCA. There has been a steady increase (4 percent compound annual growth rate) in shipments since the industry cycle low of 257 million cubic yards in 2010, with an estimated 400 million cubic yards of ready-mix concrete in 2021, which is still 13 percent below the industry peak of 458 million cubic yards in 2005.
Asphalt
Asphalt is a combination of approximately 95 percent aggregates bound together by approximately 5 percent asphalt binder. Asphalt is typically used in new road construction as well as road maintenance and repair, covering approximately 94 percent of the 3 million miles of paved roads in the U.S., according to the National Asphalt Pavement Association (“NAPA”). Given the significant proportion of aggregates in asphalt (up to 95 percent by weight), local aggregate producers often participate in the asphalt business to ensure an output for the producer’s aggregates.
Like ready-mix concrete, asphalt sets rapidly, limiting delivery to within close proximity to the production facility. In 2021, there were approximately 3,600 asphalt production sites in the U.S. that produced an estimated 432 million tons of asphalt, a 15 percent increase compared to the approximately 375 million tons produced five years prior. The asphalt paving industry also has a record of using economically and environmentally sustainable practices. Asphalt pavement material is highly recyclable, predominantly through reclaimed asphalt pavement. In 2022, Knife River used approximately 1.4 million tons of recycled asphalt pavement in its asphalt production. Additionally, the use of warm-mix asphalt—41 percent of all asphalt production in 2021, according to NAPA—allows producers to reduce temperatures during the mixing process, lowering energy use and carbon emissions.
Contracting Services
Knife River vertically integrates its construction materials with contracting services such as aggregate laydown, asphalt paving, concrete construction, site development and bridges. Demand in the contracting services industry is influenced by the cyclical nature of the construction industry and correlates with the demand for construction materials. The contracting services portion of Knife River’s business is heavily weighted toward public markets, which provide more stability throughout the economic cycles. The contracting services industry is typically less capital-intensive than construction materials and has relatively fewer barriers to entry. Price is an important competitive factor in the award of service agreements. However, customers often consider several other factors in selecting a service provider, such as technical expertise and experience, safety ratings, geographic presence, financial and operational resources and industry reputation around dependability.
Products and Services
Knife River’s product lines include: aggregates, ready-mix concrete, asphalt, and other. The Company also performs related contracting services.
As of December 31, 2022, Knife River’s revenue and gross profit by products and services were as follows:

Revenue	($ in millions)	(% of total)	Gross Profit	($ in millions)	(% of total)
Aggregates	$496.6	16%	Aggregates	$69.6	19%
Ready-mix concrete	609.5	19%	Ready-mix concrete	85.9	24%
Asphalt	427.5	14%	Asphalt	41.7	12%
Other	407.3	13%	Other	63.6	18%
Contracting services	1,187.7	38%	Contracting services	100.1	28%
Total gross revenue	$3,128.6	100%
Internal sales	(593.9)	—
Total revenue	$2,534.7	—	Total gross profit	$360.9	100%
(1)     Aggregates
Knife River supplies high-quality aggregates through its 1.1 billion tons of permitted aggregate reserves, which are sourced from its aggregate sites across 11 states. The Company focuses primarily on supplying markets with strong local demand, and in most cases, serves customers close to its strategically located aggregate sites. In 2022, Knife River sold 34.0 million tons of aggregates, with 32.2 million being produced from its aggregate reserve sites.
Knife River mines crushed stone and sand and gravel at its aggregate sites that are utilized in general construction and are a major component in its production of ready-mix concrete and asphalt paving products. Leveraging its vertically integrated platform, 36 percent of its aggregates revenue was derived from internal sales in 2022. For more information about the aggregate sites, see the section entitled “—Properties.”

(2)     Ready-mix Concrete
Knife River produces ready-mix concrete through its 101 ready-mix plants situated across 13 states. Knife River’s vertically integrated portfolio of assets allows the Company to provide most of the aggregates it uses in the production of ready-mix concrete. Due to the time-sensitive nature of delivering ready-mix concrete, the Company focuses on supplying customers near its facilities. In 2022, Knife River sold 4.0 million cubic yards of ready-mix concrete.
Ready-mix concrete plants and related fleet
The following table sets forth details applicable to Knife River’s ready-mix concrete plants as of December 31, 2022:

Segment	Plants	Mixer Trucks
Pacific	18	177
Northwest	24	227
Mountain	17	213
North Central	36	277
All Other	6	54
Total	101	948
Incremental to the hauling capabilities across products and services, ready-mix concrete plants are complemented by the Company’s fleet of ready-mix trucks and drivers who safely deliver heavy materials on time. Knife River is an industry leader in safe and efficient delivery of ready-mix concrete and has pioneered what has become the industry-standard training program for ready-mix delivery professionals. Knife River continues to update the program with a focus on safety for drivers and the public. This training developed by Knife River is made available through the National Ready Mixed Concrete Association to its members.
(3)     Asphalt
Knife River produces and delivers asphalt from 56 plants across 10 states, most often utilizing the Company’s own aggregates in the production process. Of the 56 plants, 22 are portable plants that support large asphalt paving projects on roadways, airports and commercial sites. Similar to ready-mix concrete, asphalt sets rapidly, limiting delivery to within close proximity to the production facility. In 2022, Knife River sold 7.3 million tons of asphalt.
Asphalt plants
The following table sets forth details applicable to Knife River’s portable and non-portable asphalt plants as of December 31, 2022:

Segment	Non-portable Asphalt Plants	Portable Asphalt Plants	Total Asphalt Plants
Pacific	4	—	4
Northwest	11	2	13
Mountain	11	8	19
North Central	6	12	18
All Other	2	—	2
Total	34	22	56

(4)     Other
Although not common to all locations, Knife River provides various other products and services, depending on customer needs. These include retail sales of cement in Alaska and Hawaii, production and distribution of modified liquid asphalt by its Energy Services business, and other construction materials and related contracting services.
Cement supply and storage
Cement is a key ingredient in the production of ready-mix concrete. Knife River’s core supply of cement is sourced from a diverse range of suppliers. Knife River has strategically located cement storage facilities in Alaska and Hawaii that can hold up to 60,000 tons and 90,000 tons of cement, respectively. Knife River has six additional distribution centers with storage and barging capabilities in Alaska and across the islands of Hawaii.
Liquid asphalt and related storage capacity
Knife River distributes liquid asphalt primarily at its Energy Services and Pacific sites and has the capacity to service neighboring states through storage facilities capable of storing approximately 275,000 tons of liquid asphalt across multiple states. Knife River has five liquid-asphalt terminal sites.
(5)     Contracting Services
Knife River’s contracting services include responsibilities as general contractor and subcontractor, aggregate laydown, asphalt paving, concrete construction, site development and bridges, and in some segments the manufacturing of prestressed concrete products. Vertical integration allows Knife River to have direct internal access to critical raw materials, resulting in competitive advantages from better control of product inventory. In 2022, most of Knife River’s contracting services were related to “horizontal” construction, such as streets and highways, airports and bridges for customers in the public sector. In the private sector, Knife River’s contracting services projects were within the residential, commercial and industrial markets.
The following table sets forth revenue details applicable to Knife River’s contracting services for the year ended December 31, 2022:
2022 Contracting Services Revenue Breakdown

Public		Private
Streets & Highways	61%	Residential	8%
Airports	6%	Buildings/Sitework	5%
Marine	2%	Streets & Highways	3%
Bridges	4%	Other	7%
Other	4%
Total	77%	Total	23%
Customers
Knife River’s customers can be segmented into public and private-sector customers, with public-sector customers contributing about 80 percent of the Company’s revenues from contracting services. The public side includes federal, state and municipal governmental agencies with contracting services projects related to highways, streets and other public infrastructure. Mandates from governmental agencies largely depend on federal, state and municipal budgets allocated to expansion and improvement of national infrastructure. The private side includes a broad spectrum of customers across industrial, commercial and residential developers and other private parties. Note that the mix of sales by customer class varies year to year depending on the variability in type of work.
Knife River’s top 15 customers accounted for about 20 percent of its 2022 revenue, of which 8 were state-level departments of transportation. The Company is not dependent on any single customer or group of customers for sales of its products and services, where the loss of which would have a material adverse effect on its business. No individual customer accounted for more than 10 percent of its 2022 revenue.
Competition
Knife River operates in a largely fragmented industry, including large, public companies and many small, privately held companies. Smaller, independent operators make up the majority of Knife River’s competition; however, it also faces competition in some markets from large, publicly traded U.S. aggregates producers, including Cemex S.A.B. de C.V., CRH plc, Eagle Materials, Inc., Granite Construction, Inc., HeidelbergCement AG, Holcim, Martin Marietta Materials, Inc., Summit Materials, Inc. and Vulcan Materials Company. The nature of Knife River’s competition varies among its products and geographies due to the generally local and regional nature of supply.
Knife River believes it has a competitive advantage in aggregates through its strategically located reserves, and assets in key areas, its high-quality reserves and its internal fleet of trucks, rail and barge. Knife River’s vertical integration and local knowledge enables it to maintain a strong understanding of the needs of its customers. In addition, Knife River has a strong commitment to environmental stewardship, which assists it in obtaining new permits and new reserves.
Regulatory Matters
Knife River is subject to customary regulation, including federal, state and local environmental compliance and reclamation regulations. Individual permits applicable to Knife River’s various operations are managed and tracked as they relate to the statuses of the application, modification, renewal, compliance and reporting procedures.
These federal, state and local laws and regulations include, among others, the federal Clean Air Act and the federal Clean Water Act requirements for controlling air emissions and water discharges, the Resource Conservation and Recovery Act as it applies to the management of hazardous wastes and underground storage tank systems and, occasionally, the Endangered Species Act. Noncompliance with these laws and regulations can subject Knife River to fines, loss of licenses or registrations or various forms of civil or criminal prosecution, any of which could have a material adverse effect on Knife River’s reputation, business, financial position, results of operations and cash flows.
Knife River also is subject to comprehensive environmental permit requirements, which are usually associated with new mining operations. Nonetheless, Knife River has been successful in obtaining mining and other land-use permits that provide for sufficient permitted reserves to support its operations.
Knife River did not incur any material environmental capital expenditures in 2022 and, except as to what may ultimately be determined with regard to the cleanup of a commercial property site acquired in 1999 and part of the Portland, Oregon, Harbor Superfund Site, Knife River does not expect to incur any material capital expenditures related to compliance with current environmental laws and regulations through 2025. Please see “Notes to Consolidated Financial Statements” for more information related to the environmental matter to which the Company is a party.
Seasonality
Results are affected by seasonal fluctuations, with the second and third quarters historically being the quarters with the highest activity. Knife River’s ability to provide contracting services in the states in which it operates depends on the weather. In states with colder winter weather, Knife River’s contracting services are primarily performed from April through November, compared to most of the year in states with largely consistent warmer weather.
Employees
As of June 30, 2023, Knife River employed 5,710 persons, 814 of whom were represented by labor unions. During peak construction season, Knife River has historically employed over 5,700 persons.

Knife River is committed to an inclusive environment that respects the differences and embraces the strengths of its diverse employees, and it maintains policies, programs and initiatives that are consistent with this commitment.
Knife River prioritizes a strong workforce by successfully recruiting employees through a variety of means, hiring and training employees to have the skills, abilities and motivation to achieve the results needed for their jobs, and providing opportunities for advancement through job mobility, succession planning and promotions.
Knife River is committed to safety and health in the workplace and provides training, adequate resources and appropriate follow-up in order to ensure safe work environments.
Properties
Knife River currently maintains its principal executive office at 1150 W. Century Ave., Bismarck, North Dakota 58503. In addition to the principal office, Knife River maintains and operates physical locations in 14 states throughout the U.S. Knife River’s operations include 188 active aggregate sites, 101 ready-mix plants, 56 asphalt plants, eight cement terminals, five liquid-asphalt terminal sites and six used-oil collection points.
Aggregate sites and reserves
Knife River mines crushed stone and sand and gravel at its 188 active aggregate sites across its operating segments. The aggregates produced by Knife River are utilized in general construction and are a major component in the production of ready-mix concrete and asphalt.
Aggregate reserve and resource estimates are calculated based on the best available data. Supporting data includes, but is not limited to, drill holes, geologic testing and other subsurface investigations; and surface feature investigations, such as, mine high walls, aerial photography, topography, and other data. Using available data, a final topography map is created with computer software and is used to calculate the volume variance between existing and final topographies. Volumes are then converted to tons using appropriate conversion factors. Property setbacks and other regulatory restrictions and limitations are identified to determine the total area available for mining. Knife River also considers mine plans, economic viability and production history in the aggregate reserve and resource estimates. Mineral reserves are defined as an estimate of tonnage that, in the opinion of the qualified person, can be economically mined or extracted, which includes diluting materials and allowances for losses that may occur throughout the process. Mineral resources are defined as a concentration or occurrence of material of economic interest in such form, grade or quality, and quantity that has a reasonable prospect to be economically extracted. Knife River’s reserve estimates include only salable tonnage and thus exclude waste materials that are generated in the crushing and processing phases of the operation. The reserves are based on estimates of volumes that can be economically extracted and sold to meet current market and product applications.
Knife River’s reserves and resources are on properties that are permitted, or are expected to be permitted, for mining under current regulatory requirements. The data used to calculate reserves and resource estimates may require revisions in the future to account for changes in customer requirements and unknown geological occurrences.
Knife River classifies the applicable quantity of a particular deposit as a reserve or resource by reviewing and analyzing, independently, each geological formation, testing results and production processes, along with other modifying factors, to determine an expected yield of recoverable tonnage an area will produce. These results may have an effect on mine plans and the selection of processing equipment. The results are reviewed by the qualified person and presented to the management team.
Management assesses the risks associated with aggregate reserve and resource estimates. These estimates may be affected by variability in the properties of the material, limits of the accuracy of the geotechnical data and operational difficulties in extraction of the computed material. Additionally, management assesses the risks associated in obtaining and maintaining the various land use, mining and environmental permits necessary for the properties to operate as mines. Annual reviews of mining reserves are conducted by the qualified individual and include procedures such as ensuring financial assumptions related to life of mine expenses are based on the most accurate estimates available.

Northwest
Mountain
North Central
Pacific
Other
HQ
Aggregate site (188 active sites)

 Knife River has reviewed its properties and has determined it does not have any individual sites that are material. The following tables set forth details applicable to Knife River’s aggregate production and aggregate sites as of December 31, 2022, by the various regions the sites are located.

	Total Annual Aggregate Production
Production Area	Crushed Stone	Sand & Gravel
	(Tons in thousands)
Pacific	1,847	2,706
Northwest	6,882	4,017
Mountain	1,171	6,425
North Central	2,253	5,534
All Other	1,181	166
Total	13,334	18,848

	Aggregate Sites
Production Area	Crushed Stone		Sand & Gravel
	Owned	Leased	Owned	Leased
Pacific	—	7	9	1
Northwest	11	12	19	9
Mountain	2	7	18	9
North Central	5	1	52	23
All Other	4	1	1	—
Total	22	28	99	42

The following table sets forth details applicable to Knife River’s aggregate reserves as of December 31, 2022.

		Crushed Stone			Sand & Gravel
Production Area	Aggregate Sites	Proven Mineral Reserves	Probable Mineral Reserves	Total Mineral Reserves	Proven Mineral Reserves	Probable Mineral Reserves	Total Mineral Reserves	Total Mineral Reserves
	(Tons in thousands)
Pacific	16	132,877	662	133,539	31,612	—	31,612	165,151
Northwest	49	361,217	14,046	375,263	118,209	13,477	131,686	506,949
Mountain	36	77,125	11,582	88,707	98,182	35,061	133,243	221,950
North Central	81	45,559	3,000	48,559	69,546	15,300	84,846	133,405
All Other	6	65,451	4,691	70,142	8,368	—	8,368	78,510
Total	188	682,229	33,981	716,210	325,917	63,838	389,755	1,105,965
__________________
*The average selling price per ton for crushed stone and sand and gravel was $16.12 and $10.53, respectively, in 2022. The average selling price includes freight and delivery and other revenues.
**     The aggregates mined are of suitable grade and quality to be used as construction materials and no further grade or quality disclosure is applicable.
The following table sets forth details applicable to Knife River’s aggregate resources as of December 31, 2022.

		Sand & Gravel
Production Area	Aggregate Sites	Measured Mineral Resources	Indicated Mineral Resources	Measured + Indicated Mineral Resources	Inferred Mineral Resources
	(Tons in thousands)
Pacific	1	14,673	—	14,673	—
Northwest	2	41,727	—	41,727	—
Mountain	—	11,500	—	11,500	—
North Central	—	—	—	—	373
Total	3	67,900	—	67,900	373
__________________
*Mountain and North Central each have a site that includes both reserves and resources, which are included in the aggregate sites for reserves.
Of Knife River’s 188 active properties, 139 are in a production stage and 49 are in a development stage. Additionally, the Company has three properties in the exploration stage. As of December 31, 2022, 939 million tons of estimated proven and probable reserves are located on production stage properties and 167 million tons on developmental stage properties. The Company classifies aggregates located on exploration stage properties as resources. Knife River’s aggregate annual production in tons for all its mining properties was 32.2 million, 31.1 million and 28.5 million for the years ended December 31, 2022, 2021 and 2020, respectively.
The average selling price per ton for crushed stone and sand and gravel was $16.12 and $10.53, respectively, in 2022. Actual pricing varies by location and market. The price for each commodity was calculated by dividing 2022 revenues by tons produced. The average pricing is based on salable product, or materials that are ready for sale. Pricing for aggregates tends to remain similar for long periods of time and resources generally realize similar pricing to reserves when extracted and sold; therefore, Knife River uses current pricing as an estimate of future pricing. Pricing is assessed at least annually to verify there have been no material changes. Knife River expects future sales prices to exceed future production costs, resulting in minimal change to the economic viability of the disclosed reserves and resources. Knife River believes the current sales price is reasonable and justifiable to estimate the aggregates’ current fair value, while the balance sheet reflects the historical costs.
Knife River owns 121 properties, of which 118 are active sites, and leases another 70 to conduct its mining operations. Its reserves are comprised of 566 million tons on properties that are owned and 540 million tons that are leased. The remaining reserve life in years was calculated by dividing remaining reserves by the three-year average production from 2020 through 2022. Knife River estimates the useful life of its owned reserves are approximately 36 years based on the most recent three-year production average. Approximately 47 percent of the reserves under lease have lease expiration dates of 20 years or more and the weighted average years remaining on all leases containing estimated proven aggregate reserves is approximately 21 years, including options for renewal that are at Knife River’s discretion. The average time necessary to produce remaining aggregate reserves from its leased sites is approximately 42 years. Some sites have leases that expire prior to the exhaustion of the estimated reserves. The estimated reserve life assumes, based on Knife River’s experience, that leases will be renewed to allow sufficient time to fully recover these reserves. Actual useful lives of these reserves will be subject to, among other things, fluctuations in customer demand, customer specifications, geological conditions and changes in mining plans.
Internal Controls Over Aggregate Reserves
Reserve and resource estimates are based on the analyses of available data by qualified internal mining engineers, operating personnel and third-party geologists. Senior management reviews and approves reserve and resource quantity estimates and reserve classifications, including the major assumptions used in determining the estimates, such as life, pricing, cost and volume, among other things, to ensure they are materially accurate. For aggregate reserve and resource additions, management, which includes the qualified person, performs its due diligence and reviews the study of technical, economic and operating factors, as well as applicable supplemental information, including a summary of the site’s geotechnical report. Knife River maintains a database of all aggregate reserves, which is reconciled at least annually and reviewed and approved by the qualified person.
The evaluation, classification and estimation of reserves has inherent risks, including changing geotechnical, market and permitting conditions. The qualified person and management work together to assess these risks regularly and amend the reserve and resource assessments as new information becomes available.
Intellectual Property
Knife River holds various trademarks that are important to its advertising and marketing activities. These trademarks are generally protected by registration in the U.S.
Insurance
Knife River maintains insurance coverage that it believes is appropriate for its business, including but not limited to workers’ compensation, auto liability, general liability, excess liability, contractors pollution liability, pollution legal liability, marine liability and pollution, professional liability, directors and officers liability, employment practices liability, cyber policy, terrorism insurance and property insurance.
Legal Proceedings
In the ordinary course of Knife River conducting its business activities, it and its subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class-action basis, and other proceedings involving regulatory, employment, general and commercial liability, automobile liability and other matters. Knife River does not expect any of these proceedings to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, Knife River can give no assurance that the results of any such proceedings will not materially affect its reputation, business, financial position, results of operations and cash flows.

MANAGEMENT
Executive Officers Following the Spin-Off
The following table sets forth information, as of September 22, 2023, with respect to the individuals who serve as our executive officers, including their positions, and is followed by a biography of each individual.

Name	Age	Position
Brian R. Gray	53	President and Chief Executive Officer
Nathan W. Ring	48	Vice President and Chief Financial Officer
Karl A. Liepitz	45	Vice President, Chief Legal Officer and Secretary
Trevor J. Hastings	50	Vice President and Chief Operating Officer
Nancy K. Christenson	68	Vice President of Administration
Glenn R. Pladsen	56	Vice President of Support Services
John F. Quade	45	Vice President of Business Development
Marney L. Kadrmas	54	Chief Accounting Officer
Brian R. Gray
Mr. Gray was named president of Knife River effective January 1, 2023, and was named its chief executive officer effective March 1, 2023. Prior to these promotions, he was president of Knife River’s Northwest segment, a position he held from 2012 to 2022. While at the Northwest segment, Mr. Gray led the acquisition of eight companies and also was instrumental in the development of the Knife River Training Center and corporate-wide safety, training and sustainability programs. He has 30 years of experience at Knife River and has served on numerous industry boards, including the National Ready Mixed Concrete Association (current) and the Oregon-Columbia chapter of the Associated General Contractors. Mr. Gray has a degree in civil engineering from Oregon State University and in 2022 was named to Oregon State’s Academy of Distinguished Engineers.
Nathan W. Ring
Mr. Ring has been named vice president and chief financial officer for Knife River. He has 22 years of experience with MDU Resources’ companies, including Knife River, MDU Construction Services Group, Centennial Energy and the MDU Resources corporate office. Mr. Ring most recently led the acquisition strategy for Knife River as vice president of business development from 2017 to 2022. He also served as vice president, controller and chief accounting officer for MDU Resources from 2014 to 2016. Prior to these roles, Mr. Ring held positions as a controller for Knife River and MDU Construction Services Group. He has also held roles in various accounting, financial planning and tax departments for the Company. He has a bachelor of accountancy degree from the University of North Dakota and is a certified public accountant.
Karl A. Liepitz
Mr. Liepitz has been named vice president, chief legal officer and secretary of Knife River, commencing immediately after the completion of the Spin-Off. Mr. Liepitz previously served as vice president, general counsel and secretary of MDU Resources, a position he held since 2021. He has 20 years of experience with MDU Resources, having started with the company as an attorney in 2003. For 17 of his 20 years with the company, Mr. Liepitz provided internal legal counsel to Knife River. Mr. Liepitz earned his juris doctorate from William Mitchell College of Law, as well as degrees in English and philosophy from the University of Minnesota - Duluth.
Trevor J. Hastings
Mr. Hastings has been named vice president and chief operating officer for Knife River, commencing immediately after the completion of the Spin-Off. He has 27 years of experience with MDU Resources’ companies and since 2017 has served as president and CEO of WBI Energy, an MDU Resources subsidiary. Prior to being named to his leadership role at WBI Energy, Mr. Hastings spent 10 years with Knife River. He was named vice president of business development and operations support from 2007 to 2014 and from 2015 to 2017; from 2014 to

2015, Mr. Hastings served as interim president of Knife River’s Energy Services region to direct a transition in leadership there. From 2001 to 2007, Mr. Hastings was an executive at MDU Resources subsidiary Centennial Energy, servicing as its vice president of business development and president and CEO of its international component, Centennial Energy Resources International. He has a bachelor of economics degree from the University of North Dakota and serves on the university’s advisory council for the College of Business and Public Administration.
Nancy K. Christenson
Ms. Christenson has been named vice president of administration at Knife River, commencing immediately after the completion of the Spin-Off. She has 45 years of experience with Knife River and has oversight of Human Resources, compensation and benefits, compliance and employee relations. She was appointed vice president of administration in April 2009. Prior positions at Knife River have included vice president and chief accounting officer from 2003 to 2009, controller from 1995 to 2002 and numerous other accounting roles from 1977 to 1994. Ms. Christenson has a degree in business administration from the University of North Dakota.
Glenn R. Pladsen
Mr. Pladsen has been named vice president of support services at Knife River, commencing immediately after the completion of the Spin-Off. He has oversight of information technology, safety, environmental management, training, capital budgeting and national accounts. He joined Knife River in 2007 as director of information technology, with a focus on deploying standard information systems and business processes across the Knife River operating companies. In 2012, Mr. Pladsen began overseeing the capital budgeting process and national account programs in addition to his information technology role. In 2015, Mr. Pladsen also took on a leadership role of Knife River’s safety and environmental programs. He was named vice president of support services in 2019 and added the responsibility of the corporate training program, along with the design and construction of the Knife River Training Center. Mr. Pladsen has a degree in mechanical engineering from North Dakota State University.
John F. Quade
Mr. Quade has been named vice president of business development for Knife River, commencing immediately after the completion of the Spin-Off. He has 28 years of experience with Knife River and previously was president of the company’s North Central segment, a position he held from 2012 to 2023. Prior to that, Mr. Quade was president of Knife River’s Central Minnesota operations. He earned his juris doctorate from William Mitchell College of Law and has a management degree from St. John’s (Minnesota) University. Mr. Quade also serves on the executive committee of the National Asphalt Pavement Association.
Marney L. Kadrmas
Ms. Kadrmas has been named chief accounting officer for Knife River, commencing immediately after the completion of the Spin-Off. She has 23 years of experience with Knife River. Ms. Kadrmas was previously vice president and region controller for the company’s Northwest segment, a position she has held from 2014 to 2023. Prior to that, she was director of accounting for Knife River from 2012 to 2014, and she was financial planning and reporting manager from 2005 to 2012. Ms. Kadrmas has a bachelor’s degree in accounting from Dickinson State University and is a certified public accountant.

DIRECTORS
Board Structure and Directors Following the Spin-Off
The following table sets forth the individuals serving on Knife River’s board of directors following the completion of the Spin-Off. Knife River’s chair of the board of directors is a different person than its chief executive officer and, to the extent the chair is not an “independent” director, the board of directors will have a lead director empowered with robust authority and duties to facilitate the board’s exercise of independent oversight, which is referred to in this prospectus as the “lead independent director.”
Knife River’s amended and restated certificate of incorporation provides that, until the annual stockholder meeting in 2027, Knife River’s board of directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the Spin-Off, which Knife River expects to hold in 2024, and will be up for re-election at that meeting for a three-year term to expire at the 2027 annual meeting of stockholders. The directors designated as Class II directors have terms expiring at the 2025 annual meeting of stockholders and will be up for re-election at that meeting for a two-year term to expire at the 2027 annual meeting of stockholders. The directors designated as Class III directors have terms expiring at the 2026 annual meeting of stockholders and will be up for re-election at that meeting for a one-year term to expire at the 2027 annual meeting of stockholders. Commencing with the 2027 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and Knife River’s board of directors will thereafter no longer be divided into classes. Before Knife River’s board of directors is declassified, it would take at least two annual meetings of stockholders to be held for any individual or group to gain control of Knife River’s Board of Directors.

Director	Class
Thomas Everist	Class I—Expiring 2024 Annual Meeting
German Carmona Alvarez	Class I—Expiring 2024 Annual Meeting
Patricia L. Moss	Class II—Expiring 2025 Annual Meeting
William Sandbrook	Class II—Expiring 2025 Annual Meeting
Karen B. Fagg	Class III—Expiring 2026 Annual Meeting
Brian R. Gray	Class III—Expiring 2026 Annual Meeting
The number of members on the Knife River board of directors may be fixed by resolution adopted from time to time by the board of directors. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Set forth below is biographical information as well as background information relating to each director’s business experience, qualifications, attributes and skills and why Knife River believes each individual will be a valuable member of the board of directors.

Class I—Directors Whose Term Expires in 2024

Name	Age	Principal Occupation and Other Information
Thomas Everist	74	Mr. Everist is the chair the Nominating and Governance Committee and also serves on the Compensation Committee. Prior to the Spin-Off, Mr. Everist was a member of the board of directors at MDU Resources, where he sat on the Compensation and Nominating and Governance committees. Mr. Everist has had a 44-year career in the construction materials and mining industry and brings deep industry expertise. He was president and chair of L.G. Everist, Inc., an aggregate production company in Sioux Falls, South Dakota, from 1987-2002. From 2002 to present, he has been president and chair of The Everist Company, an investment and land development company; prior to 2017, The Everist Company also was engaged in aggregate, concrete and asphalt production.
German Carmona Alvarez	54	Mr. Carmona Alvarez chairs the Compensation Committee and is a member of the Audit Committee. Prior to the Spin-Off, Mr. Alvarez was a member of the board of directors at MDU Resources, where he sits on the Compensation and Nominating and Governance committees. Mr. Carmona Alvarez has 15 years of experience in the building materials industry and also brings expertise in human capital management, digital and information technology, and mergers and acquisitions. He is global president of applied intelligence at Wood PLC and formerly served as executive vice president of finance, information technology and shared services at CEMEX, Inc., a global building materials company.
Class II—Directors Whose Term Expires in 2025

Name	Age	Principal Occupation and Other Information
Patricia L. Moss	70	Ms. Moss chairs the Audit Committee and also serves on the Compensation Committee. Prior to the Spin-Off, Ms. Moss was a member of the board of directors at MDU Resources, where she chaired the Environmental and Sustainability Committee and was also a member of the Compensation Committee. Ms. Moss has substantial experience in the finance and banking industry, including service on the boards of public banking and investment companies. She contributes broad knowledge of finance, business development, human resources and compliance oversight, as well as public company governance. Ms. Moss was president and CEO of Cascade Bancorp, a financial holding company in Bend, Oregon, from 1998-2012. She was vice chairman of Cascade Bankcorp from 2012-2017, at which point she became a director at First Interstate BancSystem.
William Sandbrook	66	Mr. Sandbrook has extensive experience in the construction materials industry. He was president and CEO of U.S. Concrete, Inc., from 2011-2020, and also served as chairman of its board of directors from 2018-2020. Prior to that, Mr. Sandbrook served in various roles at Oldcastle Inc.’s Products and Distribution Group, Oldcastle Architectural Products Group, and Oldcastle Materials Inc. In 2019, he was elected chairman of the National Ready-Mixed Concrete Association. Mr. Sandbrook has served as a director of Comfort Systems USA since 2018, where he is a member of the Audit and Compensation committees.

Class III—Directors Whose Term Expires in 2026

Name	Age	Principal Occupation and Other Information
Karen B. Fagg	70	Ms. Fagg is the non-executive chair of the board. She also serves on the Nominating and Governance Committee. Prior to the Spin-Off, Ms. Fagg was a member of the board of directors at MDU Resources, where she chaired the Compensation Committee and was a member of the Environmental and Sustainability Committee. Ms. Fagg contributes expertise in responsible natural resource development, with expertise in the construction and engineering industries. She was president, CEO and majority owner of HKM Engineering, a large regional civil and structural firm, from 2000-2008; when that business merged with DOWL LLC, Ms. Fagg was named vice president until her retirement in 2011. Prior to that, she was director of the Montana Department of Natural Resources and Conservation, the state agency charged with managing sustainable stewardship of the state’s water, soil, energy and rangeland resources.
Brian R. Gray	53	Mr. Gray was named president of Knife River effective January 1, 2023, and was named its chief executive officer effective March 1, 2023. Prior to these promotions, he was president of Knife River Corporation’s Northwest segment, a position he held from 2012 to 2022. While at the Northwest segment, Mr. Gray led the acquisition of eight companies and also was instrumental in the development of the Knife River Training Center and corporate-wide safety, training and sustainability programs. He has 30 years of experience at Knife River and has served on numerous industry boards, including the National Ready Mixed Concrete Association (current) and the Oregon-Columbia chapter of the Associated General Contractors.
Director Independence
A majority of the Knife River board of directors is composed of directors who are “independent” as defined by the rules of the NYSE and the Corporate Governance Guidelines, as described more fully below, that was adopted by the Knife River board of directors. All of Knife River’s non-management directors qualify as “independent” under these standards. The Knife River board of directors has established categorical standards to assist it in making its determination of director independence. These standards provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with Knife River or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with Knife River or any of its subsidiaries).
In making this determination, the Knife River board of directors considers all relevant facts and circumstances. The Corporate Governance Guidelines comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Corporate Governance Guidelines, or is not otherwise listed in the Corporate Governance Guidelines, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.
The Knife River board of directors assesses, on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.
Committees of the Board of Directors
The Knife River board of directors has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
Audit Committee. Knife River’s Audit Committee is responsible, among its other duties and responsibilities, for overseeing Knife River’s accounting and financial reporting processes, the audits of Knife River’s financial statements, the qualifications and independence of Knife River’s independent registered public accounting firm, the effectiveness of Knife River’s internal control over financial reporting and the performance of Knife River’s internal audit function and independent registered public accounting firm. Knife River’s Audit Committee reviews and assesses the qualitative aspects of Knife River’s financial reporting, its processes to manage business and financial risks, and its compliance with significant applicable legal, ethical and regulatory requirements. Knife River’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Knife River’s independent registered public accounting firm.
The current members of the Audit Committee are German Carmona Alvarez, William Sandbrook, and Patricia L. Moss (Chair). Knife River’s board of directors has designated German Carmona Alvarez, William Sandbrook, and Patricia L. Moss as “audit committee financial experts,” and has determined that each member is “financially literate” and has accounting or related financial management expertise in accordance with the NYSE rules. Knife River’s board of directors has also determined that each member of the Audit Committee is “independent” as defined under the NYSE and Exchange Act rules and regulations. The charter of Knife River’s Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other publicly traded companies, unless the board of directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.
Compensation Committee. Knife River’s Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Knife River and its subsidiaries (including the CEO), establishing the general compensation policies of Knife River and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Knife River and its subsidiaries. Knife River’s Compensation Committee is also responsible to periodically review management development and succession plans.
The current members of the Compensation Committee are Patricia L. Moss, Thomas Everist, and German Carmona Alvarez (Chair). Knife River’s board of directors has determined that each such member of the Compensation Committee is “independent” as defined under the NYSE listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers after considering the independence factors outlined under the NYSE listing standards, and Knife River will provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to such compensation consultants, outside counsel and other advisers.
Nominating and Governance Committee. Knife River’s Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to Knife River’s board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to Knife River and overseeing board of directors evaluations.
The current members of the Nominating and Governance Committee are Karen B. Fagg, William Sandbrook, and Thomas Everist (Chair). Knife River’s board of directors has determined that each member of the Nominating and Governance Committee is “independent” as defined under the NYSE listing standards.
Knife River’s board of directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. These charters are available without charge on Knife River’s website at www.kniferiver.com.
Compensation Committee Interlocks and Insider Participation
Knife River’s Compensation Committee was established in 2023 in connection with the Spin-Off. During Knife River’s year ended December 31, 2022, Knife River was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as Knife River’s executive officers were made by MDU Resources, as described in the section of this prospectus captioned “Executive Compensation.” During 2022, no member of the Compensation Committee was at any time an officer or employee of MDU Resources or any of Knife River’s subsidiaries nor was any such person a former officer of MDU Resources or any one of Knife River’s subsidiaries. During 2022, there were no related party or conflict of interest transactions between Knife River and any of its Compensation Committee members that require disclosure under SEC rules.

Corporate Governance
Board Leadership Structure
Knife River’s board of directors is led by its Chair, Karen B. Fagg. As stated in Knife River’s Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chair of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and CEO in any way that is in the best interests of Knife River at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee Knife River’s business and the CEO and the management team who manage the business on a day-to-day basis. The board expects to periodically review its leadership structure to ensure that it continues to meet Knife River’s needs.
Executive Sessions
Knife River’s board of directors holds regular and special meetings throughout each calendar year. In conjunction with those meetings, executive sessions, which are meetings of the independent directors, will be regularly scheduled throughout the year. Knife River’s non-executive Chair will preside over the executive sessions of the board.
Selection of Nominees for Election to the Board
Knife River’s Corporate Governance Guidelines provide that the Nominating and Governance Committee will identify and select, or recommend that the board select, board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee will consider the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with construction materials, operations, finance or marketing or other fields that will complement the talents of the other board members; willingness and capability to take the time to actively participate in board and committee meetings and related activities; ability to work professionally and effectively with other board members and Knife River’s management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present reasonable possibilities of conflict of interest or legal issues.
In identifying candidates for election to the board of directors, the Nominating and Governance Committee will consider nominees recommended by directors, stockholders and other sources. The Nominating and Governance Committee will review each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee will recommend the candidate for consideration by the full board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Corporate Governance Committee considers director candidates proposed by stockholders on the same basis as recommendations from other sources. Following the completion of the Spin-Off, any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: P.O. Box 5568, Bismarck, North Dakota 58506. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Knife River’s by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

Corporate Governance Guidelines
Knife River’s board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on the Knife River website at www.kniferiver.com. These guidelines provide a framework for Knife River’s corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management, independence standards and succession planning. The Nominating and Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to Knife River’s board of directors any changes to the guidelines.
Stockholder Engagement
Knife River expects all of its directors to attend its annual meetings of stockholders and be available to answer questions from stockholders at the meetings. Between meetings, Knife River expects Brian R. Gray, the President and Chief Executive Officer, and/or Nathan W. Ring, the Vice President and Chief Financial Officer, to engage with stockholders on a regular basis at industry and financial conferences, road shows, and one-on-one meetings. Knife River will also make Karen B. Fagg, its non-executive Chair, available to meet with stockholders on matters that they believe are better addressed by an independent director.
Communicating with the Board of Directors
Any stockholder or interested party who wishes to communicate with Knife River’s board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email Knife River at: CorporateSecretary@kniferiver.com.
Communications addressed to the Knife River board of directors or to an individual director will be distributed to the Knife River board of directors or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Knife River board of directors is expected to ask the Corporate Secretary’s Office to submit to the Knife River board of directors all communications received, excluding only those items that are not related to Knife River board of directors duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.
Director Qualification Standards
The Nominating and Governance Committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the committee will consider whether director candidates have relevant experience in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that Knife River’s board of directors will have the necessary breadth and depth to perform its oversight function effectively. The committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. Knife River’s full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
Risk Oversight
Knife River’s board of directors as a whole has responsibility for overseeing Knife River’s risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from Knife River’s management team and from Knife River’s internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and Knife River’s risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Knife River’s Audit Committee also undertakes the responsibility for overseeing its major financial and accounting risk exposures and the steps its management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure, and meets regularly with Knife River’s chief legal and compliance officers.

Knife River’s Compensation Committee evaluates risks arising from its compensation policies and practices, as more fully described above. The Audit Committee and Compensation Committee also provide reports to the full board of directors regarding these and other matters.
Code of Conduct
Knife River’s board of directors has adopted a code of business conduct and ethics that applies to all of its employees, directors and officers, including its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The guide is available without charge on Knife River’s website at www.kniferiver.com.
Knife River will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, the guide granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and its directors, by posting such information on its website at www.kniferiver.com.
The Knife River website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
As discussed elsewhere in this prospectus, on May 31, 2023, MDU Resources separated into two publicly traded companies, MDU Resources and Knife River. On May 31, 2023, Knife River became an independent company, and its compensation committee was formed. Following the Spin-Off, Knife River has its own executive officers and its own compensation committee of its board of directors (the “Knife River compensation committee”). The following individuals serve as executive officers of the Company in the positions set forth below effective as of immediately following the Spin-Off and, based on their roles and/or 2022 compensation, such individuals would have constituted the named executive officers of Knife River had it been an independent public company during 2022:
•Brian R. Gray, President and Chief Executive Officer
•Nathan W. Ring, Vice President and Chief Financial Officer
•Trevor J. Hastings, Vice President and Chief Operating Officer
•Karl A. Liepitz, Vice President, Chief Legal Officer and Secretary
•Nancy K. Christenson, Vice President of Administration
David C. Barney, the former president and chief executive officer of Knife River Corporation, transitioned on March 1, 2023 to the non-executive position of senior advisor. Mr. Barney is expected to serve in that role through January 3, 2024 in order to support the transition of the role of president and chief executive officer of Knife River Corporation to Mr. Gray.
The following sections of this Compensation Discussion and Analysis describes MDU Resources’ executive compensation philosophy, the 2022 executive compensation program elements applicable to the named executive officers, and certain MDU Resources executive compensation plans, policies and practices, as well as certain aspects of Knife River’s executive compensation arrangements immediately following the Spin-Off. Policies, practices and arrangements that are disclosed as those that apply to Knife River immediately following the Spin-Off generally remain subject to the review of, and may generally be modified by, the Knife River compensation committee.
Compensation Committee Responsibilities and Objectives
The compensation committee of the MDU Resources board of directors (the “MDU Resources compensation committee”) is responsible for designing and approving the executive compensation program and setting compensation opportunities for the named executive officers of MDU Resources. The following are the objectives of the MDU Resources executive compensation program for its executive officers, which as of immediately following the Spin-Off, continued to be the objectives of our compensation program for executive officers as of immediately following the Spin-Off:
•recruit, motivate, reward, and retain high performing executive talent required to create superior stockholder value;
•reward executives for short-term performance as well as for growth in enterprise value over the long-term;
•ensure effective utilization and development of talent by working in concert with other management processes - for example, performance appraisal, succession planning, and management development;
•help ensure that compensation programs do not encourage or reward excessive or imprudent risk taking; and
•provide a competitive package relative to industry-specific and general industry comparisons and internal equity, as appropriate.

2022 Compensation of Named Executive Officers
2022 Annual Base Salary
We provide our named executive officers with base salary at a sufficient level to attract and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities. Consistent with the compensation philosophy of linking pay to performance, our executives receive a relatively smaller percentage of their overall target compensation in the form of base salary. In establishing base salaries, consideration is given to each executive’s individual performance, the scope and complexities of their responsibilities, internal equity, and whether the base salary is competitive as measured against the base salaries of similarly situated executives in our compensation peer group and market compensation data. The annual base salaries for our named executive officers during 2022 were as follows:

Executive	2022 Annual Base Salary
Brian R. Gray	$327,820
Nathan W. Ring	$302,952
Trevor J. Hastings	$400,000
Karl A. Liepitz	$440,000
Nancy K. Christenson	$280,000
2022 Annual Cash Incentive Awards
For 2022, each of our named executive officers was assigned a target annual incentive award based on a percentage of the executive’s base salary. The actual annual cash incentive realized was determined by multiplying the target award by the payout percentage associated with the achievement of the performance measures applicable to the named executive officer. Performance measures varied depending on the named executive officer’s role in 2022. The bonus targets, performance measures, performance results and payout levels for our named executive officers for 2022 are summarized below.

Executive	Target Bonus (% of Salary)	Measures and Weightings	Actual Payout (% of Target)
Brian R. Gray	75%	Northwest segment EBITDA (50%), Construction Materials and Contracting EBITDA (45%); Safety (5%)	135.3%
Nathan W. Ring	40%	Construction Materials and Contracting EBITDA (100%)	78.5%
Trevor J. Hastings	60%	Pipeline Earnings (80%); MDU Resources adjusted EPS (20%); DEI Modifier	15.3%
Karl A. Liepitz	75%	MDU Resources adjusted EPS (100%); DEI Modifier	56.7%
Nancy K. Christenson	40%	Construction Materials and Contracting EBITDA (100%)	78.5%
MDU Resources adjusted EPS
The MDU Resources compensation committee selected earnings per share from continuing operations as the shared financial metric as it is a key indicator of company results and used to communicate annual performance expectations with the financial community. The earnings per share target of $2.07 reflects MDU Resources’ 2022 financial goal to achieve an estimated return on invested capital of 7.7 percent.
Construction Materials and Contracting EBITDA
The MDU Resources compensation committee selected EBITDA from continuing operations as the performance metric for the construction materials and contracting segment as it is a financial performance metric common to the construction industry and encourages the leadership to focus on growth by excluding the impact of items such as taxes, interest, depreciation and amortization, which are largely out of their control, from the performance result. The target of $331.3 million in EBITDA from continuing operations for the construction materials and contracting segment reflects the financial goal needed to achieve returns on invested capital of 9.5 percent.
Northwest Segment EBITDA
Like EBITDA from continuing operations for the construction materials and contracting segment, Northwest segment EBITDA provides a financial performance metric common to the construction industry and specific to the operations Mr. Gray was primarily responsible for during 2022. The target of $82.0 million in EBITDA was selected.
Safety
Safety is one of our corporate values and significant to management of construction materials and contracting operations. The lost time rate was chosen as the metric for Mr. Gray as it is a good measure of the severity of injuries and how well they are managed. A target lost time rate of 0.33 was selected based on the company’s historical performance which is better than industry average. A lost time rate greater than 0.397 results in no payout on the on the performance metric.
Pipeline segment – Earnings
GAAP earnings from continuing operations of our pipeline segment provides a key measure of performance for regulated entities such as our pipeline segment which Mr. Hastings was primarily responsible for in 2022. The target of $43.0 million in earnings from continuing operations for the pipeline segment reflects the financial goal needed to achieve returns on invested capital of 7.1 percent.
DEI Modifier
The DEI modifier is a separate performance measure, independent of the achievement of the financial performance measures and is based on the MDU Resources compensation committee’s assessment of management’s progress toward the completion of the following DEI initiatives:
•Enhance the formal succession planning process to include the review of all Section 16 officer, key executive and business segment officers positions to ensure diverse representation in terms of gender, ethnicity, individuals with disabilities and veteran status and the development of candidates being prepared for these positions.
•Increase outreach activities and efforts aimed at attracting diverse candidates to positions within our businesses.
•Enhance new employee onboarding processes to include DEI training and formal mentoring programs.
•Implement a consistent human resources dashboard across all businesses to build baseline information and track key metrics to provide insight into the make-up and diversity of our employee population.
The DEI modifier applied to Mr. Hastings and Mr. Liepitz in 2022 and adds or deducts up to 5 percent of the executive’s annual incentive target based on the MDU Resources compensation committee’s assessment.

Actual Results
The 2022 performance measure results reflect MDU Resources’ 2022 financial performance and are presented below:

Performance Measure	Target	Result	Percent of Performance	Payout Percentage
MDU Resources Earnings per Share[1]	$2.07	$1.87	90.3%	51.7%
Construction Materials and Contracting EBITDA[2]	$331.3 million	$307.5 million	92.8%	78.5%
Northwest segment EBITDA	$82.0 million	$103.9 million	126.6%	200.0%
Safety - Lost Time Rate	0.330	0.600	181.8%	—%
Pipeline earnings	$43.0 million	$35.3 million	82.1%	—%
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1.Earnings used to calculate EPS from continuing operations was adjusted to remove the effect of transaction costs incurred for acquisitions and mergers as well as costs incurred associated with the company’s intent to separate the construction materials and contracting segment pursuant to a tax-free Spin-Off and the strategic review to optimize the value of the construction services segment.
2.Construction materials and contracting segment EBITDA from continuing operations was adjusted to remove the effect of transaction costs incurred for acquisitions and mergers.
Based on the assessment of the MDU Resources compensation committee, each of Messrs. Hastings and Liepitz was awarded a DEI modifier award of 5.0 percent of the executive’s target annual incentive.
2022 Long-Term Equity Incentive Awards
In February 2022, the MDU Resources compensation committee and the MDU Resources board of directors approved grants to our named executive officers (other than Mr. Gray, who did not participate in this program in 2022) of performance shares and restricted stock units which are eligible to vest into MDU Resources stock plus dividend equivalents at the end of 2024. The amounts of the 2022 awards granted to our named executive officers are shown below.

Name	75% Performance Share Opportunities (#)	25% Time-Vesting Restricted Stock Unit Opportunities (#)
Brian R. Gray	—	—
Nathan W. Ring	4,101	1,367
Trevor J. Hastings	9,845	3,282
Karl A. Liepitz	17,328	5,776
Nancy K. Christenson	3,791	1,263
The performance share portion of the grant may vest at the end of a three-year period between 0 percent and 200 percent. Determination of vesting is based on the achievement of two separate performance measures each making up 50 percent of the award:
•Total stockholder return relative to that of a group of peer companies selected from the S&P 400 MidCap Index is the measure to align with MDU Resources’ performance relative to its peers.
•Compound annual growth rate in earnings from continuing operations is the measure to encourage continued growth of MDU Resources.
Earnings used to calculate earnings growth from continuing operations for the 2022 awards may be adjusted, as such adjustments are approved by the MDU Resources compensation committee, to remove:
•the effect on earnings from losses/impairments on asset sales/dispositions/retirements;

•the effect on earnings from withdrawal liabilities relating to multiemployer pension plans;
•the effect on earnings from costs incurred for acquisitions or mergers; and
•the effect on earnings from unanticipated tax law changes.
Vesting of performance shares and associated dividend equivalents is predicated on achievement of an established level associated with each performance measure. Threshold, target and maximum payouts as a percentage of target performance for the 2022 measures are:

	MDU Resources’ Relative TSR Percentile Rank	MDU Resources’ Earnings Growth Rate as a Percentage of Target	Vesting Percentage of Award Target
Maximum	75th or higher	153.8% of target or higher	200%
Target	50th	Target	100%
Threshold	25th	46.2% of target	20%
Below threshold	Less than 25th	less than 46.2% of target	—%
Vesting for performance falling between the intervals is interpolated linearly.
The time-vesting restricted stock units represent 25 percent of the long-term incentive opportunity and will vest on December 31, 2024, generally subject to the executive’s continued employment through the vesting date.
Treatment of the 2022 MDU Resources performance shares and restricted stock units, as well as other outstanding MDU Resources equity awards, in connection with the Spin-Off is summarized in this prospectus under the heading “Certain Relationships and Related Person Transactions – Treatment of Equity-Based Compensation.”
Post-Employment Benefits
MDU Resources provides post-employment benefit plans and programs in which our named executive officers participate. As of immediately following the Spin-Off, we provided similar post-employment plans and programs. Our named executive officers participated in the following plans during 2022:

Plans	Brian R. Gray	Nathan W. Ring	Trevor J. Hastings	Karl A. Liepitz	Nancy K. Christenson
Pension Plans	No	No	Yes	Yes	Yes
401(k) Retirement Plan	Yes	Yes	Yes	Yes	Yes
Supplemental Income Security Plan	No	No	Yes	No	Yes
Company Credit to Deferred Compensation Plan	Yes	Yes	Yes	Yes	Yes
Compensation Arrangements after the Spin-Off
As of immediately following the Spin-Off, Knife River’s executive compensation program consisted of four principal elements: (1) annual base salary, (2) annual cash incentive opportunity, (3) long-term equity incentive opportunity, and (4) employee benefits and limited executive perquisites.

Executive	Base Salary	Target Annual Cash Incentive[1]	Long-Term Incentive Opportunity[1]	Total Target Compensation
Brian R. Gray	$800,000	$670,417	$2,676,389	$4,146,806
Nathan W. Ring	$450,000	$249,638	$675,000	$1,374,638
Trevor J. Hastings	$500,000	$323,750	$750,000	$1,573,750
Karl A. Liepitz	$470,000	$352,500	$799,000	$1,621,500
Nancy K. Christenson	$350,000	$171,267	$350,000	$871,267

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1.Target annual cash incentive and long-term incentive opportunity reflect a blended rate consistent with offer letters effective with the Spin-Off.
In connection with the Spin-Off, pursuant to the employee matters agreement, Mr. Hastings and Mr. Liepitz were entitled to a pro rata annual cash incentive award for the period ending immediately prior to the Spin-Off date based on actual performance as determined by the MDU Resources compensation committee.
Peer Group
Following the Spin-Off, the Knife River compensation committee approved an initial Knife River peer group to be used for purposes of benchmarking compensation of named executive officers starting in fiscal year 2024.This peer group includes 17 companies in the construction materials, construction and engineering, and building products industries, with trailing 12 months revenue of between approximately $1.23 billion and $7.42 billion.

Vulcan Materials Company	Summit Materials, Inc.	The AZEK Company Inc.
Martin Marietta Materials, Inc.	Arcosa, Inc.	Gibraltar Industries, Inc.
Dycom Industries, Inc.	Minerals Technologies Inc.	Construction Partners, Inc.
Granite Construction Incorporated	Eagle Materials Inc.	Armstrong World Industries, Inc.
Allegion plc	Simpson Manufacturing Co., Inc.	Compass Minerals International, Inc.
Masonite International Corporation	Sterling Infrastructure, Inc.
Employment and Severance Agreements
Brian R. Gray
Mr. Gray received an offer letter dated March 27, 2023 setting forth his compensation for the role of President and Chief Executive Officer of Knife River following the Spin-Off. The offer letter provides that effective as of the day prior to, and subject to the occurrence of, the Spin-Off, Mr. Gray’s annual base salary will be $800,000, his target annual cash incentive opportunity will be 115 percent of base salary, and his long-term incentive equity award opportunity for 2023 will be 375 percent of base salary.
As described in the offer letter, Mr. Gray’s target annual cash incentive opportunity and long-term incentive equity award opportunity for 2023 will be determined on a pro rata basis for the time in each of the positions he held during 2023. In order to effectuate the increase in Mr. Gray’s 2023 long-term incentive equity award opportunity, the offer letter contemplates that an additional award of restricted stock units would be granted to Mr. Gray by Knife River after the Spin-Off.
Nathan Ring
Mr. Ring received an offer letter dated March 15, 2023 setting forth his compensation for the role of Chief Financial Officer of Knife River following the Spin-Off. The offer letter provides that effective with the day of, and subject to the occurrence of, the Spin-Off, Mr. Ring’s annual base salary will be $450,000, his target annual cash incentive opportunity will be 75 percent of base salary, and his long-term incentive equity award opportunity for 2023 will be $675,000.
As described in the offer letter, Mr. Ring’s target annual cash incentive opportunity for 2023 will be determined on a pro rata basis for the time in each of the positions he held during 2023. In order to effectuate the increase in Mr. Ring’s 2023 long-term incentive equity award opportunity, the offer letter contemplates that an additional award of restricted stock units would be granted to Mr. Ring by Knife River after the Spin-Off.
Karl Liepitz
Mr. Liepitz received an offer letter dated March 15, 2023 in connection with his appointment as Vice President - Chief Legal Officer and Secretary of Knife River. The offer letter provides that effective as of the day prior to, and subject to the occurrence of, the Spin-Off, Mr. Liepitz’s annual base salary will remain $470,000, his target annual cash incentive opportunity will remain 75 percent of base salary, and his long-term incentive equity award opportunity for 2023 will remain $799,000.
Trevor Hastings
Mr. Hastings received an offer letter dated March 15, 2023 in connection with his appointment as Chief Operating Officer of Knife River. The offer letter provides that effective as of the day prior to, and subject to the occurrence of, the Spin-Off, Mr. Hastings’s annual base salary will be $500,000, his target annual incentive compensation opportunity will be 75 percent of base salary, and his long-term incentive equity award opportunity for 2023 will be $750,000.
As described in the offer letter, Mr. Hastings’s target annual cash incentive opportunity for 2023 will be determined on a pro rata basis for the time in each of the positions he held during 2023. In order to effectuate the increase in Mr. Hastings’s 2023 long-term incentive equity award opportunity, the offer letter contemplates that an additional award of restricted stock units would be granted to Mr. Hastings by Knife River after the Spin-Off.
Nancy Christenson
Ms. Christenson received an offer letter dated March 15, 2023 in connection with her continuing services as Vice President - Administration of Knife River. The offer letter provides that effective with the day of, and subject to the occurrence of, the Spin-Off, Ms. Christenson’s annual base salary will be $350,000, her target annual cash incentive opportunity will be 60 percent of base salary, and her annual long-term incentive equity award opportunity for 2023 will be $350,000.
As described in the offer letter, Ms. Christenson’s target annual cash incentive opportunity for 2023 will be determined on a pro rata basis for the portion of 2023 occurring prior to and following the Spin-Off. In order to effectuate the increase in Ms. Christenson’s 2023 long-term incentive equity award opportunity, the offer letter contemplates that an additional award of restricted stock units would be granted to Ms. Christenson by Knife River after the Spin-Off.
We typically do not have employment or severance agreements with our executives entitling them to specific payments upon termination of employment or a change of control of the company. The Knife River compensation committee will generally consider providing severance benefits on a case-by-case basis.
Stock Ownership Requirements
Effective with the Spin-Off, Knife River implemented an executive stock ownership policy. Under the policy, executives participating in the Knife River Long-Term Performance-Based Incentive Plan are required within five years of appointment or promotion into an executive level to beneficially own Knife River common stock equal to a multiple of their base salary as outlined in the stock ownership policy, which is currently six times base salary in the case of the Knife River CEO and three times base salary in the case of all others named executive officers. Stock owned through its 401(k) plan or by a spouse is considered in ownership calculations as well as unvested restricted stock units. The level of stock ownership compared to the ownership requirement is determined based on the closing sale price of its stock on the last trading day of the year and base salary at December 31 of the same year.
Clawback Provision
The MDU Resources Long-Term Performance-Based Incentive Plan and MDU Resources Executive Incentive Compensation Plan include provisions commonly referred to as a clawback provision. The MDU Resources compensation committee may, or shall if required, take action to recover incentive-based compensation from specific executives in the event MDU Resources is required to restate its financial statements due to material noncompliance with any financial reporting requirements under the securities laws. Effective with the Spin-Off, Knife River adopted a Long-Term Performance-Based Incentive Plan and Executive Incentive Compensation Plan that includes similar provisions.

Executive Compensation Tables
Summary Compensation Table for 2022

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Stock Awards ($) (e)[1]	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[2]	All Other Compensation ($) (i)[3]	Total ($) (j)
Brian R. Gray	2022	359,341	[4]	—	332,717	—	72,308	764,366
President and CEO
Nathan W. Ring	2022	302,952		169,102	95,127	—	63,077	630,258
Vice President and Chief Financial Officer
Trevor J. Hastings	2022	400,000		405,956	36,720	—	97,478	940,154
Vice President and Chief Operating Officer
Karl A. Liepitz	2022	440,000		714,491	187,110	—	100,604	1,442,205
Vice President, Chief Legal Officer and Secretary
Nancy K. Christenson	2022	280,000		156,301	87,920	17,630	80,378	622,229
Vice President of Administration
__________________
1.Amounts in this column represent the aggregate grant date fair value of MDU Resources performance share award opportunities at target calculated in accordance with generally accepted accounting principles for stock-based compensation in Accounting Standards Codification Topic 718. This column was prepared assuming none of the awards were or will be forfeited. The amounts were calculated as described in Note 12 of our audited financial statements in our Form 10 for the year ended December 31, 2022. For 2022, the aggregate grant date fair value of outstanding MDU Resources performance share award opportunities assuming the highest level of payout would be as follows:

Name	Aggregate Grant Date Fair Value at Highest Payout ($)
Brian R. Gray	—
Nathan W. Ring	300,297
Trevor J. Hastings	720,901
Karl A. Liepitz	1,268,814
Nancy K. Christenson	277,580
__________________
2.Amounts shown for 2022 represent the change in the actuarial present value for the named executive officers’ accumulated benefits under the pension plan, and SISP, collectively referred to as the “accumulated pension change,” plus above-market earnings on deferred annual incentives as of December 31, 2022.

Name	Accumulated Pension Change ($)	Above Market Earnings ($)
Brian R. Gray	—	—
Nathan W. Ring	—	—
Trevor J. Hastings	(392,740)	—
Karl A. Liepitz	(26,285)	—
Nancy K. Christenson	(455,047)	17,630
__________________
3.All Other Compensation for 2022 is comprised of:

Name	401(k) Plan ($)[a]	Nonqualified Deferred Compensation Plan ($)[b]	Life Insurance Premium ($)	Matching Charitable Contributions ($)	Vehicle Allowance	Dividend Equivalents ($)c	Total ($)
Brian R. Gray	24,400	32,782	507	—	14,619	—	72,308
Nathan W. Ring	24,218	30,295	469	120	—	7,975	63,077
Trevor J. Hastings	36,600	40,000	619	1,300	—	18,959	97,478
Karl A. Liepitz	30,500	44,000	681	975	—	24,448	100,604
Nancy K. Christenson	40,500	28,000	433	4,200	—	7,245	80,378
__________________
a.Represents company contributions to the MDU Resources 401(k) plan, which includes matching contributions, profit sharing and retirement contributions associated with certain frozen pension plans.
b.Represents company contribution amounts to the MDU Resources Group, Inc. Deferred Compensation Plan (MDU Resources DCP) which are approved by the MDU Resources compensation committee and the board of directors. The purpose of the plan is to recognize outstanding performance coupled with enhanced retention as the MDU Resources DCP requires a vesting period. For further information, see the section entitled “Nonqualified Deferred Compensation for 2022.”
c.Represents accrued dividend equivalents for 2022 on the 2022-2024, 2021-2023, and 2020-2022 MDU Resources performance share awards associated with financial performance measures and MDU Resources restricted stock units. The 2022-2024 and 2021-2023 awards are presented at target, and the 2020-2022 MDU Resources performance share awards are presented based on the actual achievement of the performance measures.
4.Mr. Gray’s salary amount includes the payout of accrued vacation of $31,521 upon his transfer from the Northwest segment to Knife River Corporation.
Grants of Plan-Based Awards in 2022
See the sections of this prospectus entitled “Compensation Discussion and Analysis—2022 Annual Cash Incentive Awards” and “Compensation Discussion and Analysis—2022 Long-Term Equity Incentive Awards” for further information about the awards presented below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Brian R. Gray	2/17/2022	[1]	61,466	245,865	491,730
	2/17/2022	[2]				—	—	—		—
	2/17/2022	[3]							—	—
Nathan W.Ring	2/17/2022	[1]	30,295	121,181	302,953
	2/17/2022	[2]				820	4,101	8,202		131,195
	2/17/2022	[3]							1,367	37,907
Trevor J. Hastings	2/17/2022	[1]	60,000	240,000	480,000
	2/17/2022	[2]				1,969	9,845	19,690		314,946
	2/17/2022	[3]							3,282	91,010
Karl A. Liepitz	2/17/2022	[1]	82,500	330,000	660,000
	2/17/2022	[2]				3,465	17,328	34,656		554,323
	2/17/2022	[3]							5,776	160,168
Nancy K. Christenson	2/17/2022	[1]	28,000	112,000	280,000
	2/17/2022	[2]				758	3,791	7,582		121,278
	2/17/2022	[3]							1,263	35,023
__________________
1.Annual incentive for 2022 granted pursuant to the MDU Resources Group, Inc. Executive Incentive Compensation Plan (the “MDU Resources EICP”).
2.MDU Resources Performance shares for the 2022-2024 performance period granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “MDU Resources LTIP”).
3.MDU Resources Restricted Stock Units for the 2022-2024 period granted pursuant to the MDU Resources LTIP.

Outstanding Equity Awards at Fiscal Year-End 2022

	Stock Awards
Name (a)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)[1]	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[2]
Brian R. Gray	—	—	—	—
Nathan W. Ring	2,838	86,105	13,357	405,251
Trevor J. Hastings	6,640	201,458	32,077	973,216
Karl A. Liepitz	11,176	339,080	33,529	1,017,270
Nancy K. Christenson	2,590	78,581	12,101	367,144
__________________
1.Below is the breakdown by year of the outstanding restricted stock unit awards:

Name	2020-2022 Award (#)	2021-2023 Award (#)	2022-2024 Award (#)	Total (#)
Brian R. Gray	n/a	—	—	—
Nathan W. Ring	n/a	1,471	1,367	2,838
Trevor J. Hastings	n/a	3,358	3,282	6,640
Karl A. Liepitz	n/a	5,400	5,776	11,176
Nancy K. Christenson	n/a	1,327	1,263	2,590
__________________
2.Value based on the number of MDU Resources performance shares and MDU Resources restricted stock units reflected in columns (g) and (i) multiplied by $30.34, the year-end per share closing stock price for 2022.
3.Below is a breakdown by year of the outstanding MDU Resources performance share awards:

Name	2020-2022 Award (#)	2021-2023 Award (#)	2022-2024 Award (#)	Total (#)
Brian R. Gray	—	—	—	—
Nathan W. Ring	4,842	4,414	4,101	13,357
Trevor J. Hastings	12,157	10,075	9,845	32,077
Karl A. Liepitz	—	16,201	17,328	33,529
Nancy K. Christenson	4,327	3,983	3,791	12,101
MDU Resources performance shares for the 2020 award are shown at the target level (100 percent) based on results for the 2020-2022 performance period being between threshold and target.
MDU Resources performance shares for the 2021 award are shown at the target level (100 percent) based on results for the first two years of the 2021-2023 performance period being between threshold and target.
MDU Resources performance shares for the 2022 award are shown at the target level (100 percent) based on results for the first year of the 2022-2024 performance period being between threshold and target.
While for purposes of the Outstanding Equity Awards at Fiscal Year-End 2022 Table, the number of shares and value shown for the 2020-2022 performance period is at 100 percent of target, the actual results for the performance period certified by the compensation committee and settled on February 16, 2023, was 91.7 percent of target.

Option Exercises and Stock Vested During 2022

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)[1]	Value Realized on Vesting ($) (e)[2]
Brian R. Gray	—	—
Nathan W. Ring	7,592	253,155
Trevor J. Hastings	18,421	614,248
Karl A. Liepitz	—	—
Nancy K. Christenson	6,782	261,446
__________________
1.Reflects MDU Resources performance shares for the 2019-2021 performance period ended December 31, 2021, which were settled February 17, 2022.
2.Reflects the value of vested MDU Resources performance shares based on the closing stock price of $30.84 per share upon the vesting of stock on December 31, 2021, and the dividend equivalents paid on the vested MDU Resources performance shares.
Pension Benefits for 2022

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)[1]	Present Value of Accumulated Benefit ($) (d)
Brian R. Gray	Pension	n/a	—
	SISP	n/a	—
Nathan W. Ring	Pension	n/a	—
	SISP	n/a	—
Trevor J. Hastings	Pension	13	262,850
	SISP	10	331,806
Karl A. Liepitz	Pension	6	28,624
	SISP	n/a	—
Nancy K. Christenson	Pension	32	1,048,635
	SISP	10	800,899
__________________
1.Years of credited service related to the pension plans reflects the years of participation in the plan as of December 31, 2009, when the pension plan was frozen. Years of credited service related to the MDU Resources Group, Inc. Supplemental Income Security Plan (SISP) reflects the years toward full vesting of the benefit which is 10 years.
2.Messrs. Gray and Ring do not participate in the pension plans. Mr. Hastings and Ms. Christenson participate in the Knife River Corporation Salaried Employees’ Pension Plan (the “KRC pension plan”) and the SISP. Mr. Liepitz participates in the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees (the “MDU Resources pension plan”).
The amounts shown for the pension plans and SISP represent the actuarial present values of the executives’ accumulated benefits accrued as of December 31, 2022, calculated using:
•a 4.97 percent discount rate for the SISP
•a 5.05 percent discount rate for the KRC pension plan;
•a 5.04 percent discount rate for the MDU Resources pension plan
•the Society of Actuaries Pri-2012 Total Dataset Mortality with Scale MP-2021 (post commencement only); and
•no recognition of pre-retirement mortality.

The actuary assumed a retirement age of 60 for the pension, and SISP benefits and assumed retirement benefits commence at age 60 for the pension and age 65 for SISP benefits.
Pension Plans
Mr. Hastings and Ms. Christenson participate in the KRC pension plan while Mr. Liepitz participates in the MDU Resources pension plan. Both plans apply to employees hired before 2006 and were amended to cease benefit accruals as of December 31, 2009. The benefits under both pension plans are based on a participant’s average annual salary over the 60 consecutive month period where the participant received the highest annual salary between 1999 and 2009. Benefits are paid as straight life annuities for single participants and as actuarially reduced annuities with a survivor benefit for married participants unless they choose otherwise.
Supplemental Income Security Plan
The SISP, a nonqualified defined benefit retirement plan, was offered to select key managers and executives. SISP benefits are determined by reference to levels defined within the plan. The MDU Resources compensation committee, after receiving recommendations from the MDU Resources CEO, determined each participant’s level within the plan. On February 11, 2016, the SISP was amended to exclude new participants to the plan and freeze current benefit levels for existing participants.
SISP Benefits
SISP is intended to augment the retirement income provided under the pension plans and are payable to the participant or their beneficiary for a period of 15 years. The SISP benefits are subject to a vesting schedule where participants are 100 percent vested after ten years of participation in the plan.
Participants can elect to receive the SISP as:
•monthly retirement benefits only;
•monthly death benefits paid to a beneficiary only; or
•a combination of retirement and death benefits, where each benefit is reduced proportionately.
Regardless of the election, if the participant dies before the SISP retirement benefit commences, only the SISP death benefit is provided.
The SISP benefits are forfeited if the participant’s employment is terminated for cause.
Nonqualified Deferred Compensation for 2022
Deferred Annual Incentive Compensation
Executives participating in the MDU Resources EICP could elect to defer up to 100 percent of their annual incentive awards which would accrue interest at a rate determined each year based on an average of the Treasury High Quality Market Corporate Bond Yield Curve for the last business day of each month for the twelve-month period from October to September. The interest rate in effect for 2022 was 3.06 percent. Payment of deferred amounts is in accordance with the participant’s election either as lump sum or in monthly installments not to exceed 120 months, following termination of employment or beginning in the fifth year following the year the award was earned. In the event of a change of control (as defined in the plan), all amounts deferred would immediately become payable. The deferred compensation provision of the MDU Resources EICP was frozen to new contributions effective January 1, 2021.
Nonqualified Defined Contribution Plan
MDU Resources adopted the MDU Resources Nonqualified Defined Contribution Plan, effective January 1, 2012, to provide deferred compensation for a select group of employees. Contributions by MDU Resources to participant accounts were approved by the MDU Resources compensation committee and constitute an unsecured promise of MDU Resources to make such payments. Participant accounts capture the hypothetical investment experience based on the participant’s elections. Participants may select from a group of investment options including fixed income, balance/asset allocation, and various equity offerings. Contributions made prior to 2017 vest four years after each contribution while contributions made in and after 2017 vest ratably over a three-year period in accordance with the terms of the plan. Participants may elect to receive their vested contributions and investment earnings either in a lump sum or in annual installments over a period of years upon separation from service with the company. Plan benefits become fully vested if the participant dies while actively employed. Benefits are forfeited if the participant’s employment is terminated for cause. The MDU Resources Nonqualified Defined Contribution Plan was frozen to new participants and contributions effective January 1, 2021.
MDU Resources Group, Inc. Deferred Compensation Plan
MDU Resources adopted the MDU Resources Group, Inc. Deferred Compensation Plan, effective January 1, 2021, to replace the option to defer annual incentive payments available under the MDU Resources EICP and contributions by MDU Resources to participants’ accounts through the MDU Resources Nonqualified Defined Contribution Plan. Under the MDU Resources Group, Inc. Deferred Compensation Plan, participants can defer up to 80 percent of base salary and up to 100 percent of their annual incentive payment. MDU Resources provides discretionary credits to select individuals recommended by the MDU Resources CEO and approved by the MDU Resources compensation committee. Participants are 100 percent vested in their contributions of salary and/or annual incentive but vesting of discretionary employer credits occurs ratably over three years. Participants can establish one or more retirement or in-service accounts which capture the hypothetical investment experience based on a suite of investment options similar to the MDU Resources Nonqualified Defined Contribution Plan. Participants may elect to receive their vested contributions and investment earnings either in a lump sum or in annual installments over a period of years upon a qualifying distribution event. Plan benefits become fully vested if the participant dies or becomes disabled while actively employed. Benefits are forfeited if the participant’s employment is terminated for cause.
The table below includes individual deferrals of salary and/or annual incentive and company contributions made during 2022 under the MDU Resources Group, Inc. Deferred Compensation Plan. Aggregate earnings and the balance represent the combined participant earnings and participant balances under all three nonqualified plans.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Brian R. Gray	30,285	32,782	(65,479)	—	321,8761	[1]
Nathan W. Ring	—	30,295	(34,117)	—	154,2312	[2]
Trevor J. Hastings	—	40,000	(40,830)	—	190,5483	[3]
Karl A. Liepitz	—	44,000	(25,874)	—	120,1274	[4]
Nancy K. Christenson	22,837	28,000	41,135	—	2,232,1285	[5]
__________________
1.Mr. Gray deferred 10 percent of his 2021 annual incentive which was contributed to the MDU Resources Group, Inc. Deferred Compensation Plan in 2022. Amounts shown in column (c) are included in the “All Other Compensation” column of the Summary Compensation Table.
2.Amounts shown in column (c) are included in the “All Other Compensation” column of the Summary Compensation Table.
3.Amounts shown in column (c) are included in the “All Other Compensation” column of the Summary Compensation Table.
4.Amounts shown in column (c) are included in the “All Other Compensation” column of the Summary Compensation Table.
5.Ms. Christenson deferred 25 percent of her 2021 annual incentive which was contributed to the MDU Resources Group Inc. Deferred Compensation Plan in 2022. Amounts shown in column (c) is included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments upon Termination or Change of Control
The Potential Payments upon Termination or Change of Control Table shows the payments and benefits our named executive officers would receive in connection with a variety of employment termination scenarios or upon a change of control. The scenarios include:
•Voluntary or Not for Cause Termination;
•Death;
•Disability;
•Change of Control with Termination; and
•Change of Control without Termination.
For the named executive officers, the information assumes the terminations or the change of control of MDU Resources occurred on December 31, 2022. The table excludes compensation and benefits our named executive officers would earn during their employment with us whether or not a termination or change of control event had occurred. The tables also do not include benefits under plans or arrangements generally available to all salaried employees and that do not discriminate in favor of the named executive officers, such as benefits under our qualified defined benefit pension plan (for employees hired before 2006), accrued vacation pay, continuation of health care benefits, and life insurance benefits. The tables also do not include deferred compensation under MDU Resources EICP, MDU Resources Nonqualified Defined Contribution Plan, or MDU Resources Group, Inc. Deferred Compensation Plan. These amounts are shown and explained in the “Nonqualified Deferred Compensation for 2022” Table.
Compensation
MDU Resources typically does not have employment or severance agreements with its executives entitling them to specific payments upon termination of employment or a change of control of the company. The MDU Resources compensation committee generally considers providing severance benefits on a case-by-case basis. Any post-employment or change of control benefits available to its executives are addressed within MDU Resources’ incentive and retirement plans. Because severance payments are discretionary, no amounts are presented in the tables.
All our named executive officers were granted their 2022 annual incentive award under the MDU Resources EICP which has no change of control provision in regards to annual incentive compensation other than for deferred compensation. The MDU Resources EICP requires participants to remain employed with the company through the service year to be eligible for a payout unless otherwise determined by the MDU Resources compensation committee for executive officers or employment termination after age 65. All our scenarios assume a termination or change in control event on December 31st. In these scenarios, the named executive officers would be considered employed for the entire performance period and would be eligible to receive their annual incentive award based on the level that the performance measures were achieved. Therefore, no amounts are shown for annual incentives in the tables for our named executive officers, as they would be eligible to receive their annual incentive award with or without a termination or change of control on December 31, 2022.
For those named executive officers participating in the MDU Resources LTIP, they received equity awards which consist of MDU Resources performance share awards for the 2020-2022, 2021-2023 and 2022-2024 vesting periods and MDU Resources restricted stock units for the 2021-2023 and 2022-2024 vesting periods.
As a result, in the case of a change of control (as defined in the MDU Resources LTIP) (with or without termination) both MDU Resources performance share awards and MDU Resources restricted stock unit awards would be deemed fully earned and vest at their target levels for the named executive officers.
For MDU Resources performance share awards, if a participant terminates employment for any reason other than a change of control or prior to reaching age 55 with 10 years of service, their performance share awards are forfeited. If a participant terminates employment for any reason other than for cause after reaching age 55 and completing 10 years of service, performance share awards are prorated as follows:
•termination of employment during the first year of the vesting period = equity shares awards are forfeited;
•termination of employment during the second year of the vesting period = equity shares awards earned are prorated based on the number of months employed during the vesting period; and
•termination of employment during the third year of the vesting period = full amount of any equity shares awards earned are received.
Under the scenarios of voluntary or not for cause termination, disability or death, Ms. Christenson would receive MDU Resources performance shares as she has each reached age 55 and has 10 or more years of service. The number of MDU Resources performance shares received would be based on the following:
•2020-2022 MDU Resources performance shares would vest based on the achievement of the performance measure for the period ended December 31, 2022, which was 91.7 percent;
•2021-2023 MDU Resources performance shares would be prorated at 24 out of 36 months (2/3) of the vesting period and vest based on the actual achievement of the performance measure for the period ended December 31, 2023. For purposes of the Potential Payments upon Termination or Change of Control Table, the performance achievement for the performance period is shown at target; and
•2022-2024 MDU Resources performance shares would be forfeited.
Messrs. Ring, Hastings and Liepitz have not reached age 55; therefore, they are not eligible for vesting of MDU Resources performance shares in the event of their termination, death or disability. Mr. Gray has not previously participated in the MDU Resources LTIP.
The MDU Resources restricted stock unit award agreement provides that restricted stock unit share awards are forfeited if the participant’s employment terminates for situations other than death, disability or before the participant has reached age 55 with 10 years of service. If a participant’s employment terminates after reaching age 55 and completing 10 years of service, restricted stock unit share awards are prorated as follows:
•termination of employment during the first year of the vesting period = MDU Resources restricted stock unit awards are forfeited;
•termination of employment during the second year of the vesting period = MDU Resources restricted stock unit awards earned are prorated based on the number of months employed during the vesting period; and
•termination of employment during the third year of the vesting period = full amount of any MDU Resources restricted stock unit awards earned are received.
In situations of death or disability, the MDU Resources restricted stock unit awards earned would be prorated based on the number of full months of employment completed prior to death or disability during the vesting period.
For 2022, MDU Resources awards include MDU Resources restricted stock units for the 2021-2023 and 2022-2024 vesting periods. In the case of voluntary or not for cause termination, Ms. Christenson would forfeit her 2022-2024 MDU Resources restricted stock units but receive her 2021-2023 MDU Resources restricted stock units based on a proration of 24 out of 36 months (2/3). Messrs. Ring, Hastings and Liepitz have not reached age 55; therefore, they are not eligible for vesting of MDU Resources performance shares in the case of voluntary or not for cause termination, they would forfeit their 2021-2023 and 2022-2024 MDU Resources restricted stock unit awards.
In the case of termination due to death or disability, all our named executive officers except Mr. Gray would receive 1/3 of the granted shares associated with the 2022-2024 MDU Resources award based on 12 out of 36 months of the vesting period and 2/3 of the granted shares associated with the 2021-2023 MDU Resources award based on 24 out of 36 months of the vesting period.

For purposes of calculating the MDU Resources performance share and MDU Resources restricted stock unit award value shown in the Potential Payments upon Termination or Change of Control Table, the number of vesting shares was multiplied by the average of the high and low stock price for the last market day of the year, which was December 31, 2022. Dividend equivalents based on the number of vesting shares are also included in the amounts presented.
Benefits
Supplemental Income Security Plan
As described in the “Pension Benefits for 2022” section, the SISP provides benefit payments for 15 years commencing at the latter of retirement or age 65. Of the named executive officers, only Mr. Hastings and Ms. Christenson participate in the SISP benefits and are 100 percent vested in their benefit.
Under all scenarios except death and change of control without termination, the payment represents the present value of the vested SISP benefit as of December 31, 2022, using the monthly retirement benefit shown in the table below and a discount rate of 4.97 percent.

	Monthly SISP Retirement Payment ($)	Monthly SISP Death Payment ($)
Trevor J. Hastings	5,360	10,720
Nancy K. Christenson	6,250	12,500
Because the plan requires a participant to be no longer actively employed by the company in order to be eligible for payments, we do not show benefits for the change of control without termination scenario.
Disability
MDU Resources provides disability benefits to some of its salaried employees equal to 60 percent of their base salary, subject to a salary limit of $200,000 for officers and $100,000 for other salaried employees. For all eligible employees, disability payments continue until as follows:

Age When Disabled	Benefits Payable
Prior to age 60	To age 65
Ages 60 to 64	60 months
Ages 65-67	To age 70
Age 68 and over	24 months
Disability benefits are reduced for amounts paid as retirement benefits which include pension and SISP benefits. The disability payments in the Potential Payments upon Termination or Change of Control Table reflect the present value of the disability benefits attributable to the additional $100,000 of base salary recognized for executives under the MDU Resources disability program, subject to the 60 percent limitation, after reduction for amounts that would be paid as retirement benefits. For Mr. Hastings and Ms. Christenson who participate in the KRC pension plan and Mr. Liepitz who participates in the MDU Resources pension plan, the amount represents the present value of the disability benefit after reduction for retirement benefits using a discount rate of 5.05 percent for the KRC pension plan and 5.04 percent for the MDU Resources plan. For Messrs. Gray and Ring, who do not participate in the pension plans, the amount represents the present value of the disability benefit without reduction for retirement benefits using the discount rate of 4.97 percent, which is considered a reasonable rate for purposes of the calculation.

Potential Payments upon Termination or Change of Control Table

Executive Benefits and Payments upon Termination or Change of Control	Voluntary or Not for Cause Termination ($)	Death ($)	Disability ($)	Change of Control (With Termination) ($)	Change of Control (Without Termination) ($)
Brian R. Gray
Benefits and Perquisites:
Disability Benefits	—	—	554,689	—	—
Total	—	—	554,689	—	—
Nathan W. Ring
Compensation:
MDU Resources Performance Shares	—	—	—	429,096	429,096
MDU Resources Restricted Stock Units	—	45,716	45,716	89,888	89,888
Benefits and Perquisites:
Disability Benefits	—	—	701,224	—	—
Total	—	45,716	746,940	518,984	518,984
Trevor J. Hastings
Compensation:
MDU Resources Performance Shares	—	—	—	1,030,924	1,030,924
MDU Resources Restricted Stock Units	—	106,004	106,004	210,238	210,238
Benefits and Perquisites:
SISP	320,090		320,090	320,090
SISP Death Benefits		640,180
Disability Benefits	—	—	487,577	—	—
Total	320,090	746,184	913,671	1,561,252	1,241,162
Karl A. Liepitz
Compensation:
MDU Resources Performance Shares	—	—	—	1,060,963	1,060,963
MDU Resources Restricted Stock Units	—	175,624	175,624	353,643	353,643
Benefits and Perquisites:
Disability Benefits	—	—	749,323	—	—
Total	—	175,624	924,947	1,414,606	1,414,606
Nancy K. Christenson
Compensation:
MDU Resources Performance Shares	215,779	215,779	215,779	388,632	388,632
MDU Resources Restricted Stock Units	28,395	41,543	41,543	82,020	82,020
Benefits and Perquisites:
SISP	795,189	—	795,189	795,189	—
SISP Death Benefits	—	1,590,378	—	—	—
Disability Benefits	—	—	—	—	—
Total	1,039,363	1,847,700	1,052,511	1,265,841	470,652

DIRECTOR COMPENSATION
During 2022, Knife River was not an independent public company and did not pay any director compensation. The initial Knife River director compensation program in effect as of immediately following the Spin-Off was as set forth below, which is consistent with the MDU Resources director compensation program immediately prior to the Spin-Off. The Knife River director compensation program is subject to review and modification by the Knife River board of directors or a committee thereof.

Element	Amount
Base Cash Retainer	$110,000
Additional Cash Retainers
Non-Executive Chair	$125,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Governance Committee Chair	$15,000
Annual Stock Grant – Directors (other than Non-Executive Chair)	$150,000
Annual Stock Grant – Non-Executive Chair	$175,000
There are no meeting fees paid to directors.
Other Compensation
In addition to liability insurance, as of immediately following the Spin-Off, we maintained group life insurance in the amount of $100,000 on each non-employee director for the benefit of their beneficiaries during the time they serve on the Knife River board of directors. Directors are reimbursed for all reasonable travel expenses, including spousal expenses in connection with attendance at meetings of the board and its committees.
Deferral of Compensation
Directors may defer all or any portion of the annual cash retainer and any other cash compensation paid for service as a director pursuant to the Deferred Compensation Plan for Directors adopted by Knife River in connection with the Spin-Off. Deferred amounts are held as phantom stock with dividend accruals and paid out in cash over a five-year period after the director leaves the board.
Stock Ownership Policy
Our director stock ownership policy is contained in the Corporate Governance Guidelines and requires each director to beneficially own our common stock equal in value to five times the director’s annual cash base retainer. Shares held directly by the director will be considered in ownership calculations as well as other beneficial ownership of our common stock by a spouse or other immediate family member residing in the director’s household. A director is allowed five years commencing January 1 of the year following the year of the director’s initial election to the board to meet the requirements. For further details on our director’s stock ownership, see the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management—Stock Ownership of Directors and Executive Officers.”

KNIFE RIVER LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
The material terms of the Knife River Long-Term Performance-Based Incentive Plan (the “Plan”) are summarized below. This summary does not contain all information about the Plan. This summary is qualified in its entirety by reference to, and should be read together with the full text of the Plan.
Purpose of the Plan
The purpose of the Plan is to promote the success and enhance the value of Knife River by linking the personal interests of directors, officers, employees, and consultants to those of our stockholders and customers. The Plan is further intended to provide flexibility in our ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of our operations largely depends.
Plan Administration
The Plan is administered by the Knife River compensation committee or by any other committee appointed by the Knife River board of directors. Subject to the terms of the Plan, the Knife River compensation committee has full power under the Plan to determine persons to receive awards, the size and type of awards, and their terms. The Knife River compensation committee may amend outstanding awards subject to restrictions stated in the Plan. The Knife River compensation committee also has the power to construe and interpret the Plan.
Shares Available for Awards
Subject to adjustment for changes in capitalization, there are approximately 2,500,000 shares of Knife River common stock, in the aggregate, that are authorized for delivery pursuant to awards granted under the Plan. Shares withheld from an award to satisfy tax withholding obligations are counted as shares issued under the Plan. Shares that are potentially deliverable under an award that expires or is canceled, forfeited, settled in cash, or otherwise settled without the delivery of shares are not treated as having been issued under the Plan. Shares underlying lapsed or forfeited restricted stock awards are not treated as having been issued under the Plan.
Individual Limitations
Subject to adjustment pursuant to the anti-dilution provisions in the Plan, (i) the total number of shares subject to stock-based awards granted in any calendar year to any participant shall not exceed 2,250,000 shares, and (ii) the maximum amount of the cash awards that may be granted in any calendar year to any participant shall not exceed $6,000,000. Subject to adjustment pursuant to the anti-dilution provisions in the Plan, the maximum value of shares of Knife River common stock that may be granted pursuant to awards to any non-employee director under the Plan in any calendar year is $350,000 as of the date of grant.
Sources of Shares
Shares issued under the Plan may be authorized but unissued shares of common stock, treasury stock, or shares purchased on the open market.
Eligible Participants
Directors, officers, employees, and consultants (including any prospective directors, officers, employees and consultants) of Knife River and its affiliates are eligible to receive awards under the Plan. Employees covered by any collective bargaining agreement to which the Knife River or any of its subsidiaries is a party are not eligible.
Change in Capitalization
In the event of any equity restructuring such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Knife River compensation committee will cause an equitable adjustment to be made (i) in the number and kind of shares that may be delivered under the Plan, (ii) in the individual limitations set forth in the Plan, and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, price of shares subject to outstanding awards, any performance goals relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in the case of (i), (ii), and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Knife River compensation committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights. The number of shares subject to any award will always be rounded down to a whole number when adjustments are made pursuant to these provisions of the Plan. Adjustments made by the Knife River compensation committee pursuant to these provisions are final, binding, and conclusive.
Types of Awards under the Plan
Included below is a general description of the types of awards that the Knife River compensation committee may make under the Plan. The Knife River compensation committee will determine the terms and conditions of awards on a grant-by-grant basis, subject to limitations contained in the Plan.
Restricted Stock Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Knife River compensation committee, including time-based or performance-based vesting restrictions. Participants holding restricted stock may exercise full voting rights with respect to those shares during the restricted period and, subject to the Knife River compensation committee’s right to determine otherwise at the time of grant, will receive regular cash dividends. All other distributions paid with respect to the restricted stock will be credited subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.
Restricted Stock Unit. Restricted stock units may be granted in the amounts and subject to such terms and conditions as determined by the Knife River compensation committee, including time-based or performance-based vesting restrictions. A restricted stock unit is an unsecured promise to transfer a share or equivalent cash at a specified future date, such as a fixed number of years, retirement or other termination of employment (which date may be later than the vesting date of the award at which time the right to receive the share becomes non-forfeitable). A participant to whom restricted stock units are awarded has no rights as a shareholder with respect to the shares represented by the restricted stock units unless and until shares are actually delivered to the participant in settlement of the award. Dividend equivalents may also be granted.
Other Awards. The Knife River compensation committee may make other awards which may include, without limitation, the grant of fully vested shares of common stock, grant of shares of common stock based upon attainment of performance goals established by the committee, the payment of shares in lieu of cash, the payment of cash based on attainment of performance goals, and the payment of shares in lieu of cash under our other incentive or bonus programs.
Assumed MDU Resources Awards
Notwithstanding any provisions in the Plan to the contrary, each award that is granted by Knife River pursuant to the adjustment of an outstanding MDU Resources equity award in connection with the Spin-Off shall be subject to the terms and conditions of the equity compensation plan and award agreement to which such award was subject immediately prior to the Spin-Off, subject to the adjustment of such award by the MDU Resources compensation committee and the terms of the employee matters agreement.
Minimum Vesting Requirements
Under the Plan, the minimum vesting period for stock-based awards that have no performance-based vesting characteristics is three years. Vesting may occur ratably each month, quarter, or anniversary of the grant date. The minimum vesting period for stock-based awards with performance-based vesting characteristics is at least one year. The Knife River compensation committee does not have discretion to accelerate vesting of full value awards except in the event of a change in control of the company or similar transaction, or the death, disability, or termination of employment of a participant. The Knife River compensation committee may grant a “de minimis” number of stock-based awards that have a shorter vesting period. For this purpose, “de minimis” means 5 percent of the shares, subject to adjustment pursuant to the anti-dilution provisions in the Plan. Such minimum vesting period does not apply to equity-based compensation awards issued in connection with the adjustment of outstanding MDU Resources equity-based compensation awards upon the Spin-Off.
Termination of Employment
Each award agreement will set forth the participant’s rights with respect to each award following termination of employment.
Transferability
Except as otherwise determined by the Knife River compensation committee and set forth in the award agreement and subject to the provisions of the Plan, awards under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and a participant’s rights with respect to an award shall be exercisable only by the participant or the participant’s legal representative during his or her lifetime.
Change in Control
Except as otherwise provided by the Knife River compensation committee in an award agreement, upon a change in control, as defined below:
•any restriction periods and restrictions imposed on awards that are not subject to performance-based vesting conditions will lapse and such awards will become immediately vested in full; and
•the target payout opportunity attainable under all outstanding performance-based awards will be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control and will be paid out promptly in shares or cash pursuant to the terms of the award agreement, or in the absence of such designation, as the Knife River compensation committee shall determine.
The Plan defines “change in control” as:
•the acquisition by an individual, entity, or group of 20 percent or more of the outstanding common stock of Knife River;
•a change in a majority of the board of directors of Knife River since the effective date of the Plan without the approval of a majority of the board members as of the effective date of the Plan, or whose election was approved by such board members;
•consummation of a merger or similar transaction or sale of all or substantially all of the assets of Knife River, unless (a) the stockholders of Knife River immediately prior to the transaction beneficially own more than 60 percent of the outstanding common stock and voting power of the resulting corporation in substantially the same proportions as before the merger, (b) no person owns 20 percent or more of the resulting corporation’s outstanding common stock or voting power except for any such ownership that existed before the merger, and (c) at least a majority of the board of the resulting corporation is comprised of directors of Knife River as of immediately prior to the transaction; or
•stockholder approval of a complete liquidation or dissolution of Knife River.
Accounting Restatements
The Plan provides that if Knife River is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, Knife River or the Knife River compensation committee may, or shall if required, take action to recover incentive-based compensation from specific executive officers in accordance with our guidelines or policies, as they may be amended or substituted from time to time, and in accordance with applicable law and applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

Amendment, Modification, and Termination
The Knife River board of directors may, at any time and from time to time, alter, amend, suspend, or terminate the Plan, in whole or in part, provided that no amendment will be made without stockholder approval if such approval would be required by the rules of the stock exchange on which Knife River is then listed. No termination, amendment or modification of the Plan may adversely affect in any material way any award previously granted under the Plan, without the written consent of the participant holding such award, unless such termination, modification or amendment is required by applicable law.
Effective Date and Duration
Prior to the Spin-Off, the Plan was approved by the Knife River board of directors and by MDU Resources as the sole shareholder of Knife River, effective as of the Spin-Off date. The Plan will remain in effect, subject to the right of the Knife River board of directors to terminate the Plan at any time, until all shares subject to the Plan have been issued.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements with MDU Resources
Following the Spin-Off, Knife River and MDU Resources have operated separately, each as an independent public company. MDU Resources has retained a passive ownership interest of approximately 10 percent of the Knife River common stock since the time of the Spin-Off. MDU Resources is registering all of its Knife River common stock pursuant to this Registration Statement and may dispose of such common stock through one or more subsequent exchanges for debt, distributions to MDU Resources stockholders, exchanges for MDU Resources shares or one or more sales of such shares for cash.
Prior to the Spin-Off, Knife River entered into a separation and distribution agreement with MDU Resources, which is referred to in this prospectus as the “separation agreement” or the “separation and distribution agreement.” Knife River also entered into various other agreements to provide a framework for its relationship with MDU Resources after the Spin-Off, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement.
These agreements provide for the allocation between Knife River and MDU Resources of MDU Resources’ assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) associated with Knife River and govern certain relationships between Knife River and MDU Resources after the Spin-Off. The agreements listed above will be filed as exhibits to the registration statement of which this prospectus is a part.
The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part of. When used in this section, “distribution date” refers to May 31, 2023, the date on which MDU Resources distributed shares of Knife River common stock to the holders of shares of MDU Resources common stock.
Separation Agreement
Transfer of Assets and Assumption of Liabilities
The separation agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Knife River and MDU Resources as part of the Spin-Off, and provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement provides, among other things, that:
•Assets (whether tangible or intangible) primarily related to, or included on the balance sheet of, Knife River, which are referred to as the “Knife River Assets,” were transferred to Knife River, as applicable, generally including:
•Equity interests in certain MDU Resources subsidiaries that hold assets primarily related to Knife River.
•Customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to Knife River.
•Certain third-party vendor contracts for services primarily related to Knife River.
•Rights to technology, software and intellectual property primarily related to Knife River.
•Exclusive rights to information exclusively related to Knife River and nonexclusive rights to information related to Knife River.
•Rights and assets expressly allocated to Knife River pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the Spin-Off.
•Permits used by Knife River.

•Other assets that are included in Knife River’s pro forma balance sheet.
•Liabilities primarily related to, or included on the balance sheet of, Knife River, which are referred to as the “Knife River Liabilities,” were retained by or transferred to Knife River, as applicable.
•All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Knife River Assets and Knife River Liabilities (such assets and liabilities, other than the Knife River Assets and the Knife River Liabilities, referred to as the “MDU Resources Assets” and “MDU Resources Liabilities,” respectively) were retained by or transferred to MDU Resources, as applicable.
Except as expressly set forth in the separation agreement or any ancillary agreement, neither Knife River nor MDU Resources made any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the Spin-Off, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Knife River or MDU Resources, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the Spin-Off. All assets were transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.
Information in this prospectus with respect to the assets and liabilities of the parties following the Spin-Off is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Knife River or MDU Resources, as applicable, did not occur prior to the Spin-Off, then until such assets or liabilities were able to be transferred or assigned, Knife River or MDU Resources, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse Knife River or MDU Resources, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.
The Distribution
The separation agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the Spin-Off. On the distribution date, MDU Resources distributed to its stockholders that hold shares of MDU Resources common stock as of the record date for the distribution of approximately 90 percent of the issued and outstanding shares of Knife River common stock on a pro rata basis. Stockholders received cash in lieu of any fractional shares.
Financing
In connection with the Spin-Off, Knife River incurred long-term debt in an aggregate principal capacity of up to $1.05 billion. Such indebtedness consists of Knife River’s $425 million 7.750% notes due 2031, Knife River’s incurrence of $275 million in aggregate principal amount of term loans and Knife River’s entry into a $350 million revolving credit facility, under which Knife River borrowed $190 million in aggregate principal amount of loans on the Spin-Off date and had $155 million in aggregate principal amount of loans outstanding as of June 30, 2023. A portion of the net proceeds of such debt were used to repay debt owed by Knife River to Centennial.
Claims
In general, each party to the separation agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases
The separation agreement provides that Knife River and its affiliates release and discharge MDU Resources and its affiliates from all liabilities assumed by Knife River as part of the Spin-Off, from all acts and events occurring or failing to occur, and all conditions existing, on or before the Spin-Off date relating to its business, and from all liabilities existing or arising in connection with the implementation of the Spin-Off, except as expressly set forth in the separation agreement. MDU Resources and its affiliates released and discharged Knife River and its affiliates from all liabilities retained by MDU Resources and its affiliates as part of the Spin-Off and from all liabilities existing or arising in connection with the implementation of the Spin-Off, except as expressly set forth in the separation agreement.
These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, a stockholder and registration rights agreement and certain other agreements, including the transfer documents in connection with the Spin-Off.
Indemnification
In the separation agreement, Knife River agreed to indemnify, defend and hold harmless MDU Resources, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:
•The Knife River Liabilities.
•The failure of Knife River or any other person to pay, perform or otherwise promptly discharge any of the Knife River Liabilities, in accordance with their respective terms, whether prior to, at or after the Spin-Off.
•Except to the extent relating to a MDU Resources Liability, any guarantee, indemnification or contribution obligation for Knife River’s benefit by MDU Resources that survives the Spin-Off.
•Any breach by Knife River of the separation agreement or any of the ancillary agreements.
•Any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this prospectus forms a part, or in this prospectus (as amended or supplemented), other than any such statements or omissions directly relating to information regarding MDU Resources, provided to Knife River by MDU Resources, for inclusion therein.
In the separation agreement, MDU Resources agreed to indemnify, defend and hold harmless Knife River, each of its affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:
•The MDU Resources Liabilities.
•The failure of MDU Resources or any other person to pay, perform, or otherwise promptly discharge any of the MDU Resources Liabilities, in accordance with their respective terms whether prior to, at, or after the Spin-Off.
•Except to the extent relating to a Knife River Liability, any guarantee, indemnification or contribution obligation for the benefit of MDU Resources by Knife River that survives the Spin-Off.
•Any breach by MDU Resources of the separation agreement or any of the ancillary agreements.
•Any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding MDU Resources, provided to Knife River by MDU Resources, for inclusion in the registration statement of which this prospectus forms a part, or in this prospectus (as amended or supplemented).

The separation agreement also established procedures with respect to claims subject to indemnification and related matters.
Insurance
The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Spin-Off date and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.
Further Assurances
In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both Knife River and MDU Resources agreed in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.
Dispute Resolution
The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between MDU Resources and Knife River related to the Spin-Off. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of MDU Resources and Knife River. If such efforts are not successful, either Knife River or MDU Resources may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.
Expenses
Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the Spin-Off, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the Spin-Off, will be paid by the party incurring such cost and expense.
Other Matters
Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Termination
After the Spin-Off date, the separation agreement may not be terminated, except by an agreement in writing signed by both MDU Resources and Knife River.
Transition Services Agreement
Knife River and MDU Resources entered into a transition services agreement prior to the Spin-Off pursuant to which MDU Resources provides certain services to Knife River, on an interim, transitional basis. The services to be provided include financial reporting, tax, legal, human resources, information technology, insurance and other general and administrative functions. The transition services agreement specifies the fees payable for these services.
The transition services agreement terminates on the expiration of the term of the last service provided under it, which will generally be no later than May 30, 2025.
Subject to certain exceptions in the case of willful misconduct or fraud, the liability of MDU Resources and Knife River under the transition services agreement for the services they provide is limited to a specified maximum amount. The transition services agreement also provides that neither company shall be liable to the other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.
Tax Matters Agreement
Knife River and MDU Resources entered into a tax matters agreement prior to the Spin-Off that governs the parties’ respective rights, responsibilities and obligations after the Spin-Off with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.
The tax matters agreement also imposes certain restrictions on Knife River and its subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the Spin-Off and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the Spin-Off, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is responsible for any taxes imposed on MDU Resources or Knife River that arise from the failure of the Spin-Off, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of Knife River’s shares or assets, Knife River generally will be responsible for all taxes imposed as a result of such acquisition or breach.
Notwithstanding receipt by MDU Resources of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the Spin-Off or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Knife River, MDU Resources, and MDU Resources stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of MDU Resources or Knife River could cause the Spin-Off and certain related transactions to fail to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Knife River may be required to indemnify MDU Resources for taxes and certain related amounts resulting from the Spin-Off and certain related transactions not qualifying as tax-free.
Employee Matters Agreement
Knife River and MDU Resources entered into an employee matters agreement prior to the Spin-Off to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.
The employee matters agreement provides that, unless otherwise specified, MDU Resources will be responsible for liabilities associated with employees who will be employed by MDU Resources following the Spin-Off, former employees whose last employment was with the MDU Resources businesses, and Knife River will be responsible for liabilities associated with employees who will be employed by Knife River following the Spin-Off and former employees whose last employment was with Knife River’s businesses.
The employee matters agreement also provides, subject to customary exceptions, that for a period of twelve months following the Spin-Off date neither MDU Resources nor Knife River nor their respective subsidiaries will solicit for employment certain individuals who were headquarters employees of the other party or its subsidiaries as of immediately prior to the Spin-Off date.
The employee matters agreement also governs the terms of equity-based awards granted by MDU Resources prior to the Spin-Off. See “Certain Relationships and Related Person Transactions—Treatment of Equity-Based Compensation.”

Stockholder and Registration Rights Agreement
Knife River entered into a stockholder and registration rights agreement with MDU Resources pursuant to which we have agreed that, upon the request of MDU Resources, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Knife River common stock retained by MDU Resources. In addition, MDU Resources agreed to vote any shares of Knife River common stock that it retains immediately after the Spin-Off in proportion to the votes cast by our other stockholders. In connection with such agreement, MDU Resources granted us a proxy to vote its shares of Knife River common stock in such proportion. As a result, MDU Resources is not be able to exert any control over Knife River through the shares of common stock it retains. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from MDU Resources to a person other than MDU Resources, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.
Procedures for Approval of Related Person Transactions
Knife River’s board of directors adopted a written policy on related person transactions. The policy applies to any transaction subject to the requirements of Item 404(a) of Regulation S-K under the Exchange Act in which Knife River or a Knife River subsidiary is a participant and a related person has a direct or indirect material interest. The policy covers transactions involving Knife River in excess of $120,000 in any year in which any director, director nominee, executive officer or greater than five percent beneficial owner of Knife River, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10 percent owner, of an entity involved in the transaction. This policy is posted to the corporate governance section of Knife River’s website (www.kniferiver.com).
Under this policy, the general counsel must advise the Audit Committee of any related person transaction of which he or she becomes aware. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the size of the transaction and the amount payable to the related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; the purpose, and the potential benefits to Knife River, of the transaction; whether the transaction was undertaken in the ordinary course of business; and whether the transaction involved the provision of goods or services to Knife River that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to Knife River as would be available in comparable transactions with or involving unaffiliated third parties.
Treatment of Equity-Based Compensation
Outstanding MDU Resources equity-based awards held by employees of Knife River at the time of the Spin-Off were treated as follows:
Restricted Stock Units. Each award of MDU Resources restricted stock units held by any Knife River employee following the Spin-Off was converted into an award of restricted stock units with respect to Knife River common stock. The number of shares subject to each such award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original MDU Resources award as measured immediately before and immediately after the Spin-Off, subject to rounding. Such adjusted award was otherwise subject to the same terms and conditions that applied to the original MDU Resources award immediately prior to the Spin-Off.
Performance Share Awards. The level of achievement of performance goals applicable to outstanding MDU Resources performance share awards held by individuals who are employees of Knife River was determined by the MDU Resources compensation committee. The performance level for each completed fiscal year(s) within the applicable performance period was determined based on actual performance results, and the performance level for each incomplete fiscal year within the applicable performance period was deemed to equal the target level. Then, at the effective time of the Spin-Off, each award of MDU Resources performance shares held by an individual who was an employee of Knife River was converted into an award of restricted stock units with respect to Knife River common stock. The number of shares of Knife River common stock subject to each such award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original MDU Resources award (taking into account the determination of performance as of immediately prior to the Spin-Off) as measured immediately before and immediately after the Spin-Off, subject to rounding. Such adjusted award was otherwise subject to the same terms and conditions (other than performance-based vesting conditions) that applied to the original MDU Resources award immediately prior to the Spin-Off.

SELLING STOCKHOLDER
All of the shares of our common stock under this registration statement are currently held by MDU Resources.
MDU Resources expects to dispose of any or all of such common stock that it retained after the Spin-Off through one or more exchanges of our common stock for certain debt of MDU Resources in accordance with the terms of the IRS private letter ruling received by MDU Resources in connection with the Spin-Off. If MDU Resources disposes of shares of our common stock through a debt-for-equity exchange, MDU Resources and a debt-for-equity exchange party will enter into an exchange agreement with respect to such shares. Under the exchange agreement, subject to certain conditions, a debt-for-equity exchange party, as principal for its own account, would exchange debt obligations of MDU Resources held by a debt-for-equity exchange party for shares of our common stock held by MDU Resources. In the event that a debt-for-equity exchange party is offering for sale shares of our common stock acquired pursuant to a debt-for-equity exchange, we will name such debt-for-equity exchange party as a selling stockholder in a prospectus supplement, and MDU Resources may also be deemed a selling stockholder in such an offering solely for U.S. federal securities laws purposes. See “Plan of Distribution (Conflicts of Interest).”
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of September 22, 2023 with respect to the beneficial ownership of our common stock by: (1) each person that beneficially owns more than five percent of our common stock, (2) each director and named executive officer, and (3) all of our directors and executive officers as a group. Except as indicated, the address of each director and executive officer shown in the table below is c/o Knife River Corporation, 1150 West Century Avenue, Bismarck, North Dakota 58503, Attention: Secretary. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	Number of Shares of Our Common Stock Beneficially Owned Before The Offering(s) Contemplated by this Prospectus		Number of Shares of Our Common Stock Beneficially Owned After The Offering(s) Contemplated by this Prospectus
Name and Address of Beneficial Owner	Number of Shares	Percentage of our Common Stock Outstanding	Number of Shares [1]	Percentage of our Common [1] Stock Outstanding
MDU Resources Group, Inc [2]	5,656,621	10.0%	—	—%
The Vanguard Group, Inc [3]	5,505,325	9.7%	5,505,325	9.7%
BlackRock, Inc [4]	5,896,745	10.4%	5,896,745	10.4%
State Street Corporation [5]	4,054,060	7.2%	4,054,060	7.2%
Thomas Everist	166,786	*	166,786	*
German Carmona Alvarez	204	*	204	*
Patricia L. Moss	23,053	*	23,053	*
William Sandbrook	—	*	—	*
Karen B. Fagg	23,206	*	23,206	*
Brian R. Gray	8,066	*	8,066	*
Nathan W. Ring	5,531	*	5,531	*
Karl A. Liepitz	1,876	*	1,876	*
Trevor J. Hastings	11,502	*	11,502	*
Nancy K. Christenson	31,861	*	31,861	*
Glenn R Pladsen	8,838	*	8,838	*
John F. Quade	1,284	*	1,284	*
Marney L. Kadrmas	1,024	*	1,024	*
All directors and executive officers as a group	283,231	*	283,231	*

__________________
*Less than one percent.
1.Assumes the sale by MDU Resources of all shares of our common stock registered pursuant to this prospectus.
2.The address of MDU Resources is 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506. For information regarding certain material relationships between MDU Resources and Knife River, see the section entitled “Certain Relationships and Related Person Transactions.”
3.The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
4.The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
5.The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

DESCRIPTION OF MATERIAL INDEBTEDNESS
The following summary of certain provisions of the material indebtedness of Knife River does not purport to be complete and is subject to, and qualified in its entirety by reference to, the definitive documents governing such indebtedness.
In connection with the Spin-Off, Knife River incurred indebtedness in an aggregate principal capacity of up to $1.05 billion. Such indebtedness consists of Knife River’s $425 million 7.750% notes due 2031, Knife River’s incurrence of $275 million in aggregate principal amount of term loans and Knife River’s entry into a $350 million revolving credit facility, under which Knife River borrowed $190 million in aggregate principal amount of loans on the Spin-Off date and had $155 million in aggregate principal amount of loans outstanding as of June 30, 2023.
Knife River’s targeted debt balance at the time of the Spin-Off was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plan, optimal debt levels, operating activities, general economic contingencies, credit rating and desired financing capacity.
Nothing in this summary or otherwise herein shall constitute or be deemed to constitute an offer to sell or the solicitation of an offer to buy any debt instruments. The description contained herein and the other information in this prospectus regarding the previous offering of the notes is included in this prospectus solely for informational purposes.
Senior Unsecured Notes
In connection with the Spin-Off, Knife River issued $425 million aggregate principal amount of 7.750 % senior notes due 2031 (the “notes”), pursuant to an indenture dated as of April 25, 2023, to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes will mature on May 1, 2031. The notes bear interest at a rate of 7.750 % per annum, payable semi-annually.
On May 31, 2023, Knife River contributed the net proceeds from the notes offering, together with borrowings under the Term Loan Facility and borrowings under the Revolving Credit Facility drawn on May 31, 2023, to KRC Materials, and used the remaining proceeds to pay Knife River’s and its subsidiaries’ fees, costs and expenses related to the Spin-Off. KRC Materials used such net proceeds to repay intercompany obligations owing to Centennial.
At any time and from time to time on or after May 1, 2026, Knife River may redeem the notes at its option, in whole or in part, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to, but excluding, the applicable redemption date. At any time and from time to time prior to such date, Knife River may redeem the notes at its option, in whole or in part, at a redemption price of 100 percent of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the applicable redemption date, plus a “make-whole” premium as set forth in the indenture. In addition, at any time and from time to time on or prior to May 1, 2026, Knife River may redeem in the aggregate up to 40 percent of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of any additional notes under the indenture) with the net cash proceeds from certain equity offerings at a redemption price set forth in the indenture, plus accrued and unpaid interest to, but excluding, the applicable redemption date.
The notes are unsecured, unsubordinated obligations of Knife River, jointly and severally guaranteed by each of Knife River’s existing and future direct or indirect wholly owned restricted subsidiaries (subject to certain exceptions) that is a borrower or guarantor under the Senior Secured Credit Facilities or certain other syndicated credit facilities of Knife River or any other subsidiary guarantor or certain capital markets debt of Knife River or any other subsidiary guarantor.
The notes contain customary affirmative and negative covenants, including, among others, limitations on the incurrence of indebtedness, restricted payments, liens, restrictions on distributions from subsidiary guarantors, sales of assets and subsidiary stock, affiliate transactions and certain mergers and consolidations.

The notes are subject to customary events of default for financings of this type, including, among others, non-payment of principal, interest or premium, failure to comply with certain covenants and certain bankruptcy or insolvency events.
Senior Secured Credit Facilities
On May 31, 2023, Knife River entered into a new credit agreement (the “Credit Agreement”), as borrower, together with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto.
Knife River’s obligations under the Credit Agreement are guaranteed by Knife River’s existing and subsequently acquired wholly owned domestic subsidiaries, subject to a number of exceptions.
The Credit Agreement provides for (a) a senior secured first lien revolving credit facility in an initial aggregate principal amount of $350 million (the “Revolving Credit Facility”) and (b) a senior secured first lien term loan facility in an initial aggregate principal amount of $275 million (the “Term Loan Facility,” and together with the Revolving Credit Facility the “Senior Secured Credit Facilities”). Letters of credit are available under the Credit Agreement in an aggregate amount of up to $75 million. The proceeds of borrowings under the Term Loan Facility were used by Knife River on May 31, 2023, together with the proceeds of the notes offering, and the proceeds from borrowings under the Revolving Credit Facility funded on May 31, 2023, to fund KRC Materials’ repayment of intercompany obligations owing to Centennial, for general corporate purposes, to pay the transaction costs and to fund certain original issue discount (“OID”) and/or upfront fees.
The proceeds of the Revolving Credit Facility are expected to be used by Knife River and its restricted subsidiaries for working capital and other general corporate purposes, including the financing of restricted payments, permitted acquisitions and other permitted investments, and for any other purpose not prohibited by the Credit Agreement; provided that on May 31, 2023, proceeds of the Revolving Credit Facility were permitted to be used solely (i) to fund certain OID and/or upfront fees on account of the Senior Secured Credit Facilities, (ii) for working capital and other general corporate purposes (other than the payment of transaction costs), (iii) to fund KRC Materials’ repayment of intercompany obligations owing to Centennial and (iv) to pay transaction costs in an amount not to exceed an amount to be set forth in the Credit Agreement.
The Senior Secured Credit Facilities mature May 31, 2028. The Term Loan Facility requires quarterly amortization payments of 2.50 percent per annum for the first two years, 5.00 percent per annum for the next two years and 7.50 percent per annum for the final year, in each case of the original principal amount thereof. The Credit Agreement also requires mandatory prepayments in connection with certain asset sales, subject to certain exceptions.
Borrowings under the Senior Secured Credit Facilities bear interest, at Knife River’s option, at an annual rate equal to (a) adjusted term SOFR, defined in a customary manner (“Term SOFR”) plus an applicable rate or (b) the base rate (determined by reference to the highest of (x) the prime rate, (y) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, in each case, plus ½ of 1.00 percent and (z) the one-month adjusted Term SOFR rate plus 1.00 percent per annum, subject to customary floors (clauses (x) through (z), the “Base Rate”)) plus an applicable rate.
The applicable rate under the Credit Agreement ranges from 1.75 percent to 2.50 percent for Term SOFR loans and 0.75 percent to 1.50 percent for Base Rate loans, in each case based on Knife River’s consolidated total net leverage ratio. Undrawn commitment fees under the Revolving Credit Facility range from 0.25 percent to 0.50 percent based on Knife River’s consolidated total net leverage ratio.
The Credit Agreement provides for potential incremental revolving and term facilities at Knife River’s request and at the discretion of the lenders or other persons providing such incremental facilities, and also permits us to incur other secured or unsecured debt, in all cases subject to conditions and limitations on the amount of such incremental facility or other debt as specified in the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants for agreements of this type, including: delivery of financial and other information; compliance with laws, including environmental law;

maintenance of property, existence, insurance, books and records and public ratings; use of proceeds; inspection rights; obligation to provide collateral for newly acquired property and guarantees by certain new subsidiaries; and limitations with respect to indebtedness, liens, acquisitions and other investments, fundamental changes, restrictive agreements, dividends and redemptions or repurchases of stock, prepayments of certain subordinated indebtedness, dispositions of assets and transactions with affiliates, in each case subject to certain exceptions.
The Credit Agreement contains financial covenants requiring Knife River to maintain a maximum consolidated total net leverage ratio of 4.75:1.00 and a minimum interest coverage ratio of 2.25:1.00, in each case measured as of the last day of each fiscal quarter, with measurement to commence on the last day of the first full fiscal quarter after the effective date of the Credit Agreement. The maximum consolidated total net leverage ratio may, subject to customary conditions and limitations, be increased at Knife River’s option to 5.00:1.00 in connection with certain qualifying material acquisitions for each of the five immediately succeeding fiscal quarters ending after any such qualifying material acquisition.
The Credit Agreement provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or default under certain other indebtedness in excess of a threshold amount, certain events of bankruptcy and insolvency, inability to pay debts, the incurrence of one or more unstayed or undischarged judgments in excess of a threshold amount, attachments issued against all or any material part of Knife River’s and its subsidiaries’ property, certain events under ERISA, a change of control (as defined in the Credit Agreement), the invalidity of any loan document and the failure of the collateral documents to create a valid and perfected lien (subject to certain permitted liens). Upon the occurrence and during the continuance of an event of default, the maturity of the loans under the Credit Agreement may accelerate and the agent and lenders under the Credit Agreement may exercise other rights and remedies available at law or under the loan documents, including with respect to the collateral and guarantees of Knife River’s obligations under the Credit Agreement.

DESCRIPTION OF CAPITAL STOCK
The following description of certain terms of our common stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the DGCL.
General
Knife River’s authorized capital stock consists of 300 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Knife River’s board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 22, 2023, Knife River had 56,566,214 shares of common stock outstanding and no shares of preferred stock.
Common Stock
Each holder of shares of Knife River common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and has no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of shares of Knife River common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Knife River, holders of its common stock would be entitled to a ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Holders of Knife River common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of Knife River common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of Knife River common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that it may designate and issue in the future.
Preferred Stock
Under the terms of Knife River’s amended and restated certificate of incorporation, its board of directors is authorized, subject to limitations prescribed by the DGCL, and by its amended and restated certificate of incorporation, to issue up to 10 million shares of preferred stock in one or more series without further action by the holders of its common stock. Knife River’s board of directors has the discretion, subject to the limitations proscribed by the DGCL and by its amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Corporate Governance
Knife River instituted stockholder-friendly corporate governance practices, as described below and elsewhere in this prospectus. Responsible and appropriate corporate governance ensures that Knife River’s management always keeps stockholder interests in mind when crafting value-creating strategies at all levels of the organization.
Single Class Capital Structure. Knife River has a single class share capital structure with all stockholders entitled to vote for director nominees and each holder of common stock entitled to one vote per share.
Director Elections. The Knife River board of directors is divided into three classes, with Class I composed of two directors, Class II composed of two directors and Class III composed of two directors. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the Spin-Off, which Knife River expects to hold in 2024, and will be up for re-election at that meeting for a three-year term to expire at the 2027 annual meeting of stockholders. The directors designated as Class II directors have terms expiring at the 2025 annual meeting of stockholders and will be up for re-election at that meeting for a two-year term to expire at the 2027 annual meeting of stockholders. The directors designated as Class III directors have terms expiring at the 2026 annual meeting of stockholders and will be up for re-election at that meeting for a one-year term to expire at the 2027 annual meeting of stockholders. Commencing with the 2027 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and Knife River’s board of directors will thereafter no longer be divided into classes. Consequently, by 2027, all of Knife River’s directors will stand for election each year for one year terms, and its board will therefore no longer be divided into three classes.
At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Before the board is declassified, it would take at least two elections of directors for any individual or group to gain control of Knife River’s board of directors. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Knife River.
Special Stockholder Meetings. Knife River’s amended and restated bylaws provide that the chair of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of Knife River’s stockholders. Stockholders may not call special meetings of stockholders.
Majority Vote for Mergers and Other Business Combinations. Mergers and other business combinations involving Knife River are generally required to be approved by a majority vote where such stockholder approval is required.
Other Expected Corporate Governance Features. Governance features related to Knife River’s board of directors are set forth in the section of this prospectus captioned “Directors.”
Anti-Takeover Effects of Various Provisions of Delaware Law and Knife River Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of the DGCL and Knife River’s amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire Knife River by means of a tender offer, a proxy contest, merger or otherwise, or to remove incumbent officers and directors. These provisions, summarized below and in the “Special Stockholder Meetings” section described above, may discourage certain types of coercive takeover practices and takeover bids that the Knife River board of directors may consider inadequate and to encourage persons seeking to acquire control of Knife River to first negotiate with its board of directors. Knife River believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. Knife River is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Knife River’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Knife River stockholders.
Size of Board and Vacancies. Knife River’s amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Knife River’s board of directors will be appointed for a term expiring at the next annual meeting of stockholders, and until his or her successor has been elected and qualified.
Director Removal. Knife River’s amended and restated certificate of incorporation and/or amended and restated bylaws provide that (i) prior to the board being fully declassified as discussed above stockholders will be permitted to remove a director only for cause, consistent with the DGCL requirements for classified boards; and (ii) after the board has been fully declassified, stockholders may remove Knife River’s directors with or without cause. Removal requires the affirmative vote of at least two thirds of Knife River’s voting stock.
Stockholder Action by Written Consent. Knife River’s amended and restated certificate of incorporation expressly eliminate the right of its stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of Knife River stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Knife River’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.
No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors, unless the company’s certificate of incorporation provides otherwise. Knife River’s amended and restated certificate of incorporation do not provide for cumulative voting.
Undesignated Preferred Stock. The authority that Knife River’s board of directors possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Knife River through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Knife River’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties, and Knife River’s amended and restated certificate of incorporation includes such an exculpation provision. Knife River’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Knife River, or for serving at Knife River’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Knife River’s amended and restated certificate of incorporation and amended and restated bylaws also provide that it must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Knife River’s amended and restated certificate of incorporation expressly authorize it to carry directors’ and officers’ insurance to protect Knife River and its directors, officers and certain employees against some liabilities.
The limitation of liability and indemnification provisions in Knife River’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Knife River’s directors, even though such an action, if successful, might otherwise benefit Knife River and its stockholders. However, these provisions do not limit or eliminate Knife River’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a duty of care. The provisions do not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Knife River pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of Knife River’s directors, officers or employees for which indemnification is sought.

Exclusive Forum
Knife River’s amended and restated bylaws provide that, unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of Knife River, any action asserting a claim of breach of a fiduciary duty owed by any of Knife River’s directors or officers to Knife River or its stockholders, creditors or other constituents, any action asserting a claim against Knife River or any of its directors or officers arising pursuant to any provision of the DGCL or Knife River’s amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against Knife River or any of its directors or officers governed by the internal affairs doctrine.
In addition, Knife River’s amended and restated bylaws further provide that, unless the board of directors otherwise determines, the federal district courts of the United States of America shall be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. The exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce Knife River’s federal forum provision described above. Knife River’s stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Authorized but Unissued Shares
Knife River’s authorized but unissued shares of common stock and preferred stock is available for future issuance without your approval. Knife River may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Knife River by means of a proxy contest, tender offer, merger or otherwise.
Listing
Knife River common stock is listed on the NYSE under the symbol “KNF.”
Transfer Agent and Registrar
The agent and registrar for shares of Knife River common stock is Equiniti.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
MDU Resources or a different selling stockholder named in any prospectus supplement, as applicable, may offer, from time to time, up to an aggregate of 5,656,621 shares of our common stock. We are registering such shares, which are currently owned by MDU Resources, under the terms of a stockholder and registration rights agreement between us and MDU Resources. We will not receive any of the proceeds from the disposition of shares of our common stock by MDU Resources or a different selling stockholder named in any prospectus supplement, as applicable. We are not selling any shares of our common stock under this prospectus.
The selling stockholder and its successors, including its transferees, may dispose of all or a portion of the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
The shares of our common stock may be sold in one or more transactions on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholder may use any one or more of the following methods when disposing shares:
•on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, including NYSE;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or services or in the over-the-counter market;
•through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•a debt-for-equity exchange;
•privately negotiated transactions;
•settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;
•broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(a)(1) of the Securities Act may be sold under such rules rather than pursuant to this prospectus or a prospectus supplement, subject to any restriction on transfer contained in the stockholder and registration rights agreement between us and MDU Resources.
If the selling stockholder uses an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, such selling stockholder will agree in an underwriting agreement to sell to the underwriters, and the underwriters will agree to purchase from such selling stockholder, the number of shares of our common stock set forth in such prospectus supplement. Any such underwriters may offer the shares of our common stock from time to time for sale in one or more transactions on NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The underwriters may also propose initially to offer the shares of our common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The underwriters may also propose initially to offer the shares of our common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. The underwriters may be granted an option, exercisable for 30 days after the date of the applicable prospectus supplement, to purchase additional shares from the selling stockholder. In connection with an underwritten offering, we, our directors and officers, and/or other holders of our common stock may agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for a period of time after such offering. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of the following financial institutions:          . We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
In connection with an underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A covered short position is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. Naked short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
MDU Resources expects to dispose of any or all of our common stock that it retained after the Spin-Off through one or more subsequent exchanges for certain debt of MDU Resources by May 31, 2024 in accordance with the terms of the IRS private letter ruling received by MDU Resources in connection with the Spin-Off. If MDU Resources disposes of the shares of our common stock through a debt-for-equity exchange, MDU Resources and a debt-for-equity exchange party will enter into an exchange agreement with respect to such shares. Under the exchange agreement, subject to certain conditions, a debt-for-equity exchange party, as principal for its own account, would exchange debt obligations of MDU Resources held by a debt-for-equity exchange party for shares of our common stock held by MDU Resources. In the event that a debt-for-equity exchange party is offering shares of our common stock for sale in connection with a debt-for-equity exchange, MDU Resources may also be deemed a selling stockholder in such offering solely for U.S. federal securities laws purposes.
In the event that a debt-for-equity exchange party is offering for sale shares of our common stock acquired pursuant to a debt-for-equity exchange, such debt-for-equity exchange party named in an applicable prospectus supplement, which would act as an underwriter in the contemplated offering, would receive 5 percent or more of the net proceeds of such offering as the selling stockholder, and such debt-for-equity exchange party named in such prospectus supplement would be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, the contemplated offering would be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” would not be required in connection with such an offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, a debt-for-equity exchange party named in such prospectus supplement would not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.
The applicable selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The applicable selling stockholder may also sell short the shares and deliver common stock to close out short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The applicable selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus and the applicable prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus and the applicable prospectus supplement. The applicable selling stockholder also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and the applicable prospectus supplement.
We will not receive any proceeds from the disposition of the shares of our common stock. The selling stockholder will be MDU Resources or a debt-for-equity exchange party, as indicated herein or in any prospectus supplement. The aggregate proceeds to the selling stockholder from the disposition of the shares of our common stock will be the purchase price of the shares less discounts and commissions, if any.
In offering the shares of our common stock covered by this prospectus and the applicable prospectus supplement, the applicable selling stockholder and any broker-dealers who execute sales for the applicable selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the applicable selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Any selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
In order to comply with the securities laws of certain states, if applicable, the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares of our common stock pursuant to this prospectus and the applicable prospectus supplement and to the activities of the applicable selling stockholder. In addition, we will make copies of this prospectus and the applicable prospectus supplement available to the applicable selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
There can be no assurance that the applicable selling stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.
At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the applicable selling stockholder, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the applicable selling stockholder and (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers.
We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and certain fees) in connection with the registration of the shares of our common stock covered by this prospectus and the applicable prospectus supplement. Agents and underwriters may be entitled to indemnification by us and the applicable selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
Agents and underwriters and their respective affiliates may engage in transactions with, or perform services for us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.
The estimated offering expenses payable by us, in addition to any underwriting discounts and certain fees that will be paid by the applicable selling stockholder, will be described in the applicable prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below) that hold shares acquired in this offering as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretation at any time, possibly with retroactive effect. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed herein. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, controlled foreign corporations, foreign pension funds, passive foreign investment companies, partners in partnerships that hold our common stock, pass-through entities (or investors therein), former citizens or former long-term residents of the United States, traders in securities who elect to apply a mark-to-market method of accounting, holders who hold our common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive our common stock upon the exercise of employee stock options or otherwise as compensation, holders required to accelerate the recognition of any item of gross income with respect to our common stock as a result of the inclusion of such income on an applicable financial statement, holders who are liable for alternative minimum tax or any holders who actually or constructively own, or have owned at any time, five percent or more of our common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations with respect to any withholding required under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or any tax consequences arising under the corporate book minimum tax or the stock buyback tax of the Inflation Reduction Act of 2022. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income, and other tax considerations of owning and disposing of shares of our common stock, including the significant U.S. federal estate tax consequences that could apply to an investment in our common stock.
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes and partners therein considering an investment in our common stock should consult their tax advisors.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN APPLICABLE LAW) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Distributions
In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount (or a reduced rate prescribed by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock (determined separately for each share) and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares (as described below under “—Gain on Sale or Other Taxable Disposition of Our Common Stock”).
Unless an applicable income tax treaty provides otherwise, dividends that are effectively connected with a U.S. trade or business of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements discussed below. Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Sale or Other Taxable Disposition of Our Common Stock
In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the heading “—Information Reporting and Backup Withholding,” withholding tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:
•the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States);
•the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•we have been a U.S. real property holding corporation (which we refer to as a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.
Unless an applicable income tax treaty provides otherwise, any gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.
An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to U.S. federal income tax at a rate of 30 percent (or such lower rate specified by an applicable income tax treaty) on the gain recognized on such sale or other taxable disposition, which gain may be offset by certain U.S. source capital losses.
We believe we currently are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5 percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).
Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to, and the tax withheld with respect to, each non-U.S. holder, regardless of whether any withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.
U.S. federal backup withholding tax (currently, at a rate of 24 percent) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Distributions paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder certifies its non-U.S. status by providing a properly executed applicable IRS Form W-8 (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption.
Under U.S. Treasury regulations, the payment of proceeds from the sale or other disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a sale or other disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:
•a United States person;
•a “controlled foreign corporation” for U.S. federal income tax purposes;
•a non-U.S. person 50 percent or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or
•a non-U.S. partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50 percent of the income or capital interests of the partnership or (b) the non-U.S. partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary).
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult such non-U.S. holder’s own tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any.
Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.
LEGAL MATTERS
The validity of the common stock offered hereby and certain legal matters in connection with this offering will be passed on for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters in connection with any underwritten offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.
EXPERTS
The financial statements of Knife River Corporation as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1 under the Securities Act with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
Our SEC filings are also available to the public free of charge on the investor relations portion of our website located at www.kniverive.com.
Information contained on or connected to any website referenced in this prospectus is not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
You should rely only on the information contained in this prospectus or to which this prospectus has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

Report of Independent Registered Public Accounting Firm
To the stockholder and the Board of Directors of Knife River Corporation and subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Knife River Corporation and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, statements of equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As described in Note 2, the Company is a wholly owned subsidiary of MDU Resources Group, Inc. As further described in Notes 2 and 19 therein, the Company has significant transactions with related parties. Additionally, the accompanying financial statements have been derived from the consolidated financial statements and accounting records of MDU Resources Group, Inc. The financial statements also include expense allocations for certain functions provided by MDU Resources Group, Inc. The accompanying consolidated financial statements may not necessarily be indicative of the conditions that would have existed or results of its operations if the Company had been operated as an unaffiliated company of MDU Resources Group, Inc. Our opinion is not modified with respect to this matter.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition — Contracting Services Revenue — Refer to Notes 3, 4, and 5 to the financial statements
Critical Audit Matter Description
The Company recognizes contracting services revenue over time using an input method based on the cost-to-cost measure of progress for contracts because it best depicts the transfer of assets to the customer which occurs as the Company incurs costs on the contract. Under the cost-to-cost measure of progress, the costs incurred are compared with total estimated costs of a performance obligation. Revenues are recorded proportionately to the costs incurred. This method depends largely on the ability to make reasonably dependable estimates related to the extent of progress toward completion of the contract, contract revenues, contract costs, and contract profits. The accounting for these contracts involves judgment, particularly as it relates to the process of estimating total costs and profit for the performance obligation. For the year ended December 31, 2022, the Company recognized $1.19 billion of contracting services revenue.
Given the judgments necessary to estimate total costs and profit for the performance obligations used to recognize revenue for contracting services contracts, auditing such estimates required extensive audit effort due to the volume and complexity of contracting services contracts and a high degree of auditor judgment when performing audit procedures and evaluating the results of those procedures.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to management’s estimates of total costs and profit for the performance obligations used to recognize revenue for contracts included the following, among others:
•We tested the operating effectiveness of management’s controls over contracting services revenue, including controls over management’s estimation of total costs and profit for the performance obligations.
•We developed an expectation of the amount of contracting services revenue for certain performance obligations based on prior year markups, and taking into account current year events, applied to the contracting services contract costs in the current year and compared our expectation to the amount of contracting services revenue recorded by management.
•We selected a sample of contracting services contracts and performed the following:
◦Evaluated whether the contracts were properly included in management’s calculation of contracting services revenue based on the terms and conditions of each contract, including whether continuous transfer of control to the customer occurred as progress was made toward fulfilling the performance obligation.
◦Observed the work sites and inspected the progress to completion for certain construction contracts.
◦Compared the transaction prices to the consideration expected to be received based on current rights and obligations under the contracts and any modifications that were agreed upon with the customers.
◦Tested management’s identification of distinct performance obligations by evaluating whether the underlying goods and services were highly interdependent and interrelated.
◦Tested the accuracy and completeness of the costs incurred to date for the performance obligation.
◦Evaluated the estimates of total cost and profit for the performance obligation by:
–Comparing total costs incurred to date to the costs management estimated to be incurred to date and selecting specific cost types to compare costs incurred to date to management’s estimated costs at completion.
–Evaluating management’s ability to achieve the estimates of total cost and profit by performing corroborating inquiries with the Company’s project managers and engineers, and comparing the estimates to management’s work plans, engineering specifications, and supplier contracts.

–Comparing management’s estimates for the selected contracts to costs and profits of similar performance obligations, when applicable.
◦Tested the mathematical accuracy of management’s calculation of contracting services revenue for the performance obligation.
•We evaluated management’s ability to estimate total costs and profits accurately by comparing actual costs and profits to management’s historical estimates for performance obligations that have been fulfilled.
/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 10, 2023
We have served as the Company’s auditor since 2002.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

Years ended December 31,	2022	2021	2020
	(In thousands, except per share amounts)
Revenue:
Construction materials	$1,347,008	$1,211,459	$1,108,337
Contracting services	1,187,721	1,017,471	1,069,665
Total revenue	2,534,729	2,228,930	2,178,002
Cost of revenue:
Construction materials	1,086,193	965,028	843,127
Contracting services	1,087,642	916,953	964,297
Total cost of revenue	2,173,835	1,881,981	1,807,424
Gross profit	360,894	346,949	370,578
Selling, general and administrative expenses	166,599	155,872	156,080
Operating income	194,295	191,077	214,498
Interest expense	30,121	19,218	20,577
Other (expense) income	(5,353)	1,355	835
Income before income taxes	158,821	173,214	194,756
Income taxes	42,601	43,459	47,431
Net income	$116,220	$129,755	$147,325
Earnings per share – basic	$2.05	$2.29	$2.60
Weighted average common shares outstanding – basic	56,566	56,566	56,566

KNIFE RIVER CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

Years ended December 31,	2022	2021	2020
	(In thousands)
Net income	$116,220	$129,755	$147,325
Other comprehensive income (loss):
Reclassification adjustment for loss on derivative instruments included in net income, net of tax of $107, $107 and $107 in 2022, 2021 and 2020, respectively	328	332	328
Postretirement liability adjustment:
Postretirement liability gains (losses) arising during the period, net of tax of $3,586, $1,011 and $(683) in 2022, 2021 and 2020, respectively	10,935	3,041	(1,898)
Amortization of postretirement liability losses included in net periodic benefit cost, net of tax of $292, $363 and $351 in 2022, 2021 and 2020, respectively	875	1,090	1,071
Postretirement liability adjustment	11,810	4,131	(827)
Other comprehensive income (loss)	12,138	4,463	(499)
Comprehensive income attributable to common stockholders	$128,358	$134,218	$146,826

KNIFE RIVER CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

December 31,	2022	2021
	(In thousands, except shares and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$10,090	$13,848
Receivables, net	210,157	188,649
Costs and estimated earnings in excess of billings on uncompleted contracts	31,145	22,005
Due from related-party	16,050	8,046
Inventories	323,277	291,445
Prepayments and other current assets	17,848	18,637
Total current assets	608,567	542,630
Noncurrent assets:
Net property, plant and equipment	1,315,213	1,250,310
Goodwill	274,540	276,426
Other intangible assets, net	13,430	16,228
Operating lease right-of-use assets	45,873	50,128
Investments and other	36,696	38,476
Due from related-party – noncurrent	—	7,626
Total noncurrent assets	1,685,752	1,639,194
Total assets	$2,294,319	$2,181,824
Liabilities and Stockholder’s Equity
Current liabilities:
Long-term debt - current portion	$211	$233
Related-party notes payable - current portion	238,000	108,000
Accounts payable	87,370	82,598
Billings in excess of costs and estimated earnings on uncompleted contracts	39,843	32,348
Accrued compensation	29,192	25,731
Due to related-party	20,286	18,465
Current operating lease liabilities	13,210	14,999
Other accrued liabilities	88,778	74,827
Total current liabilities	516,890	357,201
Noncurrent liabilities:
Long-term debt	427	703
Related-party notes payable	446,449	575,457
Deferred income taxes	175,804	168,526
Noncurrent operating lease liabilities	32,663	35,129
Other	93,497	91,964
Total liabilities	1,265,730	1,228,980
Commitments and contingencies
Stockholder’s equity:
Common stock, $10 par value; 80,000 shares authorized, issued and outstanding	800	800
Other paid-in capital	549,106	549,714
Retained earnings	494,661	430,446
Parent stock held by subsidiary	(3,626)	(3,626)
Accumulated other comprehensive loss	(12,352)	(24,490)
Total stockholder’s equity	1,028,589	952,844
Total liabilities and stockholder’s equity	$2,294,319	$2,181,824

KNIFE RIVER CORPORATION AND SUBSIDIARIES
Consolidated Statements of Equity

Years ended December 31, 2022, 2021 and 2020	Common Stock		Other Paid-in Capital	Retained Earnings	Parent Stock Held by Subsidiary	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance at December 31, 2019	80,000	$800	$548,631	$260,729	$(3,626)	$(28,454)	$778,080
Net income	—	—	—	147,325	—	—	147,325
Other comprehensive loss	—	—	—	—	—	(499)	(499)
Net transfers to Parent	—	—	1,631	(48,293)	—	—	(46,662)
Balance at December 31, 2020	80,000	$800	$550,262	$359,761	$(3,626)	$(28,953)	$878,244
Net income	—	—	—	129,755	—	—	129,755
Other comprehensive income	—	—	—	—	—	4,463	4,463
Net transfers to Parent	—	—	(548)	(59,070)	—	—	(59,618)
Balance at December 31, 2021	80,000	$800	$549,714	$430,446	$(3,626)	$(24,490)	$952,844
Net income	—	—	—	116,220	—	—	116,220
Other comprehensive income	—	—	—	—	—	12,138	12,138
Net transfers to Parent	—	—	(608)	(52,005)	—	—	(52,613)
Balance at December 31, 2022	80,000	$800	$549,106	$494,661	$(3,626)	$(12,352)	$1,028,589

KNIFE RIVER CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

Years ended December 31,	2022	2021	2020
	(In thousands)
Operating activities:
Net income	$116,220	$129,755	$147,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	117,798	100,974	89,626
Deferred income taxes	2,078	32,858	1,753
Provision for credit losses	538	48	1,158
Amortization of debt issuance costs	483	402	403
Employee stock-based compensation costs	1,272	1,852	1,781
Pension and postretirement benefit plan net periodic benefit cost	1,306	1,092	1,502
Unrealized (gains) losses on investments	2,525	(1,632)	(2,844)
Gains on sale of assets	(14,092)	(6,638)	(6,116)
Equity in (loss) earnings of unconsolidated affiliates	438	(373)	75
Changes in current assets and liabilities, net of acquisitions:
Receivables	(32,506)	15,357	7,902
Due from related-party	(8,004)	2,889	(7,021)
Inventories	(31,033)	(42,441)	(11,288)
Other current assets	44	(4,574)	1,252
Accounts payable	17,489	(13,899)	(10,662)
Due to related-party	3,578	(957)	(799)
Other current liabilities	21,417	(21,011)	12,855
Pension and postretirement benefit plan contributions	(426)	(392)	(348)
Other noncurrent changes	8,319	(12,070)	5,850
Net cash provided by operating activities	207,444	181,240	232,404
Investing activities:
Capital expenditures	(178,162)	(174,229)	(135,870)
Acquisitions, net of cash acquired	1,745	(235,218)	(56,681)
Net proceeds from sale or disposition of property and other	22,878	12,017	8,205
Investments	(2,339)	(837)	(1,509)
Net cash used in investing activities	(155,878)	(398,267)	(185,855)
Financing activities:
Issuance of current related-party notes	208,000	—	—
Repayment of long-term debt	(298)	(221)	(227)
Debt issuance costs	(807)	—	(28)
Issuance (repayment) of long-term related-party notes, net	(207,007)	281,983	(2,262)
Net transfers to Parent	(55,212)	(57,959)	(45,430)
Net cash provided by (used in) financing activities	(55,324)	223,803	(47,947)
Increase (decrease) in cash and cash equivalents	(3,758)	6,776	(1,398)
Cash and cash equivalents - beginning of year	13,848	7,072	8,470
Cash and cash equivalents - end of year	$10,090	$13,848	$7,072

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Note 1     – Background
On August 4, 2022, MDU Resources Group, Inc. (“MDU Resources”) announced plans to pursue a Spin-Off of Knife River Corporation and its subsidiaries (the “Company” or “Knife River”) from MDU Resources. As part of the Spin-Off, MDU Resources will transfer Knife River, including its assets and liabilities, to Knife River Holding Company, a newly formed wholly owned subsidiary of MDU Resources, and execute a tax-free spinoff of Knife River Holding Company to stockholders of MDU Resources. The transaction is expected to result in two independent, publicly traded companies: MDU Resources and Knife River Holding Company. Completion of the Spin-Off will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the Securities and Exchange Commission, final approval from the board of directors of MDU Resources, receipt of one or more tax opinions, the private letter ruling from the Internal Revenue Service and other customary conditions. MDU Resources may, at any time and for any reason until the proposed transaction is complete, abandon the Spin-Off or modify or change its terms. The Spin-Off is expected to be complete in the second quarter of 2023, but there can be no assurance regarding the ultimate timing of the Spin-Off or that the Spin-Off will ultimately occur.
Prior to the Spin-Off, the Company was the construction materials and contracting segment of MDU Resources. Its operations are located in the western, central and southern U.S. The Company mines, processes and sells construction aggregates (crushed stone and sand and gravel); produces and sells asphalt mix; and supplies ready-mix concrete. The Company is focused on vertical integration of its contracting services with its construction materials to support the aggregate-based product lines.
Note 2     – Basis of Presentation
Knife River has historically operated as a wholly owned subsidiary of Centennial Energy Holdings, Inc. (“Centennial” or the “Parent”) and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. The accompanying audited consolidated financial statements and footnotes were prepared on a “carve-out” basis in connection with the expected spinoff, were derived from the consolidated financial statements of MDU Resources as if the Company operated on a stand-alone basis during the periods presented, and were prepared utilizing the legal entity approach in conformity with accounting principles generally accepted in the U.S. (“GAAP”).
All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include expense allocations for certain functions provided by MDU Resources and Centennial, including, but not limited to certain general corporate expenses related to finance, legal, information technology, human resources, communications, procurement, tax, treasury and insurance. These general corporate expenses are included in the Consolidated Statements of Operations within selling, general and administrative expenses. The amounts allocated were $18.0 million, $15.6 million and $14.2 million for the years ended December 31, 2022, 2021 and 2020, respectively. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of total capital invested or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.
Following the spinoff from MDU Resources, the Company may perform certain functions using its own resources or purchased services. For an interim period following the spinoff, however, some of these functions will continue to be provided by MDU Resources under a transition services agreement.
The calculation for earnings per share for any period presented prior to the separation were retrospectively adjusted akin to a split-like situation to be comparable to the number of shares outstanding on May 31, 2023, the spinoff date. For periods prior to the spinoff, it is assumed that there are no dilutive equity instruments as there were no Knife River stock-based awards outstanding at that time. Our historical balance sheets reflect the number of common stock outstanding prior to the separation and no adjustments were made.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Historically, Knife River has participated in Centennial’s centralized cash management program, including its overall financing arrangements. Knife River has related-party note agreements in place with Centennial for the financing of its capital needs, which are reflected as related-party notes payable on the Consolidated Balance Sheets. Interest expense in the Consolidated Statements of Operations reflects the allocation of interest on borrowing and funding associated with the related-party note agreements.
MDU Resources maintains various benefit and stock-based compensation plans at a corporate level while certain defined pension benefit plans are maintained at a subsidiary level. The Company’s employees participate in these programs and the costs associated with its employees are included in the Company’s consolidated financial statements, as well as any net benefit plan assets or obligations.
Management has also evaluated the impact of events occurring after December 31, 2022. See Note 20 for a description of these events.
Principles of consolidation
The consolidated financial statements were prepared in accordance with GAAP and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying consolidated financial statements. Related-party transactions between the Company and MDU Resources or Centennial for general operating activities and intercompany debt have been included in the consolidated financial statements. These related-party transactions have historically been settled in cash and are reflected in the Consolidated Balance Sheets as “Due from related-party” or “Due to related-party” with the aggregate net effect reflected in the Consolidated Statement of Cash Flows within operating activities and “Related-party notes payable” with the aggregate net effect reflected in the Consolidated Statement of Cash Flows within financing activities.
The aggregate net effect of related-party transactions not settled in cash have been reflected in the Consolidated Balance Sheets as the Parent investment within “Other paid-in capital” and in the Consolidated Statements of Cash Flows as “Net transfers to Parent” in the financing activities. See Note 19 for additional information on related-party transactions.
Use of estimates
The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used for items such as long-lived assets and goodwill; fair values of acquired assets and liabilities under the acquisition method of accounting; aggregate reserves; property depreciable lives; tax provisions; revenue recognized using the cost-to-cost measure of progress for contracts; expected credit losses; environmental and other loss contingencies; costs on contracting services contracts; actuarially determined benefit costs; asset retirement obligations; lease classification; present value of right-of-use assets and lease liabilities; and the valuation of stock-based compensation. These estimates are based on management’s best knowledge of current events, historical experience, actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Note 3     – Significant Accounting Policies
New accounting standards
The following table provides a brief description of the accounting pronouncements applicable to the Company and the potential impact on its consolidated financial statements and/or disclosures:

Standard	Description	Effective Date	Impact on financial statements/disclosures
Recently adopted accounting standards updates (ASU’s)
ASU 2021-10 - Government Assistance	In November 2021, the FASB issued guidance on modifying the disclosure requirements to increase the transparency of government assistance including disclosure of the types of assistance, an entity’s accounting for the assistance and the effect of the assistance on an entity’s financial statements.	January 1, 2022	The Company determined the guidance did not have a material impact on its disclosures for the year ended December 31, 2022.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Revenue recognition
Revenue is recognized when a performance obligation is satisfied by transferring control over a product or service to a customer. Revenue is measured based on consideration specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company is considered an agent for certain taxes collected from customers. As such, the Company presents revenues net of these taxes at the time of sale to be remitted to governmental authorities, including sales and use taxes.
The Company generates revenue from contracting services and construction materials sales. The Company focuses on the vertical integration of its contracting services with its construction materials to support the aggregate-based product lines. The Company provides contracting services to a customer when a contract has been signed by both the customer and a representative of the Company obligating a service to be provided in exchange for the consideration identified in the contract. The nature of the services provided generally include integrating a set of services and related construction materials into a single project to create a distinct bundle of goods and services, which the Company has determined are single performance obligations. The Company determines the transaction price to include the fixed consideration required pursuant to the original contract price together with any additional consideration, to which the Company expects to be entitled to, associated with executed change orders plus the estimate of variable consideration to which the Company expects to be entitled, subject to the constraint discussed below.
The nature of the Company’s contracts gives rise to several types of variable consideration. Examples of variable consideration include: liquidated damages; performance bonuses or incentives and penalties; claims; unpriced change orders; and index pricing. The variable amounts usually arise upon achievement of certain performance metrics or change in project scope. The Company estimates the amount of revenue to be recognized on variable consideration using one of the two prescribed estimation methods, the expected value method or the most likely amount method, depending on which method best predicts the most likely amount of consideration the Company expects to be entitled to or expects to incur. Assumptions as to the occurrence of future events and the likelihood and amount of variable consideration are made during the contract performance period. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on the assessment of anticipated performance and all information (historical, current and forecasted) that is reasonably available to management. The Company only includes variable consideration in the estimated transaction

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Changes in circumstances could impact management’s estimates made in determining the value of variable consideration recorded. When determining if the variable consideration is constrained, the Company considers if factors exist that could increase the likelihood or the magnitude of a potential reversal of revenue. The Company updates its estimate of the transaction price each reporting period and the effect of variable consideration on the transaction price is recognized as an adjustment to revenue on a cumulative catch-up basis.
Contracting revenue is recognized over time using an input method based on the cost-to-cost measure of progress on a project. This is the preferred method of measuring revenue because the costs incurred have been determined to represent the best indication of the overall progress toward the transfer of such goods or services promised to a customer. Under the cost-to-cost measure of progress, the costs incurred are compared with total estimated costs of a performance obligation. Revenues are recorded proportionately to the costs incurred. The percentage of completion is determined on a performance obligation basis.
The Company also sells construction materials to third parties and internal customers. The contract for material sales is the use of a sales order or an invoice, which includes the pricing and payment terms. All material contracts contain a single performance obligation for the delivery of a single distinct product or a distinct separately identifiable bundle of products and services. Revenue is recognized at a point in time when the performance obligation has been satisfied with the delivery of the products or services. The warranties associated with the sales are those consistent with a standard warranty that the product meets certain specifications for quality or those required by law. For most contracts, amounts billed to customers are due within 30 days of receipt. There are no material obligations for returns, refunds or other similar obligations.
Legal costs
The Company expenses external legal fees as they are incurred.
Business combinations
For all business combinations, the Company preliminarily allocates the purchase price of the acquisitions to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition dates and are considered provisional until final fair values are determined or the measurement period has passed. The Company expects to record adjustments as it accumulates the information needed to estimate the fair value of assets acquired and liabilities assumed, including working capital balances, estimated fair value of identifiable intangible assets, property, plant and equipment, total consideration and goodwill. The excess of the purchase price over the aggregate fair values is recorded as goodwill. The Company calculated the fair value of the assets acquired in 2022 and 2021 using a market or cost approach (or a combination of both). Fair values for some of the assets were determined based on Level 3 inputs including estimated future cash flows, discount rates, growth rates, sales projections, retention rates and terminal values, all of which require significant management judgment and are susceptible to change. The discount rate used in calculating the fair value of common stock issued in a business combination is determined by using a Black-Scholes-Merton model. The model uses Level 2 inputs including risk-free interest rate, volatility range and dividend yield. The final fair value of the net assets acquired may result in adjustments to the assets and liabilities, including goodwill, and will be made as soon as practical, but no later than 12 months from the respective acquisition dates. Any subsequent measurement period adjustments are not expected to have a material impact on the Company’s results of operations.
Receivables and allowance for expected credit losses
Receivables consist primarily of trade and contracting services contract receivables from the sale of goods and services net of expected credit losses. The Company’s receivables are all due in 12 months or less. The total balance

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
of receivables past due 90 days or more was $11.2 million and $10.0 million at December 31, 2022 and 2021, respectively. Receivables, net consisted of the following at December 31:

	2022	2021
	(In thousands)
Trade receivables	$104,347	$98,114
Contracting services contract receivables	82,428	70,768
Retention receivables	28,859	25,173
Receivables, gross	215,634	194,055
Less expected credit loss	5,477	5,406
Receivables, net	$210,157	$188,649
The Company’s expected credit losses are determined through a review using historical credit loss experience, changes in asset specific characteristics, current conditions and reasonable and supportable future forecasts, among other specific account data, and is performed at least quarterly. The Company develops and documents its methodology to determine its allowance for expected credit losses. Risk characteristics used by the Company may include customer mix, knowledge of customers and general economic conditions of the various local economies, among others. Specific account balances are written off when management determines the amounts to be uncollectible. Management has reviewed the balance reserved through the allowance for expected credit losses and believes it is reasonable.
Details of the Company’s expected credit losses were as follows:

	Pacific	Northwest	Mountain	North Central	Other	Total
	(In thousands)
At December 31, 2020	$2,696	$824	$1,258	$1,179	$207	$6,164
Current expected credit loss provision*	$(543)	$(112)	$577	$106	$40	$68
Less write-offs charged against the allowance	$101	$200	$225	$133	$167	$826
At December 31, 2021	$2,052	$512	$1,610	$1,152	$80	$5,406
Current expected credit loss provision	$27	$946	$(206)	$(253)	$24	$538
Less write-offs charged against the allowance	$34	$205	$126	$60	$42	$467
At December 31, 2022	$2,045	$1,253	$1,278	$839	$62	$5,477
__________________
*Includes impacts from businesses acquired.
Inventories
Inventories at December 31 consisted of:

	2022	2021
	(In thousands)
Finished products	$211,496	$195,616
Raw materials	$78,571	$68,504
Supplies and parts	$33,210	$27,325
Total	$323,277	$291,445

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Inventories are valued at the lower of cost or net realizable value using the average cost method. Inventories include production costs incurred as part of the Company’s aggregate mining activities. These inventoriable production costs include all mining and processing costs associated with the production of aggregates. Stripping costs incurred during the production phase, which represent costs of removing overburden and waste materials to access mineral deposits, are a component of inventoriable production costs.
Property, plant and equipment
Additions to property, plant and equipment are recorded at cost. Gains or losses resulting from the retirement or disposal of assets are recognized as a component of operating income. Generally, property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets with the exception of large marine equipment, which is computed using units-of-production.
Aggregate mining development costs are capitalized and classified as land improvements and depreciated over the lower of the estimated life of the reserves or the life of the associated improvement. The Company begins capitalizing development costs at a point when reserves are determined to be proven or probable and economically mineable. Capitalization of these costs ceases when production commences. The cost of acquiring reserves in connection with a business combination are valued at fair value. Aggregate reserves, from both owned and leased mining sites, are a component within property, plant and equipment and are depleted using the units-of-production method. The Company uses proven and probable aggregate reserves as the denominator in its units-of production calculation. Exploration costs are expensed as incurred in cost of revenue and production costs are either expensed or capitalized to inventory.
Impairment of long-lived assets, excluding goodwill
The Company reviews the carrying values of its long-lived assets, including mining and related assets, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. The Company tests long-lived assets for impairment at a level significantly lower than that of goodwill impairment testing. Long-lived assets or groups of assets that are evaluated for impairment at the lowest level of largely independent identifiable cash flows at an individual operation or group of operations collectively serving a local market. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value.
No impairment losses were recorded in 2022, 2021 or 2020. Unforeseen events and changes in circumstances could require the recognition of impairment losses at some future date.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. Goodwill is required to be tested for impairment annually, which the Company completes in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired.
The Company has determined that the reporting units for its goodwill impairment test are its operating segments as they constitute a business for which discrete financial information is available and for which management regularly reviews the operating results. For more information on the Company’s operating segments, see Note 16. Goodwill impairment, if any, is measured by comparing the fair value of each reporting unit to its carrying value. If the fair value of a reporting unit exceeds its carrying value, the goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, the Company must record an impairment loss for the amount that the carrying value of the reporting unit, including goodwill, exceeds the fair value of the reporting unit. For the years ended December 31, 2022, 2021 and 2020, there were no impairment losses recorded. The Company

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
performed its annual goodwill impairment test in the fourth quarter of 2022 and determined the fair value of each of Knife River’s reporting units substantially exceeded the carrying value at October 31, 2022.
The Company uses a weighted average combination of both an income approach and a market approach to estimate the fair value of its reporting units for its goodwill impairment analysis. Determining the fair value of a reporting unit requires judgment and the use of significant estimates, which include assumptions about Knife River’s future revenue, profitability and cash flows, amount and timing of estimated capital expenditures, inflation rates, weighted average cost of capital, operational plans, and current and future economic conditions, among others. Knife River believes that the estimates and assumptions used in its impairment assessments are reasonable and based on available market information.
Investments
The Company’s investments include the cash surrender value of life insurance policies and insurance contracts. The Company measures its investment in the insurance contracts at fair value with any unrealized gains and losses recorded on the Consolidated Statements of Operations.
Government Assistance
The Company accounts for government assistance received for capital projects by reducing the cost of the project by the amount of assistance received. The Company records government assistance received as taxable income and writes-up the tax basis of the asset to include the amount of the assistance received.
Government assistance received by the Company for the years ended December 31, 2022, 2021 and 2020, was not material.
Joint Ventures
The Company accounts for unconsolidated joint ventures using either the equity method or proportionate consolidation. As of December 31, 2022, the Company held an interest of 25 percent in a joint venture formed primarily for the purpose of pooling resources on construction contracts. Proportionate consolidation is used for joint ventures that include unincorporated legal entities and activities of the joint venture which are construction-related. For those joint ventures accounted for under proportionate consolidation, only the Company’s pro rata share of assets, liabilities, revenues and expenses are included in the Company’s balance sheet and results of operations.
For those joint ventures accounted for using proportionate consolidation, the Company recorded in its Consolidated Statements of Operations $9.1 million, $10.1 million and $10.1 million of revenue for the years ended December 31, 2022, 2021 and 2020, respectively, and $823,000, $1.3 million and $1.4 million of operating income for the years ended December 31, 2022, 2021 and 2020, respectively. At December 31, 2022 and 2021, the Company had interest in assets from these joint ventures of $912,000 and $643,000, respectively.
For joint ventures accounted for under the equity method, the Company’s investment balances for the joint ventures are included in Investments in the Consolidated Balance Sheets and the Company’s pro rata share of net income is included in Other income in the Consolidated Statements of Operations. The Company’s investments in equity method joint ventures were a net asset of $13,000 and $439,000 for December 31, 2022 and 2021, respectively. In 2022, 2021 and 2020, the Company recognized income (loss) from equity method joint ventures of $(426,000), $14,000 and $(32,000), respectively.
Leases
Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The Company recognizes leases with an original lease term of 12 months or less in income on a straight-line basis over the term of the lease and does not recognize a corresponding right-of-use asset or lease liability. The Company determines the lease term based on the non-cancelable and cancelable periods in each contract. The non-cancelable period consists of the term of the contract that is legally enforceable and cannot

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
be canceled by either party without incurring a significant penalty. The cancelable period is determined by various factors that are based on who has the right to cancel a contract. If only the lessor has the right to cancel the contract, the Company will assume the contract will continue. If the lessee is the only party that has the right to cancel the contract, the Company looks to asset, entity and market-based factors. If both the lessor and the lessee have the right to cancel the contract, the Company assumes the contract will not continue.
The discount rate used to calculate the present value of the lease liabilities is based upon the implied rate within each contract. If the rate is unknown or cannot be determined, the Company uses an incremental borrowing rate, which is determined by the length of the contract, asset class and the Company’s borrowing rates, as of the commencement date of the contract.
Asset retirement obligations
The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for the recorded amount or incurs a gain or loss.
Stock-based compensation
Eligible Knife River employees have traditionally participated in MDU Resources’ stock-based compensation plans and will continue to do so until the spinoff is complete. Knife River records compensation expense on awards granted to its employees, as well as an allocation of stock-based compensation expenses associated with MDU Resources’ shared employees.
Compensation awards are accounted for on the estimated fair values at the grant date and compensation expense is recognized over the vesting period. The Company uses the straight-line amortization method to recognize compensation expense related to restricted stock, which only has a service condition. This method recognizes stock compensation expense on a straight-line basis over the requisite service period for the entire award. The Company recognizes compensation expense related to performance awards that vest based on performance metrics and service conditions on a straight-line basis over the service period. Inception-to-date expense is adjusted based upon the determination of the potential achievement of the performance target at each reporting date. The Company recognizes compensation expense related to performance awards with market-based performance metrics on a straight-line basis over the requisite service period.
The Company records the compensation expense for performance share awards using an estimated forfeiture rate. The estimated forfeiture rate is calculated based on an average of actual historical forfeitures. The Company also performs an analysis of any known factors at the time of the calculation to identify any necessary adjustments to the average historical forfeiture rate. At the time actual forfeitures become more than estimated forfeitures, the Company records compensation expense using actual forfeitures.
Income taxes
MDU Resources and its subsidiaries file consolidated federal income tax returns and combined and separate state income tax returns. Pursuant to the tax sharing agreement that exists between MDU Resources and its subsidiaries, federal income taxes paid by MDU Resources, as parent of the consolidated group, are allocated to the individual subsidiaries based on separate company computations of tax. MDU Resources makes a similar allocation for state income taxes paid in connection with combined state filings.
The Company provides deferred federal and state income taxes on all temporary differences between the book and tax basis of the Company’s assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The Company records uncertain tax positions in accordance with accounting guidance on accounting for income taxes on the basis of a two-step process in which (1) the Company determines whether it is more-likely-than-not that the tax position will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of the tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Tax positions that do not meet the more-likely-than-not criteria are reflected as a tax liability. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income taxes.
Note 4     – Disaggregation of Revenue
In the following table, revenue is disaggregated by category for each reportable segment. The Company believes this level of disaggregation best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. For more information on the Company’s reportable segments, see Note 16.

Year ended December 31, 2022	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$92,266	$171,633	$83,343	$96,528	$52,891	$496,661
Asphalt	35,735	97,299	93,263	174,207	26,964	427,468
Ready-mix concrete	127,569	157,951	106,654	158,552	58,783	609,509
Contracting services publicsector	81,989	173,981	249,573	342,370	70,117	918,030
Contracting services privatesector	47,497	88,713	119,136	13,342	1,003	269,691
Other	183,229	14,844	36	24,948	184,195	407,252
Internal sales	(99,696)	(105,647)	(110,095)	(202,636)	(75,808)	(593,882)
Revenues from contracts with customers	$468,589	$598,774	$541,910	$607,311	$318,145	$2,534,729

Year ended December 31, 2021	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$89,913	$135,182	$72,567	$97,515	$48,833	$444,010
Asphalt	26,348	78,937	69,310	139,934	25,317	339,846
Ready-mix concrete	123,905	152,079	100,412	157,237	50,756	584,389
Contracting services publicsector	83,014	118,970	211,603	292,015	71,156	776,758
Contracting services privatesector	44,602	68,171	112,058	14,891	991	240,713
Other	147,484	12,786	91	22,803	161,094	344,258
Internal sales	(88,037)	(91,184)	(86,498)	(162,734)	(72,591)	(501,044)
Revenues from contracts with customers	$427,229	$474,941	$479,543	$561,661	$285,556	$2,228,930

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

Year ended December 31, 2020	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$88,020	$112,983	$59,980	$94,785	$50,789	$406,557
Asphalt	25,649	60,507	72,222	156,376	35,146	349,900
Ready-mix concrete	134,692	144,256	83,104	142,398	42,566	547,016
Contracting services publicsector	95,730	107,698	227,866	330,268	92,434	853,996
Contracting services privatesector	49,384	50,635	99,300	14,632	1,718	215,669
Other	160,063	14,076	34	24,857	157,364	356,394
Internal sales	(99,220)	(76,432)	(91,654)	(195,843)	(88,381)	(551,530)
Revenues from contracts with customers	$454,318	$413,723	$450,852	$567,473	$291,636	$2,178,002
Presented in the previous tables are the sales of materials to both third parties and internal customers. Due to consolidation requirements, the internal sales revenues must be eliminated against the construction materials product used in the contracting services to arrive at the external operating revenues.
Note 5     – Uncompleted Contracts
Costs, estimated earnings, and billings on uncompleted contracts at December 31 are summarized as follows:

	2022	2021
	(In thousands)
Costs incurred on uncompleted contracts	$1,217,480	$1,190,922
Estimated earnings	153,317	158,836
	1,370,797	1,349,758
Less billings to date	(1,379,495)	(1,360,101)
Net contract liability	$(8,698)	$(10,343)
The timing of revenue recognition may differ from the timing of invoicing to customers. The timing of invoicing to customers does not necessarily correlate with the timing of revenues being recognized under the cost-to-cost method of accounting. Contracts from contracting services are billed as work progresses in accordance with agreed upon contractual terms. Generally, billing to the customer occurs contemporaneous to revenue recognition. A variance in timing of the billings may result in a contract asset or a contract liability. A contract asset occurs when revenues are recognized under the cost-to-cost measure of progress, which exceeds amounts billed on uncompleted contracts. Such amounts will be billed as standard contract terms allow, usually based on various measures of performance or achievement. A contract liability occurs when there are billings in excess of revenues recognized under the cost-to-cost measure of progress on uncompleted contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation.
Such amounts are included in the accompanying Consolidated Balance Sheets at December 31 under the following captions:

	2022	2021	Change	Location on Consolidated Balance Sheet
	(In thousands)
Contract assets	$31,145	$22,005	$9,140	Costs and estimated earnings in excess of billings on uncompleted contracts
Contract liabilities	(39,843)	(32,348)	(7,495)	Billings in excess of costs and estimated earnings on uncompleted contracts
Net contract liabilities	$(8,698)	$(10,343)	$1,645

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

	2021	2020	Change	Location on Consolidated Balance Sheet
	(In thousands)
Contract assets	$22,005	$20,659	$1,346	Costs and estimated earnings in excess of billings on uncompleted contracts
Contract liabilities	(32,348)	(34,115)	1,767	Billings in excess of costs and estimated earnings on uncompleted contracts
Net contract liabilities	$(10,343)	$(13,456)	$3,113
The Company recognized $30.2 million and $33.1 million in revenue for the years ended December 31, 2022 and 2021, respectively, which was previously included in contract liabilities at December 31, 2021 and 2020, respectively.
The Company recognized a net increase in revenues of approximately $11.0 million and $25.6 million for the years ended December 31, 2022 and 2021, respectively, from performance obligations satisfied in prior periods.
Remaining performance obligations
The remaining performance obligations, also referred to as backlog, include unrecognized revenues that the Company reasonably expects to be realized. These unrecognized revenues can include: projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. The majority of the Company’s contracts for contracting services have an original duration of less than one year.
At December 31, 2022, the Company’s remaining performance obligations were $935.4 million. The Company expects to recognize the following revenue amounts in future periods related to these remaining performance obligations: $836.4 million within the next 12 months; $72.7 million within the next 13 to 24 months; and $26.3 million thereafter.
Note 6     – Business Combinations
The following acquisitions were accounted for as business combinations in accordance with ASC 805 – Business Combinations. The results of the acquired businesses have been included in the Company’s Consolidated Financial Statements beginning on the acquisition date. Pro forma financial amounts reflecting the effects of the business combinations are not presented, as none of these business combinations, individually or in the aggregate, were material to the Company’s financial position or results of operations.
The acquisitions are also subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the business as of the closing date. The amounts included in the Consolidated Balance Sheets for these adjustments are considered provisional until final settlement has occurred.
The following is a listing of the acquisitions made during 2022 and 2021:
•Allied Concrete and Supply Co., a producer of ready-mixed concrete in California, acquired by the Pacific segment in December 2022. At December 31, 2022, the purchase price allocation was preliminary and will be finalized within 12 months of the acquisition date.
•Baker Rock Resources and Oregon Mainline Paving, two construction materials companies located around the Portland, Oregon metro area, acquired by the Northwest segment in November 2021. At September 30, 2022, the purchase price allocation was settled with no material adjustments made to the provisional accounting.
•Mt. Hood Rock, a construction aggregates business in Oregon, acquired by the Northwest segment in April 2021. At March 31, 2022, the purchase price allocation was settled with no material adjustments made to the provisional accounting.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The total purchase price for acquisitions that occurred in 2022 was $8.9 million, subject to certain adjustments, with cash acquired totaling $2.8 million. The purchase price includes consideration paid of $1.5 million, a $70,000 holdback liability and 273,153 shares of MDU Resources’ common stock with a market value of $8.4 million as of the respective acquisition date. Due to the holding period restriction on the common stock, the share consideration has been discounted to a fair value of approximately $7.3 million. The amounts allocated to the aggregated assets acquired and liabilities assumed during 2022 were as follows: $1.7 million to current assets; $5.9 million to property, plant and equipment; $200,000 to goodwill; $100,000 to current liabilities; $500,000 to noncurrent liabilities - other; and $1.2 million to deferred tax liabilities.
The total purchase price for acquisitions that occurred in 2021 was $236.1 million, subject to certain adjustments, with cash acquired totaling $900,000. The purchase price includes consideration paid of $235.2 million. The amounts allocated to the aggregated assets acquired and liabilities assumed during 2021 were as follows: $17.0 million to current assets; $179.8 million to property, plant and equipment; $50.6 million to goodwill; $2.2 million to other intangible assets; $8.7 million to current liabilities; $2.5 million to noncurrent liabilities - other; and $3.2 million to deferred tax liabilities. The intangible assets include non-compete agreements, customer relationships and trade names. The intangible assets fair value is based on various income approach methods, including, multi-period excess earnings, relief-from-royalty and the with and without method. The amortizable intangible assets are being amortized using a straight-line method over a weighted average period of 5.5 years. During the first quarter of 2022, measurement period adjustments were made to the previously reported provisional amounts which decreased goodwill and increased property, plant and equipment by $2.1 million. The Company issued debt to finance these acquisitions.
Costs incurred for acquisitions are included in selling, general and administrative expenses on the Consolidated Statements of Operations and were not material for the years ended December 31, 2022, 2021 and 2020.
Note 7     – Property, Plant and Equipment
Property, plant and equipment at December 31 was as follows:

	2022	2021	Weighted Average Depreciable Life in Years
	(In thousands)
Land	$150,809	$149,066	—
Aggregate reserves	592,097	584,683	*
Buildings and improvements	165,833	149,262	21
Machinery, vehicles and equipment	1,492,506	1,414,260	12
Construction in progress	88,163	50,426	—
Less: accumulated depreciation and depletion	1,174,195	1,097,387
Net property, plant and equipment	$1,315,213	$1,250,310
__________________
*Depleted on the units-of-production method based on proven and probable aggregate reserves.
Total depreciation and depletion expense was $113.6 million, $93.9 million and $82.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Note 8     – Goodwill and Other Intangible Assets
The changes in the carrying amount of goodwill were as follows:

	Balance at January 1, 2022	Goodwill Acquired During the Year	Measurement Period Adjustments	Balance at December 31, 2022
	(In thousands)
Pacific	$38,101	$238	$—	$38,339
Northwest	93,102	—	(2,124)	90,978
Mountain	26,816	—	—	26,816
North Central	75,879	—	—	75,879
All other	42,528	—	—	42,528
Total	$276,426	$238	$(2,124)	$274,540

	Balance at January 1, 2021	Goodwill Acquired During the Year	Measurement Period Adjustments	Balance at December 31, 2021
	(In thousands)
Pacific	$38,101	$—	$—	$38,101
Northwest	42,462	50,640	—	93,102
Mountain	27,033	—	(217)	26,816
North Central	75,879	—	—	75,879
All other	42,528	—	—	42,528
Total	$226,003	$50,640	$(217)	$276,426
Other amortizable intangible assets at December 31, were as follows:

	2022	2021
	(In thousands)
Customer relationships	$18,540	$18,540
Less accumulated amortization	7,367	5,633
	11,173	12,907
Noncompete agreements	4,039	4,039
Less accumulated amortization	2,985	2,471
	1,054	1,568
Other	5,279	9,579
Less accumulated amortization	4,076	7,826
	1,203	1,753
Total	$13,430	$16,228
The previous tables include goodwill and intangible assets associated with the business combinations completed during 2022 and 2021. For more information related to these business combinations, see Note 6.
Amortization expense for amortizable intangible assets for the years ended December 31, 2022, 2021 and 2020, were $2.8 million, $2.6 million and $3.3 million, respectively. The amounts of estimated amortization expense for identifiable intangible assets as of December 31, 2022, was $2.5 million in 2023, $2.3 million in 2024, $2.1 million in 2025, $1.8 million in 2026, $1.8 million in 2027 and $2.9 million thereafter.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Note 9     – Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value ASC establishes a hierarchy for grouping assets and liabilities, based on the significance of inputs. The estimated fair values of the Company’s assets and liabilities measured on a recurring basis are determined using the market approach.
The Company measures its investments in certain fixed-income and equity securities at fair value with changes in fair value recognized in income. The Company anticipates using these investments, which consist of insurance contracts, to satisfy its obligations as a participant in MDU Resources’ unfunded, nonqualified defined benefit plans for the Company’s executive officers and certain key management employees, and invests in these fixed-income and equity securities for the purpose of earning investment returns and capital appreciation. These investments, which totaled $20.1 million and $$21.6 million as of December 31, 2022 and 2021, respectively, are classified as investments on the Consolidated Balance Sheets. The net unrealized losses on these investments for the year ended December 31, 2022, were $2.8 million. The net unrealized gains on these investments for the years ended December 31, 2021 and 2020, were $1.4 million and $2.5 million, respectively. The change in fair value, which is considered part of the cost of the plan, is classified in other income on the Consolidated Statements of Operations.
The Company’s Level 2 money market funds are valued at the net asset value of shares held at the end of the period, based on published market quotations on active markets, or using other known sources including pricing from outside sources. The estimated fair value of the Company’s Level 2 insurance contracts are based on contractual cash surrender values that are determined primarily by investments in managed separate accounts of the insurer. These amounts approximate fair value. The managed separate accounts are valued based on other observable inputs or corroborated market data.
Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value.
The Company’s assets measured at fair value on a recurring basis were as follows:

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2022
	(In thousands)
Assets:
Money market funds	$—	$2,448	$—	$2,448
Insurance contracts*	—	20,083	—	20,083
Total assets measured at fair value	$—	$22,531	$—	$22,531
__________________
*The insurance contracts invest approximately 63 percent in fixed-income investments, 15 percent in common stock of large-cap companies, 8 percent in common stock of mid-cap companies, 6 percent in common stock of small-cap companies, 6 percent in target date investments and 2 percent in cash equivalents.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2021
	(In thousands)
Assets:
Money market funds	$—	$3,044	$—	$3,044
Insurance contracts*	—	21,629	—	21,629
Total assets measured at fair value	$—	$24,673	$—	$24,673
__________________
*The insurance contracts invest approximately 61 percent in fixed-income investments, 17 percent in common stock of large-cap companies, 8 percent in common stock of mid-cap companies, 7 percent in common stock of small-cap companies, 5 percent in target date investments and 2 percent in cash equivalents.
Note 10    – Leases
Most of the leases the Company enters into are for equipment, buildings and vehicles as part of their ongoing operations. The Company determines if an arrangement contains a lease at inception of a contract and accounts for all leases in accordance with ASC 842 - Leases.
The recognition of leases requires the Company to make estimates and assumptions that affect the lease classification and the assets and liabilities recorded. The accuracy of lease assets and liabilities reported on the Consolidated Financial Statements depends on, among other things, management’s estimates of interest rates used to discount the lease assets and liabilities to their present value, as well as the lease terms based on the unique facts and circumstances of each lease.
Lessee accounting
The leases the Company has entered into as part of its ongoing operations are considered operating leases and are recognized on the Consolidated Balance Sheets as operating lease right-of-use assets, current operating lease liabilities and noncurrent operating lease liabilities. The corresponding lease costs are included in cost of revenue and selling, general and administrative expenses on the Consolidated Statements of Operations.
Generally, the leases for vehicles and equipment have a term of five years or less and buildings have a longer term of up to 35 years or more. To date, the Company does not have any residual value guarantee amounts probable of being owed to a lessor, financing leases or material agreements with related parties.
The following tables provide information on the Company’s operating leases at and for the years ended December 31:

	2022	2021	2020
	(In thousands)
Lease costs:
Operating lease cost	$17,941	$21,914	$25,303
Variable lease cost	98	84	150
Short-term lease cost	55,871	53,016	59,233
Total lease costs	$73,910	$75,014	$84,686

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

	2022	2021
	(Dollars in thousands)
Weighted average remaining lease term	2.03 years	1.63 years
Weighted average discount rate	4.05%	3.63%
Cash paid for amounts included in the measurement of lease liabilities	$17,941	$21,914
The reconciliation of future undiscounted cash flows to operating lease liabilities presented on the Consolidated Balance Sheet at December 31, 2022 was as follows:

(In thousands)
2023	$15,129
2024	10,902
2025	7,928
2026	4,528
2027	2,983
Thereafter	11,913
Total	53,383
Less discount	7,510
Total operating lease liabilities	$45,873
Note 11    – Asset Retirement Obligations
The Company records obligations related to the reclamation of certain aggregate properties and certain other obligations associated with leased and owned properties.
For the years ended December 31, 2022 and 2021, the current portion of the Company’s liability, which is included in other accrued liabilities, was $4.4 million and $6.1 million, respectively, and the noncurrent amount, which is included in other liabilities, was $33.0 million and $27.3 million, respectively. A reconciliation of the Company’s liability for the years ended December 31 was as follows:

	2022	2021
	(In thousands)
Balance at beginning of year	$33,406	$30,932
Liabilities incurred	4,657	1,655
Liabilities acquired	—	1,805
Liabilities settled	(2,117)	(2,613)
Accretion expense	1,415	1,627
Balance at end of year	$37,361	$33,406
Note 12    – Stock-Based Compensation
Until the spinoff is complete, key employees of Knife River will continue to participate in the stock-based compensation plans authorized and managed by MDU Resources. Knife River uses the straight-line amortization method to recognize compensation expense related to restricted stock, which only has a service condition. Knife River recognizes compensation expense related to performance awards with market-based performance metrics on a straight-line basis over the requisite service period. Total stock-based compensation expense (after tax) for participants of the Company was $1.2 million, $1.4 million and $1.3 million in 2022, 2021 and 2020, respectively. As of December 31, 2022, total remaining unrecognized compensation expense related to stock-based compensation for the Company was approximately $1.7 million (before income taxes), which will be amortized over a weighted average period of 1.5 years.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Restricted stock awards
In February 2022 and 2021, key employees of the Company were granted restricted stock awards under MDU Resources’ long-term performance-based incentive plan. The shares vest over three years, contingent on continued employment. Compensation expense is recognized over the vesting period. At December 31, 2022, the number of outstanding shares granted was 23,197 with a weighted average grant-date fair value of $27.54 per share.
Performance share awards
In February 2022 and 2021, key employees of the Company were granted performance share awards under MDU Resources’ long-term performance-based incentive plan authorized by MDU Resources’ compensation committee. The compensation committee has the authority to select the recipients of awards, determine the type and size of awards, and establish certain terms and conditions of award grants. Share awards are generally earned over a three-year vesting period and tied to specific financial metrics. Upon vesting, participants receive dividends that accumulate during the vesting period.
Target grants of performance shares outstanding at December 31, 2022, for the Company were as follows:

Grant Date	Performance Period	Target Grant of Shares
February 2021	2021-2023	34.655
February 2022	2022-2024	34.946
Under the market condition for these performance share awards, participants may earn from zero to 200 percent of the apportioned target grant of shares based on MDU Resources’ total stockholder return relative to that of the selected peer group. Compensation expense is based on the grant-date fair value as determined by Monte Carlo simulation. The blended volatility term structure ranges are comprised of 50 percent historical volatility and 50 percent implied volatility. Risk-free interest rates were based on U.S. Treasury security rates in effect as of the grant date. Assumptions used for grants applicable to the market condition for certain performance shares issued in 2022, 2021 and 2020 were:

	2022			2021			2020
Weighted average grant-date fair value	$36.25			$37.96			$40.75
Blended volatility range	24.07%	-	31.41%	35.37%	-	46.35%	15.30%	-	15.97%
Risk-free interest rate range	0.71%	-	1.68%	0.02%	-	0.20%	1.45%	-	1.62%
Weighted average discounted dividends per share	$2.93			$3.16			$2.91
Under the performance conditions for these performance share awards, participants may earn from zero to 200 percent of the apportioned target grant of shares. The performance conditions are based on MDU Resources’ compound annual growth rate in earnings from continuing operations before interest, taxes, depreciation, depletion and amortization and MDU Resources’ compound annual growth rate in earnings from continuing operations. The weighted average grant-date fair value per share for the performance shares applicable to these performance conditions issued in 2022, 2021 and 2020 was $27.73, $27.35 and $31.63, respectively.
The fair value of the performance shares that vested during the years ended December 31, 2022, 2021 and 2020, was $932,000, $1.7 million and $1.3 million, respectively.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
A summary of the status of the performance share awards for the year ended December 31, 2022, was” as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at beginning of period	69,250	$34.42
Granted	34,946	31.99
Additional performance shares earned (unearned)	(2,874)	31.63
Less:
Vested	31,721	36.60
Nonvested at end of period	69,601	$32.32
Note 13    – Accumulated Other Comprehensive Loss
The Company’s accumulated other comprehensive loss is comprised of losses on derivative instruments qualifying as hedges and postretirement liability adjustments.
The after-tax changes in the components of accumulated other comprehensive loss were as follows:

	Net Unrealized Loss on Derivative Instruments Qualifying as Hedges	Post- retirement Liability Adjustment	Total Accumulated Other Comprehensive Loss
	(In thousands)
At December 31, 2020	$(750)	$(28,203)	$(28,953)
Other comprehensive income before reclassifications	—	3,041	3,041
Amounts reclassified from accumulated other comprehensive loss	332	1,090	1,422
Net current-period other comprehensive income	332	4,131	4,463
At December 31, 2021	(418)	(24,072)	(24,490)
Other comprehensive income before reclassifications	—	10,935	10,935
Amounts reclassified from accumulated other comprehensive loss	328	875	1,203
Net current-period other comprehensive income	328	11,810	12,138
At December 31, 2022	$(90)	$(12,262)	$(12,352)

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The following amounts were reclassified out of accumulated other comprehensive loss into net income. The amounts presented in parentheses indicate a decrease to net income on the Consolidated Statements of Operations. The reclassifications for the years ended December 31 were as follows:

	2022	2021	2020	Location on Consolidated Statements of Income
	(In thousands)
Reclassification adjustment for loss on derivative instruments included in net income	$435	$439	$435	Interest expense
	(107)	(107)	(107)	Income taxes
	328	332	328
Amortization of postretirement liability losses included in net periodic benefit credit	1,167	1,453	1,422	Other income
	(292)	(363)	(351)	Income taxes
	875	1,090	1,071
Total reclassifications	$1,203	$1,422	$1,399
Note 14    – Income Taxes
Income tax expense on the Consolidated Statements of Operations for the years ended December 31 was as follows:

	2022	2021	2020
	(In thousands)
Current:
Federal	$27,293	$4,270	$32,682
State	13,230	6,331	12,996
	40,523	10,601	45,678
Deferred:
Income taxes:
Federal	1,715	26,793	2,972
State	363	6,065	(1,219)
	2,078	32,858	1,753
Total income tax expense	$42,601	$43,459	$47,431

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Components of deferred tax assets and deferred tax liabilities at December 31 were as follows:

	2022	2021
	(In thousands)
Deferred tax assets:
Accrued pension costs	$11,070	$15,011
Operating lease liabilities	11,804	12,966
Asset retirement obligations	9,687	8,696
Deferred compensation/compensation related	15,329	14,654
Net operating loss/credit carryforward	12,039	11,329
Capitalized inventory overheads	7,260	4,683
Payroll tax deferral	—	2,329
Other	8,412	8,032
Total deferred tax assets	$75,601	$77,700

	2022	2021
	(In thousands)
Deferred tax liabilities:
Basis differences on property, plant and equipment	$203,099	$199,928
Operating lease right-of-use-assets	11,804	12,966
Intangible assets	10,975	9,760
Other	13,488	12,243
Total deferred tax liabilities	239,366	234,897
Valuation allowance	12,039	11,329
Net deferred income tax liability	$(175,804)	$(168,526)
As of December 31, 2022 and 2021, the Company had various state income tax net operating loss carryforwards of $160.1 million and $148.9 million, respectively, and federal and state income tax credit carryforwards, excluding alternative minimum tax credit carryforwards, of $591,000.0 for both years. The state income tax credit carryforwards are due to expire between 2024 and 2036. Changes in tax regulations or assumptions regarding current and future taxable income could require additional valuation allowances in the future.
The following table reconciles the change in the net deferred income tax liability from December 31, 2021, to December 31, 2022, to deferred income tax expense:

	2022	2021
	(In thousands)
Change in net deferred income tax liability from the preceding table	$7,278	$37,516
Deferred income taxes established due to an acquisition	(1,215)	(3,177)
Deferred taxes associated with other comprehensive loss	(3,985)	(1,481)
Deferred income tax expense for the period	$2,078	$32,858

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference were as follows:

Years ended December 31,	2022		2021		2020
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Computed tax at federal statutory rate	$33,353	21.0	$36,375	21.0	$40,899	21.0
Increases (reductions) resulting from:
State income taxes, net of federal income tax	9,702	6.1	9,429	5.4	10,450	5.4
Depletion allowance	(2,123)	(1.3)	(1,893)	(1.1)	(1,756)	(0.9)
Nonqualified benefit plans	1,129	0.7	(535)	(0.3)	(922)	(0.5)
Deductible K-Plan dividends	(394)	(0.3)	(392)	(0.2)	(372)	(0.2)
Resolution of tax matters and uncertain tax positions	592	0.4	(64)	—	(1,375)	(0.7)
Other	342	0.2	539	0.3	507	0.3
Total income tax expense	$42,601	26.8	$43,459	25.1	$47,431	24.4
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal or non-U.S. income tax examinations by tax authorities for years ending prior to 2019. With few exceptions, as of December 31, 2022, the Company is no longer subject to state and local income tax examinations by tax authorities for years ending prior to 2019.
For the years ended December 31, 2022, 2021 and 2020, total reserves for uncertain tax positions were not material. The Company recognizes interest and penalties accrued relative to unrecognized tax benefits in income tax expense.
Note 15    – Cash Flow Information
Cash expenditures for interest and income taxes for the years ended December 31 were as follows:

	2022	2021	2020
	(In thousands)
Interest	$28,148	$19,121	$14,805
Income taxes paid, net	$21,186	$34,784	$41,050
Noncash investing and financing transactions at December 31 were as follows:

	2022	2021	2020
	(In thousands)
Property, plant and equipment additions in accounts payable	$13,965	$15,840	$7,762
Right-of-use assets obtained in exchange for new operating lease liabilities	$11,763	$11,497	$22,428
Capital contribution from Parent in the form of common stock	$1,272	$1,852	$1,781
Debt assumed in connection with a business combination	$—	$10	$—
Accrual for holdback payment related to a business combination	$70	$—	$—
Stock issued in connection with a business combination	$7,304	$—	$—

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Note 16    – Business Segment Data
The Company’s reportable segments are those that are based on the Company’s method of internal reporting and management of the business. The Company focuses on the vertical integration of its products and services by offering customers a single-source for construction materials and related contracting services. The Company operates in 14 states across the United States. Its operating segments include: Pacific, Northwest, Mountain, North Central, South and Energy Services. The operating segments are organized by geographic region in the United States due to the cyclical nature of the construction work performed. The Company’s reportable segments are Pacific, Northwest, Mountain and North Central. The South and Energy Services operating segments do not meet the criteria to be reportable segments and, as such, are combined with its corporate services in All Other. Each segment is led by a segment manager that reports to the Company’s president who is also the Company’s chief operating decision maker. The Company’s chief operating decision maker evaluates the performance of the segments and allocates resources to them based on earnings before interest, taxes, depreciation, depletion and amortization.
All of the reportable segments mine, process, and sell construction aggregates (crushed stone and sand and gravel); produce and sell asphalt; and produce and sell ready-mix concrete as well as vertically integrating its contracting services to support the aggregate based product lines including heavy-civil construction, asphalt and concrete paving, and site development and grading. Although not common to all locations, Other includes the sale of cement, production and distribution of modified liquid asphalt, merchandise and other building materials and related services.
The information below follows the same accounting policies as described in Note 3. Information on the Company’s segments as of December 31, and for the years then ended was as follows:

	2022	2021	2020
	(In thousands)
External operating revenues:
Pacific	$468,589	$427,229	$454,318
Northwest	598,774	474,941	413,723
Mountain	541,910	479,543	450,852
North Central	607,311	561,661	567,473
All Other	318,145	285,556	291,636
Total external operating revenues	$2,534,729	$2,228,930	$2,178,002
Intersegment operating revenues:
Pacific	$—	$55	$148
Northwest	1,444	3,102	2,414
Mountain	120	26	18
North Central	747	122	3,358
All Other	34,894	31,827	34,236
Total intersegment operating revenues	$37,205	$35,132	$40,174
EBITDA:
Pacific	$55,839	$67,124	$79,136
Northwest	103,885	80,624	74,360
Mountain	72,604	65,017	52,407
North Central	64,988	72,301	71,723
All Other	9,424	8,340	27,333
Total segment EBITDA	$306,740	$293,406	$304,959
Capital expenditures:
Pacific	$33,046	$26,675	$22,108

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

Northwest	60,697	278,946	45,963
Mountain	35,098	47,648	59,156
North Central	33,151	28,838	17,307
All Other	19,855	35,417	47,101
Total capital expenditures*	$181,847	$417,524	$191,635
Assets:
Pacific	$441,606	$414,103	$403,023
Northwest	772,159	714,098	452,126
Mountain	293,121	278,608	248,216
North Central	420,877	414,619	408,571
All Other	366,556	360,396	311,571
Total assets	$2,294,319	$2,181,824	$1,823,507
Property, plant and equipment:
Pacific	$533,985	$505,103	$486,401
Northwest	813,513	759,482	553,632
Mountain	400,907	369,732	328,037
North Central	441,731	419,075	396,427
All Other	299,272	294,305	263,978
Less accumulated depreciation and depletion	1,174,195	1,097,387	1,038,730
Net property, plant and equipment	$1,315,213	$1,250,310	$989,745
__________________
*Capital expenditures for 2022, 2021 and 2020 include noncash transactions for capital expenditure-related accounts payable, the issuance of equity securities in connection with an acquisition and accrual of a holdback payment in connection with an acquisition totaling $(5,430) thousand, $(8,077) thousand and $916,000, respectively.
A reconciliation of reportable segment operating revenues to consolidated operating revenues is as follows:

	2022	2021	2020
	(In thousands)
Total reportable segment operating revenues	$2,218,896	$1,946,679	$1,892,304
Other revenue	353,038	317,383	325,872
Elimination of intersegment operating revenues	(37,205)	(35,132)	(40,174)
Total consolidated operating revenues	$2,534,729	$2,228,930	$2,178,002
A reconciliation of reportable segment assets to consolidated assets is as follows:

	2022	2021	2020
	(In thousands)
Total assets for reportable segments	$1,927,763	$1,821,428	$1,511,936
Other assets	3,731,031	3,529,536	2,854,648
Elimination of intercompany receivables	(3,364,475)	(3,169,140)	(2,543,077)
Total consolidated assets	$2,294,319	$2,181,824	$1,823,507

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
A reconciliation of segment EBITDA to consolidated income before income taxes is as follows:

	2022	2021	2020
	(In thousands)
Total EBITDA for reportable segments	$297,316	$285,066	$277,626
Other EBITDA	9,424	8,340	27,333
Depreciation, depletion and amortization	117,798	100,974	89,626
Interest	30,121	19,218	20,577
Total consolidated income before income taxes	$158,821	$173,214	$194,756
Note 17    – Employee Benefit Plans
Pension and other postretirement benefit plans
The Company participates in self-sponsored qualified defined benefit plans which are accounted for as single-employer plans and are reflected in the Company’s consolidated financial statements. The Company uses a measurement date of December 31,1 for all its pension and postretirement benefit plans. Prior to 2010, defined benefit pension plan benefits and accruals for the nonunion plan were frozen and on June 30, 2015, the remaining union plan was frozen. These employees were eligible to receive additional defined contribution plan benefits. In October 2018, the Company transferred the liability of certain participants in the nonunion defined benefit pension plan, who are currently receiving benefits, to an annuity company. The transfer of the benefit payments for these participants reduced the Company’s liability and future premiums.
The postretirement benefit plan in which the Company participates relates to a multiple-employer plan sponsored by MDU Resources. The plan maintains separate accounting records for each plan, including separate actuarial valuations, therefore the Company is accounting for the plan as single-employer plans within its consolidated financial statements. Effective January 1, 2015, eligibility to receive retiree medical benefits was modified at certain of the Company’s businesses. Employees who had attained age 55 with 10 years of continuous service by December 31, 2010, will be provided the current retiree medical insurance benefits or can elect the new benefit, if desired, regardless of when they retire. All other current employees must meet the new eligibility criteria of age 55 and 10 years of continuous service at the time they retire. These employees will be eligible for a specified company funded Retiree Reimbursement Account. Employees hired after December 31, 2014, will not be eligible for retiree medical benefits.
In 2012, the Company modified health care coverage for certain retirees. Effective January 1, 2013, post-65 coverage was replaced by a fixed-dollar subsidy for retirees and spouses to be used to purchase individual insurance through a healthcare exchange.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Changes in benefit obligation and plan assets and amounts recognized in the Consolidated Balance Sheets at December 31, were as follows:

	Pension Benefits		Other Postretirement Benefits
	2022	2021	2022	2021
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$44,363	$46,783	$19,480	$21,790
Service cost	—	—	522	567
Interest cost	1,127	1,053	514	492
Plan participants’ contributions	—	—	3	3
Actuarial gain	(9,174)	(832)	(5,319)	(2,769)
Benefits paid	(2,558)	(2,641)	(584)	(603)
Benefit obligation at end of year	33,758	44,363	14,616	19,480
Change in net plan assets:
Fair value of plan assets at beginning of year	39,345	40,710	314	505
Actual return on plan assets	(8,356)	1,276	(473)	17
Employer contribution	—	—	426	392
Plan participants’ contributions	—	—	3	3
Benefits paid	(2,558)	(2,641)	(584)	(603)
Fair value of net plan assets at end of year	28,431	39,345	(314)	314
Funded status - under	$(5,327)	$(5,018)	$(14,930)	$(19,166)
Amounts recognized in the Consolidated Balance Sheets at December 31:
Other accrued liabilities	$—	$—	$1,044	$544
Noncurrent liabilities - other	5,327	5,018	13,886	18,622
Benefit obligation liabilities - net amount recognized	$5,327	$5,018	$14,930	$19,166
Amounts recognized in accumulated other comprehensive loss consist of:
Actuarial (gain) loss	$19,087	$18,788	$(2,057)	$3,128
Prior service credit	—	—	(109)	(189)
Total	$19,087	$18,788	$(2,166)	$2,939
Employer contributions and benefits paid in the preceding table include only those amounts contributed directly to, or paid directly from, plan assets.
In 2022 and 2021, the actuarial gain recognized in the benefit obligation was primarily the result of an increase in the discount rate. For more information on the discount rates, see the table below. Unrecognized pension actuarial gains and losses in excess of 10 percent of the greater of the projected benefit obligation or the market-related value of assets are amortized over the average life expectancy of plan participants for frozen plans. The market-related value of assets is determined using a five years average of assets.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The pension plans all have accumulated benefit obligations in excess of plan assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans at December 31, were as follows:

	2022	2021
	(In thousands)
Projected benefit obligation	$33,758	$44,363
Accumulated benefit obligation	$33,758	$44,363
Fair value of plan assets	$28,431	$39,345
The components of net periodic benefit cost (credit), other than the service cost component, are included in other income on the Consolidated Statements of Operations. Prior service credit is amortized on a straight-line basis over the average remaining service period of active participants. These components related to the Company’s pension and other postretirement benefit plans for the years ended December 31, were as follows:

	Pension Benefits			Other Postretirement Benefits
	2022	2021	2020	2022	2021	2020
	(In thousands)
Components of net periodic benefit cost (credit):
Service cost	$—	$—	$—	$522	$567	$554
Interest cost	1,127	1,053	1,291	514	492	650
Expected return on assets	(1,973)	(2,028)	(2,065)	(12)	(19)	(17)
Amortization of prior service credit	—	—	—	(79)	(79)	(79)
Recognized net actuarial loss	856	971	862	351	135	306
Net periodic benefit cost (credit)	10	(4)	88	1,296	1,096	1,414
Other changes in plan assets and benefit obligations recognized in accumulated other comprehensive loss:
Net (gain) loss	1,155	(162)	794	(4,833)	(2,763)	(181)
Amortization of actuarial loss	(856)	(1,108)	(985)	(351)	(135)	(306)
Amortization of prior service credit	—	—	—	79	90	90
Total recognized in accumulated other comprehensive loss	299	(1,270)	(191)	(5,105)	(2,808)	(397)
Total recognized in net periodic benefit cost (credit) and accumulated other comprehensive loss	$309	$(1,274)	$(103)	$(3,809)	$(1,712)	$1,017

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Weighted average assumptions used to determine benefit obligations at December 31, were as follows:

	Pension Benefits		Other Postretirement Benefits
	2022	2021	2022	2021
Discount rate	5.06%	2.62%	5.07%	2.69%
Expected return on plan assets	6.50%	6.00%	6.00%	5.50%
Rate of compensation increase	N/A	N/A	3.00%	3.00%
Weighted average assumptions used to determine net periodic benefit cost (credit) for the years ended December 31, were as follows:

	Pension Benefits		Other Postretirement Benefits
	2022	2021	2022	2021
Discount rate	2.62%	2.29%	2.69%	2.38%
Expected return on plan assets	6.00%	6.00%	5.50%	5.50%
Rate of compensation increase	N/A	N/A	3.00%	3.00%
The expected rate of return on pension plan assets is based on a targeted asset allocation range determined by the funded ratio of the plan. As of December 31, 2022, the expected rate of return on pension plan assets is based on the targeted asset allocation range of 40 percent to 50 percent equity securities and 50 percent to 60 percent fixed-income securities and the expected rate of return from these asset categories. The expected rate of return on other postretirement plan assets is based on the targeted asset allocation range of 10 percent to 20 percent equity securities and 80 percent to 90 percent fixed-income securities and the expected rate of return from these asset categories. The expected return on plan assets for other postretirement benefits reflects insurance-related investment costs.
Health care rate assumptions for the Company’s other postretirement benefit plans as of December 31, were as follows:

	2022	2021
Health care trend rate assumed for next year	7.5%	7.0%
Health care cost trend rate – ultimate	4.5%	4.5%
Year in which ultimate trend rate achieved	2033	2031
The Company’s other postretirement benefit plans include health care and life insurance benefits for certain retirees. The plans underlying these benefits may require contributions by the retiree depending on such retiree’s age and years of service at retirement or the date of retirement. The Company contributes a flat dollar amount to the monthly premiums, which is updated annually on January 1.
The Company does not expect to contribute to its defined benefit pension plans in 2023 due to an additional $2.7 million contributed to the plans in 2019 creating prefunding credits to be used in future years. The Company expects to contribute approximately $563,000 to its postretirement benefit plans in 2023.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The following benefit payments, which reflect future service, as appropriate, and expected Medicare Part D subsidies at December 31, 2022, are as follows:

Years	Pension Benefits	Other Postretirement Benefits	Expected Medicare Part D Subsidy
	(In thousands)
2023	$2,876	$738	$8
2024	2,782	902	7
2025	2,759	1,023	6
2026	2,725	1,169	5
2027	2,667	1,240	5
2028-2032	12,410	1,685	16
Outside investment managers manage the Company’s pension and postretirement assets. The Company’s investment policy with respect to pension and other postretirement assets is to make investments solely in the interest of the participants and beneficiaries of the plans and for the exclusive purpose of providing benefits accrued and defraying the reasonable expenses of administration. The Company strives to maintain investment diversification to assist in minimizing the risk of large losses. The Company’s policy guidelines allow for investment of funds in cash equivalents, fixed-income securities and equity securities. The guidelines prohibit investment in commodities and futures contracts, equity private placement, employer securities, leveraged or derivative securities, options, direct real estate investments, precious metals, venture capital and limited partnerships. The guidelines also prohibit short selling and margin transactions. The Company’s practice is to periodically review and rebalance asset categories based on its targeted asset allocation percentage policy.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value ASC establishes a hierarchy for grouping assets and liabilities, based on the significance of inputs. The estimated fair values of the Company’s pension plans’ assets are determined using the market approach.
The carrying value of the pension plans’ Level 2 cash equivalents approximates fair value and is determined using observable inputs in active markets or the net asset value of shares held at year end, which is determined using other observable inputs, including pricing from outside sources.
The estimated fair value of the pension plans’ Level 1 and Level 2 equity securities are based on the closing price reported on the active market on which the individual securities are traded or other known sources including pricing from outside sources. The estimated fair value of the pension plans’ Level 1 and Level 2 collective and mutual funds are based on the net asset value of shares held at year end, based on either published market quotations on active markets or other known sources, including pricing from outside sources. The estimated fair value of the pension plans’ Level 2 corporate and municipal bonds is determined using other observable inputs, including benchmark yields, reported trades, broker/dealer quotes, bids, offers, future cash flows and other reference data. The estimated fair value of the pension plans’ Level 1 U.S. Government securities are valued based on quoted prices on an active market. The estimated fair value of the pension plans’ Level 2 U.S. Government securities are valued mainly using other observable inputs, including benchmark yields, reported trades, broker/dealer quotes, bids, offers, to be announced prices, future cash flows and other reference data. The estimated fair value of the pension plans’ Level 2 pooled separate accounts are determined using observable inputs in active markets or the net asset value of shares held at year end, or other observable inputs. Some of these securities are valued using pricing from outside sources.
All investments measured at net asset value in the tables that follow are invested in commingled funds, separate accounts or common collective trusts which do not have publicly quoted prices. The fair value of the commingled funds, separate accounts and common collective trusts are determined based on the net asset value of the underlying

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
investments. The fair value of the underlying investments held by the commingled funds, separate accounts and common collective trusts is generally based on quoted prices in active markets.
Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value.
The fair value of the Company’s pension plans’ assets (excluding cash) by class were as follows:

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2022
	(In thousands)
Assets:
Cash equivalents	$—	$859	$—	$859
Equity securities:
U.S. companies	777	—	—	777
International companies	—	49	—	49
Collective and mutual funds(a)	12,729	3,508	—	16,237
Corporate bonds	—	8,554	—	8,554
Municipal bonds	—	621	—	621
U.S. Government securities	320	92	—	412
Pooled separate accounts(b)	—	337	—	337
Investments measured at net asset value(c)	—	—	—	585
Total assets measured at fair value	$13,826	$14,020	$—	$28,431
__________________
(a)Collective and mutual funds invest approximately 29 percent in corporate bonds, 24 percent in common stock of large-cap U.S. companies, 16 percent in common stock of international companies, 7 percent in cash and cash equivalents, 7 percent in U.S. Government securities and 17 percent in other investments.
(b)Pooled separate accounts are invested 100 percent in cash and cash equivalents.
(c)In accordance with ASC 820 - Fair Value, Measurements certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the Consolidated Balance Sheets.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2021
	(In thousands)
Assets:
Cash equivalents	$—	$489	$—	$489
Equity securities:
U.S. companies	789	—	—	789
International companies	—	135	—	135
Collective and mutual funds(a)	17,620	4,364	—	21,984
Corporate bonds	—	13,199	—	13,199
Municipal bonds	—	791	—	791
U.S. Government securities	750	201	—	951
Pooled separate accounts(b)	—	326	—	326
Investments measured at net asset value(c)	—	—	—	681
Total assets measured at fair value	$19,159	$19,505	$—	$39,345
__________________
(a)Collective and mutual funds invest approximately 37 percent in corporate bonds, 19 percent in common stock of international companies, 16 percent in common stock of large-cap U.S. companies, 9 percent in U.S. Government securities and 19 percent in other investments.
(b)Pooled separate accounts are invested 100 percent in cash and cash equivalents.
(c)In accordance with ASC 820 - Fair Value, Measurements certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the Consolidated Balance Sheets.
The estimated fair values of the Company’s other postretirement benefit plans’ assets are determined using the market approach.
The estimated fair value of the other postretirement benefit plans’ Level 2 cash equivalents is valued at the net asset value of shares held at year end, based on published market quotations on active markets, or using other known sources including pricing from outside sources. The estimated fair value of the other postretirement benefit plans’ Level 1 and Level 2 equity securities is based on the closing price reported on the active market on which the individual securities are traded or other known sources, including pricing from outside sources. The estimated fair value of the other postretirement benefit plans’ Level 2 insurance contract is based on contractual cash surrender values that are determined primarily by investments in managed separate accounts of the insurer. These amounts approximate fair value. The managed separate accounts are valued based on other observable inputs or corroborated market data.
Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The fair value of the Company’s other postretirement benefit plans’ assets (excluding cash) by asset class were as follows:

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2022
	(In thousands)
Assets:
Cash equivalents	$—	$(17)	$—	$(17)
Equity securities:
U.S. companies	(11)	—	—	(11)
Insurance contract(a)	—	(286)	—	(286)
Total assets measured at fair value	$(11)	$(303)	$—	$(314)
__________________
(a)The insurance contract invests approximately 69 percent in corporate bonds, 14 percent in common stock of large-cap U.S. companies, 13 percent in U.S. Government securities and 4 percent in common stock of small-cap U.S. companies

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2021
	(In thousands)
Assets:
Cash equivalents	$—	$14	$—	$14
Equity securities:
U.S. companies	7	—	—	7
Insurance contract(a)	—	293	—	293
Total assets measured at fair value	$7	$307	$—	$314
__________________
(a)The insurance contract invests approximately 58 percent in corporate bonds, 13 percent in U.S. Government securities, 13 percent in common stock of large-cap U.S. companies, 5 percent in common stock of small-cap U.S. companies and 11 percent in other investments.
Nonqualified benefit plans
The unfunded, nonqualified defined benefit plans in which the Company participates relate to multiple-employer plans sponsored by MDU Resources. The plans maintain separate accounting records for each plan and accounts for the plans as single-employer plans within the Company’s consolidated financial statements. Participants of the Company include executive officers and certain key management employees. The plan generally provides for defined benefit payments at age 65 following the employee’s retirement or, upon death, to their beneficiaries for a 15-year period. In February 2016, MDU Resources froze the unfunded, nonqualified defined benefit plans to new participants and eliminated benefit increases. Vesting for participants not fully vested was retained.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The projected benefit obligation and accumulated benefit obligation for the Company’s participants in these plans at December 31, were as follows:

	2022	2021
	(In thousands)
Projected benefit obligation	$16,047	$20,086
Accumulated benefit obligation	$16,047	$20,086
The components of net periodic benefit cost are included in other income on the Consolidated Statements of Operations. These components related to the Company’s participation in the nonqualified defined benefit plans for the years ended December 31, were as follows:

	2022	2021	2020
	(In thousands)
Components of net periodic benefit cost:
Interest cost	$460	$407	$556
Recognized net actuarial loss	39	223	160
Net periodic benefit cost	$499	$630	$716
Weighted average assumptions used at December 31, were as follows:

	2022	2021
Benefit obligation discount rate	4.97%	2.38%
Benefit obligation rate of compensation increase	N/A	N/A
Net periodic benefit cost discount rate	2.38%	1.95%
Net periodic benefit cost rate of compensation increase	N/A	N/A
The amount of future benefit payments for the unfunded, nonqualified defined benefit plans at December 31, 2022 are expected to aggregate as follows:

	2023	2024	2025	2026	2027	2028-2032
	(In thousands)
Nonqualified benefits	$1,573	$1,621	$1,727	$1,763	$1,653	$6,343
In 2012, MDU Resources established a nonqualified defined contribution plan for certain key management employees. In 2020, the plan was frozen to new participants and no new Company contributions will be made to the plan after December 31, 2020. Vesting for participants not fully vested was retained. A new nonqualified defined contribution plan was adopted in 2020 by MDU Resources, effective January 1, 2021, to replace the plan originally established in 2012 with similar provisions. Expenses incurred by the Company under these plans for 2022, 2021 and 2020 were $1.2 million, $900,000 and $300,000, respectively.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The amount of investments that the Company anticipates using to satisfy obligations under these plans at December 31, was as follows:

	2022	2021
	(In thousands)
Investments
Insurance contract*	$20,083	$21,629
Life insurance**	7,234	7,567
Other	2,448	3,044
Total investments	$29,765	$32,240
__________________
*For more information on the insurance contract, see Note 9.
**Investments of life insurance are carried on plan participants (payable upon the employee’s death).
Defined contribution plans
MDU Resources sponsors a defined contribution plan in which the Company participates. The costs incurred by the Company under this plan for eligible employees were $27.6 million, $26.6 million and $28.0 million in 2022, 2021 and 2020, respectively.
Multiemployer plans
The Company contributes to a number of MEPPs under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:
•Assets contributed to the MEPP by one employer may be used to provide benefits to employees of other participating employers
•If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers
•If the Company chooses to stop participating in some of its MEPPs, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability
The Company’s participation in these plans is outlined in the following table. Unless otherwise noted, the most recent Pension Protection Act zone status available in 2022, 2021 and 2020 is for the plan’s year-end at December 31, 2021, December 31, 2020, and December 31, 2019, respectively. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are between 65 percent and 80 percent funded, and plans in the green zone are at least 80 percent funded.

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	Contributions			Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		2022	2021		2022	2021	2020
					(In thousands)
Pension Trust Fund for Operating Engineers	946090764-001	Yellow	Yellow	Implemented	$2,484	$2,495	$2,680	No	3/31/2023-6/15/2026
Western Conference of Teamsters Pension Plan	916145047-001	Green	Green	No	3,127	3,006	3,025	No	12/31/2023-12/31/2025
Other funds					—	6,969	7,065
Total contributions					$5,611	$12,470	$12,770

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
The Company was listed in the plans’ Forms 5500 as providing more than 5 percent of the total contributions for the following plans and plan years:

Pension Fund	Year Contributions to Plan Exceeded More Than 5 Percent of Total Contributions (as of December 31, of the Plan’s Year-End)
Minnesota Teamsters Construction Division Pension Fund	2021 and 2020
Southwest Marine Pension Trust	2021 and 2020
The Company also contributes to a number of multiemployer other postretirement plans under the terms of collective-bargaining agreements that cover its union-represented employees. These plans provide benefits such as health insurance, disability insurance and life insurance to retired union employees. Many of the multiemployer other postretirement plans are combined with active multiemployer health and welfare plans. The Company’s total contributions to its multiemployer other postretirement plans, which also includes contributions to active multiemployer health and welfare plans, were $1.8 million, $3.2 million and $3.4 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Note 18    – Commitments and Contingencies
The Company is party to claims and lawsuits arising out of its business and that of its consolidated subsidiaries, which may include, but are not limited to, matters involving property damage, personal injury, and environmental, contractual and statutory obligations. The Company accrues a liability for those contingencies when the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is probable or reasonably possible and which are material, the Company discloses the nature of the contingency and, in some circumstances, an estimate of the possible loss. Accruals are based on the best information available, but in certain situations management is unable to estimate an amount or range of a reasonably possible loss, including, but not limited to, when: (1) the damages are unsubstantiated or indeterminate, (2) the proceedings are in the early stages, (3) numerous parties are involved, or (4) the matter involves novel or unsettled legal theories.
At December 31, 2022 and 2021, the Company accrued liabilities which have not been discounted of $1.0 million and $6.3 million, respectively. At December 31, 2022 and 2021, the Company also recorded corresponding insurance receivables of $325,000 and $6.2 million, respectively, related to the accrued liabilities. The accruals are for contingencies, including litigation and environmental matters. This includes amounts that have been accrued for matters discussed in Environmental matters within this note. Most of these claims and lawsuits are covered by insurance, thus the Company’s exposure is typically limited to its deductible amount. In January 2022, the Company paid a claim of $6.2 million that was covered by insurance and accrued during 2021. The Company will continue to monitor each matter and adjust accruals as might be warranted based on new information and further developments. Management believes that the outcomes with respect to probable and reasonably possible losses in excess of the amounts accrued, net of insurance recoveries, while uncertain, either cannot be estimated or will not have a material effect upon the Company’s financial position, results of operations or cash flows. Unless otherwise required by GAAP, legal costs are expensed as they are incurred.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Environmental matters
Portland Harbor Site. In December 2000, Knife River Corporation - Northwest (“Knife River - Northwest”) was named by the Environmental Protection Agency (“EPA”) as a Potentially Responsible Party (“PRP”) in connection with the cleanup of the riverbed site adjacent to a commercial property site acquired by Knife River - Northwest from Georgia-Pacific West, Inc. along the Willamette River. The riverbed site is part of the Portland, Oregon, Harbor Superfund Site where the EPA wants responsible parties to share in the costs of cleanup. The EPA entered into a consent order with certain other PRPs referred to as the Lower Willamette Group for a remedial investigation and feasibility study. The Lower Willamette Group has indicated that it has incurred over $115 million in investigation related costs. Knife River - Northwest has joined with approximately 100 other PRPs, including the Lower Willamette Group members, in a voluntary process to establish an allocation of costs for the site. Costs to be allocated would include costs incurred by the Lower Willamette Group as well as costs to implement and fund remediation of the site.
In January 2017, the EPA issued a Record of Decision adopting a selected remedy which is expected to take 13 years to complete with a then estimated present value of approximately $1 billion. Corrective action will not be taken until remedial design/remedial action plans are approved by the EPA. In 2020, the EPA encouraged certain PRPs to enter into consent agreements to perform remedial design covering the entire site and proposed dividing the site into multiple subareas for remedial design. Certain PRPs executed consent agreements for remedial design work and certain others were issued unilateral administrative orders to perform design work. Knife River - Northwest is not subject to either a voluntary agreement or unilateral order to perform remedial design work. In February 2021, the EPA announced that 100 percent of the site’s area requiring active cleanup are in the remedial design process. Site-wide remediation activities are not expected to commence for a number of years.
Knife River - Northwest was also notified that the Portland Harbor Natural Resource Trustee Council intends to perform an injury assessment to natural resources resulting from the release of hazardous substances at the site. It is not possible to estimate the costs of natural resource damages until an assessment is completed and allocations are undertaken.
At this time, Knife River - Northwest does not believe it is a responsible party and has notified Georgia-Pacific West, Inc., that it intends to seek indemnity for liabilities incurred in relation to the above matters pursuant to the terms of their sale agreement.
The Company believes it is not probable that it will incur any material environmental remediation costs or damages in relation to the above referenced matter.
Purchase commitments
The Company has entered into various commitments, largely purchased cement, limestone oil, liquid asphalt, fuel and minimum royalties. The commitment terms vary in length, up to 25 years. The commitments under these contracts as of December 31, 2022, were:

	2023	2024	2025	2026	2027	Thereafter
	(In thousands)
Purchase commitments	$80,766	$3,582	$2,582	$2,046	$1,854	$9,821
These commitments were not reflected in the Company’s consolidated financial statements. Amounts purchased under various commitments for the years ended December 31, 2022, 2021 and 2020 were $167.6 million, $137.4 million and $150.0 million, respectively.
Guarantees
Certain subsidiaries of the Company have outstanding guarantees to third parties that guarantee their performance. These guarantees are related to contracts for contracting services, insurance deductibles and loss limits,

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
and certain other guarantees. At December 31, 2022, the fixed maximum amounts guaranteed under these agreements aggregated $11.5 million, which has no scheduled maturity date. There were no amounts outstanding under the previously mentioned guarantees at December 31, 2022. In the event of default under these guarantee obligations, the subsidiary issuing the guarantee for that particular obligation would be required to make payments under its guarantee.
Certain subsidiaries of the Company have outstanding letters of credit to third parties related to insurance policies, cement purchases and other agreements. At December 31, 2022, the fixed maximum amounts guaranteed under these letters of credit aggregated $9.1 million. The amounts of scheduled expiration of the maximum amounts guaranteed under these letters of credit aggregate to $8.6 million in 2023 and $489,000 in 2024. There were no amounts outstanding under the previously mentioned letters of credit at December 31, 2022. In the event of default under these letter of credit obligations, the subsidiary guaranteeing the letter of credit would be obligated for reimbursement of payments made under the letter of credit.
In addition, the Parent has issued guarantees to third parties related to the routine purchase of materials for which no fixed maximum amounts have been specified. These guarantees have no scheduled maturity date. These guarantees include the performance of the Parent’s subsidiaries. If a subsidiary, including the Company, were to default under the obligations of the agreement, the Parent would be required to make payments under the guarantee. There were no amounts outstanding as of December 31, 2022.
In the normal course of business, the Company has surety bonds related to contracts for contracting services and reclamation obligations of its subsidiaries. In the event a subsidiary of the Company does not fulfill a bonded obligation, the Company would be responsible to the surety bond company for completion of the bonded contract or obligation. A large portion of the surety bonds is expected to expire within the next 12 months; however, the Company will likely continue to enter into surety bonds for its subsidiaries in the future. At December 31, 2022, approximately $664.7 million of surety bonds were outstanding, which were not reflected on the Consolidated Balance Sheet.
Note 19    – Related-Party Transactions
Allocation of corporate expenses
Centennial and MDU Resources provide expense allocations for corporate services provided to the Company, including costs related to senior management, legal, human resources, finance and accounting, treasury, information technology, and other shared services. Some of these services will continue to be provided by the Parent and MDU Resources on a temporary basis after the Spin-Off is completed under a transition services agreement. For the years ended December 31, 2022, 2021 and 2020, the Company was allocated $18.0 million, $15.6 million and $14.2 million, respectively, for these corporate services. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of percent of total capital invested, the percent of total average commercial paper borrowings at Centennial or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received, including the following: Number of employees paid and stated as cost per check; number of employees served; weighted factor of travel, managed units, national account spending, equipment and fleet acquisitions; purchase order dollars spent and purchase order line count; number of payments, vouchers or unclaimed property reports; labor hours; time tracked; and projected workload.
Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a stand-alone public company. Actual costs that would have been incurred if the Company had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by Company employees, and strategic decisions made in areas such as selling and marketing, information technology and infrastructure. See Note 2 for further information.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Cash management and financing
Centennial has a central cash management and financing program in which the Company participates. Through the use of these programs, the Parent is able to more effectively direct and manage the daily cash requirements and financing needs for each wholly owned subsidiary through the consolidation of all cash activity at the Parent level. As cash is received and disbursed by the Parent, it is accounted for by the Company through related-party receivables and payables. The Company has related-party note agreements in place with the Parent for the financing of its capital needs. Centennial has committed to continue funding the Company through the central cash management and financing program to allow the Company to meet its obligations as they become due for at least one year and a day following the date that the consolidated financial statements are issued. As discussed in Note 1, MDU Resources announced plans to pursue a Spin-Off of the Company from MDU Resources. Upon Spin-Off, the Company plans to rely on its own credit. Interest expense in the Consolidated Statements of Operations reflects the allocation of interest on borrowing and funding related to these note agreements. The Company’s cash that was not included in the central cash management program is classified as cash and cash equivalents on the Balance Sheet. See Note 2 for further information.
Related-party notes payable
Centennial enters into short-term and long-term borrowing arrangements for the benefit of certain subsidiaries of the Company. The Company has access to borrowings by participation in Centennial’s commercial paper program, as well as a centralized cash management program at Centennial. These borrowings have been included in both current and noncurrent liabilities in related-party notes payable in the consolidated balance sheets. Intercompany short-term and long-term borrowing arrangements at December 31 was as follows:

	Weighted average Interest rate at December 31, 2022	2022	2021
		(In thousands)
Centennial term loan agreements with maturities ranging from March 17, 2023 to December 18, 2023	5.44%	$208,000	$—
Centennial senior notes with maturities ranging from June 27, 2023 to April 4, 2034	4.34%	410,000	368,000
Borrowing arrangements under Centennial commercial paper program, supported by Centennial’s credit agreements	5.27%	66,449	315,457
Total long-term related-party notes payable		684,449	683,457
Less: current maturities		238,000	108,000
Net long-term related-party notes payable		$446,449	$575,457
The amounts of scheduled long-term related-party note maturities for the five years and thereafter following December 31, 2022, aggregate $30.0 million in 2023; $66.4 million in 2024; $10.0 million in 2025; $0 in 2026; $65.0 million in 2027 and $305.0 million thereafter.
Certain debt instruments of Centennial, including those discussed below, contain restrictive covenants and cross-default provisions. In order to borrow under the respective credit agreements Centennial and its subsidiaries must be in compliance with the applicable covenants and certain other conditions. In the event Centennial and its subsidiaries do not comply with the applicable covenants and other conditions, alternative sources of funding may need to be pursued.
Centennial’s revolving credit agreement contains customary covenants and provisions, including a covenant of Centennial not to permit, as of the end of any fiscal quarter, the ratio of total consolidated debt to total consolidated capitalization to be greater than 65 percent. Other covenants include restricted payments, restrictions on the sale of certain assets, limitations on subsidiary indebtedness, minimum consolidated net worth, limitations on priority debt and the making of certain loans and investments.

KNIFE RIVER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2022, 2021 and 2020
Certain of Centennial’s financing agreements contain cross-default provisions. These provisions state that if Centennial or any subsidiary of Centennial fails to make any payment with respect to any indebtedness or contingent obligation, in excess of a specified amount, under any agreement that causes such indebtedness to be due prior to its stated maturity or the contingent obligation to become payable, the applicable agreements will be in default.
Related-party transactions
The Company provides contracting services to MDU Resources and affiliated companies. The amount charged for these services was $1.0 million, $624,000 and $417,000 in 2022, 2021 and 2020, respectively. Related-party transactions that are expected to be settled in cash have been included as related-party receivables or payables in the Consolidated Balance Sheets. Related-party transactions that are not expected to be settled in cash have been included within Other paid-in capital in the Consolidated Balance Sheets. See Note 2 for further information.

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Revenue:
Construction materials	$431,752	$381,131	$624,669	$576,829
Contracting services	353,437	330,682	468,420	444,949
Total revenue	785,189	711,813	1,093,089	1,021,778
Cost of revenue:
Construction materials	316,179	303,498	510,308	506,355
Contracting services	316,027	304,974	425,703	410,968
Total cost of revenue	632,206	608,472	936,011	917,323
Gross profit	152,983	103,341	157,078	104,455
Selling, general and administrative expenses	59,450	42,933	108,108	88,652
Operating income	93,533	60,408	48,970	15,803
Interest expense	19,156	7,424	28,651	12,690
Other income (expense)	2,478	(2,842)	3,304	(4,778)
Income (loss) before income taxes	76,855	50,142	23,623	(1,665)
Income tax expense (benefit)	20,019	11,580	8,107	(217)
Net income (loss)	$56,836	$38,562	$15,516	$(1,448)

Net income (loss) per share:
Basic	$1.00	$.68	$.27	$(.03)
Diluted	$1.00	$.68	$.27	$(.03)
Weighted average common shares outstanding:
Basic	56,566	56,566	56,566	56,566
Diluted	56,599	56,566	56,583	56,566
The accompanying notes are an integral part of these consolidated financial statements.

Knife River Corporation
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
Net income (loss)	$56,836	$38,562	$15,516	$(1,448)
Other comprehensive income:
Reclassification adjustment for loss on derivative instruments included in net income (loss), net of tax of $13 and $27 for the three months ended and $28 and $54 for the six months ended in 2023 and 2022, respectively	44	82	90	164
Postretirement liability adjustment:
Postretirement liability gains (losses) arising during the period, net of tax of $(6) and $1,879 for the three months ended and $(6) and $1,879 for the six months ended in 2023 and 2022, respectively	(17)	5,820	(17)	5,820
Amortization of postretirement liability losses included in net periodic benefit cost, net of tax of $15 and $71 for the three months ended and $31 and $142 for the six months ended in 2023 and 2022, respectively	48	220	95	441
Postretirement liability adjustment	31	6,040	78	6,261
Other comprehensive income	75	6,122	168	6,425
Comprehensive income attributable to common stockholders	$56,911	$44,684	$15,684	$4,977
The accompanying notes are an integral part of these consolidated financial statements.

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)

	June 30, 2023	December 31, 2022
	(In thousands, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$68,489	$10,090
Receivables, net	418,620	210,157
Costs and estimated earnings in excess of billings on uncompleted contracts	58,020	31,145
Due from related-party	—	16,050
Inventories	374,377	323,277
Prepayments and other current assets	38,820	17,848
Total current assets	958,326	608,567
Noncurrent assets:
Property, plant and equipment	2,533,435	2,489,408
Less accumulated depreciation, depletion and amortization	1,221,966	1,174,195
Net property, plant and equipment	1,311,469	1,315,213
Goodwill	274,478	274,540
Other intangible assets, net	12,110	13,430
Operating lease right-of-use assets	45,933	45,873
Investments and other	40,581	36,696
Total noncurrent assets	1,684,571	1,685,752
Total assets	$2,642,897	$2,294,319
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$7,082	$211
Related-party notes payable - current portion	—	238,000
Accounts payable	174,603	87,370
Billings in excess of costs and estimated earnings on uncompleted contracts	44,590	39,843
Taxes payable	29,878	8,502
Accrued compensation	26,041	29,192
Due to related-party	—	20,286
Current operating lease liabilities	14,067	13,210
Other accrued liabilities	88,095	80,276
Total current liabilities	384,356	516,890
Noncurrent liabilities:
Long-term debt	832,047	427
Related-party notes payable	—	446,449
Deferred income taxes	170,502	175,804
Noncurrent operating lease liabilities	31,866	32,663
Other	129,274	93,497
Total liabilities	1,548,045	1,265,730
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 56,997,350 shares issued and 56,566,214 shares outstanding at June 30, 2023; 80,000 shares authorized, issued and outstanding, $10 par value at December 31, 2022	570	800
Other paid-in capital	611,562	549,106
Retained earnings	498,530	494,661
MDU Resources common stock held by subsidiary at cost - 538,921 shares at December 31, 2022	—	(3,626)
Treasury stock held at cost - 431,136 shares	(3,626)	—
Accumulated other comprehensive loss	(12,184)	(12,352)
Total stockholders' equity	1,094,852	1,028,589
Total liabilities and stockholders' equity	$2,642,897	$2,294,319
The accompanying notes are an integral part of these consolidated financial statements.

Knife River Corporation
Consolidated Statements of Equity
(Unaudited)

	Common Stock		Other Paid-in Capital	Retained Earnings	MDU Resources' Stock Held by Subsidiary		Accumulated Other Comprehensive Loss	Treasury Stock
	Shares	Amount			Shares	Amount		Shares	Amount	Total
	(In thousands, except shares)
At December 31, 2022	80,000	$800	$549,106	$494,661	(538,921)	$(3,626)	$(12,352)	—	$—	$1,028,589
Net loss	—	—	—	(41,320)	—	—	—	—	—	(41,320)
Other comprehensive income	—	—	—	—	—	—	93	—	—	93
Stock-based compensation	—	—	453	(39)	—	—	—	—	—	414
Net transfers to Centennial	—	—	(1,385)	(11,622)	—	—	—	—	—	(13,007)
At March 31, 2023	80,000	$800	$548,174	$441,680	(538,921)	$(3,626)	$(12,259)	—	$—	$974,769
Net income	—	—	—	56,836	—	—	—	—	—	56,836
Other comprehensive Income	—	—	—	—	—	—	75	—	—	75
Stock-based compensation	—	—	212	14	—	—	—	—	—	226
Transfer of MDU Resources' stock held by subsidiary	—	—	—	—	538,921	3,626	—	—	—	3,626
Receipt of treasury stock at cost	—	—	—	—	—	—	—	(431,136)	(3,626)	(3,626)
Retirement of historical common stock in connection with the Spin-Off	(80,000)	(800)	800	—	—	—	—	—	—	—
Issuance of common stock in connection with the Spin-Off	56,997,350	570	(596)	—	—	—	—	—	—	(26)
Net transfers from Centennial and MDU Resources including Spin-Off adjustments	—	—	62,972	—	—	—	—	—	—	62,972
At June 30, 2023	56,997,350	$570	$611,562	$498,530	—	$—	$(12,184)	(431,136)	$(3,626)	$1,094,852

	Common Stock		Other Paid-in Capital	Retained Earnings	MDU Resources' Stock Held by Subsidiary		Accumulated Other Comprehensive Loss	Treasury Stock
	Shares	Amount			Shares	Amount		Shares	Amount	Total
	(In thousands, except shares)
At December 31, 2021	80,000	$800	$549,714	$430,446	(538,921)	$(3,626)	$(24,490)	—	$—	$952,844
Net loss	—	—	—	(40,010)	—	—	—	—	—	(40,010)
Other comprehensive income	—	—	—	—	—	—	303	—	—	303
Stock-based compensation	—	—	333	(27)	—	—	—	—	—	306
Net transfers to Centennial	—	—	(3,432)	(12,976)	—	—	—	—	—	(16,408)
At March 31, 2022	80,000	$800	$546,615	$377,433	(538,921)	$(3,626)	$(24,187)	—	$—	$897,035
Net income	—	—	—	38,562	—	—	—	—	—	38,562
Other comprehensive income	—	—	—	—	—	—	6,122	—	—	6,122
Stock-based compensation	—	—	333	(27)	—	—	—	—	—	306
Net transfers to Centennial	—	—	(5,063)	(12,974)	—	—	—	—	—	(18,037)
At June 30, 2022	80,000	$800	$541,885	$402,994	(538,921)	$(3,626)	$(18,065)	—	$—	$923,988
The accompanying notes are an integral part of these consolidated financial statements.

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
	(In thousands)
Operating activities:
Net income (loss)	$15,516	$(1,448)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	60,760	58,101
Deferred income taxes	(5,355)	(975)
Provision for credit losses	1,015	(241)
Amortization of debt issuance costs	2,059	228
Employee stock-based compensation costs	665	666
Pension and postretirement benefit plan net periodic benefit cost	595	654
Unrealized (gains) losses on investments	(1,282)	2,631
Gains on sales of assets	(3,356)	(2,498)
Changes in current assets and liabilities, net of acquisitions:
Receivables	(236,395)	(215,158)
Due from related-party	16,050	1,013
Inventories	(51,100)	(66,253)
Other current assets	(20,853)	(16,782)
Accounts payable	102,566	73,082
Due to related-party	(7,310)	9,836
Other current liabilities	25,598	8,749
Pension and postretirement benefit plan contributions	(292)	(208)
Other noncurrent changes	30,741	794
Net cash used in operating activities	(70,378)	(147,809)
Investing activities:
Capital expenditures	(66,578)	(80,254)
Acquisitions, net of cash acquired	—	(524)
Net proceeds from sale or disposition of property and other	4,117	4,294
Investments	(1,655)	(1,608)
Net cash used in investing activities	(64,116)	(78,092)
Financing activities:
Issuance of current related-party notes, net	—	100,000
Issuance of long-term related-party notes, net	205,275	154,923
Issuance of long-term debt	855,000	—
Repayment of long-term debt	(127)	(147)
Debt issuance costs	(16,640)	(749)
Proceeds from issuance of common stock	(26)	—
Net transfers to Centennial	(850,589)	(29,261)
Net cash provided by financing activities	192,893	224,766
Increase (decrease) in cash, cash equivalents and restricted cash	58,399	(1,135)
Cash, cash equivalents and restricted cash -- beginning of year	10,090	13,848
Cash, cash equivalents and restricted cash -- end of period	$68,489	$12,713
The accompanying notes are an integral part of these consolidated financial statements.

Knife River Corporation
Notes to Consolidated
Financial Statements
June 30, 2023 and 2022
(Unaudited)
Note 1 - Background
On August 4, 2022, MDU Resources announced that its board of directors approved a plan to pursue the Separation of the Knife River from MDU Resources. On May 31, 2023, the Company settled its net parent investment with Centennial and the Separation was completed by a pro rata distribution of shares representing approximately 90 percent of Knife River's outstanding common stock to MDU Resources' stockholders. MDU Resources' stockholders received one share of Knife River common stock for every four shares of MDU Resources common stock held as of the close of business on May 22, 2023. MDU Resources retained approximately 10 percent of Knife River's common stock. The Distribution was tax-free to its stockholders for U. S. federal income tax purposes. As a result of the Separation, Knife River is now an independent public company trading on the New York Stock Exchange under the symbol "KNF." More information on the Separation and Distribution, as well as the Company's historical results, can be found within the Company's Registration Statement on Form 10.
Note 2 - Basis of presentation
The accompanying consolidated interim financial statements were prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Interim financial statements do not include all disclosures provided in annual financial statements and, accordingly, these financial statements should be read in conjunction with the Company's Registration Statement on Form 10. The information is unaudited but includes adjustments that are, in the opinion of management, necessary for a fair presentation of the accompanying consolidated interim financial statements and are of a normal recurring nature.
On May 31, 2023, the Company became a stand-alone publicly traded company. Prior to the Separation on May 31, 2023, Knife River operated as a wholly owned subsidiary of Centennial and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. These consolidated financial statements and footnotes reflect the historical financial position, results of operations and cash flows of the Company as historically managed within MDU Resources for the periods prior to the completion of the Separation and reflect the financial position, results of operations and cash flows as a stand-alone company for the period after the completion of the Separation. The historical consolidated financial statements and footnotes were prepared on a “carve-out” basis in connection with the Separation and were derived from the consolidated financial statements of MDU Resources as if the Company operated on a stand-alone basis during the periods presented, and were prepared utilizing the legal entity approach in conformity with GAAP. The results for the three and six months ended June 30, 2022, vary from the previously reported MDU Resources' construction materials and contracting services segment due to an adjustment to a cost allocation for interim periods to conform with the Company's current year accounting. This adjustment does not impact the historical annual financial statements included in the Company's Registration Statement on Form 10. This adjustment decreased cost of revenue by $6.0 million ($4.6 million after tax) for the three and six months ended June 30, 2022. The adjustment is not considered material for the three or six months ended June 30, 2022.
The Company utilized allocations and carve-out methodologies to prepare its historical consolidated financial statements and footnotes. The consolidated financial statements and footnotes herein may not be indicative of the Company's future performance or actual expenses that would have been incurred as a stand-alone company for the periods presented.
All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are included in the consolidated financial statements. In the periods prior to the Separation, the consolidated financial statements include expense allocations for certain functions provided by MDU Resources and Centennial, including, but not limited to certain general corporate expenses related to senior management, legal, human resources, finance and accounting, treasury, information technology, communications, procurement, tax, insurance and other shared services. These general corporate expenses are included in the Consolidated Statements of Operations within selling, general and administrative expenses. The amounts allocated were $4.4 million and $9.0 million for the three and six months ended June 30, 2023, respectively, and $4.7 million and $9.7 million for the three and six months ended June 30, 2022, respectively. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of total capital invested or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received, including the following: number of employees paid and stated as cost per check; number of employees served; weighted factor of travel, managed units, national account spending, equipment and fleet acquisitions; purchase order dollars spent and purchase order line count; number of payments, vouchers or unclaimed property reports; labor hours; time tracked; and projected workload.
Prior to the Separation, Knife River historically participated in Centennial’s centralized cash management program, including its overall financing arrangements. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been independent from MDU Resources for the period prior to the completion of the Separation. Knife River had related-party note agreements in place with Centennial for the financing of its capital needs, which are reflected as related-party notes payable on the Consolidated Balance Sheets as of December 31, 2022. The related-party notes payable to Centennial at May 30, 2023, was $889.7 million. As part of the Separation, Centennial made an equity contribution to the Company to release the Company of its obligation related to the outstanding notes payable. Also as part of the Separation, the Company entered into debt agreements and subsequently paid a dividend of $825.0 million from the debt proceeds to Centennial, which Centennial used to repay a portion of the Company's outstanding indebtedness. These transactions resulted in the Company receiving a net equity contribution of $64.7 million and is reflected as “Net transfers from Centennial and MDU Resources including separation adjustments” in the Consolidated Statement of Equity. Interest expense in the Consolidated Statements of Operations includes the allocation of interest on borrowing and funding associated with the related-party note agreements for periods prior to the Separation.
Prior to the Separation, income tax expense and tax balances in the consolidated financial statements were calculated on a separate tax return basis. The separate tax return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise. Management believes the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable. As a stand-alone entity, the Company will file tax returns on its own behalf, and tax balances and effective income tax rate may differ from the amounts reported in the historical periods.
Management has also evaluated the impact of events occurring after June 30, 2023, up to the date of issuance of these consolidated interim financial statements on August 8, 2023, that would require recognition or disclosure in the Consolidated Financial Statements.
Principles of consolidation
For the pre-Separation periods, the accompanying financial statements of the Company were derived from the consolidated financial statements and accounting records of MDU Resources as if the Company and its wholly owned subsidiaries operated on a stand-alone basis during the periods presented. The consolidated financial statements were prepared in accordance with GAAP and include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying consolidated financial statements. Related-party transactions between the Company and MDU Resources or Centennial for general operating activities and intercompany debt have been included in the consolidated financial statements for the pre-Separation periods. These related-party transactions were settled in cash and are reflected in the pre-Separation Consolidated Balance Sheets as “Due from related-party” or “Due to related-party” with the aggregate net effect reflected in the Consolidated Statements of Cash Flows within operating activities and “Related-party notes payable” with the aggregate net effect reflected in the Consolidated Statements of Cash Flows within financing activities.
The aggregate net effect of related-party transactions not settled in cash as part of the Separation have been reflected in the pre-Separation Consolidated Balance Sheet within “Other paid-in capital”. See Note 18 for additional information on related-party transactions.

Use of estimates
The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used for items such as long-lived assets and goodwill; fair values of acquired assets and liabilities under the acquisition method of accounting; aggregate reserves; property depreciable lives; tax provisions; revenue recognized using the cost-to-cost measure of progress for contracts; expected credit losses; environmental and other loss contingencies; costs on contracting services contracts; actuarially determined benefit costs; asset retirement obligations; lease classification; present value of right-of-use assets and lease liabilities; and the valuation of stock-based compensation. These estimates are based on management’s best knowledge of current events, historical experience, actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.
New accounting standards
There have been no recent accounting standards that are expected to materially affect the Company.
Cash, cash equivalents and restricted cash
The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. At June 30, 2023, the $68.5 million of cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows is comprised of $40.1 million of cash and cash equivalents and $28.4 million of restricted cash. At June 30, 2022, the Company did not have any restricted cash. Restricted cash represents deposits held by Knife River's captive insurance company that is required by state insurance regulations to remain in the captive insurance company as cash.
Seasonality of operations
Some of the Company's operations are seasonal and revenues from, and certain expenses for, such operations may fluctuate significantly among quarterly periods, with lower activity in the winter months and higher activity in the summer months. Accordingly, the interim results for particular segments, and for the Company as a whole, may not be indicative of results for the full fiscal year or other future periods.
Note 3 - Receivables and allowance for expected credit losses
Receivables consist primarily of trade and contract receivables for the sale of goods and services net of expected credit losses. A majority of the Company's receivables are due in 30 days or less. The total balance of receivables past due 90 days or more was $11.6 million and $11.2 million at June 30, 2023 and December 31, 2022, respectively. Receivables were as follows:

	June 30, 2023	December 31, 2022
	(In thousands)
Trade receivables	$220,948	$104,347
Contract receivables	173,318	82,428
Retention receivables	30,224	28,859
Receivables, gross	424,490	215,634
Less expected credit loss	5,870	5,477
Receivables, net	$418,620	$210,157
The Company's expected credit losses are determined through a review using historical credit loss experience; changes in asset specific characteristics; current conditions; and reasonable and supportable future forecasts, among other specific account data, and is performed at least quarterly. The Company develops and documents its methodology to determine its allowance for expected credit losses. Risk characteristics used by the Company may include customer mix, knowledge of customers and general economic conditions of the various local economies, among others. Specific account balances are written off when management determines the amounts to be uncollectible. Management has reviewed the balance reserved through the allowance for expected credit losses and believes it is reasonable.
Details of the Company's expected credit losses were as follows:

	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
At December 31, 2022	$2,045	$1,253	$1,278	$839	$62	$5,477
Current expected credit loss provision	45	313	164	(89)	(1)	432
Less write-offs charged against the allowance	1	68	18	—	—	87
At March 31, 2023	$2,089	$1,498	$1,424	$750	$61	$5,822
Current expected credit loss provision	9	74	631	(132)	1	583
Less write-offs charged against the allowance	18	512	3	—	2	535
At June 30, 2023	$2,080	$1,060	$2,052	$618	$60	$5,870

	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
At December 31, 2021	$2,052	$512	$1,610	$1,152	$80	$5,406
Current expected credit loss provision	1	(125)	(130)	6	(5)	(253)
Less write-offs charged against the allowance	1	20	4	1	1	27
At March 31, 2022	$2,052	$367	$1,476	$1,157	$74	$5,126
Current expected credit loss provision	11	58	(17)	(37)	(3)	12
Less write-offs charged against the allowance	—	56	4	47	2	109
At June 30, 2022	$2,063	$369	$1,455	$1,073	$69	$5,029
Note 4 - Inventories
Inventories on the Consolidated Balance Sheets were as follows:

	June 30, 2023	December 31, 2022
	(In thousands)
Finished products	$227,683	$211,496
Raw materials	104,689	78,571
Supplies and parts	42,005	33,210
Total	$374,377	$323,277
Inventories are valued at the lower of cost or net realizable value using the average cost method. Inventories include production costs incurred as part of the Company's aggregate mining activities. These inventoriable production costs include all mining and processing costs associated with the production of aggregates. Stripping costs incurred during the production phase, which represent costs of removing overburden and waste materials to access mineral deposits, are a component of inventoriable production costs.
Note 5 - Earnings per share
The calculation for basic and diluted earnings per share for any period presented prior to the Separation were based on the number of shares outstanding on May 31, 2023, the Separation and Distribution date. For periods prior to the Separation, it is assumed that there are no dilutive equity instruments as there were no Knife River stock-based awards outstanding at the time.
Basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the applicable period. Diluted earnings per share is computed by dividing net income (loss) by the total of the weighted average number of shares of common stock outstanding during the applicable period, plus the effect of non-vested restricted stock units. Weighted average common shares outstanding is comprised of issued shares of 56,997,350 less shares held in treasury of 431,136, as described in Note 6. Basic and diluted earnings per share are calculated as follows, based on a reconciliation of the weighted-average common shares outstanding on a basic and diluted basis:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Net income (loss)	$56,836	$38,562	$15,516	$(1,448)
Weighted average common shares outstanding - basic	56,566	56,566	56,566	56,566
Effect of dilutive restricted stock units	33	—	17	—
Weighted average common shares outstanding - diluted	56,599	56,566	56,583	56,566
Shares excluded from the calculation of diluted earnings per share	—	—	—	—
Net income (loss) per share - basic	$1.00	$.68	$.27	$(.03)
Net income (loss) per share - diluted	$1.00	$.68	$.27	$(.03)
Note 6 - Equity
On May 31, 2023, the Company issued 56,997,350 shares of common stock with a par value of $0.01 in connection with the Separation.
The Company historically held 538,921 shares of MDU Resources common stock through one of its subsidiaries. The historical shares are presented as MDU Resources' stock held by subsidiary on the Consolidated Statement of Equity. In connection with the Separation, Knife River entered into an agreement with MDU Resources to transfer the stock of MDU Resources held by its subsidiary to MDU Resources in exchange for 431,136 shares of Knife River common stock. The number of shares transferred to Knife River was based on the value of the stock at the time of the Separation. The historical MDU Resources common stock held by subsidiary at cost of $3.6 million at June 30, 2023, on the Consolidated Balance Sheets reflects the value of the MDU Resources common stock at the time it was granted to Knife River's subsidiary and will remain at the historical value since the exchange was between related parties. The 431,136 shares of Knife River common stock are presented as Treasury stock held at cost in the Consolidated Balance Sheet and reduce the number of common stock shares outstanding.
Stock-Based Compensation
Prior to the Separation, key employees of the Company participated in various MDU Resources stock-based compensation plans authorized and managed by MDU Resources. All awards granted under the plans were based on MDU Resources' common shares, however, Knife River recognized the expense for its participants in its financial statements.

At the time of the Separation, each outstanding MDU Resources time-vested restricted stock unit and performance share award held by a Knife River employee was converted into Knife River time-vested restricted stock units. The converted awards will continue to vest over the original vesting period, which is generally three years from the grant date. All performance share awards that were converted at the time of the Separation were first adjusted using a combined performance factor based on MDU Resources' actual performance as of December 31, 2022. The number of restricted stock units was determined by taking the closing per share price of MDU Resources on May 31, 2023, and dividing by the closing per share price of Knife River on June 1, 2023. The ratio used to convert the MDU Resources' share-based awards was designed to preserve the aggregate intrinsic value of the award immediately after the Separation when compared to the aggregate intrinsic value of the award immediately prior to the Separation. The existing unvested stock-based awards issued through MDU Resources' stock-based compensation plans were modified in connection with the Separation to maintain an equivalent value immediately before and after Separation. The impact of this modification was not material to the Company's stock-based compensation expense for the three months ended June 30, 2023.
Note 7 - Accumulated other comprehensive loss
The after-tax changes in the components of accumulated other comprehensive loss were as follows:

	Net Unrealized Loss on Derivative Instruments Qualifying as Hedges	Postretirement Liability Adjustment	Total Accumulated Other Comprehensive Loss
	(In thousands)
At December 31, 2022	$(90)	$(12,262)	$(12,352)
Amounts reclassified from accumulated other comprehensive loss	46	47	93
Net current-period other comprehensive income	46	47	93
At March 31, 2023	$(44)	$(12,215)	$(12,259)
Other comprehensive loss before reclassification	—	(17)	(17)
Amounts reclassified from accumulated other comprehensive loss	44	48	92
Net current-period other comprehensive income	44	31	75
At June 30, 2023	$—	$(12,184)	$(12,184)

	Net Unrealized Loss on Derivative Instruments Qualifying as Hedges	Postretirement Liability Adjustment	Total Accumulated Other Comprehensive Loss
	(In thousands)
At December 31, 2021	$(418)	$(24,072)	$(24,490)
Amounts reclassified from accumulated other comprehensive loss	82	221	303
Net current-period other comprehensive income	82	221	303
At March 31, 2022	$(336)	$(23,851)	$(24,187)
Other comprehensive income before reclassification	—	5,820	5,820
Amounts reclassified from accumulated other comprehensive loss	82	220	302
Net current-period other comprehensive income	82	6,040	6,122
At June 30, 2022	$(254)	$(17,811)	$(18,065)

The following amounts were reclassified out of accumulated other comprehensive loss into net income (loss). The amounts presented in parenthesis indicate a decrease to net income (loss) on the Consolidated Statements of Operations. The reclassifications were as follows:

	Three Months Ended		Six Months Ended		Location on Consolidated Statements of Operations
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
Reclassification adjustment for loss on derivative instruments included in net income (loss)	$(57)	$(109)	$(118)	$(218)	Interest expense
	13	27	28	54	Income taxes
	(44)	(82)	(90)	(164)
Amortization of postretirement liability losses included in net periodic benefit cost	(63)	(291)	(126)	(583)	Other income
	15	71	31	142	Income taxes
	(48)	(220)	(95)	(441)
Total reclassifications	$(92)	$(302)	$(185)	$(605)
Note 8 - Revenue from contracts with customers
Revenue is recognized when a performance obligation is satisfied by transferring control over a product or service to a customer. Revenue includes revenue from the sales of construction materials and contracting services. Revenue is measured based on consideration specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company is considered an agent for certain taxes collected from customers. As such, the Company presents revenues net of these taxes at the time of sale to be remitted to governmental authorities, including sales and use taxes. Revenue for construction materials is recognized at a point in time when delivery of the products has taken place. Contracting revenue is recognized over time using an input method based on the cost-to-cost measure of progress on a project.
Disaggregation
In the following tables, revenue is disaggregated by category for each segment and includes sales of materials to both third parties and internal customers. Due to consolidation requirements, the internal sales revenues must be eliminated against the construction materials product used in downstream materials and contracting services to arrive at the external operating revenues. The Company believes this level of disaggregation best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. For more information on the Company’s reportable segments, see Note 15.

Three Months Ended June 30, 2023	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$27,446	$47,966	$28,866	$30,323	$11,815	$146,416
Ready-mix concrete	40,526	44,583	34,506	53,900	11,383	184,898
Asphalt	6,275	34,518	29,472	46,719	7,953	124,937
Other	60,968	4,335	8	10,907	66,946	143,164
Contracting services public-sector	16,848	53,301	80,381	94,548	19,477	264,555
Contracting services private-sector	16,575	29,353	37,317	5,249	388	88,882
Internal sales	(26,483)	(35,322)	(34,796)	(54,044)	(17,018)	(167,663)
Revenues from contracts with customers	$142,155	$178,734	$175,754	$187,602	$100,944	$785,189

Three Months Ended June 30, 2022	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$24,330	$43,466	$26,919	$26,679	$14,994	$136,388
Ready-mix concrete	33,069	39,156	31,446	47,173	17,283	168,127
Asphalt	11,504	26,281	31,137	44,719	7,925	121,566
Other	53,248	4,073	9	9,903	57,049	124,282
Contracting services public-sector	23,626	46,208	30,626	86,011	21,015	207,486
Contracting services private-sector	12,688	19,564	87,786	3,083	75	123,196
Internal sales	(30,053)	(27,963)	(37,504)	(50,330)	(23,382)	(169,232)
Revenues from contracts with customers	$128,412	$150,785	$170,419	$167,238	$94,959	$711,813

Six Months Ended June 30, 2023	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$46,143	$90,540	$38,532	$34,343	$20,379	$229,937
Ready-mix concrete	66,670	78,488	48,876	66,187	21,446	281,667
Asphalt	7,591	41,445	30,282	46,888	12,350	138,556
Other	87,023	7,016	11	12,493	75,214	181,757
Contracting services public-sector	20,819	70,304	108,619	99,074	37,811	336,627
Contracting services private-sector	19,474	55,115	50,762	5,357	1,085	131,793
Internal sales	(37,779)	(48,290)	(40,710)	(55,766)	(24,703)	(207,248)
Revenues from contracts with customers	$209,941	$294,618	$236,372	$208,576	$143,582	$1,093,089

Six Months Ended June 30, 2022	Pacific	Northwest	Mountain	North Central	All Other	Total
	(In thousands)
Aggregates	$43,393	$77,138	$36,129	$30,679	$26,696	$214,035
Ready-mix concrete	63,125	75,480	47,616	59,529	30,876	276,626
Asphalt	15,975	34,691	31,468	44,765	12,753	139,652
Other	80,138	7,356	15	12,055	62,218	161,782
Contracting services public-sector	32,921	63,119	53,029	91,531	34,058	274,658
Contracting services private-sector	24,410	39,897	102,197	3,144	643	170,291
Internal Sales	(46,201)	(42,106)	(41,566)	(51,641)	(33,752)	(215,266)
Revenues from contracts with customers	$213,761	$255,575	$228,888	$190,062	$133,492	$1,021,778
Note 9 - Uncompleted contracts
The timing of revenue recognition may differ from the timing of invoicing to customers. The timing of invoicing to customers does not necessarily correlate with the timing of revenues being recognized under the cost-to-cost method of accounting. Contracts from contracting services are billed as work progresses in accordance with agreed upon contractual terms. Generally, billing to the customer occurs contemporaneous to revenue recognition. A variance in timing of the billings may result in a contract asset or a contract liability. A contract asset occurs when revenues are recognized under the cost-to-cost measure of progress, which exceeds amounts billed on uncompleted contracts. Such amounts will be billed as standard contract terms allow, usually based on various measures of performance or achievement. A contract liability occurs when there are billings in excess of revenues recognized under the cost-to-cost measure of progress on uncompleted contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation.
The changes in contract assets and liabilities were as follows:

	June 30, 2023	December 31, 2022	Change	Location on Consolidated Balance Sheets
	(In thousands)
Contract assets	$58,020	$31,145	$26,875	Costs and estimated earnings in excess of billings on uncompleted contracts
Contract liabilities	(44,590)	(39,843)	(4,747)	Billings in excess of costs and estimated earnings on uncompleted contracts
Net contract assets (liabilities)	$13,430	$(8,698)	$22,128
The Company recognized $11.4 million and $31.7 million in revenue for the three and six months ended June 30, 2023, respectively, which was previously included in contract liabilities at December 31, 2022. The Company recognized $6.2 million and $26.2 million in revenue for the three and six months ended June 30, 2022, respectively, which was previously included in contract liabilities at December 31, 2021.
The Company recognized a net increase in revenues of $7.4 million and $8.1 million for the three and six months ended June 30, 2023, respectively, from performance obligations satisfied in prior periods. The Company recognized a net increase in revenues of $5.7 million and $9.2 million for the three and six months ended June 30, 2022, respectively, from performance obligations satisfied in prior periods.
Remaining performance obligations
The remaining performance obligations, also referred to as backlog, include unrecognized revenues that the Company reasonably expects to be realized. These unrecognized revenues can include: projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. The majority of the Company's contracts for contracting services have an original duration of less than one year.
At June 30, 2023, the Company's remaining performance obligations were $1.04 billion. The Company expects to recognize the following revenue amounts in future periods related to these remaining performance obligations: $960.9 million within the next 12 months or less; $58.8 million within the next 13 to 24 months; and $21.2 million in 25 months or more.
Note 10 - Goodwill and other intangible assets
The changes in the carrying amount of goodwill were as follows:

	Balance at January 1, 2023	Goodwill Acquired During the Year	Measurement Period Adjustments	Balance at June 30, 2023
	(In thousands)
Pacific	$38,339	$—	$(62)	$38,277
Northwest	90,978	—	—	90,978
Mountain	26,816	—	—	26,816
North Central	75,879	—	—	75,879
All Other	42,528	—	—	42,528
Total	$274,540	$—	$(62)	$274,478
Other amortizable intangible assets were as follows:

	June 30, 2023	December 31, 2022
	(In thousands)
Customer relationships	$18,540	$18,540
Less accumulated amortization	8,235	7,367
	10,305	11,173
Noncompete agreements	4,039	4,039
Less accumulated amortization	3,239	2,985
	800	1,054
Other	2,479	5,279
Less accumulated amortization	1,474	4,076
	1,005	1,203
Total	$12,110	$13,430
Amortization expense for amortizable intangible assets for the three and six months ended June 30, 2023, was $653,000 and $1.3 million, respectively. Amortization expense for amortizable intangible assets for the three and six months ended June 30, 2022, was $780,000 and $1.4 million, respectively. Estimated amortization expense for identifiable intangible assets as of June 30, 2023, was:

	Remainder of 2023	2024	2025	2026	2027	Thereafter
	(In thousands)
Amortization expense	$1,237	$2,157	$2,042	$1,739	$1,717	$3,218
Note 11 - Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value ASC establishes a hierarchy for grouping assets and liabilities, based on the significance of inputs. The estimated fair values of the Company's assets and liabilities measured on a recurring basis are determined using the market approach.
The Company measures its investments in certain fixed-income and equity securities at fair value with changes in fair value recognized in income. The Company anticipates using these investments, which consist of insurance contracts, to satisfy its obligations under its unfunded, nonqualified defined benefit and defined contribution plans for the Company's executive officers and certain key management employees, and invests in these fixed-income and equity securities for the purpose of earning investment returns and capital appreciation. These investments, which totaled $19.1 million and $20.1 million at June 30, 2023 and December 31, 2022, respectively, are classified as investments on the Consolidated Balance Sheets. The net unrealized gain on these investments was $197,000 and $1.1 million for the three and six months ended June 30, 2023, respectively. The net unrealized loss on these investments was $1.6 million and $2.6 million for the three and six months ended June 30, 2022, respectively. The change in fair value, which is considered part of the cost of the plan, is classified in other income on the Consolidated Statements of Operations.
As part of the Separation, the Company retired certain insurance contracts used to satisfy its obligations under its unfunded, nonqualified defined contribution plan for the Company's executive officers and certain key management employees. The proceeds of the retired contracts totaled $4.8 million and was held in a money market account as of June 30, 2023. This amount will be used to purchase life insurance policies and re-invested in fixed-income and equity securities in the third quarter of 2023.
The Company's assets measured at fair value on a recurring basis were as follows:

	Fair Value Measurements at June 30, 2023, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2023
	(In thousands)
Assets:
Money market funds	$—	$7,529	$—	$7,529
Insurance contracts*	—	19,141	—	19,141
Total assets measured at fair value	$—	$26,670	$—	$26,670
__________________
*The insurance contracts invest approximately 47 percent in fixed-income investments, 20 percent in cash equivalents, 15 percent in common stock of large-cap companies, 8 percent in common stock of mid-cap companies, 6 percent in common stock of small-cap companies and 4 percent in target date investments.

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2022
	(In thousands)
Assets:
Money market funds	$—	$2,448	$—	$2,448
Insurance contracts*	—	20,083	—	20,083
Total assets measured at fair value	$—	$22,531	$—	$22,531
__________________
*The insurance contracts invest approximately 63 percent in fixed-income investments, 15 percent in common stock of large-cap companies, 8 percent in common stock of mid-cap companies, 6 percent in common stock of small-cap companies, 6 percent in target date investments and 2 percent in cash equivalents.
The Company’s Level 2 money market funds are valued at the net asset value of shares held at the end of the period, based on published market quotations on active markets, or using other known sources including pricing from outside sources. The estimated fair value of the Company’s Level 2 insurance contracts are based on contractual cash surrender values that are determined primarily by investments in managed separate accounts of the insurer. These amounts approximate fair value. The managed separate accounts are valued based on other observable inputs or corroborated market data.
Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value.
The Company applies the provisions of the fair value measurement standard to its nonrecurring, non-financial measurements, including long-lived asset impairments. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. The Company reviews the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that such carrying amounts may not be recoverable.
The Company's long-term debt is not measured at fair value on the Consolidated Balance Sheets and the fair value is being provided for disclosure purposes only. The fair value was categorized as Level 2 in the fair value hierarchy and was based on discounted cash flows using current market interest rates. The estimated fair value of the Company's Level 2 long-term debt was as follows:

June 30, 2023
(In thousands)
Carrying amount	$855,000
Fair value	$862,420
The carrying amounts of the Company's remaining financial instruments included in current assets and current liabilities approximate their fair values.
Note 12 - Debt
Certain debt instruments of the Company contain restrictive covenants and cross-default provisions. In order to borrow under the debt agreements, the Company must be in compliance with the applicable covenants and certain other conditions, all of which management believes the Company, as applicable, was in compliance with at June 30, 2023. In the event the Company does not comply with the applicable covenants and other conditions, alternative sources of funding may need to be pursued.
On April 25, 2023, the Company issued $425.0 million of 7.75 percent senior notes due May 1, 2031, pursuant to an indenture.
On May 31, 2023, the Company entered into a senior secured credit agreement consisting of a $275.0 million term loan and a $350.0 million revolving credit facility, of which $190.0 million was drawn down and $35.0 million was repaid during the period. Each debt facility has a SOFR-based interest rate and a maturity date of May 31, 2028. The term loan has a mandatory annual amortization of 2.50 percent for years one and two, 5.00 percent for years three and four, and 7.50 percent in the fifth year. The agreement contains customary covenants and provisions, including a covenant of Knife River not to permit, at any time, the ratio of total debt to trailing twelve month EBITDA to be greater than 4.75 to 1.00. The agreement also contains an interest coverage ratio covenant stating that Knife River’s trailing twelve month EBITDA to interest expense is to be no less than 2.25 to 1.00. The covenants also include restrictions on the sale of certain assets, loans and investments.

Long-term debt
Long-term Debt Outstanding Long-term debt outstanding was as follows:

	Weighted Average Interest Rate at June 30, 2023	June 30, 2023
	(In thousands)
Term loan agreement due on May 31, 2028	7.36%	$275,000
Revolving credit agreement	7.53%	155,000
Senior notes due on May 1, 2031	7.75%	425,000
Other notes due on January 1, 2061	—%	511
Less unamortized debt issuance costs		16,382
Total long-term debt		839,129
Less current maturities		7,082
Net long-term debt		$832,047
Schedule of Debt Maturities Long-term debt maturities, which excludes unamortized debt issuance costs, at June 30, 2023, were as follows:

	Remainder of 2023	2024	2025	2026	2027	Thereafter
	(In thousands)
Long-term debt maturities	$3,645	$6,977	$10,414	$13,850	$17,187	$803,438
The Company currently borrows under the revolving credit agreement on a short-term basis and can refinance the draws throughout the term of the credit facility, which extends to May 31, 2028. For this reason, the credit agreement has been classified as long-term, given the intent and ability to refinance on a long-term basis.
Note 13 - Income Taxes
Prior to the Separation, income tax expense and tax balances in the consolidated financial statements were calculated on a separate tax return basis. The separate tax return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company were a separate taxpayer and a stand-alone enterprise. Management believes the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable. As a stand-alone entity, the Company will file tax returns on its own behalf, and tax balances and effective income tax rate may differ from the amounts reported in the historical periods.
Post-Separation, the income tax provisions are calculated based on Knife River's operating footprint, as well as tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to the Company's activities included in MDU Resources' income tax returns were deemed to be immediately settled with MDU Resources' final settlement allocation process as dictated by the MDU Resources' Tax Sharing Agreement.
Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws.
Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. When there is a change in determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to provision for income taxes in the period in which such determination is made.
The Company's cash tax payments for the year may vary significantly from prior years as a result of the timing of the Separation and the seasonality of the Company's business.
Other Tax Matters
Tax Matters Agreement In connection with the Separation, the Company entered into a tax matters agreement with MDU Resources. The tax matters agreement governs the respective rights, responsibilities, and obligations between the Company and MDU Resources after the Separation with respect to tax liabilities and benefits, tax attributes, tax returns, tax contests and other tax sharing regarding U.S. federal, state and local income taxes, other tax matters and related tax returns.
Tax Refunds and Attributes The tax matters agreement provides for the allocation of certain pre-closing tax attributes between the Company and MDU Resources. Tax attributes will be allocated in accordance with the principles set forth in the MDU Resources' Tax Sharing Agreement, then existing, unless otherwise required by law. Under the tax matters agreement, the Company will be entitled to refunds for taxes for which the Company is responsible.
Note 14 - Cash flow information
Cash expenditures for interest and income taxes were as follows:

	Six Months Ended
	June 30,
	2023	2022
	(In thousands)
Interest, net	$24,802	$10,721
Income taxes paid, net	$558	$16,470
Noncash investing and financing transactions were as follows:

	Six Months Ended
	June 30,
	2023	2022
	(In thousands)
Right-of-use assets obtained in exchange for new operating lease liabilities	$7,552	$4,758
Property, plant and equipment additions in accounts payable	$3,359	$5,785
Equity contribution from Centennial related to the Separation	$64,724	$—
Equity contribution to MDU Resources for asset/liability transfers related to the Separation	$(1,548)	$—
MDU Resources' stock issued prior to spin in connection with a business combination	$383	$—
Note 15 - Business segment data
The Company focuses on the vertical integration of its products and services by offering customers a single-source for construction materials and related contracting services. The Company operates in 14 states across the United States. Its operating segments include: Pacific, Northwest, Mountain, North Central, South and Energy Services. The operating segments are organized by geographic region in the United States due to the cyclical nature of the construction work performed. The Company’s reportable segments are those that are based on the Company’s method of internal reporting and management of the business and are Pacific, Northwest, Mountain and North Central. The South and Energy Services operating segments do not meet the criteria to be reportable segments and, as such, are combined with its corporate services in All Other. Each segment is led by a segment president that reports to the Company’s chief executive officer who is also the Company’s chief operating decision maker. The Company’s chief operating decision maker evaluates the performance of the segments and allocates resources to them based on EBITDA.
All of the reportable segments mine, process and sell construction aggregates (crushed stone and sand and gravel); produce and sell asphalt; and produce and sell ready-mix concrete, as well as in some segments the sale of merchandise and other building materials and related services, as well as vertically integrating their contracting services to support the aggregate-based product lines including heavy-civil construction, asphalt and concrete paving, and site development and grading, and in some segments the manufacturing of prestressed concrete products. The Pacific segment and All Other also produce and sell liquid asphalt products and the Pacific segment sells cement. Although not common to all locations, within All Other is the sale of merchandise and other building materials and related services.
The information below follows the same accounting policies as described in the audited financial statements and notes included in the Company's Registration Statement on Form 10. Information on the Company's segments was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
External operating revenues:
Pacific	$142,155	$128,412	$209,941	$213,761
Northwest	178,734	150,785	294,618	255,575
Mountain	175,754	170,419	236,372	228,888
North Central	187,602	167,238	208,576	190,062
All Other	100,944	94,959	143,582	133,492
Total external operating revenues	$785,189	$711,813	$1,093,089	$1,021,778
Intersegment operating revenues:
Pacific	$26,483	$30,053	$37,779	$46,201
Northwest	35,322	27,963	48,290	42,106
Mountain	34,796	37,504	40,710	41,566
North Central	54,044	50,330	55,766	51,641
All Other	17,018	23,382	24,703	33,752
Total intersegment operating revenues	$167,663	$169,232	$207,248	$215,266
EBITDA:
Pacific	$22,041	$15,198	$18,928	$20,631
Northwest	40,706	23,196	53,844	35,976
Mountain	32,561	28,643	26,014	20,601
North Central	24,461	16,108	894	(8,160)
All Other	5,346	4,173	11,328	78
Total segment EBITDA	$125,115	$87,318	$111,008	$69,126

A reconciliation of reportable segment operating revenues to consolidated operating revenues is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
Total reportable segment operating revenues	$834,890	$762,704	$1,132,052	$1,069,800
Other operating revenues	117,962	118,341	168,285	167,244
Elimination of intersegment operating revenues	(167,663)	(169,232)	(207,248)	(215,266)
Total consolidated operating revenues	$785,189	$711,813	$1,093,089	$1,021,778
A reconciliation of reportable segment EBITDA to consolidated income (loss) before income taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
Total EBITDA for reportable segments	$119,769	$83,145	$99,680	$69,048
Other EBITDA	5,346	4,173	11,328	78
Depreciation, depletion and amortization	31,130	29,752	60,760	58,101
Interest expense, net*	17,130	7,424	26,625	12,690
Total consolidated income (loss) before income taxes	$76,855	$50,142	$23,623	$(1,665)
__________________
*Interest, net is interest expense net of interest income.
Note 16 - Employee benefit plans
Pension and other postretirement plans
The Company has noncontributory qualified defined benefit pension plans and other postretirement benefit plans for certain eligible employees. Prior to the Separation, Knife River was a participant in the MDU Resources postretirement benefit plan. The Company historically treated its share of the postretirement obligation under that plan as a single employer plan in accordance with ASC 715 - Compensation - Retirement Benefits and recorded the funded status and net periodic benefit cost associated with Knife River employees at Knife River. In connection with the Separation, effective June 1, 2023, Knife River established a new, stand-alone postretirement plan comparable to that of MDU Resources and transferred its obligations of $1.5 million for current participants (inclusive of employees that transferred to the Company from MDU Resources) to that plan. The Company's pension benefit plans were stand-alone for Knife River prior to the Separation.
Components of net periodic benefit cost for the Company's pension benefit plans were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2022	2021
	(In thousands)
Components of net periodic benefit cost:
Interest cost	$408	$282	$816	$564
Expected return on assets	(450)	(493)	(900)	(986)
Amortization of net actuarial loss	128	214	256	428
Net periodic benefit cost	$86	$3	$172	$6

Components of net periodic benefit cost for the Company's other postretirement benefit plans were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
Components of net periodic benefit cost:
Service cost	$90	$131	$179	$262
Interest cost	180	128	361	256
Expected return on assets	5	(3)	12	(6)
Amortization of prior service credit	(20)	(20)	(40)	(40)
Amortization of net actuarial (gain) loss	(44)	88	(89)	176
Net periodic benefit cost	$211	$324	$423	$648
The components of net periodic benefit cost, other than the service cost component, are included in other income on the Consolidated Statements of Operations. The service cost component is included in selling, general and administrative expenses on the Consolidated Statements of Operations.
Note 17 - Contingencies
The Company is party to claims and lawsuits arising out of its business and that of its consolidated subsidiaries, which may include, but are not limited to, matters involving property damage, personal injury, and environmental, contractual and statutory obligations. The Company accrues a liability for those contingencies when the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is probable or reasonably possible and which are material, the Company discloses the nature of the contingency and, in some circumstances, an estimate of the possible loss. Accruals are based on the best information available, but in certain situations management is unable to estimate an amount or range of a reasonably possible loss including, but not limited to when: (1) the damages are unsubstantiated or indeterminate, (2) the proceedings are in the early stages, (3) numerous parties are involved, or (4) the matter involves novel or unsettled legal theories.
At June 30, 2023 and December 31, 2022, the Company accrued contingent liabilities, which have not been discounted, of $970,000 and $1.0 million, respectively. At June 30, 2023 and December 31, 2022, the Company also recorded corresponding insurance receivables of $325,000 in both periods related to the accrued liabilities. The accruals are for contingencies resulting from litigation and environmental matters. Most of these claims and lawsuits are covered by insurance, thus the Company's exposure is typically limited to its deductible amount. The Company will continue to monitor each matter and adjust accruals as might be warranted based on new information and further developments. Management believes that the outcomes with respect to probable and reasonably possible losses in excess of the amounts accrued, net of insurance recoveries, while uncertain, either cannot be estimated or will not have a material effect upon the Company's financial position, results of operations or cash flows. Unless otherwise required by GAAP, legal costs are expensed as they are incurred.
Environmental matters
The Company is a party to claims for the cleanup of a superfund site in Portland, Oregon. There were no material changes to the Company's environmental matters that were previously reported in the audited financial statements and notes included in the Company's Registration Statement on Form 10.

Guarantees
Certain subsidiaries of the Company have outstanding obligations to third parties where the Company has guaranteed their performance. These guarantees are related to contracts for contracting services and certain other guarantees. At June 30, 2023, the fixed maximum amounts guaranteed under these agreements aggregated to $11.5 million, all of which have no scheduled maturity date. Certain of the guarantees also have no fixed maximum amounts specified. There were no amounts outstanding under the previously mentioned guarantees at June 30, 2023.
Certain subsidiaries of the Company have outstanding letters of credit to third parties related to insurance policies, cement purchases and other agreements. At June 30, 2023, the fixed maximum amounts guaranteed under these letters of credit aggregated $4.9 million. At June 30, 2023, the amounts of scheduled expiration of the maximum amounts guaranteed under these letters of credit aggregate to $4.5 million in 2023 and $436,000 in 2024. There were no amounts outstanding under the previously mentioned letters of credit at June 30, 2023.
In the normal course of business, the Company has surety bonds related to contracts for contracting services and reclamation obligations of its subsidiaries. In the event a subsidiary of the Company does not fulfill a bonded obligation, the Company would be responsible to the surety bond company for completion of the bonded contract or obligation. A large portion of the surety bonds is expected to expire within the next 12 months; however, the Company will likely continue to enter into surety bonds for its subsidiaries in the future. At June 30, 2023, approximately $905.4 million of surety bonds were outstanding, which were not reflected on the Consolidated Balance Sheet.
Note 18 - Related-party transactions
Transition services agreements
As part of the Separation, MDU Resources is providing transition services to the Company and the Company is providing transition services to MDU Resources in accordance with the Transition Services Agreement entered into on May 30, 2023. For the three and six months ended June 30, 2023, the Company paid $599,000 and received $277,000 related to these activities. The majority of the transition services are expected to be completed over a period of one year, but no longer than two years after the Separation.
Related-party notes payable
The related-party notes payable to Centennial at May 30, 2023, was $889.7 million. As part of the Separation, Centennial made an equity contribution to the Company to release the Company of its obligation related to the outstanding notes payable. Also as part of the Separation, the Company issued $425.0 million of 7.75 percent senior notes due May 1, 2031, a credit agreement consisting of a $275.0 million term loan and a $350.0 million revolving credit facility, of which $190.0 million was drawn down at the time of the Separation. On May 31, 2023, the Company paid a dividend of $825.0 million from these proceeds to Centennial, which Centennial used to repay a portion of the Company's outstanding indebtedness. These transactions resulted in the Company receiving a net equity contribution of $64.7 million and is reflected as “Net transfers from Centennial and MDU Resources including separation adjustments” in the Consolidated Statement of Equity. Refer to Note 12 for additional information on the debt facilities entered into in connection with the Separation.
For additional information on the presentation of related-party transactions, see Note 2.

5,656,621 Shares
KNIFE RIVER CORPORATION
Common Stock
Prospectus
The date of this prospectus is                    , 2023.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.     Other Expenses of Issuance.
The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority Inc. (“FINRA”) filing fee.

Payable by the registrant
SEC registration fee	$30,014.77
FINRA fee	40,704.95
Accounting fees and expenses	225,000.00
Miscellaneous fees and expenses	65,000.00
Total	$360,719.72
Item 14.     Indemnification of Directors and Officers.
Limitation of personal liability of directors and indemnification
Article 10 of the Registrant’s amended and restated bylaws requires the Registrant to indemnify and hold harmless, to the full extent permitted from time to time under the General Corporation Law of the State of Delaware (the “DGCL”) each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director or an officer of the Registrant. Such indemnification will cover all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
As authorized by the Registrant’s amended and restated bylaws, the Registrant has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.     Recent Sales of Unregistered Securities.
On November 9, 2022, Knife River issued 1,000 shares of Knife River common stock to MDU Resources pursuant to Section 4(2) of the Securities Act. Knife River did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.
Item 16.     Exhibits and Financial Statement Schedules.
(a)    Exhibits:
The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

(b)    Financial Statement Schedules:
All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto incorporated by reference herein.
Item 17.     Undertakings.
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(6)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
1.1	Form of Underwriting Agreement**	—	—	—	—
2.1	Separation and Distribution Agreement, dated as of May 30, 2023, by and between Knife River Corporation and MDU Resources Group, Inc.	8-K	001-41642	2.1	June 1, 2023
3.1	Amended and Restated Certificate of Incorporation of Knife River Corporation.	8-K	001-41642	3.1	June 1, 2023
3.2	Amended and Restated Bylaws of Knife River Corporation.	8-K	001-41642	3.2	June 1, 2023
4.1	Supplemental Indenture, dated as of May 31, 2023, by and among the parties that are signatories thereto as Guarantors, Knife River Corporation and U.S. Bank Trust Company, National Association.	8-K	001-41642	4.2	June 1, 2023
4.2	Indenture, dated as of April 25, 2023, by and among Knife River Corporation and U.S. Bank Trust Company, National Association.	10-12B/A	001-4162	4.2	April 28, 2023
5.1	Opinion of Wachtell Lipton Rosen & Katz	—	—	—	Filed herewith.
10.1	Transition Services Agreement, dated as of May 30, 2023, by and between Knife River Corporation and MDU Resources Group, Inc.	8-K	001-41642	10.1	June 1, 2023
10.2	Tax Matters Agreement, dated as of May 30, 2023, by and between Knife River Corporation and MDU Resources Group, Inc.	8-K	001-41642	10.2	June 1, 2023
10.4	Employee Matters Agreement, dated as of May 30, 2023, by and between Knife River Corporation and MDU Resources Group, Inc.	8-K	001-41642	10.3	June 1, 2023
10.5	Stockholder and Registration Rights Agreement, dated as of May 30, 2023, by and between Knife River Corporation and MDU Resources Group, Inc.	8-K	001-41642	4.1	June 1, 2023
10.6	Credit Agreement, dated as of May 31, 2023, by and among Knife River Corporation, JPMorgan Chase Bank, N.A. and Lenders and L/C Issuers party thereto.	8-K	001-41642	10.4	June 1, 2023
10.7	Knife River Corporation Long Term Performance-Based Incentive Plan.	8-K	001-41642	10.5	June 1, 2023
10.8	Knife River Corporation Executive Incentive Compensation Plan, including Rules and Regulations.	8-K	001-41642	10.6	June 1, 2023
10.9	Knife River Corporation Deferred Compensation Plan-Plan Document and Adoption Agreement.	8-K	001-41642	10.7	June 1, 2023
10.10	Knife River Corporation Supplemental Income Security Plan.	8-K	001-41642	10.8	June 1, 2023
10.11	Knife River Corporation Nonqualified Defined Contribution Plan.	8-K	001-41642	10.9	June 1, 2023
10.12	Knife River Corporation Director Compensation Policy.	8-K	001-41642	10.10	June 1, 2023
10.13	Knife River Corporation Deferred Compensation Plan for Directors.	8-K	001-41642	10.11	June 1, 2023
10.14	Promotion Letter with John Quade dated as of January 31, 2023.	10-12B/A	001-41642	10.8	April 28, 2023

Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.15	Promotion Letter with Nathan Ring dated as of March 15, 2023.	10-12B/A	001-41642	10.9	April 28, 2023
10.16	Promotion Letter with Marney Kadrmas dated as of March 15, 2023.	10-12B/A	001-41642	10.10	April 28, 2023
10.17	Promotion Letter with Glenn Pladsen dated as of March 15, 2023.	10-12B/A	001-41642	10.11	April 28, 2023
10.18	Promotion Letter with Nancy Christenson dated as of March 15, 2023.	10-12B/A	001-41642	10.12	April 28, 2023
10.19	Promotion Letter with Karl Liepitz dated as of March 15, 2023.	10-12B/A	001-41642	10.13	April 28, 2023
10.20	Promotion Letter with Trevor Hastings dated as of March 15, 2023.	10-12B/A	001-41642	10.14	April 28, 2023
10.21	Promotion Letter with Brian R. Gray dated as of March 27, 2023.	10-12B/A	001-41642	10.15	April 28, 2023
21.1	List of Subsidiaries of Knife River Corporation.	10-12B/A	001-41642	21.1	May 8, 2023
23.1	Consent of Deloitte & Touche LLP.	—	—	—	Filed herewith.
23.2	Consent of Wachtell Lipton Rosen & Katz (contained in its opinion filed as Exhibit 5.1 hereto).	—	—	—	Filed herewith.
24.1	Power of Attorney (included on the signature page to this registration statement).	—	—	—	—
107	Filing Fee Table.	—	—	—	Filed herewith.
** To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, and State of North Dakota, on September 26, 2023.

KNIFE RIVER CORPORATION

By:	/s/ Brian R. Gray
Name: Brian R. Gray
Title: President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karl A. Liepitz, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 26, 2023.

Signature	Title	Date

/s/ Brian R. Gray	President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2023
Brian R. Gray

/s/ Nathan W. Ring	Vice President and Chief Financial Officer (Principal Financial Officer)	September 26, 2023
Nathan W. Ring

/s/ Marney L. Kadrmas	Chief Accounting Officer (Principal Accounting Officer)	September 26, 2023
Marney L. Kadrmas

/s/ Karen B. Fagg	Chair of the Board of Directors	September 26, 2023
Karen B. Fagg

/s/ Thomas Everist	Director	September 26, 2023
Thomas Everist

/s/ German Carmona Alvarez	Director	September 26, 2023
German Carmona Alvarez

/s/ Patricia L. Moss	Director	September 26, 2023
Patricia L. Moss

/s/ William Sandbrook	Director	September 26, 2023
William Sandbrook